UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0059 Expires: January 31, 2008 Estimated average burden
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
DEX MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

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SEC 1913 (04-04)

TO THE STOCKHOLDERS OF R.H. DONNELLEY CORPORATION AND DEX MEDIA, INC.
      R.H. Donnelley Corporation and Dex Media, Inc. have agreed to the acquisition of Dex Media by Donnelley under the terms of a merger agreement. We are proposing the merger because we believe it will provide substantial strategic and financial benefits to the stockholders of both companies, and that the combination will create a stronger and more competitive Yellow Pages publisher and local online search company that is more capable of generating shareholder value than either Donnelley or Dex Media could on its own. Dex Media believes that the merger provides its stockholders with both liquidity and an opportunity to participate in the potential growth and value of the combined company at an attractive valuation for their Dex Media shares.
      If the merger is completed, each share of Dex Media common stock will be converted into the right to receive $12.30 in cash and 0.24154 of a share of Donnelley common stock. We estimate that Donnelley will issue 36.4 million shares of its common stock and pay $1,853 million in cash in the merger to Dex Media stockholders and that immediately after the merger, the former Dex Media stockholders, in the aggregate, will own 53% of the then-outstanding shares of Donnelley common stock. Donnelley’s stockholders will continue to own their existing shares, which will not be affected by the merger. This information is based on the number of Donnelley and Dex Media shares outstanding on December 19, 2005, assumes Donnelley has repurchased all of its outstanding shares of preferred stock as contemplated by the merger agreement and does not take into account stock options or other stock-based awards not already deemed outstanding. Shares of Donnelley common stock are listed on the New York Stock Exchange under the symbol “RHD.” Upon completion of the merger, Dex Media common stock, which is listed on the New York Stock Exchange under the symbol “DEX,” will be delisted.
      In order for the merger to be completed, Donnelley stockholders must approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, and Dex Media stockholders must adopt the merger agreement and approve the merger. We are each holding a special meeting of our stockholders in order to obtain these approvals. Information about these meetings, the merger and other matters to be considered by Donnelley and Dex Media stockholders is contained in this joint proxy statement/ prospectus.
      After careful consideration, the Donnelley board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, are in the best interests of Donnelley and its stockholders and recommends that Donnelley stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger. After careful consideration, the Dex Media board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Dex Media and its stockholders, and recommends that Dex Media stockholders vote “FOR” adoption of the merger agreement and approval of the merger.
       We encourage you to read this joint proxy statement/ prospectus, and the documents incorporated by reference into this joint proxy statement/ prospectus, carefully and in their entirety, in particular, see “Risk Factors” beginning on page 35.
      Your vote is important. Whether or not you attend your company’s special meeting to vote on the merger, please take the time to vote your shares in accordance with the instructions contained in this joint proxy statement/ prospectus. In the case of Donnelley stockholders, your failure to vote could negatively effect the outcome of the vote to approve the merger. In the case of Dex Media stockholders, your failure to vote would have the same effect as voting against the merger.
      We are very excited about the opportunities that the completion of the proposed merger would bring to both Donnelley and Dex Media stockholders, and we thank you for your consideration and continued support.

David C. Swanson	George A. Burnett
Chairman and Chief Executive Officer	President and Chief Executive Officer
R.H. Donnelley Corporation	Dex Media, Inc.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/ prospectus is dated December 22, 2005, and is first being mailed to Donnelley and Dex Media stockholders on or about December 23, 2005.

REFERENCES TO ADDITIONAL INFORMATION
      Except where we indicate otherwise, as used in this joint proxy statement/ prospectus, “Donnelley” refers to R.H. Donnelley Corporation and its consolidated subsidiaries and “Dex Media” refers to Dex Media, Inc. and its consolidated subsidiaries. This joint proxy statement/ prospectus incorporates important business and financial information about Donnelley and Dex Media from documents that each company has filed with the Securities and Exchange Commission, referred to as the SEC, but that have not been included in or delivered with this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates the Annual Report on Form 10-K, as amended, of Donnelley for the fiscal year ended December 31, 2004, and the Annual Report on Form 10-K of Dex Media for the fiscal year ended December 31, 2004. For a list of documents incorporated by reference into this joint proxy statement/ prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 172.
      The information that is incorporated by reference is available to you without charge upon your written or oral request. You may also obtain the documents incorporated by reference into this joint proxy statement/ prospectus, other than certain exhibits to those documents, by accessing the SEC’s website maintained at “www.sec.gov.”
      In addition, Donnelley’s SEC filings are available to the public on Donnelley’s website, www.rhd.com, and Dex Media’s filings with the SEC are available to the public on Dex Media’s website, www.dexmedia.com. Information contained on Donnelley’s website, Dex Media’s website or the website of any other person is not incorporated by reference into this joint proxy statement/ prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/ prospectus.
      You will be provided copies of this information relating to Donnelley, without charge, if you request them in writing or by telephone from:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 967-7921
      Dex Media will provide you with copies of this information relating to Dex Media, without charge, if you request them in writing or by telephone from:
Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: Investor Relations
(303) 784-2900
or
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885
      If you would like to request documents, please do so by January 18, 2006 in order to receive them before the special meetings.
      Donnelley has supplied all information contained in or incorporated by reference in this joint proxy statement/ prospectus relating to Donnelley, and Dex Media has supplied all information contained in or incorporated by reference in this joint proxy statement/ prospectus relating to Dex Media.

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 25, 2006
To the Stockholders of R.H. Donnelley Corporation:
      R.H. Donnelley Corporation, referred to as Donnelley, will hold a special meeting of its stockholders at 2:00 p.m., Eastern Standard Time, on January 25, 2006, at Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, unless postponed or adjourned to a later date. The Donnelley special meeting will be held for the following purposes:

1. To approve the Agreement and Plan of Merger, dated as of October 3, 2005, by and among Dex Media, Inc., Donnelley and Forward Acquisition Corp., a wholly owned subsidiary of Donnelley, referred to as the merger agreement, pursuant to which Dex Media will merge with and into Forward Acquisition Corp. on the terms and subject to the conditions contained in the merger agreement, and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger. This proposal is sometimes referred to as the Donnelley merger proposal. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/ prospectus.

2. To approve adjournments or postponements of the Donnelley special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Donnelley special meeting to approve the Donnelley merger proposal.

3. To consider and take action upon any other business that may properly come before the Donnelley special meeting or any reconvened meeting following an adjournment or postponement of the Donnelley special meeting.
      These items of business are described in the accompanying joint proxy statement/ prospectus. Only stockholders of record at the close of business on December 19, 2005 are entitled to notice of the Donnelley special meeting and to vote at the Donnelley special meeting and any adjournments or postponements of the Donnelley special meeting.
      After careful consideration, the Donnelley board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, and unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, are in the best interests of Donnelley and its stockholders. The Donnelley board of directors recommends that you vote FOR the Donnelley merger proposal.
      Your vote is very important. Whether or not you plan to attend the Donnelley special meeting in person, please complete, sign and date the enclosed proxy card(s) or voting instruction card(s) as soon as possible and return it in the postage-prepaid envelope provided. Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction card you receive as described in the instructions included with your proxy card(s) or voting instruction card(s). Completing a proxy now will not prevent you from being able to vote at the Donnelley special meeting by attending in person and casting a vote. However, if you do not vote or if you do not instruct a broker how to vote your shares of Donnelley common stock held in street name, you could negatively effect the outcome of the vote to approve the Donnelley merger proposal.

By order of the board of directors,

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary
Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card(s) or voting instruction card(s).

If you have questions, contact:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 967-7921

Cary, North Carolina
December 22, 2005
Your vote is important.
Please complete, date, sign and return your proxy card(s) or voting instruction card(s) at your earliest convenience so that your shares are represented at the Donnelley special meeting.

DEX MEDIA, INC.
198 Inverness Drive West
Englewood, Colorado 80112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 25, 2006

To the Stockholders of Dex Media, Inc.:
      A special meeting of the stockholders of Dex Media, Inc., a Delaware corporation, will be held at Dex Media, Inc.’s offices, 198 Inverness Drive West, Englewood, Colorado 80112, on January 25, 2006, starting at 12:00 p.m., Mountain Standard Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of October 3, 2005, by and among Dex Media, Inc., R.H. Donnelley Corporation and Forward Acquisition Corp., a wholly owned subsidiary of R.H. Donnelley Corporation, and approve the merger of Dex Media with and into Forward Acquisition Corp.

2. To approve adjournments or postponements of the Dex Media special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Dex Media special meeting to adopt the merger agreement and approve the merger.

3. To conduct any other business that may be properly brought before the special meeting or any adjournment or postponement thereof.
      The accompanying joint proxy statement/ prospectus describes the proposed merger in more detail. We encourage you to read the entire document carefully, including the merger agreement which is included as Annex A to the document.
      After careful consideration, the Dex Media board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Dex Media and its stockholders. The Dex Media board of directors therefore unanimously recommends that the stockholders of Dex Media vote FOR adoption of the merger agreement and approval of the merger.
      The Dex Media board of directors has fixed the close of business on December 19, 2005 as the record date for determining those Dex Media stockholders entitled to vote at the Dex Media special meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Dex Media special meeting. A complete list of the Dex Media stockholders entitled to vote at the special meeting will be available for examination at Dex Media’s offices in Englewood, Colorado, for a period of ten days prior to the Dex Media special meeting.
      Under Delaware law, appraisal rights will be available to Dex Media stockholders of record who vote against the merger proposal. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in the accompanying joint proxy statement/ prospectus.
      It is important that your shares be represented and voted whether or not you plan to attend the Dex Media special meeting in person. To ensure your representation at the Dex Media special meeting, please complete, date, sign and return the enclosed proxy card in the return envelope provided. No postage is required for mailing in the United States. Voting by proxy will not prevent you from voting in person at the Dex Media special meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card. If you do not vote or if you do not instruct your broker how to vote your shares of Dex Media common stock held in street name, the effect will be the same as a vote against the Dex Media merger proposal. Thank you for acting promptly.

By Order of the Board of Directors

Frank M. Eichler
Senior Vice President, General Counsel and Secretary
Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card(s) or voting instruction card(s).

      If you have questions, contact:
Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: Investor Relations
(303) 784-2900
or
MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885

Englewood, Colorado
December 22, 2005
      Please do not send your stock certificates at this time. If the merger is completed, you will be sent separate written instructions for exchanging your stock certificates.
Your vote is important.
Please complete, date, sign and return your proxy card(s) or voting instruction card(s) at your earliest convenience so that your shares are represented at the Dex Media special meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER
      The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all the information that is important to you. Donnelley and Dex Media encourage you to read carefully this entire joint proxy statement/ prospectus, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this summary to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/ prospectus.

Q:	What is this document?

A:	This document, referred to as this joint proxy statement/ prospectus, is a proxy statement by Donnelley and Dex Media for use in soliciting proxies for each of their respective special meetings. It is also a prospectus for use by Donnelley in connection with the issuance of shares of common stock, $1.00 par value per share, referred to as Donnelley common stock, in the merger.

Q:	Who is soliciting proxies in connection with this joint proxy statement/ prospectus?

A:	The board of directors of each of Donnelley and Dex Media, referred to as the Donnelley board and the Dex Media board, respectively, are soliciting proxies in connection with each of their respective special meetings.

Q:	Who is bearing the expenses of this solicitation?

A:	Donnelley and Dex Media are each bearing their own expenses incurred in connection with this solicitation.

Q:	Why am I receiving this joint proxy statement/ prospectus?

A:	Donnelley and Dex Media have agreed to the acquisition of Dex Media by Donnelley under the terms of a merger agreement that is described in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A. In order to complete the merger, Donnelley stockholders must vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, and Dex Media stockholders must vote to adopt the merger agreement and to approve the merger contemplated by the merger agreement. Donnelley and Dex Media will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/ prospectus contains important information about the merger and the special meetings, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your company’s special meeting, although you are welcome to attend in person. Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Donnelley and Dex Media proposing to merge?

A:	Donnelley and Dex Media believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies, and that the combination will create a stronger and more competitive Yellow Pages publisher and local online search company that is more capable of generating shareholder value than either Donnelley or Dex Media could on its own. See “The Merger — Donnelley’s Reasons for the Merger; Recommendation of the Merger by the Donnelley Board” beginning on page 60 and “The Merger — Dex Media’s Reasons for the Merger; Recommendation of the Merger by the Dex Media Board” beginning on page 79.

Q:	What will happen in the merger?

A:	The merger will combine the businesses of Donnelley and Dex Media. As a result of the merger of Dex Media with and into a wholly owned subsidiary of Donnelley, Dex Media will cease to exist and Donnelley will continue as a public company that holds and conducts the combined business of Donnelley and Dex Media. Each outstanding share of Donnelley common stock will remain outstanding as a share of Donnelley common stock. See “The Merger Agreement — Upon Completion of the Merger” beginning on page 115.

Holders of Dex Media common stock (other than Dex Media, Donnelley and dissenting Dex Media stockholders who properly exercise their appraisal rights) will be entitled to receive for each share of Dex Media common stock:

• $12.30 in cash, without interest, which is referred to as the cash consideration; and

• 0.24154 of a fully paid, nonassessable share of Donnelley common stock, which is referred to as the stock consideration.

Donnelley estimates that it will issue 36.4 million shares of its common stock and pay $1,853 million in cash in the merger to the Dex Media stockholders and that immediately after the merger the former Dex Media stockholders, in the aggregate, will own 53% of the then-outstanding shares of Donnelley common stock. This information is based on the number of Donnelley and Dex Media shares outstanding on December 19, 2005, assumes Donnelley has repurchased all of its outstanding shares of preferred stock as contemplated by the merger agreement and does not take into account stock options or other stock-based awards not already deemed outstanding.

Q:	How does the Donnelley board recommend that I vote?

A:	The Donnelley board unanimously recommends that the Donnelley stockholders vote FOR the Donnelley merger proposal at the Donnelley special meeting. See “The Merger — Donnelley’s Reasons for the Merger; Recommendation of the Merger by the Donnelley Board” beginning on page 60.

Q:	How does the Dex Media board recommend that I vote?

The Dex Media board unanimously recommends that the Dex Media stockholders vote FOR the adoption of the merger agreement and approval of the merger at the Dex Media special meeting. See “The Merger — Dex Media’s Reasons for the Merger; Recommendation of the Merger by the Dex Media Board” beginning on page 79.

Q:	When and where are the special meetings?

A:	The Donnelley special meeting will be held at The Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on January 25, 2006 at 2:00 p.m., Eastern Standard Time. See “The Donnelley Special Meeting — Date, Time and Place of the Donnelley Special Meeting” beginning on page 42.

The Dex Media special meeting will be held at Dex Media’s offices, 198 Inverness Drive West, Englewood, Colorado 80112, on January 25, 2006 at 12:00 p.m., Mountain Standard Time. See “The Dex Media Special Meeting — Date, Time and Place of the Dex Media Special Meeting” beginning on page 47.

Q:	What vote of Donnelley stockholders is required to approve the Donnelley merger proposal?

A:	The approval of the Donnelley merger proposal requires the affirmative vote of the Donnelley stockholders having the majority of voting power present in person, or represented by proxy, at the Donnelley special meeting, provided that the total vote cast on the Donnelley merger proposal represents a majority of the outstanding shares of Donnelley common stock entitled to vote on the Donnelley merger proposal. Holders of Donnelley common stock and, on an as-converted basis, preferred stock will vote together as a single class. See “The Donnelley Special Meeting — Quorum and Voting Rights” beginning on page 43.

Q:	What vote of the Dex Media stockholders is required to approve the Dex Media merger proposal?

A:	The approval of the Dex Media merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Dex Media common stock. See “The Dex Media Special Meeting — Quorum and Voting Rights” beginning on page 48.

Q:	What risks should I consider in deciding whether to vote for the merger?

A:	You should carefully review the section of this joint proxy statement/ prospectus entitled “Risk Factors” beginning on page 35.

Q:	How do Donnelley’s directors and executive officers intend to vote?

A:	Donnelley’s directors and executive officers have indicated that they intend to vote their Donnelley common stock FOR the Donnelley merger proposal. At the close of business on December 19, 2005, the record date for the Donnelley special meeting, directors and executive officers of Donnelley were entitled to vote approximately 14% of the shares of Donnelley common stock outstanding on that date (and less than 1%

excluding the shares that affiliates of The Goldman Sachs Group, Inc., collectively referred to as the GS Funds, are entitled to vote on that date). See “The Donnelley Special Meeting — Voting by Donnelley’s Directors and Executive Officers” beginning on page 44.

Q:	How do Dex Media’s directors and executive officers intend to vote?

A:	Dex Media’s directors and executive officers have indicated that they intend to vote their Dex Media common stock FOR the Dex Media merger proposal. At the close of business on December 19, 2005, the record date for the Dex Media special meeting, directors and executive officers of Dex Media (excluding Carlyle Partners III, L.P. and certain of its affiliates, collectively referred to as Carlyle, and Welsh, Carson, Anderson & Stowe, L.P. and certain of its affiliates, collectively referred to as Welsh Carson) were entitled to vote less than 1% of the shares of Dex Media common stock outstanding on that date. As of the record date, Carlyle and Welsh Carson had the right to vote approximately 52% of the shares of Dex Media common stock outstanding on that date. See “The Dex Media Special Meeting — Voting by Dex Media’s Directors and Executive Officers” beginning on page 48.

Q:	Have any stockholders already agreed to vote in favor of the merger?

A:	Yes. Investment partnerships affiliated with the GS Funds have agreed to vote all of their Donnelley preferred stock in favor of the Donnelley merger proposal and against any alternative transaction or matter that would interfere with the merger. As of the record date, the GS Funds were entitled to vote approximately 14% of the shares of Donnelley capital stock entitled to vote at the Donnelley special meeting. See “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.

Carlyle and Welsh Carson have each entered into a Support Agreement, dated October 3, 2005, with Donnelley in which they agreed to vote their shares of Dex Media common stock in favor of the Dex Media merger proposal and against any alternative transaction or matter that would interfere with the merger. Carlyle and Welsh Carson each own 26%, or 52% in the aggregate, of Dex Media’s outstanding common stock, however the portion of shares subject to these voting agreements are equal to 20% each, or 40% in the aggregate, of the total issued and outstanding Dex Media shares. If the Dex Media board (by a majority vote of its independent directors) later withdraws its recommendation of the Dex Media merger proposal, the portion of shares subject to these voting agreements will be reduced to 15% each, or 30% in the aggregate, of the total issued and outstanding Dex Media shares. We refer to these Support Agreements as the support agreements. The support agreements terminate if the merger agreement is terminated for any reason, including termination of the merger agreement by Dex Media in connection with a superior proposal. A copy of each of the Carlyle support agreement and the Welsh Carson support agreement is attached as Annex J and Annex K, respectively, to this joint proxy statement/ prospectus. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.

Q:	Will the rights of Donnelley’s stockholders change as a result of the merger?

A:	Yes. Donnelley’s stockholders’ rights will continue to be governed by Donnelley’s certificate of incorporation and bylaws and by Delaware law. However, the Donnelley board has adopted amended and restated bylaws that will become effective upon completion of the merger, which provide, among other things, a description of the committees of the Donnelley board and the duties of the Presiding Director and Chairman of the Donnelley board. A copy of Donnelley’s amended and restated bylaws that will become effective upon completion of the merger are attached to this joint proxy statement/ prospectus as Annex D. See “The Merger Agreement — Bylaws of Donnelley” beginning on page 115 and “Comparison of Rights of Stockholders” beginning on page 161. For a copy of Donnelley’s certificate of incorporation or current bylaws, see “Where You Can Find More Information” beginning on page 172.

Q:	Will the rights of Dex Media’s stockholders change as a result of the merger?

A:	Yes. Dex Media’s stockholders will become Donnelley stockholders and their rights as Donnelley stockholders will be governed by Donnelley’s certificate of incorporation and bylaws and by Delaware law. See “Comparison of Rights of Stockholders” beginning on page 161. For a copy of Donnelley’s certificate of incorporation or current bylaws, see “Where You Can Find More Information” beginning on page 172.

Q:	When do you expect to complete the merger?

A:	If the Dex Media merger proposal is approved at the Dex Media special meeting and the Donnelley merger proposal is approved at the Donnelley special meeting, we will complete the merger as soon as practicable after the satisfaction of the other conditions to the merger. We currently anticipate that the merger will be completed in the first quarter of 2006. See “The Merger Agreement — Upon Completion of the Merger” beginning on page 115.

Q:	Do Donnelley’s stockholders have dissenters’ appraisal rights?

A:	No. Donnelley’s stockholders do not have dissenters’ appraisal rights relating to the merger under Delaware law.

Q:	Do Dex Media’s stockholders have dissenters’ appraisal rights?

A:	Yes. Dex Media stockholders who do not vote in favor of the Dex Media merger proposal and who otherwise comply with the requirements of Delaware law will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares of Dex Media common stock. See “The Merger — Appraisal Rights of Dex Media Stockholders” beginning on page 108.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, Donnelley will send Dex Media stockholders separate written instructions for sending in their stock certificates. See “The Dex Media Special Meeting — Proxy Solicitations” beginning on page 50 and “The Merger Agreement — Consideration to be Received in the Merger — Procedures for Exchange of Certificates” beginning on page 116. Donnelley stockholders will not need to send in their stock certificates.

Q:	What should I do now?

A:	You should read this joint proxy statement/ prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) or voting instruction card(s) by mail in the enclosed postage-paid envelope as soon as possible so that your shares will be represented and voted at your special meeting.

Q:	If I am a Donnelley stockholder, how will my proxy be voted?

A:	If you complete, sign and date your proxy card(s), your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, and you are a record holder of Donnelley common stock at the close of business on December 19, 2005, your shares will be voted:

• FOR the Donnelley merger proposal;

• FOR any adjournments or postponements of the Donnelley special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Donnelley special meeting to approve the Donnelley merger proposal; and

• in the discretion of the proxies for any other business that may properly come before the Donnelley special meeting or any convened meeting following an adjournment or postponement of the Donnelley special meeting.

Q:	If I am a Dex Media stockholder, how will my proxy be voted?

A:	If you complete, sign and date your proxy card(s), your proxy will be voted in accordance with your instructions.

If you sign and date your proxy card(s) but do not indicate how you want to vote, and you are a record holder of Dex Media common stock at the close of business on December 19, 2005, your shares will be voted:

• FOR the Dex Media merger proposal;

• FOR any adjournments or postponements of the Dex Media special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Dex Media special meeting to adopt the merger agreement and approve the merger; and

• in the discretion of the proxies for any other business that may properly come before the Dex Media special meeting or any convened meeting following an adjournment or postponement of the Dex Media special meeting.

If your shares of Dex Media common stock are voted for the Dex Media merger proposal at the Dex Media special meeting, you will lose the dissenters’ appraisal rights to which you would otherwise be entitled. See “The Dex Media Special Meeting — Voting; Proxies” beginning on page 49 and “The Merger — Appraisal Rights of Dex Media Stockholders” beginning on page 108.

Q:	Can I change my vote after I mail my proxy card(s)?

A:	Yes. If you are a record holder of Donnelley common stock at the close of business on December 19, 2005 or Dex Media common stock at the close of business on December 19, 2005, you can change your vote by:

• sending a written notice to the corporate secretary of Donnelley or Dex Media, respectively, that is received prior to the special meeting and states that you revoke your proxy;

• signing and dating a new proxy card(s) and submitting your proxy so that it is received prior to your special meeting in accordance with the instructions included with the proxy card(s); or

• attending your special meeting and voting in person.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy. See “The Donnelley Special Meeting — Voting; Proxies” beginning on page 44 and “The Dex Media Special Meeting — Voting; Proxies” beginning on page 49.

Q:	What if my shares are held in “street name” by my broker?

A:	Your broker will vote your shares with respect to the proposals at your special meeting only if you instruct your broker how to vote. You should instruct your broker using the written instruction form and envelope provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker for instructions on how to vote your shares. If you do not provide your broker with instructions, under the rules of the NYSE, your broker will not be authorized to vote with respect to the Donnelley merger proposal or the Dex Media merger proposal at your special meeting. If you hold your shares in your broker’s name and wish to vote in person at the special meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to your special meeting in order to vote in person. See “The Donnelley Special Meeting — Voting; Proxies” beginning on page 44 and “The Dex Media Special Meeting — Voting; Proxies” beginning on page 49.

Q:	What if Donnelley stockholders abstain from voting or do not instruct their brokers to vote their shares?

A:	If a Donnelley stockholder does not vote or does not instruct a broker how to vote its shares of Donnelley common stock held in street name, it may negatively affect the approval of the Donnelley merger proposal because the total vote cast (whether for or against) on the Donnelley merger proposal must represent at least a majority of the Donnelley capital stock entitled to vote on the Donnelley merger proposal. Abstentions relating to the shares of Donnelley capital stock will have the same effect as a vote against the approval of the Donnelley merger proposal. See “The Donnelley Special Meeting — Voting; Proxies” beginning on page 44.

Q:	What if the Dex Media stockholders abstain from voting or do not instruct their brokers to vote their shares?

A:	If a Dex Media stockholder does not vote or does not instruct a broker how to vote its shares of Dex Media common stock held in street name, the effect will be the same as a vote against the Dex Media merger proposal. Abstentions and broker non-votes relating to shares of Dex Media common stock will also have the effect of votes against the Dex Media merger proposal. See “The Dex Media Special Meeting — Voting; Proxies” beginning on page 49.

Q:	If I am going to attend my special meeting, should I return my proxy card(s) or voting instruction card(s)?

A:	Yes. Returning your completed, signed and dated proxy card(s) or voting instruction card(s) ensures that your shares will be represented and voted at your special meeting. See “The Donnelley Special Meeting — How To Vote” on page 45 and “The Dex Media Special Meeting — How To Vote” beginning on page 50.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction card you receive as described in the instructions included with your proxy card(s) or voting instruction card(s).

Q:	Who can answer my questions?

A:	If you are a Donnelley stockholder and have questions about the merger or the Donnelley special meeting, need assistance in voting your shares or need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card(s) or voting instructions, you should contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 967-7921

If you are a Dex Media stockholder and have questions about the merger or the Dex Media special meeting, need assistance in voting your shares or need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card(s) or voting instructions, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885

or

Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: Investor Relations
(303) 784-2900

Q:	Where can I find more information about Donnelley and Dex Media?

A:	You can find more information about Donnelley and Dex Media from various sources described under “Where You Can Find More Information” beginning on page 172.

SUMMARY
      This summary of the material information contained in this joint proxy statement/ prospectus may not include all the information that is important to you. To understand fully the proposed merger, and for a more detailed description of the terms and conditions of the merger and certain other matters being considered at your special meeting, you should read this entire joint proxy statement/ prospectus and the documents to which we have referred you. See “Where You Can Find More Information” beginning on page 172. We have included page references in this summary to direct you to a more detailed description of each topic presented in this summary.
Information about Donnelley (beginning on page 52)
      Donnelley is a leading yellow pages publisher and local online search company. Donnelley publishes Sprint®-branded directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. Donnelley also publishes SBC®-branded directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. Donnelley also offers online city guides and search web sites in all of its Sprint markets under the Best Red Yellow Pages® brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com.
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Investor Relations
Telephone: (800) 497-6329
Information about Dex Media (beginning on page 52)
      Dex Media is the exclusive publisher of the “official” yellow pages and white pages directories for Qwest Communications International Inc. in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, collectively referred to as the Dex states. In 2004, Dex Media published 269 directories and printed approximately 44.5 million copies of these directories for distribution to business and residential consumers throughout the Dex states. Dex Media’s Internet-based directory, DexOnline.com®, which is bundled with Dex Media’s print product to provide web-based access to its directories, further extends the distribution of advertisers’ content.
Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: Investor Relations
Telephone: (303) 784-2900
Information about Forward Acquisition Corp. (beginning on page 52)
      Forward Acquisition Corp., which is referred to as Merger Sub, is a newly formed and wholly owned subsidiary of Donnelley. If the merger is completed, Dex Media will be merged with and into Merger Sub with Merger Sub surviving the merger. Upon the completion of the merger, Merger Sub will be named Dex Media, Inc. Merger Sub was formed under Delaware law solely to conduct the merger and has not conducted any business to date.
Forward Acquisition Corp.
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Investor Relations
Telephone: (303) 784-2900

The Merger (beginning on page 53)

General
      On October 2, 2005, the Donnelley board and the Dex Media board each approved the merger of Dex Media with and into Merger Sub, a newly formed and wholly owned subsidiary of Donnelley, upon the terms and subject to the conditions contained in the merger agreement. The surviving company of the merger will be a wholly owned subsidiary of Donnelley.
      Donnelley and Dex Media believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies by creating the third largest print directory publisher in the United States with significant local online search capabilities. To review the reasons for the merger in greater detail, see “The Merger — Donnelley’s Reasons for the Merger; Recommendation of the Merger by the Donnelley Board” beginning on page 60 and “The Merger — Dex Media’s Reasons for the Merger; Recommendation of the Merger by the Dex Media Board” beginning on page 79.
      We encourage you to read the merger agreement, which governs the merger and is attached as Annex A to this joint proxy statement/ prospectus, as it sets forth the terms of the merger of Dex Media with and into Merger Sub.

Merger Consideration
      Holders of Dex Media common stock (other than Dex Media, Donnelley and dissenting Dex Media stockholders who properly exercise their appraisal rights) will be entitled to receive for each share of Dex Media common stock:

•	$12.30 in cash, without interest; and

•	0.24154 of a fully paid, nonassessable share of Donnelley common stock.
      As a result, Donnelley will issue approximately 36.4 million shares of Donnelley common stock and pay approximately $1,853 million in cash in the merger based upon the number of shares of Dex Media common stock outstanding on the record date of the Dex Media special meeting.
      The total value of the merger consideration that a Dex Media stockholder receives in the merger may vary. The value of the cash consideration is fixed at $12.30 for each share of Dex Media common stock. The value of the stock consideration is not fixed and will depend upon the value of 0.24154 of a share of Donnelley common stock. This value may be ascertained by multiplying the trading price of Donnelley common stock by 0.24154. The last reported sales prices of Donnelley common stock on the NYSE on September 20, 2005, September 30, 2005 and December 19, 2005, were $65.00, $63.26 and $63.04, respectively. September 20, 2005 was the last trading day before information regarding a potential transaction involving Dex Media and Donnelley was reported in the media. September 30, 2005, was the last trading day prior to the public announcement of the merger. December 19, 2005 was the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Donnelley’s and Dex Media’s stockholders. See “Comparative Market Value Information” on page 34.
      Donnelley will fund the cash consideration from cash on hand, cash from operations, borrowings under existing or new credit facilities, the issuance of long-term debt or a combination of the foregoing.
Treatment of Stock Options and Other Stock-Based Awards (beginning on page 98 for Donnelley and page 101 for Dex Media)
      Donnelley. Upon completion of the merger, except as described herein, all Donnelley stock options and other stock-based awards will become fully vested and exercisable, or no longer subject to forfeiture or other restrictions and will remain outstanding following the merger, although all of the directors and executive officers of Donnelley have agreed to waive that acceleration as described in “The Merger — Interests of Directors and Executive Officers in the Merger — Treatment of Donnelley Stock Options and Stock-Based Awards” beginning on page 98. The Donnelley stock options and other stock-based awards will continue to be governed by their applicable terms and conditions and as described herein.
      Dex Media. Upon the completion of the merger, all outstanding Dex Media stock options and other stock-based awards, in each case, whether vested or unvested, will be converted into options and stock-based awards of

Donnelley, and those options and awards will entitle the holder to receive Donnelley common stock. The number of shares issuable under those options and awards and the exercise prices for those options will be adjusted based on a stock exchange ratio of 0.43077:1. Those options and awards will continue to be governed by their applicable terms and as described herein.
      Stock options held by certain employees of Dex Media will become fully or partially vested and exercisable in connection with the merger or certain terminations of employment, as described herein.
      All shares of Dex Media restricted stock held by Dex Media’s independent directors will vest upon the completion of the merger pursuant to the terms of the restricted stock agreements issued under Dex Media’s 2004 Incentive Award Plan.
      In connection with the merger, all outstanding Dex Media stock options will be modified prior to the completion of the merger to provide that such options will remain exercisable for one year following the date of termination of employment following completion of the merger or the earlier date upon which Dex Media determines is necessary or appropriate to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and to preserve the intended tax treatment of those options.
Opinions of Donnelley’s Financial Advisors (beginning on page 62)
      In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, the Donnelley board considered the opinion of Donnelley’s financial advisor, J.P. Morgan Securities Inc., which is referred to as JPMorgan. The Donnelley board received a written opinion from JPMorgan to the effect that, as of October 3, 2005, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration proposed to be paid to holders of Dex Media common stock in connection with the merger was fair from a financial point of view to Donnelley. The full text of JPMorgan’s written opinion is attached to this joint proxy statement/ prospectus as Annex E. Donnelley encourages you to read this opinion carefully in its entirety for a description of, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by JPMorgan in conducting its financial analysis and rendering its opinion. JPMorgan’s opinion is addressed to the Donnelley board and is one of many factors considered by the Donnelley board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger. JPMorgan’s opinion does not constitute a recommendation to any Donnelley stockholder as to how the stockholder should vote or act on any matter relating to the merger. For its services, JPMorgan will be entitled to receive a transaction fee, the principal portion of which is payable upon the completion of the merger.
      In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, the Donnelley board also considered the opinion of Donnelley’s financial advisor, Bear, Stearns & Co. Inc., which is referred to as Bear Stearns. The Donnelley board received a written opinion from Bear Stearns to the effect that, as of October 3, 2005, and based upon and subject to the various factors, assumptions made, and limitations set forth in its opinion, the consideration proposed to be paid to holders of Dex Media common stock in connection with the merger was fair from a financial point of view to Donnelley. The full text of Bear Stearns’ written opinion is attached to this joint proxy statement/ prospectus as Annex F. Donnelley encourages you to read this opinion carefully in its entirety for a description of, among other things, the assumptions made, the procedures followed, matters considered and limitations on the scope of review undertaken by Bear Stearns in conducting its financial analysis and rendering its opinion. Bear Stearns’ opinion is addressed to the Donnelley board and is one of many factors considered by the Donnelley board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger. Bear Stearns’ opinion does not constitute a recommendation to any Donnelley stockholder as to how the stockholder should vote or act on any matter relating to the merger. For its services, Bear Stearns will be entitled to receive a transaction fee, the principal portion of which is payable upon the completion of the merger.
Opinions of Dex Media’s Financial Advisors (beginning on page 82)
      In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, the Dex Media board considered the opinion of Dex Media’s lead financial advisor, Lehman Brothers Inc., which is referred to as Lehman Brothers. The Dex Media board received a written opinion from Lehman Brothers to the effect that, as of October 3, 2005, and based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to the Dex Media stockholders in the merger was fair to the Dex Media stockholders. The full text of Lehman Brothers’ written opinion is attached to this joint proxy statement/ prospectus as Annex G. Dex Media encourages you to read this opinion carefully in its entirety for a description of the assumptions made, factors considered and limits on the review undertaken. Lehman Brothers’ opinion was delivered to the Dex Media board and is one of the factors considered by the Dex Media board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement. Lehman Brothers’ opinion does not constitute a recommendation to any Dex Media stockholder as to how the stockholder should vote or act on any matter relating to the merger. For its services, Lehman Brothers will be entitled to receive a transaction fee, the principal portion of which is payable upon the completion of the merger.
      In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, the Dex Media board considered the opinion of Dex Media’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as Merrill Lynch. On October 2, 2005, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in writing as of that same date to the Dex Media board, to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by Dex Media stockholders pursuant to the proposed merger was fair, from a financial point of view, to the holders of Dex Media common stock. The full text of Merrill Lynch’s written opinion is attached to this joint proxy statement/ prospectus as Annex H. Dex Media encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken. Merrill Lynch’s opinion is directed to the Dex Media board and is one of the factors considered by the Dex Media board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement. Merrill Lynch’s opinion does not constitute a recommendation to any Dex Media stockholder as to how the stockholder should vote or act on any matter relating to the merger. For its services, Merrill Lynch will be entitled to receive a fee, a significant portion of which is payable upon rendering its opinion and the consummation of the merger.
Record Date; Outstanding Shares; Shares Entitled To Vote (beginning on page 42 for Donnelley and page 47 for Dex Media)
      Donnelley Stockholders. The record date for the meeting for Donnelley stockholders was December 19, 2005. This means that you must have been a stockholder of record of Donnelley’s common stock at the close of business on December 19, 2005 in order to vote at the special meeting. You are entitled to one vote for each share of Donnelley common stock you own. On Donnelley’s record date, 31,885,914 shares of common stock were outstanding. In addition, as of the record date, the GS Funds owned 100,301 shares of Donnelley’s convertible cumulative preferred stock, par value $1.00 per share, referred to as the Donnelley preferred stock, and are entitled to vote these shares, on an as converted basis (equivalent to 5,182,125 shares of Donnelley common stock). Therefore, a total of 37,068,039 shares are entitled to vote as a single class at the Donnelley special meeting. This number excludes shares held in the treasury of Donnelley or by subsidiaries of Donnelley, which carry no votes.
      In connection with the merger agreement, the GS Funds entered into a Stock Purchase and Support Agreement, dated as of October 3, 2005, with Donnelley pursuant to which the GS Funds agreed to vote all of their shares of Donnelley preferred stock (on an as-converted basis) in favor of the Donnelley merger proposal. We refer to the Stock Purchase and Support Agreement as the stock purchase and support agreement. See “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.
      Dex Media Stockholders. The record date for the meeting for Dex Media stockholders was December 19, 2005. This means that you must have been a stockholder of record of Dex Media’s common stock at the close of business on December 19, 2005 in order to vote at the special meeting. You are entitled to one vote for each share of Dex Media common stock you own. On Dex Media’s record date, 150,687,620 shares of Dex Media common stock were outstanding. This number excludes shares held in the treasury of Dex Media or by subsidiaries of Dex Media, which carry no votes.

      As of Dex Media’s record date, Carlyle and Welsh Carson each beneficially owned approximately 26%, or 52% in the aggregate, of Dex Media’s common stock. Pursuant to the support agreements, Carlyle and Welsh Carson agreed to vote a specified portion of their shares of Dex Media common stock owned by them in favor of the Dex Media merger proposal. The portion of their shares that each of Carlyle and Welsh Carson agreed to vote in this manner is equal to 20%, or 40% in the aggregate, of the total issued and outstanding Dex Media shares. If the Dex Media board (with a majority vote of its independent directors) withdraws its recommendation of the Dex Media merger proposal, the portion of shares subject to these agreements to vote will be reduced to 15% each, or 30% in the aggregate, of the total issued and outstanding Dex Media shares. We refer to Carlyle and Welsh Carson collectively as the sponsor stockholders. The support agreements terminate if the merger agreement is terminated for any reason, including termination of the merger agreement by Dex Media in connection with a superior proposal. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.
Voting; Proxies (beginning on page 44 for Donnelley and page 49 for Dex Media)

General
      You may vote your shares by completing, signing, dating and mailing the enclosed proxy card(s) or voting instruction card(s). You may also vote in person at your special meeting. However, if your shares are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to your special meeting.
      If you are a participant in Donnelley’s 401(k) Savings Plan or the Dun & Bradstreet Corporation Employee Stock Purchase Plan and have funds invested in Donnelley common stock, your proxy card will serve as a voting instruction for the trustee of the respective plan. Fractional shares you hold in the plans are printed on the proxy card and will be voted by the trustee in accordance with your instructions. If a proxy covering shares in the plans has not been received on or before 5:00 p.m., Eastern Standard Time, on January 23, 2006, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

How Proxies Will Be Voted
      Donnelley. If you complete, sign and date your proxy card(s) or voting instruction card(s), your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) or voting instruction card(s) but do not indicate how you want to vote at your special meeting, your proxy will be voted:

•	FOR the Donnelley merger proposal;

•	FOR any adjournments or postponements of the Donnelley special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Donnelley special meeting to approve the Donnelley merger proposal; and

•	in the discretion of the proxies for any other business that may properly come before the Donnelley special meeting or any convened meeting following an adjournment or postponement of the Donnelley special meeting.
      Dex Media. If you complete, sign and date your proxy card(s) or voting instruction card(s), your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) or voting instruction card(s) but do not indicate how you want to vote at your special meeting, your proxy will be voted:

•	FOR the Dex Media merger proposal;

•	FOR any adjournments or postponements of the Dex Media special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Dex Media special meeting to adopt the merger agreement and approve the merger; and

•	in the discretion of the proxies for any other business that may properly come before the Dex Media special meeting or any convened meeting following an adjournment or postponement of the Dex Media special meeting.

Changing Your Vote
      If you are a record holder of Donnelley common stock or Dex Media common stock, you can change your vote by:

•	sending a written notice to the corporate secretary of the company in which you hold shares that is received prior to your special meeting and states that you revoke your proxy;

•	signing and delivering a new proxy card(s) or voting instruction card(s) bearing a later date; or

•	attending your special meeting and voting in person, although your attendance alone will not revoke your proxy.
      If your shares are held in a “street name” account, see “Voting Shares Held in Street Name” below.

Voting Shares Held in Street Name
      If a broker or other nominee holds your common stock for your benefit but not in your own name, your shares are in “street name.” In that case, your broker or other nominee will send you a voting instruction form to use to vote your shares. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee for instructions on how to vote your shares. Please follow the instructions on the voting instruction form they send you. If your shares are held in street name and you wish to vote in person at your special meeting, you must contact your broker, bank or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to your respective special meeting in order to vote in person.
      Generally, with respect to proposals that are not considered routine under the NYSE rules, a broker or other nominee may only vote the common stock that it holds in street name for you in accordance with your instructions. You should instruct your broker using the written instruction form and envelope provided by your broker or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee for instructions on how to vote your shares. If your broker or other nominee has not received your instructions, your broker or other nominee does not have the discretion to vote on matters unless the matters are considered routine. A “broker non-vote” occurs if your broker or other nominee cannot vote on a particular matter because your broker or other nominee has not received instructions from you and because the proposal is not routine. Neither the Dex Media merger proposal nor the Donnelley merger proposal is considered routine. See “The Donnelley Special Meeting — Voting; Proxies — Voting Shares Held in Street Name” beginning on page 44 and “The Dex Media Special Meeting — Voting; Proxies — Voting Shares Held in Street Name” beginning on page 49.

Effect of Abstentions and Broker Non-Votes
      If you are a Donnelley stockholder and you abstain from voting on the Donnelley merger proposal, or fail to give voting instructions to your nominee, your votes will not count towards the total votes cast on the Donnelley merger proposal for purposes of determining if the necessary majority of outstanding shares has voted on the Donnelley merger proposal. If you are a Dex Media stockholder and abstain from voting on the Dex Media merger proposal, or fail to give voting instructions to your nominee, it will have the same effect as voting “AGAINST” the Dex Media merger proposal. See “The Donnelley Special Meeting — Voting; Proxies — Abstaining from Voting” beginning on page 45, and “The Dex Media Special Meeting — Voting; Proxies — Abstaining from Voting” beginning on page 49.
Stock Ownership of Directors and Executive Officers (beginning on page 42 for Donnelley and page 46 for Dex Media)
      Donnelley. At the close of business on the record date for the Donnelley special meeting, directors and executive officers of Donnelley and their affiliates beneficially owned and were entitled to vote approximately 5,354,598 shares of Donnelley common stock, collectively representing approximately 14% of the shares of Donnelley common stock outstanding on that date (and less than 1% excluding the shares that the GS Funds are entitled to vote as of that date).
      Dex Media. At the close of business on the record date for the Dex Media special meeting, directors and executive officers of Dex Media and their affiliates, excluding the sponsor stockholders, beneficially owned and were entitled to vote approximately 764,480 shares of Dex Media common stock, collectively representing less than 1% of the shares of Dex Media common stock outstanding on that date. As of the record date, Carlyle and Welsh Carson beneficially owned and were entitled to vote approximately 78,035,618 shares of Dex Media common stock, collectively representing approximately 52% of the shares of Dex Media common stock outstanding on that date.
Ownership of Donnelley after the Merger (beginning on page 106)
      Based on the number of shares of Donnelley and Dex Media common stock outstanding on their respective record dates, Donnelley expects to issue 36.4 million shares of Donnelley common stock and, after the completion of the merger, former Dex Media stockholders will own 53% of the then-outstanding shares of Donnelley common stock. This information is based on the number of Donnelley and Dex Media shares outstanding on December 19, 2005, assumes Donnelley has repurchased all of its outstanding shares of preferred stock as contemplated by the merger agreement and does not take into account stock options or other stock-based awards not already deemed outstanding.
Operations of Donnelley after the Merger (beginning on page 107)
      Following the completion of the merger, the headquarters of Donnelley will continue to be located in Cary, North Carolina. In addition, Donnelley and Dex Media expect to maintain a significant operating presence in Denver, Colorado. Donnelley anticipates that it will continue to operate under the name “R.H. Donnelley.” However, Donnelley will conduct business following completion of the merger under multiple brands and trade names as appropriate, including “Dex Media” in former Dex Media service areas.
The Sponsor Stockholders Agreements (beginning on page 135)
      In connection with the merger agreement, Carlyle and Welsh Carson each entered into a sponsor stockholders agreement with Donnelley. In the sponsor stockholders agreements, Carlyle and Welsh Carson agreed not to acquire shares of Donnelley other than in the merger if the acquisition would cause Carlyle or Welsh Carson, as applicable, to beneficially own more than 15% of Donnelley’s voting securities or securities convertible into voting securities and other customary standstill provisions. They also agreed not to take other specified actions to acquire control of Donnelley. The sponsor stockholders agreements give each of Carlyle and Welsh Carson the right to designate one member of the Donnelley board until such time as Carlyle or Welsh Carson, as applicable, owns less than 5% of Donnelley’s outstanding common stock and contain customary registration rights and restrictions on transfer.
      For a more detailed discussion of the sponsor stockholders agreements, see “Agreements Related to the Merger Agreement — The Sponsor Stockholders Agreements” beginning on page 135.
Management of Donnelley following the Merger (beginning on page 97)
      Following the completion of the merger, Donnelley’s most senior executives will continue to serve in the following capacities: David C. Swanson as Donnelley’s Chief Executive Officer, Peter J. McDonald as Donnelley’s Chief Operating Officer and Steven M. Blondy as Donnelley’s Chief Financial Officer. George A. Burnett, the current President and Chief Executive Officer of Dex Media, will serve as Chairman of the Donnelley board. Mr. Swanson, in consultation with Mr. Burnett, will determine Donnelley’s other senior management positions using a “best in class” approach. All Donnelley executive officers following the completion of the merger will be appointed by the Donnelley board upon the recommendation of Mr. Swanson, in consultation with Mr. Burnett.
Donnelley Board after the Merger (beginning on page 97)
      Immediately after the merger, the Donnelley board will have 13 members. David C. Swanson, Donnelley’s Chief Executive Officer, will be a member of the Donnelley board. George A. Burnett, Dex Media’s President and Chief Executive Officer, will become the Chairman of the Donnelley board. Of the remaining 11 members, six have been designated by Donnelley from among the current members of the Donnelley board (all of whom are independent under the NYSE rules and regulations), one member has been designated by each of the sponsor stockholders and three members have been designated by Dex Media from among the current members of the Dex Media board, each of whom are independent under the NYSE rules and regulations and not affiliated with any sponsor stockholders.
      The individuals designated by Dex Media and the sponsor stockholders will be elected by the Donnelley board effective upon the completion of the merger.
      The presiding independent director of the Donnelley board after the merger will be Donnelley’s current presiding independent director, Robert Kamerschen.
      The names of the directors in each class and the year in which the directors’ terms will expire are as follows:

Class	Directors

2006	Nancy E. Cooper(a), Robert Kamerschen(a), David C. Swanson(a) and R. Glenn Hubbard(b)

2007	Alan F. Schultz(a), Russell T. Lewis(b), Barry Lawson Williams(a) and Edwina Woodbury(a)

2008	James A. Attwood, Jr.(b), George A. Burnett(b) , Michael P. Connors(b), Anthony J. de Nicola (b) and David M. Veit(a)

(a)	Currently a member of the Donnelley board.

(b)	Currently a member of the Dex Media board.
Committees of the Donnelley Board (beginning on page 107)
      For a period lasting until the earlier of 24 months following the completion of the merger or the time when either Carlyle or Welsh Carson cease to have the representation rights on the Donnelley board as described under “Agreements Related to the Merger Agreement — The Sponsor Stockholders Agreements — Donnelley Board Representation and Voting” beginning on page 135, Donnelley’s compensation and benefits committee, audit and finance committee and corporate governance committee will be composed of two individuals currently serving on the Dex Media board and two individuals currently serving on the Donnelley board; provided, that all of these committees’ members must be independent under the NYSE rules and regulations and may not be affiliated with Carlyle or Welsh Carson.
      During this period, the chairman of the compensation and benefits committee will be from the current Donnelley board, the chairman of the corporate governance committee will be one of the three independent members of the current Dex Media board who will be named to the Donnelley board as set forth above, and the chairman of the audit and finance committee will be chosen by the independent members of the Donnelley board following the completion of the merger. If any individual committee member ceases to serve on the Donnelley board during this period, his or her successor will be appointed by the entire Donnelley board. In the event of a deadlock on any committee on any matter, the matter will be decided by the entire Donnelley board.
      The provisions above will be incorporated into the bylaws of Donnelley, which have been amended and restated in the form attached as Annex D to this joint proxy statement/ prospectus; the amendment and restatement have been adopted by the Donnelley board and will become effective upon the completion of the merger.
      Following the completion of the merger, all members of the committees of the Donnelley board will be selected by the Donnelley board, subject to the preceding provisions; provided, that all committee members will be independent under the NYSE rules and regulations and may not be affiliated with Carlyle or Welsh Carson.
Interests of Directors and Executive Officers in the Merger (beginning on page 98 for Donnelley and page 101 for Dex Media)
      Donnelley. Some directors and executive officers of Donnelley have interests in the merger that are different from, or in addition to, the interests of other Donnelley stockholders. Each of the Donnelley board and the Dex Media board was aware of these interests of Donnelley directors and executive officers and considered them in its respective decision to approve the merger agreement. These interests include:

•	the designation of certain directors and officers as Donnelley directors or executive officers following the merger;

•	the granting to certain executive officers of awards of stock appreciation rights for 815,000 shares of Donnelley common stock with an exercise price of $65 effective upon the completion of the merger;

•	potential severance payments of up to $16,756,625 for certain executive officers; and

•	the potential accelerated vesting of (i) approximately 629,622 Donnelley stock options with a weighted average price per share of $21.45, (ii) approximately 751,454 Donnelley stock appreciation rights and (iii) approximately 36,431 Donnelley deferred shares in connection with termination of employment of certain executive officers in certain specified circumstances following the completion of the merger.
      The potential severance payment amounts and potential vesting of equity awards upon termination of employment set forth above are based on compensation information assuming a merger completion date of January 30, 2006 and exclude the value of any potential continuing employee benefits and any potential exercise tax gross-up that the executive officers may be entitled to following termination of employment in certain specified circumstances following the completion of the merger. The actual severance payment amounts will depend on compensation amounts as of the date of termination of employment.
      In addition, an amendment and restatement of the employment agreement of Donnelley’s Chairman and CEO, David C. Swanson, which will become effective upon the completion of the merger and will replace and supercede his existing employment agreement, would increase Mr. Swanson’s base salary to $850,000, and maintain his minimum target bonus at 100% of base salary, with a minimum bonus payout in cash of 70%, and a maximum bonus opportunity no lower than the maximum bonus opportunity he is eligible for at the time his agreement becomes effective. Mr. Swanson may not be given notice by Donnelley of nonrenewal or termination under the terms of the amended and restated employment agreement unless the notice is first approved by an affirmative vote of not less than 75% of the members of the Donnelley board.
      An amendment and restatement of the employment agreement of Donnelley’s President and COO, Peter J. McDonald, which will become effective upon the completion of the merger and will replace and supercede his existing employment agreement, would increase his annual base salary to $600,000, his minimum target bonus opportunity to 80% of his base salary, with a minimum bonus payout in cash of 55%, and a maximum bonus opportunity no lower than the maximum bonus opportunity he is eligible for at the time his agreement becomes effective.
      An amendment and restatement of the employment agreement of Donnelley’s Senior Vice President and CFO, Steven M. Blondy, which will become effective upon the completion of the merger and will replace and supercede his existing employment agreement, would increase his annual base salary to $450,000, his minimum target bonus opportunity to 75% of his base salary, with a minimum bonus payout in cash of 55%, and a maximum bonus opportunity no lower than the maximum bonus opportunity he is eligible for at the time his agreement becomes effective.
      Dex Media. Some directors and executive officers of Dex Media have interests in the merger as individuals that are different from, or in addition to, the interests of other Dex Media stockholders. Each of the Donnelley board and the Dex Media board was aware of these interests of Dex Media directors and executive officers and considered them in its respective decision to approve the merger agreement. These interests include:

•	Mr. Burnett, Dex Media’s President and Chief Executive Officer, will serve as Chairman of the Donnelley board following the completion of the merger. Donnelley and Mr. Burnett are negotiating an employment agreement between Donnelley and Mr. Burnett, which will become effective upon the completion of the merger. An amendment to Mr. Burnett’s existing employment agreement provides for:

•	potential severance payments of up to $1,284,281 (excluding any excise tax gross-up) and benefits if he ceases for any reason to continue in the position of Chairman of the Board of Donnelley during the four-year period following the merger;

•	the accelerated vesting of his Dex Media stock options for approximately 705,497 shares of Dex Media common stock with a weighted average exercise price per share of $4.64 in connection with the merger; and

•	a potential excise tax gross-up.

•	A Retirement and General Release Agreement with Robert M. Neumeister, Jr., the former Executive Vice President and Chief Financial Officer of Dex Media, providing for:

•	certain severance payments of up to $1,096,875 on or prior to December 31, 2005 and benefits upon this retirement from Dex Media in January 2006;

•	the accelerated vesting of his Dex Media stock options for 269,371 shares of Dex Media common stock with a weighted average exercise price per share of $4.64 in connection with the merger (and the accelerated vesting of certain options regardless of the occurrence of the merger including options for 153,926 shares upon his retirement, effective January 2, 2006); and

•	a potential excise tax gross-up.

•	Amendments to the existing employment agreement and stock option agreements with Dex Media’s Executive Vice President and Chief Operating Officer, Marilyn B. Neal, providing for:

•	certain severance payments of $1,379,781 on or prior to December 31, 2005 and benefits upon her termination of employment in connection with Ms. Neal’s retirement as Executive Vice President and Chief Operating Officer of Dex Media, effective December 31, 2005;

•	the accelerated vesting of her Dex Media stock options for approximately 423,297 shares of Dex Media common stock with a weighted average exercise price per share of $4.64 in connection with Ms. Neal’s retirement as Executive Vice President and Chief Operating Officer of Dex Media, effective December 31, 2005; and

•	a potential excise tax gross-up.

•	An amendment to the existing employment agreement and stock options agreements with Scott A. Pomeroy, providing for:

•	a promotion to the position of Dex Media’s Executive Vice President and Chief Financial Officer;

•	an increase in his base salary and target bonus opportunity;

•	a grant of 26,000 restricted shares of Dex Media common stock, which will vest in connection with the merger;

•	potential severance payments of up to $962,500 (excluding any excise tax gross-up) and benefits in connection with certain terminations of his employment following the completion of the merger;

•	the accelerated vesting of certain of his Dex Media stock options for approximately 76,963 shares of Dex Media common stock with a weighted average exercise price per share of $4.64 in connection with the merger or certain terminations of his employment following the completion of the merger; and

•	a potential excise tax gross-up.

•	An amendment to the existing employment agreement and stock options agreements with each of Dex Media’s Senior Vice Presidents and Vice Presidents, providing for:

•	potential severance payments of up to $6,762,981 (excluding any excise tax gross-up) and benefits in connection with certain terminations of employment following the completion of the merger;

•	the accelerated vesting of certain stock options for approximately 1,365,479 shares of Dex Media common stock with a weighted average exercise price per share of $5.26 in connection with the merger or certain terminations of employment following the completion of the merger; and

•	a potential excise tax gross-up.

•	The accelerated vesting of the restricted shares of Dex Media common stock held by Dex Media’s independent directors.

•	The designation of certain directors and officers of Dex Media as directors or executive officers of Donnelley.

      The potential severance payment amounts described above are based on compensation information assuming a merger completion date of January 30, 2006. The actual severance payment amounts will depend on compensation amounts as of the date of termination of employment. In addition, the number of shares of Dex Media common stock subject to stock options which may be accelerated are based on the number of such options that we estimate will be outstanding and unvested as of January 30, 2006. The actual number of such options will depend on the number of such options outstanding and unvested immediately prior to the completion of the merger.
      In addition, under the terms of the stockholders agreements entered into in connection with the proposed transaction with Donnelley, Carlyle and Welsh Carson will each have, among other things, specified rights relating to board representation. In particular, Carlyle and Welsh Carson may each designate a director for election following the closing of the transaction with Donnelley. As of December 19, 2005, Carlyle and Welsh Carson collectively owned approximately 52% of the outstanding shares of Dex Media common stock. Further, pursuant to the terms of the stockholders agreements, Carlyle and Welsh Carson will be entitled to require Donnelley to register their securities of Donnelley under applicable securities laws. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.
      The Dex Media board of directors was aware of these interests when it approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Dex Media and its stockholders.
Listing of Donnelley Common Stock and Delisting of Dex Media Common Stock (beginning on page 107 for Donnelley and page 111 for Dex Media)
      Application will be made to have the shares of Donnelley common stock issued in the merger approved for listing on the NYSE, where Donnelley common stock currently is traded under the symbol “RHD.” If the merger is completed, Dex Media common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, which is referred to as the Exchange Act.
Appraisal Rights (beginning on page 108)
      Donnelley. Under Delaware law, holders of Donnelley common stock are not entitled to appraisal rights in connection with the Donnelley merger proposal, or in connection with any other proposal to be voted on at the Donnelley special meeting.
      Dex Media. Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, holders of Dex Media common stock who do not wish to accept the merger consideration payable per share of Dex Media common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the value of the merger consideration. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement and approve the merger;

•	you must make a written demand on Dex Media for appraisal in compliance with the DGCL before the vote on the proposal to adopt the merger agreement and approve the merger occurs at the Dex Media special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through completion of the merger. A stockholder who is the record holder of shares of common stock of Dex Media on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the completion of the merger, will lose any right to appraisal for those shares.
      If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.
      Merely voting against or abstaining from voting on the Dex Media merger proposal will not preserve the right of Dex Media stockholders to appraisal under Delaware law. Also, because a submitted proxy not marked

“AGAINST” or “ABSTAIN” will be voted “FOR” the Dex Media merger proposal, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Dex Media stockholders who hold shares in the name of a broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares. If you or your nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal. See “Appraisal Rights of Dex Media Stockholders” on page 108 for a description of the procedures that you must follow in order to exercise your appraisal rights.
      Annex I to this joint proxy statement/ prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.
Conditions to Completion of the Merger (beginning on page 126)
      Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the receipt of the required stockholder approvals as described in this joint proxy statement/ prospectus and expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. The waiting periods required under the HSR Act expired on November 16, 2005 and November 18, 2005 and no further antitrust approvals are required to complete the merger.
      A party may elect to waive certain conditions to its obligation to complete the merger even though those conditions have not been satisfied. Neither Donnelley nor Dex Media currently expects to waive any material condition to the completion of the merger. If either Donnelley or Dex Media determines to waive any condition to the completion of the merger that would result in a material and adverse change in the terms of the merger to Donnelley or Dex Media stockholders (including any changes in the tax consequences of the transaction to Dex Media stockholders), proxies would be resolicited from Donnelley or Dex Media stockholders, as applicable.
      For a more complete discussion of the conditions to the completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 126.

Expiration of Antitrust Waiting Periods (beginning on page 107)
      The completion of the merger is subject to compliance with the HSR Act. The waiting periods required under the HSR Act to the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, expired on November 16, 2005 with respect to the merger and on November 18, 2005 with respect to the acquisition of shares of Donnelley common stock in the merger by Carlyle and Welsh Carson. No further antitrust approvals are required to complete the merger. See “Merger — Regulatory Notifications Required for the Merger” beginning on page 107.
Termination of the Merger Agreement and Termination Fees (beginning on page 129)
      Before the completion of the merger, the merger agreement may be terminated by the mutual written consent of Donnelley and Dex Media, or by either Donnelley or Dex Media under certain specified circumstances, including uncured material breaches of the merger agreement and in order to accept a superior proposal. Upon the termination of the merger agreement under certain circumstances, Dex Media may be required to pay a termination fee of up to $150 million to Donnelley and Donnelley may be required to pay a termination fee of up to $90 million to Dex Media. See “The Merger Agreement — Termination Events; Termination Fee Required” beginning on page 129.
No Solicitation by Donnelley, Dex Media or Certain Stockholders (beginning on page 127)
      The merger agreement restricts the ability of Donnelley and Dex Media to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Donnelley or Dex Media, as applicable. However, if either of them receives an acquisition proposal from a third party that the party’s board of directors determines in good faith, after consultation with its outside counsel and its financial advisor, constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, the party may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions.

      In addition, in connection with the merger, each of Carlyle and Welsh Carson entered into support agreements and the GS Funds entered into a stock purchase and support agreement, each of which similarly restricts their ability as stockholders to engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Donnelley or Dex Media, as applicable. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137, and “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.
Material U.S. Federal Income Tax Consequences (beginning on page 112)
      It is a condition to the completion of the merger that each of Donnelley and Dex Media receive opinions from their respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This condition may not be waived after receiving stockholder approval unless further stockholder approval is obtained with appropriate disclosure.
      Based upon qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, Dex Media stockholders will not recognize a gain or loss in respect of the stock portion of the merger consideration, except for gain or loss resulting from the receipt of cash in lieu of a fractional share of Donnelley common stock and will recognize a capital gain, but not a loss, in an amount equal to the lesser of the cash they receive in the merger (excluding cash in lieu of a fractional share of Donnelley common stock) and the excess of the sum of the fair market value of the Donnelley common stock and cash they receive (again excluding cash received in lieu of a fractional share of Donnelley common stock) over their adjusted tax basis in their Dex Media common stock.
      Tax matters are very complicated. You should be aware that the tax consequences to you of the merger may depend upon your own specific situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/ prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Accounting Treatment (beginning on page 108)
      The merger will be accounted for as a business combination using the “purchase” method of accounting. Donnelley will be the acquirer for financial accounting purposes. Donnelley is considered the acquiring entity for accounting purposes based on the facts that (1) certain members of the Donnelley board will represent a majority of the combined company’s board after the completion of the merger, (2) Donnelley’s current senior management team will continue to serve as the combined company’s senior management team after the merger and (3) Donnelley will be the entity distributing both cash and its common stock as purchase price consideration to the stockholders of Dex Media.
Risks
      In evaluating the merger, the merger agreement or the issuance of shares of Donnelley common stock in the merger, you should carefully read this joint proxy statement/ prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 35.
Stock Purchase and Support Agreement (beginning on page 139)
      Donnelley also entered into the stock purchase and support agreement pursuant to which Donnelley agreed to repurchase the 100,301 shares of Donnelley preferred stock held by the GS Funds, which represents all the of the outstanding shares of Donnelley preferred stock, for an aggregate purchase price equal to:

•	the product of $64.00 and the number of shares of Donnelley common stock into which the outstanding shares of Donnelley preferred stock was convertible as of (and including) September 30, 2005; plus

•	an amount equal to the amount of cash dividends that would have accrued on the outstanding shares of Donnelley preferred stock had the parties not entered into the stock purchase and support agreement from and after October 1, 2005 through and including the earlier of the date on which the transactions contemplated in the stock purchase and support agreement are completed and January 3, 2006.

The purchase price is subject to adjustment pursuant to the stock purchase and support agreement if the Donnelley preferred stock repurchase is not completed on or before January 3, 2006.
      The stock purchase and support agreement contains customary representations, warranties and covenants of the parties, closing conditions and indemnification agreements. In addition, during the periods specified in the stock purchase and support agreement, the GS Funds have:

•	agreed to vote for the Donnelley merger proposal and against any proposal brought before a meeting of Donnelley’s stockholders that is in competition or inconsistent with the Donnelley merger proposal;

•	agreed not to transfer or enter into any contract option or other arrangement to transfer shares of Donnelley preferred stock or convert the Donnelley preferred stock into Donnelley common stock;

•	agreed not to take any action to solicit, initiate or knowingly encourage or facilitate the making of any acquisition proposal with respect to Dex Media; and

•	consented to the transactions contemplated by the merger agreement and waived their rights of first refusal, anti-dilution and price protections and other rights under the certificate of designations governing the Donnelley preferred stock.
      The GS Funds’ obligations, agreements, consents and waivers under the stock purchase and support agreement will become void in the event that the stock purchase and support agreement is terminated in accordance with its terms. See “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.
Financing Commitment
      Donnelley has received financing commitments in a commitment letter, dated October 2, 2005, from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., referred to collectively as JPM. Subject to the terms and conditions of the commitment letter, JPM has agreed to provide, among other things:

•	the cash portion of the consideration to be paid in connection with the merger and financing for the Donnelley preferred stock repurchase as follows:

•	$503 million from incremental secured term loan facilities to be made available under the credit agreement, dated September 9, 2003, to which Dex Media and certain of its subsidiaries are parties;

•	$1,842 million from the issuance of debt securities of Donnelley or under a bridge facility;

•	$250 million from the issuance of debt securities of Dex Media or under a bridge facility;

•	refinancing of certain indebtedness that may be put back to Dex Media and certain of its subsidiaries as a result of change of control offers required under the governing legal document as a result of the merger; and

•	assistance in obtaining the amendments and consents required as a result of the merger under certain credit facilities of Donnelley and Dex Media and certain of their subsidiaries; including the offer to purchase the loans and commitments of any lenders not providing approval of the amendments and consents and refinancings of the credit facilities for which the required amendments and consents are not obtained.
      JPM’s commitments provided in the commitment letter are subject to the terms and conditions provided therein, including without limitation the completion of the merger in accordance with the terms of the merger agreement. See “Agreements Related to the Merger Agreement — Financing Commitment” beginning on page 143.
Comparison of Rights of Stockholders (beginning on page 161)
      As a result of the merger, the holders of Dex Media common stock will become holders of Donnelley common stock. Following the completion of the merger, Dex Media stockholders will have different rights as stockholders of Donnelley than as stockholders of Dex Media due to differences between the certificates of incorporation and bylaws of Donnelley and Dex Media. Following the completion of the merger, Donnelley stockholders will retain their shares of Donnelley common stock and their rights will continue to be governed by Donnelley’s certificate of incorporation and bylaws. However, the Donnelley board has adopted amended and restated bylaws that will become effective upon completion of the merger, which provide for, among other things, the composition of the committees of the Donnelley board. See “The Merger — Committees of the Donnelley Board” beginning on page 107. A copy of Donnelley’s amended and restated bylaws is attached to this joint proxy statement/ prospectus as Annex D. For a copy of Donnelley’s or Dex Media’s certificate of incorporation or current bylaws, see “Where You Can Find More Information” beginning on page 172.
Recent Developments

Tender Offer and Consent Solicitation
      On November 21, 2005, R.H. Donnelley, Inc., or RHDI, which is a wholly owned subsidiary of Donnelley, commenced a cash tender offer and consent solicitation, referred to as the cash tender and consent solicitation, for any and all of its outstanding $325 million aggregate principal amount of 8.875% senior secured notes due 2010, or the RHDI senior notes. RHDI also solicited consents to amend the indenture governing the RHDI senior notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in the indenture. The amendment to the indenture governing the RHDI senior notes was approved on December 6, 2005 by holders of approximately 97.4% of the outstanding principal amount of the RHDI senior notes. Such holders were entitled to receive $1,079.74 per $1,000 principal amount of the RHDI senior notes, plus accrued and unpaid interest up to, but not including, the settlement date.
      The tender offer and consent solicitation expired at midnight, New York City time, on December 19, 2005. Holders of an additional $0.5 million tendered their RHDI senior notes prior to the expiration and were entitled to receive $1,049.74 per $1,000 principal amount of the RHDI senior notes, plus accrued and unpaid interest up to, but not including, the settlement date. In total, on December 20, 2005, RHDI paid $342,724,670.72 to holders of the RHDI senior notes in connection with the tender offer and consent solicitation. RHDI used $342,724,670.72 under the RHDI credit facility to fund the tender offer and consent solicitation. As a result of the tender offer and consent solicitation, only $7.9 million aggregate principal amount of the RHDI senior notes remains outstanding.

Second Amended and Restated Credit Agreement
      On December 13, 2005, Donnelley and RHDI entered into a Second Amended and Restated Credit Agreement, or the RHDI credit facility, with the several banks and other financial institutions or entities from time to time parties thereto as lenders, J.P. Morgan Securities Inc. and Deutsche Bank Trust Company Americas, or Deutsche Bank, as co-lead arrangers and joint-bookrunners, JPMorgan Chase Bank, N.A., as syndication agent, Bear Stearns Corporate Lending Inc., Credit Suisse, Cayman Islands Branch, Goldman Sachs Credit Partners L.P., UBS Securities LLC and Wachovia Bank, National Association, as co-documentation agents, and Deutsche Bank, as administrative agent.
      The RHDI credit facility amends and restates RHDI’s existing Credit Agreement, dated September 1, 2004, as amended, or the former RHDI credit agreement, to, among other things, (i) permit the merger and the incurrence of additional debt in connection with the merger; (ii) provide up to $350 million of tranche D-1 term loans to be used to finance the tender offer and consent solicitation and for general corporate purposes, the terms of which are substantially the same as the terms of the existing tranche D term loans other than with respect to pricing; (iii) generally remove Donnelley from the affirmative and negative covenants and certain of the representations and warranties contained in the former RHDI credit agreement and provide for a parent covenant in lieu thereof; (iv) permit the repurchase of all Donnelley’s outstanding preferred stock from the GS Funds; (v) modify the financial performance covenants contained in the former RHDI credit agreement; (vi) provide for shared services arrangements between RHDI and its subsidiaries, on the one hand, and Dex Media and its subsidiaries, on the other hand; and (vii) permit certain securitization transactions.

      In connection with the RHDI credit facility, on December 13, 2005, Donnelley, RHDI and the subsidiaries of RHDI party thereto entered into a Second Amended and Restated Guarantee and Collateral Agreement, or the Guarantee and Collateral Agreement, to amend and restate the existing Amended and Restated Guarantee and Collateral Agreement, dated as of September 1, 2004, to, among other things, exclude all property of Donnelley from the security interests granted thereunder other than the capital stock of RHDI.

Agreements to Amend and Restate
      On December 13, 2005, Donnelley entered into the following:

•	an Agreement to Amend and Restate, or the Dex West agreement to amend and restate, that certain Credit Agreement, dated as of September 9, 2003, as amended, or the Dex West Credit Agreement, by and among Dex Media, Dex Media West, Inc., a Delaware corporation and wholly owned subsidiary of Dex Media, Dex Media West LLC, a Delaware limited liability company and wholly owned subsidiary of Dex Media West, Inc., and the lenders party thereto; and

•	an Agreement to Amend and Restate, or the Dex East agreement to amend and restate, that certain Credit Agreement, dated as of November 8, 2002, as amended, or the Dex East Credit Agreement, by and among Dex Media, Dex Media East, Inc., a Delaware corporation and wholly owned subsidiary of Dex Media, Dex Media East LLC, a Delaware limited liability company and wholly owned subsidiary of Dex Media East, Inc., and the lenders party thereto.
      Pursuant to the terms and subject to the conditions of the Dex West agreement to amend and restate and the Dex East agreement to amend and restate, in connection with the completion of the merger, the Dex West credit agreement and the Dex East credit agreement, respectively, will be amended to permit, among other things, the merger. As amended and restated, the Dex West credit agreement will provide for an additional $503 million tranche B-1 term loan facility, which will be available to redeem certain indebtedness in connection with change of control offers, which are required to be made as a result of the merger, and to fund a portion of the cash consideration to be paid to Dex Media’s stockholders in connection with the merger.

FINANCIAL SUMMARY
Donnelley Common Stock Price Data and Dividends
      Donnelley common stock is traded on the NYSE under the symbol “RHD.” The following table shows for the periods indicated the high and low sales prices for Donnelley common stock as reported on the NYSE.

	Price Range of
	Common Stock

Fiscal Year Ended	High	Low

December 31, 2003:
First Quarter	$32.22	$28.72
Second Quarter	$38.60	$28.86
Third Quarter	$41.40	$35.60
Fourth Quarter	$43.20	$37.56
December 31, 2004:
First Quarter	$47.00	$39.40
Second Quarter	$48.75	$40.66
Third Quarter	$50.11	$40.38
Fourth Quarter	$59.35	$48.66
December 31, 2005:
First Quarter	$62.58	$56.22
Second Quarter	$63.24	$55.20
Third Quarter	$67.58	$60.89
Fourth Quarter (through December 19, 2005)	$64.28	$59.27
      The last reported sales prices of Donnelley common stock on the NYSE on September 20, 2005, September 30, 2005 and December 19, 2005, were $65.00, $63.26 and $63.04, respectively. September 20, 2005 was the last trading day before information regarding a potential transaction involving Donnelley and Dex Media was reported in the media. September 30, 2005 was the last full trading day prior to the public announcement of the merger. December 19, 2005 was the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Donnelley’s and Dex Media’s stockholders.
      The Donnelley board has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing Donnelley’s indebtedness, earnings, cash requirements, results of operations, cash flows, financial condition and other factors that the Donnelley board considers important. Donnelley has not paid dividends on its common stock since 1998. Pursuant to the terms of the merger agreement, Donnelley is not permitted to make, declare or pay any dividend, or make any other distribution, on its capital stock other than dividends paid on, or conversion of, Donnelley preferred stock in accordance with the certificate of designations governing the Donnelley preferred stock. Donnelley does not expect to pay dividends on its common stock in the foreseeable future.

Dex Media Common Stock Price Data and Dividends
      Dex Media common stock is traded on the NYSE under the symbol “DEX.” Trading of Dex Media’s common stock commenced on July 22, 2004 in connection with Dex Media’s initial public offering. The following table shows for the periods indicated the high and low sales prices for Dex Media common stock on the NYSE.

	Price Range of
	Common Stock

Fiscal Year Ended	High	Low

December 31, 2004:
Third Quarter (beginning July 22, 2004)	$22.20	$17.40
Fourth Quarter	$25.90	$20.38
December 31, 2005:
First Quarter	$25.25	$19.99
Second Quarter	$24.74	$20.61
Third Quarter	$29.21	$24.30
Fourth Quarter (through December 19, 2005)	$27.57	$26.25
      The last reported sales prices of Dex Media common stock on the NYSE on September 20, 2005, September 30, 2005 and December 19, 2005, were $28.90, $27.79 and $27.45, respectively. September 20, 2005 was the last trading day before information regarding a potential transaction involving Donnelley and Dex Media was reported in the media. September 30, 2005 was the last full trading day prior to the public announcement of the merger. December 19, 2005 was the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Donnelley’s and Dex Media’s stockholders.
      The Dex Media board has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing Dex Media’s indebtedness, earnings, cash requirements, results of operations, cash flows, financial condition and other factors that the Dex Media board considers important. Since December 14, 2004, Dex Media has declared and paid a quarterly dividend of $0.09 per share of common stock. Pursuant to the terms of the merger agreement, Dex Media is permitted to issue a quarterly dividend not to exceed $0.09 per share during the period before the completion of the merger. While Dex Media anticipates that if the merger were not completed it would continue to pay dividends at the current level, the payment of dividends by Dex Media would depend on business conditions, Dex Media’s financial condition and earnings and other factors.

Selected Historical Financial Data of Donnelley
      The following table shows selected historical financial data for Donnelley. The data as of and for each of the five years ended December 31, 2004 were derived from Donnelley’s consolidated financial statements. The data as of and for the nine months ended September 30, 2004 and 2005 were derived from Donnelley’s unaudited consolidated financial statements, which, in the opinion of Donnelley’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim period.
      Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2003 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 included in Donnelley’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, filed on March 16, 2005 as amended on May 9, 2005, and the unaudited consolidated balance sheets as of September 30, 2004 and 2005 and the related consolidated statements of operations and cash flows for each of the nine month periods included in Donnelley’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and 2005 filed on November 9, 2004 and November 9, 2005, respectively. You should read the following selected financial data together with Donnelley’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 172.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2000(1)	2001(1)	2002(1)	2003(1),(2)	2004(1),(2),(3)	2004(1),(3)	2005(1),(3)

	(Dollars in thousands)
Statement of Operations Data:
Net revenue	$141,287	$80,253	$75,406	$256,445	$603,116	$432,853	$695,521
Partnership income	147,693	139,964	136,873	114,052	77,967	77,967	—
Operating income	147,375	111,472	145,982	92,526	291,748	252,558	263,957
Net income (loss)	124,758	49,815	67,177	(49,953)	70,312	79,626	54,915
Preferred dividend	—	—	24,702	58,397	21,791	16,180	9,215
Loss on repurchase of redeemable convertible preferred stock	—	—	—	—	—	—	133,681
Income (loss) available to common shareholders	$124,758	$49,815	$42,475	$(108,350)	$48,521	$63,446	$(87,981)
Earnings (loss) Per Share
Basic	$3.91	$1.65	$1.42	$(3.53)	$1.19	$1.57	$(2,78)
Diluted	$3.83	$1.61	$1.40	$(3.53)	$1.15	$1.51	$(2.78)
Shares used in computing earnings (loss) Per Share:
Basic	31,947	30,207	29,643	30,683	31,268	31,208	31,685
Diluted	32,594	30,976	30,298	30,683	32,616	32,452	31,685
Cash Dividends Declared per Common Share	—	—	—	—	—	—	—
Balance Sheet Data(4):
Total assets	$365,284	$295,981	$2,223,375	$2,538,734	$3,978,922	$3,921,658	$3,858,491
Total long-term debt and redeemable preferred stock	347,526	283,904	2,138,929	2,290,356	3,343,453	3,278,127	3,222,090
Total Shareholders’ (deficit) equity	(108,510)	(111,313)	(30,600)	(56,245)	17,985	18,744	(75,114)

(1)	As a result of Donnelley’s acquisition of the directory publishing business, referred to as the SBC Directory Business, of SBC Communications, Inc., referred to as SBC, in Illinois and Northwest Indiana, including

SBC’s interest in The DonTech II Partnership, a 50/50 general partnership between Donnelley and SBC, referred to as the SBC Directory Acquisition, the acquisition of the outstanding stock of various entities affiliated with Sprint Corporation and comprising Sprint Publishing & Advertising, referred to as the SPA Acquisition, and the related financings and accounting treatment for such transactions, Donnelley’s 2004 results as reported in accordance with generally accepted accounting principles, referred to as GAAP, are not comparable to its 2003 reported GAAP results, and neither are comparable to 2002 or earlier years. Additionally, Donnelley’s reported GAAP results for 2005 are not comparable to its 2004 reported GAAP results. Under the deferral and amortization method of revenue recognition, advertising sales for certain directories published prior to each acquisition would have been recognized as revenue in subsequent reporting periods. However, purchase accounting considerations precluded Donnelley from recognizing directory revenue and certain expenses associated with directories that published prior to each acquisition, including all directories published in the month each acquisition was completed. Thus, Donnelley’s reported 2004 and 2003 GAAP results are not indicative of Donnelley’s underlying operating results and financial performance.

(2)	Financial data for the years ended December 31, 2003 and December 31, 2004 include the results of the SPA business from and after January 3, 2003. Net revenue, net loss and loss available to Donnelley common stockholders reflect purchase accounting adjustments that precluded recognition of revenue and certain expenses associated with directories published by SPA prior to the SPA Acquisition, including all January 2003 published directories.

(3)	Financial data for the year ended December 31, 2004 and the nine month periods ended September 30, 2004 and 2005 include the results of the SBC Directory Business from and after September 1, 2004. Net revenue, net income and income available to Donnelley common stockholders reflect purchase accounting adjustments that precluded recognition of revenue and certain expenses associated with directories published by the SBC Directory Business prior to the SBC Directory Acquisition, including all September 2004 published directories.

(4)	In connection with the SBC Directory Acquisition on September 1, 2004 and the SPA Acquisition on January 3, 2003, Donnelley incurred a significant amount of debt. It issued preferred stock in November 2002 and borrowed funds under certain debt instruments in December 2002. Therefore, Donnelley’s debt balances were higher than in prior periods.
      The historical financial statements of Donnelley include the effects of purchase accounting associated with prior business combinations made by Donnelley, which decreased the amount of revenue and related costs recognized in the twelve-month periods subsequent to each of the acquisitions. For a description, see “Pro Forma Financial Data Unaudited Pro Forma Financial Statements of Donnelley” beginning on page 145.

Selected Historical Financial Data of Dex Media
      Set forth below are certain selected consolidated financial data of Dex Media. The selected historical financial data as of December 31, 2004 and 2003, for the years ended December 31, 2004 and 2003, and for the period from November 9, 2002 to December 31, 2002, have been derived from Dex Media’s consolidated financial statements incorporated by reference in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical financial data as of December 31, 2002 have been derived from Dex Media’s consolidated financial statements not incorporated by reference in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical financial data as of and for the nine months ended September 30, 2005 and 2004 have been derived from Dex Media’s unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The selected historical data for the period from January 1, 2002 to November 8, 2002 have been derived from the audited combined financial statements of the operations of Qwest Dex Holdings, Inc., referred to as Dex East or the predecessor, in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, and South Dakota, referred to as the Dex East states, incorporated by reference in this prospectus, which have been audited by KPMG LLP, independent registered public accounting firm. The selected historical data as of and for the years ended December 31, 2001 and 2000 have been derived from the audited combined financial statements of the predecessor’s operations in the Dex East states, not incorporated by reference in this prospectus, which have been audited by KPMG LLP. The following data should be read in conjunction with, and are qualified in their entirety by, Dex Media’s consolidated financial statements, the accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in Dex Media’s reports filed with the SEC, which are incorporated by reference in this joint proxy statement/ prospectus.
      While Dex Media has been a stand-alone company since the completion of the transactions relating to the acquisition, referred to as the Dex East acquisition, of the predecessor’s operations in the Dex East states, on November 8, 2002, the predecessor historically operated as the directory business of Qwest Dex, Inc., referred to as Qwest Dex, in the Dex East states. Because Dex Media’s relationship with Qwest Dex as well as Qwest and its other affiliates changed as a result of the Dex East acquisition and Dex Media’s acquisition, referred to as the Dex West acquisition, of Qwest Dex’s directory business in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, referred to as the Dex West states, and because the predecessor’s and Dex Media’s results do not include Qwest Dex’s operations in the Dex West states prior to September 9, 2003, Dex Media’s cost structure has changed significantly from that reflected in the predecessor’s historical operating results and from that reflected in Dex Media’s results prior to September 9, 2003. As a result, the predecessor’s historical results of operations, financial position and cash flows are not indicative of what they would have been had Dex Media operated as a stand-alone company without the shared resources of Qwest and its affiliates, and Dex Media’s and the predecessor’s historical results of operations, financial position and cash flows prior to September 9, 2003 are not indicative of what they would have been had they included the operations of Qwest Dex in the Dex West states. Also, as a result of the application of purchase accounting related to the Dex East acquisition and the Dex West acquisition, Dex Media’s revenue and cost of revenue reflect adjustments not included in the predecessor periods indicated.

	Predecessor			Dex Media

	Year Ended		Period from	Period from	Year Ended		Nine Months Ended
	December 31,		January 1 to	November 9 to	December 31,		September 30,
			November 8,	December 31,
	2000	2001	2002	2002	2003	2004	2004	2005

	(Dollars in thousands, except per share data)
Statement of Operations Data:
Total revenue(a)	$637,894	$666,207	$589,896	$58,097	$882,772	$1,602,121	$1,190,216	$1,244,430

Cost of revenue	238,326	209,050	177,360	19,906	265,333	485,505	363,905	373,208
General and administrative expense, including bad debt expense(b)	49,288	47,610	49,606	20,502	146,480	251,566	188,187	176,581
Depreciation and amortization expense	15,329	12,707	9,258	33,299	305,420	443,222	331,649	282,421
Merger-related expenses(c)	5,788	3,859	—	—	—	—	—	—
Impairment charges(d)	—	6,744	—	—	—	—	—	—

Total operating expenses	308,731	279,970	236,224	73,707	717,233	1,180,293	883,741	832,210

Operating income (loss)	$329,163	$386,237	$353,672	$(15,610)	$165,539	$421,828	$306,475	$412,220

Net income (loss)	$130,155	$160,555	$157,093	$(28,104)	$(75,036)	$(50,776)	$(48,265)	$49,515
Balance sheet data (at period end):
Total cash and cash equivalents	$—	$54,825	n/a	$37,626	$7,416	$9,234	$3,778	$217
Total assets	313,112	347,647	n/a	3,021,674	7,290,378	6,877,965	6,995,652	6,582,522
Total debt(e)	1,602,654	1,390,920	n/a	2,207,130	6,097,434	5,727,382	5,838,910	5,408,288
Stockholders (deficit) equity	(1,492,517)	(1,250,187)	n/a	623,379	760,772	680,535	695,457	693,507
Per share data(f):
Net income (loss) per share Basic	n/a	n/a	n/a	$(0.55)	$(1.09)	$(0.39)	$(0.39)	$0.33
Diluted	n/a	n/a	n/a	(0.55)	(1.09)	(0.39)	(0.39)	0.32
Weighted average common shares outstanding:
Basic	n/a	n/a	n/a	52,400,000	76,459,950	139,097,208	135,341,843	150,358,717
Diluted	n/a	n/a	n/a	52,400,000	76,459,950	139,097,208	135,341,843	152,494,375
Cash dividends declared per common share				$—	$4.59	$1.62	$1.53	$0.27
Statement of cash flows data:
Net cash provided by operating activities	121,211	280,404	240,868	77,382	380,385	491,425	354,205	415,687
Net cash (used in) provided by investing activities	(5,280)	(7,401)	(13,367)	(2,803,668)	(4,366,631)	(46,720)	(42,848)	(25,995)
Net cash (used in) provided by financing activities	(115,931)	(218,178)	(192,255)	2,763,912	3,956,036	(442,887)	(314,995)	(398,709)

(a)	Dex Media’s revenue and cost of revenue for the twelve months following the completion of the Dex East acquisition were $85.9 million and $22.2 million lower, respectively, and its revenue and cost of revenue for the twelve months following the completion of the Dex West acquisition were $120.6 million and $31.6 million lower, respectively, than its revenue and cost of revenue would have been because such acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to Dex Media’s balance sheet. The purchase method of accounting will not affect Dex Media’s revenue and directory costs in periods subsequent to this twelve-month period. The purchase accounting adjustments relating to the Dex East acquisition and the Dex West acquisition are non-recurring and have no impact on cash flows.

(b)	Includes bad debt expense and, for the year ended December 31, 2004 and the nine months ended September 30, 2004, an aggregate of $20.0 million paid to Carlyle and Welsh Carson to terminate the annual advisory fees paid under Dex Media’s management consulting agreements with those entities.

(c)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of US West, Inc., referred to as the Qwest merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Qwest merger, severance and employee-related expenses and re-branding expenses.

(d)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(e)	For the predecessor periods, total debt consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the predecessor. As of December 31, 2004, 2003 and 2002, Dex Media’s total debt includes $189.5 million, $71.0 million and $40.5 million of current note maturities, respectively.

(f)	The historical per share information gives effect to Dex Media’s initial public offering, referred to as the Dex Media IPO, including the stock split of each share of Dex Media common stock outstanding immediately prior to such initial public offering into 10 shares of Dex Media common stock, but does not give effect to the redemption of all of Dex Media’s outstanding 5% Series A preferred stock.
      The historical financial statements of Dex Media include the effects of purchase accounting associated with prior business combinations made by Dex Media, which decreased the amount of revenue and related costs recognized in the twelve-month periods subsequent to each of the acquisitions. For a description, see “Pro Forma Financial Data Unaudited Pro Forma Financial Statements of Donnelley” beginning on page 145.

Selected Unaudited Pro Forma Financial Data of Donnelley
      We derived the following unaudited pro forma financial data from Donnelley’s consolidated financial statements for the year ended December 31, 2004, Dex Media’s consolidated financial statements for the year ended December 31, 2004, Donnelley’s unaudited financial statements for the nine months ended September 30, 2005 and Dex Media’s unaudited financial statements for the nine months ended September 30, 2005. The following unaudited pro forma financial data of Donnelley give effect to (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing, and (3) the merger and related financings, as if each transaction had been completed as of January 1, 2004, with respect to the pro forma statement of income, and as of September 30, 2005, with respect to the pro forma balance sheet. The column headed “Pro Forma Excluding Merger” reflects the pro forma adjustments for Donnelley if the repurchase of the Donnelley preferred stock and the tender offer and consent solicitation are completed, and the column headed “Total Pro Forma” reflects these pro forma adjustments and pro forma adjustments for Donnelley if the merger is completed.
      The following unaudited pro forma financial data should be read in conjunction with the unaudited pro forma financial statements and related notes presented elsewhere in this joint/proxy statement prospectus, the historical consolidated financial statements and related notes of Donnelley and Dex Media, which are incorporated by reference in this joint proxy statement/ prospectus, and the other information contained or incorporated by reference in this joint proxy statement/ prospectus. See “Pro Forma Financial Data Unaudited Pro Forma Financial Statements of Donnelley” beginning on page 145 and “Where You Can Find More Information” beginning on page 172.
      The merger will be accounted for as a purchase business combination using the purchase method of accounting, with Donnelley as the accounting acquirer. Donnelley is considered the acquiring entity for accounting purposes based on the facts that (1) certain members of the Donnelley board will represent a majority of the combined company’s board after the completion of the merger, (2) Donnelley’s current senior management team will continue to serve as the combined company’s senior management team after the merger and (3) Donnelley will be the entity distributing both cash and its common stock as purchase price consideration to the stockholders of Dex Media. Under the purchase method of accounting, certain costs incurred by Donnelley to acquire Dex Media will be allocated to the underlying net assets according to their respective estimated fair values. The excess purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, will be allocated to goodwill. The purchase price allocation presented here is preliminary as management is currently assessing the fair values of the tangible and intangible assets to be acquired and liabilities to be assumed, and the final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Dex Media as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected here.
      Management expects that the merger will result in cost savings for the combined company. These opportunities include, but are not limited to, elimination of redundant computer systems and other administrative functions. For more information about these cost savings, see “The Merger — Strategic Rationale” beginning on page 58.
      The following unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of what Donnelley’s actual financial position or results of operations would have been had the following transactions been completed on the dates indicated above: (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing, and (3) the merger and related financings. The following unaudited pro forma financial data do not give effect to (1) Donnelley’s or Dex Media’s results of operations or other transactions or developments since September 30, 2005 or (2) the cost savings and one-time charges expected to result from the merger. These matters could cause both Donnelley’s pro forma historical financial position and results of operations to differ materially from those presented in the following unaudited pro forma financial data. See “Risk Factors — The unaudited pro forma financial data included in this joint proxy statement/ prospectus are preliminary and Donnelley’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/ prospectus” beginning on page 39.

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2004		2005

	(In thousands except for per share data)
	Pro Forma		Pro Forma
	Excluding	Total	Excluding	Total
	Merger	Pro Forma	Merger	Pro Forma
Statement of Operations Data:
Net Revenues	$904,572	$2,506,693	$695,521	$1,939,951
Net Income (Loss)	81,933	(27,610)	41,140	16,547
Diluted Earnings (Loss) per share	1.93	(0.41)	(2.92)	(1.72)

	Pro Forma
	Excluding	Total
	Merger	Pro Forma
Balance Sheet Data:
Total Assets	$3,862,317	$14,311,916
Long-term debt	3,463,840	11,054,936
Total Stockholders’ (Deficit) Equity	(329,364)	1,881,684

COMPARATIVE PER SHARE INFORMATION
      The following table presents income from continuing operations, cash dividends declared and book value per common share data separately for Donnelley and Dex Media on a historical basis, on an unaudited pro forma combined basis per Donnelley common share and on an unaudited pro forma combined basis per Dex Media equivalent common share. The following unaudited pro forma data give effect to (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing and (3) the merger and related financings as if each transaction had been completed as of January 1, 2004, with respect to the pro forma income from continuing operations per common share data, and as of September 30, 2005, with respect to the pro forma book value per common share data. The following selected unaudited pro forma combined financial data should be read in conjunction with the pro forma combined financial statements and the historical consolidated financial statements and notes thereto of Donnelley and Dex Media, which are incorporated by reference in this joint proxy statement/ prospectus, and the other information contained or incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 172.
      The unaudited pro forma combined data per Donnelley common share are based upon the historical weighted average number of Donnelley common shares outstanding, adjusted to include the estimated number of Donnelley common shares to be issued in the merger. See “Pro Forma Financial Data Unaudited Pro Forma Financial Statements of Donnelley” beginning on page 145. We have based the unaudited pro forma combined data per Dex Media equivalent common share on the unaudited pro forma combined per Donnelley common share amounts, multiplied by the exchange ratio of 0.24154.
      The following unaudited pro forma data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Dex Media’s net assets. The purchase price allocation reflected herein is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Dex Media as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected herein.
      The following unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of what Donnelley’s actual financial position or results of operations would have been had the following transactions been completed on the dates indicated above: (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing and (3) the merger and related financings. The following unaudited pro forma data do not give effect to (1) Donnelley’s or Dex Media’s results of operations or other transactions or developments since September 30, 2005 or (2) the cost savings and one-time charges expected to result from the merger. The foregoing matters could cause both Donnelley’s pro forma historical financial position and results of operations, and Donnelley’s actual future financial position and results of operations, to differ materially from those presented in the following selected unaudited pro forma financial data. See “Risk Factors — The unaudited pro forma financial data included in this joint proxy statement/ prospectus are preliminary and Donnelley’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/ prospectus” beginning on page 39.

					Pro Forma
			Pro Forma	Pro Forma	Combined
	Donnelley	Dex Media	Excluding Merger	Merger Data	Data per Dex
	Historical per	Historical per	per Donnelley	per Donnelley	Equivalent
	Share Data	Share Data	Common Share	Common Share	Common Share

At or for the Year Ended December 31, 2004:
Income (loss) from continuing operations per common share:
Basic	$1.19	$(0.39)	$2.02	$(0.41)	(0.10)
Diluted	1.15	(0.39)	1.93	(0.41)	(0.10)
Cash dividends declared per common share	—	1.62	— (2)	— (2)	— (2)
At or for the Nine Months Ended September 30, 2005:
Income (loss) from continuing operations per common share:
Basic	(2.78)	0.33	(2.92)	(1.72)	(0.42)
Diluted	(2.78)	0.32	(2.92)	(1.72)	(0.42)
Cash dividends declared per common share	—	0.27	—	—	—
Book value per common share	(2.37)	4.61	(10.39)	27.64	6.68

(1)	Pro forma amounts for Donnelley multiplied by 0.24154 (ratio of exchange).

(2)	Donnelley does not expect to pay any dividends in the foreseeable future.

COMPARATIVE MARKET VALUE INFORMATION
      The following table presents:

•	the closing prices per share and aggregate market value of Donnelley common stock and Dex Media common stock, in each case based on closing prices for those shares on the NYSE, on September 20, 2005, the last trading day before information regarding a potential transaction involving Dex Media and Donnelley was reported in the media, September 30, 2005, the last trading day prior to the public announcement of the proposed merger, and December 19, 2005, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/ prospectus; and

•	the equivalent price per share and equivalent market value of shares of Dex Media common stock, based on the exchange ratio of 0.24154 and the closing price for Donnelley common stock on the NYSE on September 20, 2005, the last trading day before information regarding a potential transaction involving Dex Media and Donnelley was reported in the media, September 30, 2005, the last trading day prior to the public announcement of the proposed merger, and December 19, 2005, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/ prospectus.

		Dex
	Donnelley	Media	Dex Media
	Historical	Historical	Equivalent(1)

September 20, 2005
Closing price per common share	$65.00	$28.90	$28.00
Market value of common shares (in millions)(2)	$2,071	$4,349	$4,213
September 30, 2005
Closing price per common share	$63.26	$27.79	$27.58
Market value of common shares (in millions)(3)	$2,015	$4,182	$4,150
December 19, 2005
Closing price per common share	$63.04	$27.45	$27.53
Market value of common shares (in millions)(4)	$2,010	$4,136	$4,148

(1)	The Dex Media equivalent price per share reflects the fluctuating value of Donnelley common stock that Dex Media stockholders would receive for each share of Dex Media common stock if the merger was completed on September 20, 2005, September 30, 2005 or December 19, 2005. The Dex Media equivalent price per share is equal to the sum of (i) $12.30 and (ii) the closing price of Donnelley common stock on the applicable date multiplied by 0.24154.

(2)	Based on 31,855,713 shares of Donnelley common stock and 150,478,958 shares of Dex Media common stock outstanding as of September 20, 2005.

(3)	Based on 31,856,474 shares of Donnelley common stock and 150,482,492 shares of Dex Media common stock outstanding as of September 30, 2005.

(4)	Based on 31,885,914 shares of Donnelley common stock and 150,687,620 shares of Dex Media common stock outstanding as of December 19, 2005.

RISK FACTORS
      In deciding whether to vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, in the case of Donnelley stockholders, or for the adoption of the merger agreement and approval of the merger, in the case of Dex Media stockholders, we urge you to carefully consider all of the information we have included and incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 172. You should also read and consider the risks associated with each of the businesses of Donnelley and Dex Media because these risks will also affect the combined company. These risks can be found in the Donnelley Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and the Dex Media Annual Report on Form 10-K for the year ended December 31, 2004, which are filed with the SEC and incorporated by reference into this joint proxy statement/ prospectus. In addition, we urge you to carefully consider the following material risks relating to the merger and the business of the combined company.
The exchange ratio will not be adjusted in the event the value of Donnelley common stock declines before the merger is completed. As a result, the value of the shares of Donnelley common stock at the time that Dex Media stockholders receive them could be less than the value of those shares today.
      In the merger, each issued and outstanding share of common stock of Dex Media will be converted into the right to receive $12.30 in cash and 0.24154 of a share of Donnelley common stock. Donnelley and Dex Media will not adjust the exchange ratio for the portion of the merger consideration to be paid in Donnelley common stock as a result of any change in the market price of Donnelley common stock between the date of this joint proxy statement/ prospectus and the date that the Dex Media stockholders receive shares of Donnelley common stock in exchange for their Dex Media shares. The market price of Donnelley common stock will likely be different, and may be lower, on the date the Dex Media stockholders receive shares of Donnelley common stock than the market price of shares of Donnelley common stock as of the date of this joint proxy statement/ prospectus. Differences in Donnelley’s stock price may be the result of changes in the business, operations or prospects of Donnelley, market reactions to the proposed merger, general market and economic conditions or other factors. Neither Donnelley nor Dex Media is permitted to terminate the merger agreement or resolicit its stockholder vote because of changes in the market prices of their respective shares. The market value of the shares of Donnelley common stock to be received in the merger will also continue to fluctuate after the completion of the merger.
The issuance of shares of Donnelley common stock to Dex Media stockholders and optionholders in the merger will substantially reduce the percentage interests of Donnelley stockholders.
      If the merger is completed, we expect that 36.4 million shares of Donnelley common stock will be issued to Dex Media stockholders and optionholders, and former Dex Media stockholders and optionholders will own, in the aggregate, 53% of the combined company immediately following completion of the merger. This information is based on the number of Donnelley and Dex Media shares outstanding on December 19, 2005, assumes Donnelley has repurchased all of its outstanding shares of preferred stock as contemplated by the merger agreement and does not take into account stock options or other stock-based awards not already deemed outstanding. The issuance of shares of Donnelley common stock in the merger will cause a significant reduction in the relative percentage interest of current Donnelley stockholders in earnings, voting, liquidation value and book and market value.
Donnelley’s substantial debt could adversely affect its financial condition and prevent it from fulfilling its debt service obligations.
      Donnelley currently has a substantial amount of debt and significant debt service obligations due in large part to the financings related to the SBC Directory Acquisition and the SPA acquisition. After giving effect to the financing transactions related to the merger, the tender offer and consent solicitation and the repurchase of Donnelley preferred stock as of September 30, 2005, Donnelley would have total outstanding debt of

$11.1 billion. As a result of Donnelley’s significant amount of debt and debt service obligations, it will face increased risks regarding, among other things, the following:

•	Donnelley’s ability to obtain additional financing in excess of the borrowing capacity under RHDI’s $175 million revolving credit facility on satisfactory terms to fund working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements is limited;

•	Donnelley will be more vulnerable to general economic downturns, competition and industry conditions, which could place it at a competitive disadvantage compared to its competitors that may be less leveraged;

•	Donnelley will face increased exposure to rising interest rates as a portion of its debt is at variable interest rates;

•	Donnelley will have reduced availability of its cash flow to fund working capital requirements, capital expenditures, acquisitions or other strategic initiatives, investments and other general corporate requirements because a substantial portion of its cash flow will be needed to service its debt obligations;

•	Donnelley will have limited flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	the agreements governing Donnelley’s debt substantially limit its ability to access the cash flow and value of our subsidiaries and to make dividends to stockholders;

•	Donnelley’s ability to borrow additional funds or refinance existing indebtedness may be limited; and

•	there could be a material adverse effect on Donnelley’s business and financial condition if it were unable to service its debt or obtain additional financing, as needed.
      Donnelley’s ability to pay principal and interest on its debt obligations will depend upon its future operating performance and its ability to refinance debt. If Donnelley is unable to service its debt and fund its business, Donnelley may be forced to reduce or delay capital expenditures, defer or refuse to pursue certain strategic initiatives, seek additional debt financing or equity capital, restructure or refinance its debt or sell assets. Donnelley may not be able to obtain additional financing, refinance existing debt or sell assets on satisfactory terms or at all.

Donnelley may experience difficulties in integrating Dex Media’s business with its existing business and may not be able to realize the expected benefits of the merger as planned.
      Combining the operations, technologies and personnel of the two companies, coordinating and integrating their sales organizations and distribution channels, and implementing uniform standards, internal controls, processes, procedures, policies and information systems will be time consuming and expensive. Disruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses or loss of key personnel caused by the integration process, diversion of management’s attention from the daily operations of the combined company and any delays or difficulties encountered in connection with the merger and integration of the two companies’ businesses could have an adverse effect on the business, results of operations or financial condition of the combined company. In addition, during the integration process it is possible that some Donnelley assets may be disposed of and a reduction in Donnelley’s workforce may occur, thereby resulting in restructuring charges that could adversely affect Donnelley’s financial results.
      Achieving the benefits expected by Donnelley from the merger will depend in large part on successful integration of the companies’ operations. Failure to realize these benefits could have an adverse effect on the business, results of operations or financial condition of the combined company.

Affiliates of Dex Media, whose interests may be different than your interests, will have substantial influence over Donnelley if the merger is completed.
      Carlyle and Welsh Carson, the sponsor stockholders, are each expected to beneficially own 13.8% of the outstanding shares of Donnelley common stock immediately following the completion of the merger. In connection with merger, Donnelley entered into separate sponsor stockholders agreements with each of Carlyle and Welsh Carson, which provide, among other things, that each sponsor stockholder will have the right to designate one individual for election to the Donnelley board until such sponsor stockholder no longer owns at least 5% of Donnelley’s outstanding common stock. The sponsor stockholders also agreed to vote for the nominees nominated by the corporate governance committee of the Donnelley board, so long as certain conditions continue to be met. See “Agreements Related to the Merger Agreement — The Sponsor Stockholders Agreements” beginning on page 135. Accordingly, the sponsor stockholders will have substantial influence over actions to be taken by Donnelley stockholders after the completion of the merger, including the election of directors to the Donnelley board.
      To the extent they maintain their ownership of Donnelley common stock and have their rights under the sponsor stockholders agreements, this substantial influence may have the effect of discouraging offers to acquire Donnelley because the completion of any such acquisition would likely require the consent of the sponsor stockholders. The interests of the sponsor stockholders, which have investments in other companies, may from time to time diverge from the interests of other Donnelley stockholders, particularly with regard to new investment opportunities.

Some of the directors and executive officers of Donnelley or Dex Media have interests in the merger that may influence them to support or approve the merger.
      Some of the directors and executive officers of Donnelley or Dex Media have interests in the merger that are different from, or in addition to, those of their stockholders, and some of the directors and officers of Donnelley or Dex Media have participated in arrangements that are different from, or in addition to, those of their stockholders. These interests include:
  Dex Media

•	the designation of certain directors and officers of Dex Media as Donnelley directors or executive officers following the merger;

•	increases in base salary and target bonus for certain executive officers;

•	the accelerated vesting in whole or in part of Dex Media stock options for executive officers;

•	potential severance payments for certain executive officers;

•	the accelerated vesting of restricted shares for Scott A. Pomeroy, Dex Media’s Chief Financial Officer; and

•	the accelerated vesting of restricted shares held by the independent directors of Dex Media.
  Donnelley

•	the designation of certain directors and officers of Donnelley as Donnelley directors or executive officers following the merger;

•	increases in base salary and target bonus for certain executive officers;

•	the granting to certain executive officers of awards of stock appreciation rights effective upon completion of the merger; and

•	potential severance payments for certain executive officers.

      The receipt of compensation or other benefits in the merger may have influenced these directors in making their recommendation that you vote in favor of the transactions contemplated by the merger agreement. See “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 98.

The merger agreement limits Donnelley’s and Dex Media’s ability to pursue an alternative acquisition proposal to the merger and requires Donnelley or Dex Media to pay a termination fee of $90 million and $150 million, respectively, if either one of them does.
      The merger agreement prohibits Donnelley and Dex Media from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement — No Solicitation” beginning on page 127. The merger agreement also provides for the payment by Donnelley or Dex Media of a termination fee of $90 million and $150 million, respectively, if the merger agreement is terminated in certain circumstances in connection with a third party initiating a competing acquisition proposal for one of the companies. See “The Merger Agreement — Termination Events; Termination Fee Required” beginning on page 129.
      In addition, in connection with the merger, each of Carlyle and Welsh Carson entered into a support agreement with Donnelley pursuant to which each of Carlyle and Welsh Carson agreed to vote a specified portion of their shares of Dex Media common stock owned by them in favor of the Dex Media merger proposal. The portion of their shares that each of Carlyle and Welsh Carson agreed to vote in this manner is equal to 20%, or 40% in the aggregate, of the total issued and outstanding Dex Media shares. If the Dex Media board (with a majority vote of its independent directors) withdraws its recommendation of the Dex Media merger proposal, the portion of Carlyle’s and Welsh Carson’s shares subject to these agreements to vote will be reduced to 15% each, or 30% in the aggregate, of the total issued and outstanding Dex Media shares. The support agreements terminate if the merger agreement is terminated for any reason, including superior proposals. The support agreements also restrict the sponsor stockholders’ ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Dex Media. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.
      Donnelley also entered into the stock purchase and support agreement, which restricts the ability of the GS Funds to take any action to solicit, initiate or knowingly encourage or facilitate the making of any acquisition proposal with respect to Donnelley. See “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.
      These provisions limit Donnelley’s and Dex Media’s ability to pursue offers from third parties that could result in greater value to Donnelley’s or Dex Media’s stockholders. The obligation to pay the termination fee also may discourage a third party from pursuing an alternative acquisition proposal.

If the stockholders of either Donnelley or Dex Media fail to approve the Donnelley merger proposal or the Dex Media merger proposal, respectively, then the merger agreement may be terminated and Donnelley or Dex Media may be required to pay a termination fee of $45 million.
      If Dex Media’s stockholders fail to approve the Dex Media merger proposal, then either Donnelley or Dex Media will be entitled to terminate the merger agreement, and, provided that Donnelley is not in breach of any of its covenants or representations or warranties set forth in the merger agreement, Dex Media will be required to pay Donnelley a termination fee of $45 million whether or not a third party acquisition proposal for Dex Media has been made or completed. If Donnelley’s stockholders fail to approve the Donnelley merger proposal, then either Donnelley or Dex Media will be entitled to terminate the merger agreement, and, provided that Dex Media is not in breach of any of its covenants or representations or warranties set forth in the merger agreement, Donnelley will be required to pay Dex Media a termination fee of $45 million whether or not a third party acquisition proposal for Donnelley has been made or completed. No assurance can be given that the stockholders of either Donnelley or Dex Media will approve the Donnelley merger proposal or the Dex Media merger proposal, respectively, and a termination fee may be payable by either or both parties as a result thereof.

The unaudited pro forma financial data included in this joint proxy statement/ prospectus are preliminary and Donnelley’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/ prospectus.
      The unaudited pro forma financial data in this joint proxy statement/ prospectus reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Dex Media’s net assets. The purchase price allocation reflected in this joint proxy statement/ prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Dex Media as of the date of the completion of the merger. Donnelley may need to revise materially its current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/ prospectus.
      The unaudited pro forma financial data in this joint proxy statement/ prospectus are presented for illustrative purposes only and are not necessarily indicative of what Donnelley’s actual financial position or results of operations would have been had the following transactions been completed on the dates indicated: (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing and (3) the merger and related financings. The unaudited pro forma financial data in this joint proxy statement/ prospectus do not give effect to (1) Donnelley’s or Dex Media’s results of operations or other transactions or developments since September 30, 2005 or (2) the cost savings and one-time charges expected to result from the merger. The foregoing matters and other factors could cause both Donnelley’s pro forma historical financial position and results of operations, and Donnelley’s actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this joint proxy statement/ prospectus.

The results of Donnelley’s operations after the completion of the merger may be affected by factors different from, or in addition to, those currently affecting the results of Dex Media’s operations, and the market value of Donnelley common stock may decrease after the completion of the merger.
      Upon the completion of the merger, the holders of Dex Media common stock will become holders of Donnelley common stock. The geographic areas in which Donnelley currently operates are not the same as the areas in which Dex Media operates and the results of Donnelley’s operations after the completion of the merger may be affected by factors different from or in addition to those currently affecting the results of Dex Media’s operations. The market value of the shares of Donnelley common stock that Dex Media stockholders receive in the merger could decrease following the completion of the merger. For a discussion of the businesses of Donnelley and Dex Media and factors to consider in connection with those businesses, please see the documents incorporated by reference into this joint proxy statement/ prospectus and listed under the section captioned “Where You Can Find More Information” beginning on page 172.

Anti-takeover provisions could delay, deter or prevent a change in control of Donnelley even if the change in control would be beneficial to Donnelley stockholders.
      Donnelley is a Delaware corporation subject to Delaware state law. Some provisions of Delaware law could interfere with or restrict takeover bids or other change in control events affecting Donnelley. Also, provisions in Donnelley’s certificate of incorporation related to the division of members of the Donnelley board into classes so that not all directors are up for election each year and other agreements to which Donnelley is a party could delay, deter or prevent a change in control of Donnelley, even if a change in control would be beneficial to stockholders. One statutory provision prohibits, except under specified circumstances, Donnelley from engaging in any business combination with any stockholder who owns 15% or more of Donnelley’s common stock (which stockholder, under the statute, would be considered an “interested stockholder”) for a period of three years following the time that such stockholder became an interested stockholder. Donnelley also has in place a rights plan or “poison pill” that generally precludes third parties from acquiring more than 20% of Donnelley’s voting power without approval of the Donnelley board. In addition, Donnelley may be required to make payments to certain officers of Donnelley under employment and/or severance agreements and benefits under certain employee options and stock-based incentive plans may accelerate in connection with a change in control of Donnelley, which may make Donnelley a less attractive target to a potential acquirer.

Shares eligible for future sale may adversely affect the combined company’s common stock price.
      Following the merger, sales of substantial amounts of the combined company’s common stock in the public market, or the perception that these sales may occur, could cause the market price of the combined company’s common stock to decline. This could also impair the combined company’s ability to raise additional capital through the sale of its equity securities. Under Donnelley’s certificate of incorporation, Donnelley is, and the combined company will be, authorized to issue up to 400 million shares of Donnelley common stock. Upon completion of the merger, approximately 68.3 million shares of Donnelley common stock are expected to be issued and outstanding and approximately 8.4 million shares of Donnelley common stock are expected to be issuable upon the exercise of outstanding stock options. Donnelley has entered into a stockholders agreement with the sponsor stockholders granting certain demand and piggyback registration rights to the sponsor stockholders, as well as piggyback registration rights for certain of Dex Media’s stockholders. Neither Donnelly nor Dex Media can predict the size of future issuances of the combined company’s common stock or the effect, if any, that future sales and issuances of shares of the combined company’s common stock would have on the market price of the combined company’s common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This joint proxy statement/ prospectus, including information and other documents incorporated by reference into this joint proxy statement/ prospectus, contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 that relate to the businesses of Donnelley and Dex Media, respectively. These forward-looking statements are found at various places throughout this joint proxy statement/ prospectus and the other documents incorporated by reference in this joint proxy statement/ prospectus. These forward-looking statements include, without limitation, those relating to projected financial and operating results, earnings and cash flows, future actions, new projects, strategies and the outcome of contingencies such as legal proceedings, in each case relating to Donnelley or Dex Media, respectively. Those forward looking statements, wherever they occur in this joint proxy statement/ prospectus or the other documents incorporated by reference in this joint proxy statement/ prospectus, are necessarily estimates or projections reflecting the judgment of the respective management of Donnelley and Dex Media and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.
      You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this joint proxy statement/ prospectus, including those set forth under the heading “Risk Factors” beginning on page 35; the risks discussed in Donnelley’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; the risks discussed in Dex Media’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in Item 1 “Business” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Standalone Company and elsewhere in Dex Media’s Report”; and the following important factors and assumptions, could affect the future results of Donnelley following the completion of the merger, or the future results of Donnelley and Dex Media if the merger does not occur, and could cause actual results to differ materially from those expressed in any forward-looking statements:

•	the ability of Donnelley to integrate the Dex Media businesses with Donnelley’s businesses and achieve the expected strategic advantages and cost savings from the merger;

•	the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger, at the Dex Media special meeting;

•	the approval of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, at the Donnelley special meeting;

•	the timing of the completion of the merger;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the actual financial position and results of operations of Donnelley following the merger, which may differ significantly from the pro forma financial data contained in this joint proxy statement/ prospectus;

•	the impact of competitive products and pricing;

•	general market conditions in the directory publishing industry;

•	the level of capital resources required for future acquisitions and operations and commitments for debt service obligations; and

•	changes in laws and regulations.
      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the joint proxy statement/ prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Donnelley nor Dex Media undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE DONNELLEY SPECIAL MEETING
General
      This joint proxy statement/ prospectus is being provided to Donnelley stockholders as part of a solicitation of proxies by the Donnelley board for use at the special meeting of Donnelley stockholders and at any adjournment or postponement of the Donnelley special meeting. This joint proxy statement/ prospectus is first being furnished to stockholders of Donnelley on or about December 23, 2005. This joint proxy statement/ prospectus provides Donnelley stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Donnelley special meeting.
Date, Time and Place of the Donnelley Special Meeting
      The Donnelley special meeting will be held at 2:00 p.m, Eastern Standard Time, on January 25, 2006, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.
Purposes of the Donnelley Special Meeting
      At the Donnelley special meeting, Donnelley stockholders will be asked to:

•	approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger;

•	approve adjournments or postponements of the Donnelley special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Donnelley special meeting to approve the Donnelley merger proposal; and

•	consider and take action upon any other business that may properly come before the Donnelley special meeting, or any reconvened meeting, following an adjournment or postponement of the Donnelley special meeting.
      Donnelley stockholders should read carefully this joint proxy statement/ prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger. In particular, Donnelley stockholders are directed to the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A.
Record Date; Outstanding Shares; Shares Entitled To Vote
      The record date for the Donnelley special meeting was December 19, 2005. This means that you must have been a stockholder of record of Donnelley’s capital stock at the close of business on December 19, 2005 in order to vote at the special meeting. For each proposal that properly comes before the Donnelley special meeting, you are entitled to one vote for each share of common stock you own (including the Donnelley preferred stock on an as-converted basis). On Donnelley’s record date, 31,885,914 shares of common stock were outstanding. In addition, as of the record date, the GS Funds owned 100,301 shares of the Donnelley’s preferred stock, and are entitled to vote these shares on an as converted basis (equivalent to 5,182,125 shares of Donnelley common stock on the record date). Holders of Donnelley common stock and, on an as-converted basis, Donnelley preferred stock will vote together as a single class. Therefore, a total of 37,068,039 shares are entitled to vote at the Donnelley special meeting. This number excludes treasury shares, which carry no vote. As of Donnelley’s record date, the outstanding shares of Donnelley common stock were held by approximately 4,361 holders of record.
      In connection with the merger agreement, the GS Funds entered into the stock purchase and support agreement pursuant to which the GS Funds agreed to vote their shares of Donnelley preferred stock, on an as-converted basis, in favor of the Donnelley merger proposal. In addition, the stock purchase and support agreement restricts the ability of the GS Funds to take any action to solicit, initiate or knowingly encourage or facilitate the making of any acquisition proposal with respect to Dex Media. See “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.

A complete list of Donnelley stockholders entitled to vote at the Donnelley special meeting will be available for inspection at the executive offices of Donnelley during regular business hours for a period of no less than ten days before the Donnelley special meeting.
Quorum and Voting Rights
      A quorum of stockholders is necessary to hold a valid special meeting of Donnelley. The required quorum for the transaction of business at the Donnelley special meeting is a majority of Donnelley’s shares entitled to vote, either present or represented by proxy at the Donnelley special meeting. All shares of Donnelley common stock represented at the Donnelley special meeting, including abstentions and broker non-votes, will be treated as shares that are present for purposes of determining the presence of a quorum for all matters coming before the Donnelley special meeting.
      The votes required to approve the respective proposals at the Donnelley special meeting are:

•	approval of the Donnelley merger proposal requires the affirmative vote of Donnelley stockholders having the majority of voting power present in person, or represented by proxy, at the Donnelley special meeting. Holders of Donnelley common stock and, on an as-converted basis, Donnelley preferred stock will vote together as a single class. In order for the Donnelley merger proposal approval to be effective, the votes cast (whether for or against) on the Donnelley merger proposal at the Donnelley special meeting must represent a majority of the outstanding shares of Donnelley capital stock entitled to vote on the Donnelley merger proposal;

•	approval of adjournments or postponements of the Donnelley special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Donnelley special meeting to approve the Donnelley merger proposal, requires approval of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Donnelley special meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Donnelley special meeting; and

•	approval of any other business that may properly come before the Donnelley special meeting, or any reconvened meeting, following an adjournment or postponement of the Donnelley special meeting and on any other matters, if any, that are properly presented at the meeting for consideration of the stockholders, requires a quorum to be present and the votes cast favoring such proposal to exceed the votes cast opposing such proposal.
For a discussion of how broker non-votes and abstentions will affect the outcome of the vote on these proposals, see “— Voting; Proxies — Voting Shares Held in Street Name” beginning on page 44 and “— Voting; Proxies — Abstaining from Voting” on page 45.
Recommendation of the Donnelley Board
      As discussed elsewhere in this joint proxy statement/ prospectus, the Donnelley board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, and has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger, are in the best interests of Donnelley and its stockholders. The Donnelley board recommends that Donnelley stockholders vote:

•	FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger; and

•	FOR any adjournments or postponements of the Donnelley special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Donnelley special meeting to approve the Donnelley merger proposal.
Your proxy will be so voted unless you specify otherwise.

      Your proxy will also be voted in the discretion of the proxies for any other business that may properly come before the Donnelley special meeting or any convened meeting following an adjournment or postponement of the Donnelley special meeting.
Voting by Donnelley’s Directors and Executive Officers
      At the close of business on the record date for the Donnelley special meeting, Donnelley’s directors and executive officers and their affiliates had the right to vote approximately 5,354,598 shares of the then outstanding Donnelley common stock at the Donnelley special meeting. As of the record date, these shares represented approximately 14% of the Donnelley common stock outstanding on the record date (and less than 1% excluding shares that the GS Funds are entitled to vote as of that date). See the discussion regarding the GS Funds’ agreement to vote in favor of the merger agreement proposal below in “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.
Voting; Proxies
      You may vote in person at the Donnelley special meeting or by proxy. Donnelley recommends you vote by proxy even if you plan to attend the Donnelley special meeting. If you vote by proxy, you may change your vote if you attend the Donnelley special meeting.
      If you own shares of Donnelley common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), your proxy will be voted in accordance with your instructions. The named proxies will vote all shares at the Donnelley special meeting that have been properly voted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted in accordance with the recommendation of the Donnelley board as described above.
      If you hold shares of Donnelley common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. Also, see “— Voting Shares Held in Street Name” below.
      If you are a participant in Donnelley’s 401(k) Savings Plan or the Dun & Bradstreet Corporation Employee Stock Purchase Plan and have funds invested in Donnelley common stock, your proxy card will serve as a voting instruction for the trustee of the respective plan. Fractional shares you hold in the plans are printed on the proxy card and will be voted by the trustee in accordance with your instructions. If a proxy covering shares in the plans has not been received on or before 5:00 p.m., Eastern Standard Time, on January 23, 2006, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

Voting Shares Held in Street Name
      Generally, with respect to proposals that are not considered routine under the NYSE rules, a broker or other nominee may only vote the common stock that it holds in street name for you in accordance with your instructions. You should instruct your broker using the written instruction form and envelope provided by your broker or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee for instructions on how to vote your shares. If your broker or other nominee has not received your instructions, your broker or other nominee does not have the discretion to vote on matters unless the matters are considered routine. A “broker non-vote” occurs if your broker or other nominee cannot vote on a particular matter because your broker or other nominee has not received instructions from you and because the proposal is not routine.
      If you wish to vote on the Donnelley merger proposal, you must provide instructions to your broker or other nominee because this proposal is not routine. If you do not provide your broker or other nominee with instructions, your broker or other nominee will not be authorized to vote with respect to the Donnelley merger proposal, and a broker non-vote will occur. This will generally have no effect on the outcome of the vote to approve the Donnelley merger proposal. However, if you are a Donnelley stockholder and you abstain from voting on the Donnelley merger proposal, or fail to give voting instructions to your nominee, your votes will not count towards the total votes cast on the Donnelley merger proposal for purposes of determining if the necessary majority of outstanding shares has voted on the Donnelley merger proposal.
      If you wish to vote on any proposal to approve adjournments or postponements of the Donnelley special meeting, you should provide instructions to your broker or other nominee. If you do not provide instructions to your broker or other nominee, your broker or other nominee generally will have the authority to vote on proposals such as the adjournment or postponement of meetings. However, your broker or other nominee will not be authorized to vote on any proposal to adjourn or postpone the meeting solely relating to the solicitation of proxies to approve the Donnelley merger proposal.

Abstaining from Voting
      An abstention occurs when a stockholder completes, signs and returns the enclosed proxy card(s) or voting instruction card(s) and indicates that the stockholder is abstaining. Your abstention from voting will have the following effects:

•	abstentions will have the same effect as a vote against the approval of the Donnelley merger proposal; and

•	abstentions will have the same effect as a vote against the approval of adjournments or postponements of the Donnelley special meeting.
How To Vote
      You can vote by simply signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/ prospectus. You may also vote by attending the Donnelley special meeting. However, if your Donnelley shares are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Donnelley special meeting.
Revoking Your Proxy
      You can revoke your proxy at any time before its exercise by:

•	sending a written notice to the Corporate Secretary of Donnelley, at 1001 Winstead Drive, Cary, North Carolina 27513, bearing a date later than the date of the proxy, that is received prior to the Donnelley special meeting and states that you revoke your proxy;

•	signing another proxy card(s) or voting instruction card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.
      If your Donnelley shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.
Other Voting Matters

Voting in Person
      If you plan to attend the Donnelley special meeting and wish to vote in person, Donnelley will give you a ballot at the special meeting. However, if your Donnelley shares are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Donnelley special meeting. You are encouraged to return your completed, signed and dated proxy card(s) or voting instruction card(s) even if you plan to attend the Donnelley special meeting to ensure that your Donnelley shares will be represented and voted at the Donnelley special meeting.

Electronic Access to Proxy Material
      This joint proxy statement/ prospectus is available on Donnelley’s Internet site at www.rhd.com. Information contained on Donnelley’s website is not part of this joint proxy statement/ prospectus.

People with Disabilities
      Donnelley can provide you with reasonable assistance to help you participate in the special meeting if you tell Donnelley about your disability and how you plan to attend. Please call or write to Donnelley’s Corporate Secretary at 1001 Winstead Drive, Cary, North Carolina 27513, (513) 579-7000, at least two weeks before the Donnelley special meeting.
Proxy Solicitations
      Donnelley is soliciting proxies for the Donnelley special meeting from Donnelley stockholders. Donnelley will bear the entire cost of soliciting proxies from Donnelley stockholders, except that Donnelley and Dex Media will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/ prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/ prospectus. In addition to this mailing, Donnelley’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Donnelley has also engaged D.F. King & Co., Inc. for a fee of approximately $15,000 plus reimbursement of expenses to assist in the solicitation of proxies. Donnelley and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Donnelley common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should promptly submit your completed proxy card(s) without delay by mail.
Other Business; Adjournments or Postponements
      Donnelley is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment.
      Any adjournment may be made from time to time by approval of the Donnelley stockholders holding a majority of the shares present, in person or represented by proxy, and entitled to vote at the Donnelley special meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Donnelley special meeting. In addition, if the adjournment of the Donnelley special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, a notice of the adjourned meeting must be given to each Donnelley stockholder of record entitled to vote at such special meeting. If a quorum is not present at the Donnelley special meeting or if at the time of the Donnelley special meeting there are not sufficient votes to approve the merger agreement proposal, Donnelley stockholders may be asked to vote on a proposal to adjourn or postpone the Donnelley special meeting to permit further solicitation of proxies. Donnelley does not currently intend to seek an adjournment of the Donnelley special meeting.
Assistance
      If you need assistance in completing your proxy card or have questions regarding Donnelley’s special meeting, please contact D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, (800) 967-7921.

THE DEX MEDIA SPECIAL MEETING
General
      This joint proxy statement/ prospectus is being provided to Dex Media stockholders as part of a solicitation of proxies by the Dex Media board for use at the special meeting of Dex Media stockholders and at any adjournment or postponement of the Dex Media special meeting. This joint proxy statement/ prospectus is first being furnished to stockholders of Dex Media on or about December 23, 2005. In addition, this joint proxy statement/ prospectus is being furnished to Dex Media stockholders as a prospectus for Donnelley in connection with the issuance by Donnelley of shares of Donnelley common stock to Dex Media stockholders in connection with the merger. This joint proxy statement/ prospectus provides Dex Media stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Dex Media special meeting.
Date, Time and Place of the Dex Media Special Meeting
      The Dex Media special meeting will be held at 12:00 p.m., Mountain Standard Time, on January 25, 2006, at Dex Media’s offices, 198 Inverness Drive West, Englewood, Colorado 80112.
Purposes of the Dex Media Special Meeting
      At the Dex Media special meeting, Dex Media’s stockholders will be asked to:

•	adopt the merger agreement and approve the merger;

•	approve adjournments or postponements of the Dex Media special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Dex Media special meeting to adopt the merger agreement and approve the merger; and

•	consider and take action upon any other business that may properly come before the Dex Media special meeting, or any adjournment or postponement thereof.
Dex Media stockholders should read carefully this joint proxy statement/ prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Dex Media stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/ prospectus.
Record Date; Outstanding Shares; Shares Entitled To Vote
      The record date for the Dex Media special meeting was December 19, 2005. This means that you must have been a stockholder of record of Dex Media’s common stock at the close of business on December 19, 2005 in order to vote at the special meeting. For each proposal that properly comes before the Dex Media special meeting, you are entitled to one vote for each share of common stock you own. On Dex Media’s record date, 150,687,620 shares of common stock were outstanding. This number excludes treasury shares, which carry no votes. As of Dex Media’s record date, the outstanding shares of Dex Media common stock were held by approximately 33 holders of record.
      As of Dex Media’s record date, the sponsor stockholders collectively beneficially owned approximately 52% of Dex Media’s common stock. In connection with the merger, the sponsor stockholders entered into a sponsor support agreement pursuant to which they agreed to vote their shares of Dex Media common stock in favor of the proposal to adopt the merger agreement and approve the merger. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.
      A complete list of Dex Media stockholders entitled to vote at the Dex Media special meeting will be available for inspection at the executive offices of Dex Media during regular business hours for a period of no less than ten days before the special meeting.

Quorum and Voting Rights
      A quorum of stockholders is necessary to hold a valid special meeting of Dex Media. The required quorum for the transaction of business at the Dex Media special meeting is a majority of the outstanding shares of Dex Media common stock entitled to vote and present at the Dex Media special meeting, whether in person or by proxy. All shares of Dex Media common stock represented at the Dex Media special meeting, including abstentions and broker non-votes, will be treated as shares that are present for purposes of determining the presence of a quorum for all matters coming before the Dex Media special meeting.
      The votes required to approve the respective proposals at the Dex Media special meeting are:

•	adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Dex Media common stock entitled to vote;

•	approval of adjournments or postponements of the Dex Media special meeting, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Dex Media special meeting to approve the Dex Media merger proposal, requires the affirmative vote of a majority of the shares of Dex Media common stock present in person or represented by proxy and entitled to vote at the Dex Media special meeting; and

•	approval of any other business that may properly come before the Dex Media special meeting, or any reconvened meeting, following an adjournment or postponement of the Dex Media special meeting and on any other matters, if any, that are properly presented at the meeting for consideration of the stockholders, requires a quorum to be present and the votes cast favoring such proposal to exceed the votes cast opposing such proposal.
For a discussion of how broker non-votes and abstentions will affect the outcome of the vote on these proposals, see “— Voting; Proxies — Voting Shares Held in Street Name” beginning on page 49 and “— Voting; Proxies — Abstaining from Voting” on page 49.
Recommendation of the Dex Media Board
      As discussed elsewhere in this joint proxy statement/prospectus, the Dex Media board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Dex Media and its stockholders. The Dex Media board recommends that Dex Media stockholders vote:

•	FOR the proposal to adopt the merger agreement and approve the merger at the Dex Media special meeting; and

•	FOR any adjournments or postponements of the Dex Media special meeting.
Your proxy will be so voted unless you specify otherwise.
      Your proxy will also be voted in the discretion of the proxies for any other business that may properly come before the Dex Media special meeting or any convened meeting following an adjournment or postponement of the Dex Media special meeting.
Voting by Dex Media’s Directors and Executive Officers
      At the close of business on the record date for the Dex Media special meeting, Dex Media’s directors and executive officers and their affiliates (excluding Carlyle and Welsh Carson) had the right to vote approximately 764,480 shares of the then outstanding Dex Media common stock at the Dex Media special meeting. As of the record date, Carlyle and Welsh Carson had the right to vote, in the aggregate approximately 78,035,618 shares of Dex Media common stock, or approximately 52% of the Dex Media common stock outstanding and entitled to vote at the meeting. In connection with the merger, each of Carlyle and Welsh Carson entered into a support agreement with Donnelley pursuant to which each of Carlyle and Welsh Carson agreed to vote a specified portion of their shares of Dex Media common stock owned by them in favor of the Dex Media merger proposal. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.
Voting; Proxies
      You may vote in person at the Dex Media special meeting or by proxy. Dex Media recommends you vote by proxy even if you plan to attend the Dex Media special meeting. If you vote by proxy, you may change your vote if you attend the Dex Media special meeting.
      If you own shares of Dex Media common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), your proxy will be voted in accordance with your instructions. The named proxies will vote all shares at the Dex Media special meeting that have been properly voted and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted in accordance with the recommendation of the Dex Media board as described above.
      If you hold shares of Dex Media common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. Also, see “— Voting Shares Held in Street Name” below.

Voting Shares Held in Street Name
      Generally, with respect to proposals that are not considered routine under the NYSE rules, a broker or other nominee may only vote the common stock that it holds in street name for you in accordance with your instructions. You should instruct your broker using the written instruction form and envelope provided by your broker or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee for instructions on how to vote your shares. If your broker or other nominee has not received your instructions, your broker or other nominee does not have the discretion to vote on matters unless the matters are considered routine. A “broker non-vote” occurs if your broker or other nominee cannot vote on a particular matter because your broker or other nominee has not received instructions from you and because the proposal is not routine.
      If you wish to vote on the Dex Media merger proposal, you must provide instructions to your broker or other nominee because this proposal is not routine. If you do not provide your broker or other nominee with instructions, your broker or other nominee will not be authorized to vote with respect to the Dex Media merger proposal, and a broker non-vote will occur. This will have the same effect as a vote against the Dex Media merger proposal.
      If you wish to vote on any proposal to approve adjournments or postponements of the Dex Media special meeting, you should provide instructions to your broker or other nominee. If you do not provide instructions to your broker or other nominee, your broker or other nominee generally will have the authority to vote on proposals such as the adjournment or postponement of meetings. However, your broker or other nominee will not be authorized to vote on any proposal to adjourn or postpone the meeting solely relating to the solicitation of proxies to approve the Dex Media merger proposal.

Abstaining from Voting
      An abstention occurs when a stockholder completes, signs and returns the enclosed proxy card(s) or voting instruction card(s) and indicates that the stockholder is abstaining. Your abstention from voting will have the following effects:

•	abstentions will have the same effect as a vote against the approval of the Dex Media merger proposal; and

•	abstentions will have the same effect as a vote against the approval of adjournments or postponements of the Dex Media special meeting.

How To Vote
      You can vote by simply signing, dating and mailing your proxy card(s) or voting instruction card(s) in the postage-paid envelope included with this joint proxy statement/ prospectus. You may also vote by attending the Dex Media special meeting. However, if your Dex Media shares are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Dex Media special meeting.
Revoking Your Proxy
      You can revoke your proxy at any time before its exercise by:

•	sending a written notice to the Corporate Secretary of Dex Media, at 198 Inverness Drive West, Englewood, Colorado 80112, bearing a date later than the date of the proxy, that is received prior to the Dex Media special meeting and states that you revoke your proxy;

•	signing another proxy card(s) or voting instruction card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.
      If your Dex Media shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.
Other Voting Matters

Voting in Person
      If you plan to attend the Dex Media special meeting and wish to vote in person, Dex Media will give you a ballot at the special meeting. However, if your Dex Media shares are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Dex Media special meeting. You are encouraged to return your completed, signed and dated proxy card(s) or voting instruction card(s) even if you plan to attend the Dex Media special meeting to ensure that your Dex Media shares will be represented and voted at the Dex Media special meeting.

Electronic Access to Proxy Materials
      This joint proxy statement/ prospectus is available on Dex Media’s Internet site at www.dexmedia.com. Information contained on Dex Media’s website is not part of this joint proxy statement/ prospectus.

People with Disabilities
      Dex Media can provide you with reasonable assistance to help you participate in the special meeting if you tell Dex Media about your disability and how you plan to attend. Please call or write to Dex Media’s Corporate Secretary at 198 Inverness Drive West, Englewood, Colorado 80112, (303) 784-2900 at least two weeks before the Dex Media special meeting.
Proxy Solicitations
      Dex Media is soliciting proxies for the Dex Media special meeting from Dex Media stockholders. Dex Media will bear the entire cost of soliciting proxies from Dex Media stockholders, except that Donnelley and Dex Media will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/ prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/ prospectus. In addition to this mailing, Dex Media’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Dex Media has also engaged MacKenzie Partners, Inc., for a fee of approximately $7,500 plus reimbursement of expenses to assist in the solicitation of proxies. Dex Media and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Dex Media common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should promptly submit your completed proxy card(s) without delay by mail.
      Stockholders should not submit any Dex Media stock certificates with their proxy cards.
Other Business; Adjournments and Postponements
      Dex Media is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment.
      Any adjournment may be made from time to time by approval of the Dex Media stockholders holding a majority of the voting power present in person or by proxy at the Dex Media special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each Dex Media stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, Dex Media stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is not present at the special meeting, the holders of a majority of the Dex Media shares entitled to vote who are present in person or by proxy may adjourn or postpone the special meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of Dex Media common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies. Dex Media does not currently intend to seek an adjournment at the Dex Media special meeting.
Assistance
      If you need assistance in completing your proxy card or have questions regarding Dex Media’s special meeting, please contact MacKenzie Partners, Inc. at (800) 322-2885 or write to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or Dex Media’s Investor Relations at (303) 784-2900 or write to Dex Media, Inc., 198 Inverness Drive West, Englewood, Colorado 80112, Attention: Investor Relations.

INFORMATION ABOUT THE COMPANIES
Donnelley
      Donnelley is a leading yellow pages publisher and local online search company. Donnelley publishes Sprint-branded directories in 18 states, with major markets including Las Vegas, Nevada and Orlando and Lee County, Florida, with a total distribution of approximately 18 million serving approximately 160,000 local and national advertisers. Donnelley also publishes SBC-branded directories in Illinois and Northwest Indiana, with a total distribution of approximately 10 million serving approximately 100,000 local and national advertisers. Donnelley also offers online city guides and search web sites in all of its Sprint markets under the Best Red Yellow Pages brand at www.bestredyp.com and in the Chicagoland area at www.chicagolandyp.com.
      Donnelley’s principal executive offices are located at 1001 Winstead Drive, Cary, North Carolina 27513, and Donnelley’s telephone number is (919) 297-1600. Donnelley’s common stock is listed on the NYSE under the symbol “RHD.” Donnelley’s predecessor corporation, The Dun & Bradstreet Corporation, was incorporated in 1973 under Delaware law. Donnelley’s website is located at www.rhd.com. Information contained on Donnelley’s websites is not part of this joint/proxy statement prospectus.
Dex Media
      Dex Media is the exclusive publisher of the “official” yellow pages and white pages directories for Qwest Communications International Inc. in the Dex states. In 2004, Dex Media published 269 directories and printed approximately 44.5 million copies of these directories for distribution to business and residential consumers throughout Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Dex Media’s Internet-based directory, DexOnline.com, which is bundled with Dex Media’s print product to provide web-based access to its directories, further extends the distribution of advertisers’ content.
      Dex Media’s principal executive offices are located at 198 Inverness Drive West, Englewood, Colorado 80112, and Dex Media’s telephone number is (303) 784-2900. Dex Media’s common stock is listed on the NYSE under the symbol “DEX.” Dex Media was incorporated in 2002 under Delaware law. Dex Media’s website is located at www.dexmedia.com. Information contained on Dex Media’s websites is not part of this joint/proxy statement prospectus.
Merger Sub
      Merger Sub is a newly formed and wholly owned subsidiary of Donnelley. If the merger is completed, Dex Media will be merged with and into Merger Sub with Merger Sub surviving the merger. Upon the completion of the merger, Merger Sub will be named Dex Media, Inc. Merger Sub was incorporated in 2005 under Delaware law solely to conduct the merger and has not conducted any business to date. The principal executive offices of Merger Sub are located at 1001 Winstead Drive, Cary, North Carolina 27513, and its telephone number is (919) 297-1600.

THE MERGER
      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement and the financial advisor opinions which are attached as Annexes A and E through H to this joint proxy statement/ prospectus and are incorporated by reference herein. The next sections of this joint proxy statement/ prospectus, “The Merger Agreement” beginning on page 115 and “Agreements Related to the Merger Agreement” beginning on page 135 have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement. You are encouraged to read carefully all of those documents as well as the discussion in this joint proxy statement/ prospectus.
Background of the Merger
      In pursuing its strategy for enhancing shareholder value, Donnelley has regularly considered possible acquisitions, strategic alliances and other forms of business combination transactions relating to Donnelley’s core business. In January 2003, Donnelley completed the $2.2 billion cash acquisition of Sprint Corporation’s directory publishing business. In December 2003, Donnelley and Dex Media discussed a possible business combination but concluded that the timing was not right. In September 2004, Donnelley completed the $1.4 billion cash acquisition of SBC Communications Inc.’s directory publishing business in Illinois and Northwest Indiana. With the integration of those acquisitions substantially complete, in early 2005, Donnelley began to more actively consider various other strategic transactions.
      Beginning in late 2003, the Dex Media board began to consider ways to expand Dex Media’s market presence as well as to enhance shareholder value beyond its ability to grow internally. On July 21, 2004, Dex Media completed its initial public offering of common stock at an offering price of $19.00 per share and, on January 25, 2005, completed a secondary offering of common stock at an offering price of $23.25. The Dex Media board has also regularly met to review and assess potential value-enhancing strategies, including opportunities for expansion by acquiring one or more companies, the payment of a special dividend to its stockholders or a share buy-back program.
      From time to time beginning in late January 2005 through early June 2005, David C. Swanson, Donnelley’s Chief Executive Officer and George A. Burnett, Dex Media’s President and Chief Executive Officer, discussed the possibility of a business combination involving Donnelley and Dex Media but no specific terms for a transaction were discussed. Donnelley management studied the merits of such a transaction, along with other strategic transactions, and in early March 2005 engaged JPMorgan to advise it on various strategic matters, including a possible business combination transaction with Dex Media. These matters were discussed at several Donnelley board meetings in early 2005, including at a meeting on April 21st. Between January 2005 and May 2005, representatives of Donnelley and Dex Media management also discussed potential opportunities to partner in connection with their respective online strategies, but those discussions were superceded by the discussions surrounding the potential business combination.
      Consistent with its customary practice to meet regularly to discuss Dex Media’s long-term plans and strategies, on May 18, 2005 and May 19, 2005, Dex Media’s board held a regularly scheduled meeting at which such matters were discussed. At that meeting, the Dex Media board reviewed Dex Media’s historical and current business operations and financial performance, and senior management presented an initial, proposed long-term plan, including the key factors that were expected to contribute to future growth, as well as the potential effect of various risks on that plan. Senior management also presented an overview of the competitive landscape and reviewed the potential benefits and risks associated with a possible business combination transaction with Donnelley. As part of the accompanying discussion, the directors were provided with an update regarding the discussions between Mr. Burnett and Donnelley’s senior management.
      At a May 25, 2005 regularly scheduled meeting to discuss strategy and long term planning, the Donnelley board discussed the possibility of a business combination transaction involving Dex Media, including the risks and potential benefits of such a transaction, and received a presentation from JPMorgan regarding the financial aspects of such a possible transaction and the merits of a combination compared to stand-alone alternatives. The

Donnelley board and management discussed possible structures for a transaction, the long term outlook for the industry generally and for Donnelley’s business on a stand-alone basis and the board’s view that the key to the success of a business combination with Dex Media would be the strengths that the Donnelley senior management team would bring to the combined company. At that meeting, the Donnelley board authorized management to explore a possible transaction with Dex Media within the parameters discussed at the meeting, including that Donnelley management would manage the combined company. Thereafter, Donnelley engaged its regular outside transactional counsel, Jones Day, as its legal advisor in connection with a possible transaction.
      On May 31, 2005, Mr. Swanson spoke with Mr. Burnett in a follow up on their earlier conversations and to report that the Donnelley board had reviewed the possibility of a business combination transaction with Dex Media and had authorized Donnelley management to pursue such a transaction further. Mr. Swanson noted Donnelley’s board’s position regarding management of a combined company. They agreed to schedule a meeting in early June to explore the possible benefits and risks associated with a business combination. On June 9th, Steven M. Blondy, Donnelley’s Senior Vice President and Chief Financial Officer, Robert J. Bush, Donnelley’s Vice President and General Counsel, Francis B. Barker, Dex Media’s Senior Vice President, Strategy and Corporate Development, Frank M. Eichler, Dex Media’s Senior Vice President and General Counsel, and representatives of JPMorgan and Lehman Brothers met to discuss their visions for a combined company, the shared goals and objectives of Donnelley and Dex Media’s management teams, initial high level synergy potential and process and logistics for a possible business combination. The parties agreed to continue to explore the transaction and conduct due diligence.
      Members of Dex Media’s senior management engaged in discussions with representatives of Lehman Brothers on June 3, 2005 to discuss a possible transaction with Donnelley and Lehman Brothers’ retention as lead financial advisor to Dex Media in connection with a possible transaction.
      On June 13, 2005, Donnelley and Dex Media entered into a mutual non-disclosure agreement which contained customary mutual standstill provisions precluding the parties from making unsolicited takeover bids or acquiring the other parties’ voting securities. Later that week, the parties began their legal and financial due diligence, which continued through the announcement of the transaction on October 3, 2005.
      At a June 13, 2005 meeting of the Executive Committee of the Dex Media board, the members of the Committee, James A. Attwood, Jr. and Anthony J. de Nicola, Dex Media’s Co-Chairmen, and Mr. Burnett met with Dex Media’s senior management and legal advisors to review the status of discussions with Donnelley. The Executive Committee authorized Dex Media’s senior management to continue discussions with Donnelley concerning a potential transaction and requested that management provide an update to the full Dex Media board at a special meeting to be convened the following week.
      On June 15, 2005 and again on July 4, 2005, Donnelley senior management reported on the status of discussions with Dex Media to the Donnelley board.
      At a June 21, 2005 meeting, the Dex Media board engaged Lehman Brothers as its financial advisor and Latham & Watkins LLP as its legal advisor in connection with a potential business combination transaction with Donnelley. The Dex Media board then discussed with its legal and financial advisors the possible structure and timing for a transaction, and representatives of Latham & Watkins advised the board of its fiduciary duties in considering a transaction. Also at that meeting, the Dex Media board established a Finance Committee composed of Messrs. Attwood, de Nicola and Lewis. The Finance Committee was delegated responsibility for overseeing, on behalf of the Dex Media board, the day-to-day management of matters arising in connection with a potential transaction with Donnelley.
      On June 30, 2005, Dex Media’s senior management provided an update to the Finance Committee regarding the status of discussions with Donnelley and the progress of legal and financial due diligence. The Finance Committee discussed potential structures and their tax implications with Dex Media’s legal and financial advisors. The members of the Finance Committee also discussed the approach to be in taken in discussions with Donnelley.
      On July 6, 2005, representatives of Lehman Brothers informed representatives of JPMorgan in more detail of Dex Media’s view of the key terms for a possible business combination transaction, including a merger in which Dex Media stockholders would receive a combination of cash and stock valued at $28 per share of Dex Media common stock, following which the Dex Media board members would represent a majority of the combined company’s board, and most of the senior management of the combined company would be Dex Media executives. The proposed $28 per Dex Media share at that time represented a premium of 18% to the 30 day average closing sales price for Dex Media common stock on the NYSE and included approximately $1.5 billion in cash.
      On July 7, 2005, at Donnelley’s request, representatives of JPMorgan called representatives of Lehman Brothers and informed them that Donnelley was not willing to engage in further discussions with respect to a transaction on the terms outlined by Dex Media because, among other things, Dex Media’s proposal did not contemplate a meaningful role in the combined company for Donnelley’s senior management, contrary to the views of the Donnelley board.
      The following week, at the request of Donnelley management, Terence M. O’Toole, a member of the Donnelley board formerly affiliated with Donnelley’s largest stockholder, Goldman Sachs, had several conversations with Dex Media’s Co-Chairmen, in which they further explored the parties’ respective views on the terms of a possible business combination.
      On July 20, 2005, at a regularly scheduled meeting of the Dex Media board, Dex Media’s Co-Chairmen advised the Dex Media board of these discussions.
      In conversations with individual Donnelley board members during the period after July 7th and in an update to the entire Donnelley board on July 22nd, Donnelley management kept the Donnelley board apprised of the status of discussions. On July 26, 2005, the Donnelley board met and discussed the status of discussions. At that meeting, representatives of JPMorgan gave a presentation on the financial aspects of a possible business combination with Dex Media. The Donnelley board confirmed that Dex Media’s proposal was unacceptable but discussed whether alternative terms might be acceptable to Donnelley and authorized management to reengage in discussions if management could support and recommend to the Donnelley board alternative terms and it believed that progress could be made with Dex Media on the basis of such alternative terms. From July 22, 2005 until August 23, 2005, Donnelley management worked with JPMorgan and Jones Day to consider alternative terms that it could support and recommend to the Donnelley board and that might be acceptable to Dex Media.
      On August 23, 2005, representatives of JPMorgan called representatives of Lehman Brothers to propose a meeting between Donnelley senior management and Dex Media’s Co-Chairmen to explore those alternative terms.
      On August 24, 2005, at a regularly scheduled meeting of the Dex Media board, Mr. de Nicola reported to the Dex Media board that he had been contacted by representatives of JPMorgan regarding a proposed meeting with Donnelley. A meeting was subsequently scheduled for August 31st between Donnelley’s senior management and Dex Media’s Co-Chairmen.
      On August 31, 2005, Messrs. Swanson, Blondy and McDonald met with Messrs. Attwood and de Nicola to discuss a possible transaction on alternative terms and to highlight why Donnelley strongly believed the combination would address strategic issues and thereby enhance shareholder value for both companies. Messrs. Swanson and Blondy outlined the key terms on which Donnelley would consider a possible business combination with Dex Media. These terms provided for a merger in which Dex Media stockholders would receive cash and stock valued at $27.50 per share (based on a 30-day average trading price for Donnelley’s stock), with total cash consideration of $1.75 billion, Donnelley directors would represent a majority of the combined company’s board and Donnelley’s senior management would continue as the combined company’s most senior executives. In addition, Donnelley outlined its proposed terms for an agreement from Dex Media’s largest stockholders to vote shares aggregating 40% of Dex Media’s outstanding stock at a meeting required to be held by Dex Media to adopt the merger pursuant to the DGCL provision that permits a board of directors to submit a matter to stockholders even if it has withdrawn its recommendation. The proposed agreement would also require those stockholders to refrain from voting for any other transaction for a period of 18 months following any termination of the merger agreement.
      On September 6, 2005, the Dex Media board met to consider Donnelley’s proposal and was joined by representatives of Lehman Brothers and Latham & Watkins. At that meeting, Dex Media’s Co-Chairmen reported to the Dex Media board on the discussions that had occurred with Donnelley’s senior management. The Dex Media board then discussed with its legal and financial advisors various aspects of the proposed transaction with Donnelley. Based upon those discussions, the Dex Media board directed Dex Media’s Finance Committee to work with Lehman Brothers and Latham & Watkins to develop a counter-proposal and present it to JPMorgan.
      Later that afternoon, Dex Media’s Finance Committee met with Dex Media’s legal and financial advisors and determined that Dex Media’s Co-Chairmen should propose to Mr. Swanson a transaction in which Dex Media stockholders would receive cash and stock valued at $30.50 per share, with total cash consideration of $1.75 billion, Donnelley directors representing a majority of the combined company’s board, Donnelley’s executives continuing for the most part as the combined company’s executives and customary provisions with respect to voting agreements, non-solicitation and termination that would be discussed further among legal counsel for the parties.
      On September 7, 2005, Dex Media informed Donnelley of its views on the key terms outlined by Donnelley at the August 31st meeting and presented its counterproposal. Around the same time, Messrs. Attwood and de Nicola spoke with Messrs. Swanson and Blondy to discuss this proposal. The parties agreed to continue their due diligence and discussions, while acknowledging that there was no agreement on price or other key terms for a transaction, apart from a general agreement as to board and management composition.
      During the period from September 7, 2005 through September 30, 2005, the parties’ operational, legal and financial due diligence activities intensified and included multiple meetings between senior managements of Donnelley and Dex Media, including a meeting on September 14, 2005 of members of Dex Media’s and Donnelley’s management teams and their respective legal and financial advisors.
      On September 9, 2005, Donnelley engaged Bear Stearns as an additional financial advisor for the possible transaction. On September 19, 2005, at a Donnelley board meeting, the Donnelley board received an update on the status of discussions and due diligence activities and discussed the terms of Donnelley’s management’s proposal, Dex Media’s counter proposal and a possible response to Dex Media. The Donnelley board authorized management to continue discussions, including an increase in valuation to $28.00 per share.
      On September 21, 2005, The Wall Street Journal published a story speculating that Dex Media and Donnelley were in discussions about a possible merger. On that day, at a previously scheduled meeting, Donnelley presented Dex Media with its final proposal on key transaction terms. Donnelley proposed that Dex Media stockholders would receive cash and stock valued at $28.00 per share (with Donnelley’s common stock valued at $65 per share), with total cash consideration of $1.85 billion. Donnelley advised Dex Media that many of the other aspects of Dex Media’s September 7th proposal were likely to be generally acceptable but discussed several issues related to corporate governance, voting, solicitation and termination provisions and sponsor stockholder rights following consummation of a transaction. On September 22, 2005, Dex Media advised Donnelley that, in order for the Dex Media board to fully consider Donnelley’s proposal, the parties should promptly begin negotiation of definitive documentation. On September 22, 2005, Donnelley management gave the Donnelley board an update on discussions and open issues.
      Also on September 22nd, the Dex Media board met with its legal and financial advisors to review the status of the discussions and the terms of Donnelley’s revised proposal. The Dex Media board was also advised that, following publication of The Wall Street Journal article, Dex Media’s Co-Chairmen had each received preliminary expressions of interest from third parties, including a financial buyer, regarding a potential transaction with Dex Media. Dex Media’s board authorized Dex Media’s Finance Committee to pursue such expressions of interest and authorized Lehman Brothers to contact an additional third party regarding a potential business combination with that party. As a result of such contacts, Dex Media entered into a confidentiality agreement with the financial buyer on September 23, 2005 providing for confidential discussions and exchanges of information and the financial buyer commenced legal and financial due diligence the following day. Thereafter, the Dex Media board engaged Merrill Lynch as financial advisor to assist Dex Media in its discussions with the financial buyer.
      Also on September 23, 2005, Donnelley’s legal advisors, Jones Day, delivered drafts of the merger agreement, support agreements and stockholders agreements to Dex Media’s legal advisors, Latham & Watkins.

      On September 26, 2005, Dex Media’s legal advisors, Latham & Watkins, delivered a draft of a merger agreement to the financial buyer and its legal advisors.
      From September 25, 2005 through the early morning hours of October 3, 2005, representatives of Donnelley, Dex Media, Jones Day and Latham & Watkins and the parties’ respective financial advisors discussed and exchanged drafts of the merger agreement, support agreements, stockholders agreements and financing commitment letter, including at meetings on October 1st and 2nd. The issues discussed included the terms of covenants relating to the pursuit of alternative transactions, termination rights, voting commitments, termination fees and provisions sought by Donnelley designed to ensure that Dex Media’s largest stockholders were not in a position to acquire control of Donnelley.
      During substantially that same time period, Jones Day and Donnelley management negotiated with Goldman Sachs and its counsel the terms and documentation for the repurchase and voting support of Goldman Sachs for the Dex Media transaction. Donnelley had repurchased one half of its outstanding preferred stock from Goldman Sachs in January 2005 and in July 2005 had announced its intent to repurchase the balance when it became redeemable in January 2006. Goldman Sachs’s consent was required for the Dex Media transaction and Goldman Sachs would have had the right to convert its Donnelley preferred stock into Donnelley common stock in order to avoid redemption and, as such, the parties agreed to negotiate the terms of the redemption as part of the Dex Media transaction. Donnelley and Goldman Sachs agreed that Goldman Sachs would retain its warrants to purchase Donnelley common stock.
      On September 28, 2005, Donnelley sent Dex Media a draft financing commitment letter and thereafter the parties negotiated the terms of that letter with JPMorgan, as lender, and its representatives. During the period from September 30th through October 1st, several conversations took place among Donnelley senior management and Dex Media directors regarding issues of price and other terms of the merger agreement and support agreements, including those related to Dex Media’s right to terminate the merger agreement to accept a superior proposal.
      On September 30, 2005, the Donnelley board reviewed the terms and conditions of the possible merger and engaged in extensive discussions, including with senior management and its legal and financial advisors. At that meeting, the Donnelley board received extensive presentations from Donnelley’s senior management, financial advisors and Jones Day regarding the terms of the possible transaction, including a detailed description of the remaining open issues. Donnelley’s senior management reported on its due diligence findings and reviewed the strategic rationale for the merger. A representative of Jones Day reviewed the directors’ fiduciary obligations in considering a transaction of this type. Representatives of JPMorgan and Bear Stearns reviewed in detail those firms’ financial analyses of the possible merger.
      Also on September 30th, the Dex Media board met with its legal advisors and with Lehman Brothers and Merrill Lynch, its financial advisors, to discuss the status of the negotiations with Donnelley and the financial buyer. Dex Media’s Co-Chairmen and representatives of Merrill Lynch reported to the board that representatives of the financial buyer had advised them that the financial buyer would be unable to propose a transaction with Dex Media on financial terms that would be competitive with the value to Dex Media’s stockholders offered by Donnelley in the merger. Representatives of Lehman Brothers reviewed with the board the financial terms of the proposed transaction with Donnelley and Dex Media’s management’s views of the synergies it believed could be expected from the transaction. Representatives of Latham & Watkins discussed with the board the proposed legal terms of the transaction and the directors’ views with respect to certain outstanding material issues to be discussed by counsel in revised drafts of the deal documents and responded to questions regarding the transaction and the fiduciary duties of the directors.
      In the evening of October 2, 2005, the Donnelley board met again to review the final terms and conditions of the merger, the merger agreement, the support agreements and stockholders agreements, the financing commitment and the stock purchase and support agreement. Donnelley management and representatives of Jones Day reviewed with the board the resolution of the material issues that had been outstanding on September 30, 2005. Representatives of JPMorgan and Bear Stearns reviewed those firms’ financial analyses of the possible merger and the Donnelley board received the oral opinion of each of JPMorgan and Bear Stearns (each subsequently confirmed in writing) that, as of October 3, 2005 and based upon and subject to the factors and assumptions set forth in their written opinions, the merger consideration to be paid by Donnelley to the holders of Dex Media common stock in the merger was fair, from a financial point of view, to Donnelley. See “— Opinion and Analysis of JPMorgan as Donnelley’s Financial Advisor” beginning on page 62 and “— Opinion and Analysis of Bear Stearns as Donnelley’s Financial Advisor” beginning on page 70. Following further discussion, the Donnelley board unanimously determined that the merger was in the best interests of Donnelley and its stockholders, approved the merger and the merger agreement, the support agreements, the stockholders agreements and the financing commitment letter and resolved to recommend that Donnelley stockholders vote to approve the merger agreement and the transactions contemplated by that agreement. The Donnelley board also approved the stock purchase and support agreement and the transactions contemplated by that agreement, with the Goldman Sachs board designees abstaining.
      Also in the evening of October 2, 2005, the Dex Media board met again to review the terms and conditions of the merger, the merger agreement, the related support agreements and stockholders agreements and the Donnelley financing commitment. Dex Media management and representatives of Latham & Watkins reviewed with the board the negotiation and resolution of the material issues that had been outstanding on September 30, 2005 and the revisions that had been made to the transaction documents. Representatives of Lehman Brothers and Merrill Lynch reviewed those firms’ financial analyses of the possible merger and the Dex Media board received the oral opinion of each of Lehman Brothers and Merrill Lynch (each subsequently confirmed in writing as of October 3, 2005 and October 2, 2005, respectively) that based upon and subject to the factors and assumptions set forth in their written opinions, the merger consideration to be received by holders of Dex Media common stock in the merger was fair, from a financial point of view, to such stockholders. See “— Opinion and Analysis of Lehman Brothers as Dex Media’s Financial Advisor” beginning on page 82 and “— Opinion and Analysis of Merrill Lynch as Dex Media’s Financial Advisor” beginning on page 90. Representatives of Latham & Watkins responded to questions from the members of the Dex Media board concerning the legal terms of the transaction and the directors’ fiduciary duties. Following further discussion, the Dex Media board unanimously determined that the merger was in the best interests of Dex Media and its stockholders, approved the merger and the merger agreement and resolved to recommend that Dex Media stockholders vote to approve the merger agreement and the transactions contemplated by that agreement.
      The financing commitment letters were signed on October 2, 2005 and the merger agreement, support agreements, stockholders agreements and stock purchase and support agreement were signed by the respective parties early in the morning of October 3, 2005 and, before the commencement of trading on the NYSE, Donnelley and Dex Media issued a joint press release announcing the execution of the merger agreement.
Strategic Rationale
      In the course of their discussions, both Donnelley and Dex Media recognized that substantial strategic benefits could be realized from the proposed merger. This section summarizes the principal potential strategic benefits that the parties expect to realize in the merger. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see “Risk Factors” beginning on page 35, “The Donnelley Special Meeting — Recommendation of the Donnelley Board” beginning on page 43 and “The Dex Media Special Meeting — Recommendation of the Dex Media Board” beginning on page 48.
      Each of Donnelley and Dex Media believes that the merger will provide its stockholders an opportunity to realize superior long-term returns by creating one of the largest print and Internet directory publishers in the United States. Donnelley and Dex Media each believe that the merger will enhance shareholder value through, among other things, enabling the combined company to capitalize on the following strategic advantages:

•	Increased Size and Scale. The combined company will operate across 28 states with over 600 directories having a total circulation of approximately 73 million, serving over 600,000 local and national advertisers. As a result, the combined company will be the third largest print directory publisher in the

United States based on 2004 directory publishing revenues, with significant online local search capabilities. The benefits of increased size and scale are expected to include:

•	scale is increasingly important in the online local commercial search environment;

•	enhanced ability to consider and pursue partnerships and other strategic opportunities;

•	a larger base over which to spread fixed costs associated with new products and platforms;

•	an increased ability to attract national advertising spending for both print and online products;

•	the ability to promote advertisers’ presence in additional adjacent markets and products, which is particularly important for online products;

•	an increased ability to compete with other local advertising media, such as outdoor advertising, direct mail, radio, newspaper and online local commercial search products;

•	geographic diversification due to the minimal geographic overlap between the two companies, which creates less dependence on tourism-centric areas and urban/industrial regions; and

•	the addition of many more geographic areas with local economies growing faster than the national average.

•	Complementary Strengths. The merger will combine Donnelley’s sales, in-field marketing and operational execution and expertise, as well as the strength of its senior management team, with Dex Media’s product innovation and marketing expertise, particularly in online services. We believe that the complementary skill sets and perspectives of the two companies’ management teams will result in a combined company management team that has significantly more breadth and depth than the two companies have on a stand-alone basis. The companies believe that the proposed merger of Donnelley and Dex Media will enable the combined company to better take advantage of the two companies’ complementary assets, skills and strengths and apply them across a broader business base to create greater value for our customers. Donnelley and Dex Media also expect that integration will be streamlined due to the fact that the two companies have common IT platforms and the fact that there is only minimal geographic overlap between the two companies.

•	Strategic Positioning. The proposed merger is expected to significantly bolster the strategic positioning of Donnelley’s online strategy in both the short and long term. The companies believe that Dex Media already has strong momentum in online local commercial search and an ability to achieve high traffic/usage in its directory coverage areas that can be extended to Donnelley’s current directory coverage areas. In addition, Dex Media has formed a number of strategic relationships that can potentially be expanded across the broader footprint of a combined company. The breadth and increased scale of the combined company is also expected to create a number of strategic advantages, including:

•	becoming a more attractive strategic partner for online, wireless and additional digital platforms;

•	deepening its presence in important markets that are growing faster than the national average;

•	creating opportunities to take advantage of investments in online businesses and Internet technology spending across a larger operating base; and

•	broadening its geographical reach, which provides greater ability to garner national revenues and premium product sales.

As a result, the companies believe that the combined company will have greater opportunity for future growth.

•	Increased Financial and Strategic Flexibility. The companies believe that, because of its increased size and economies of scale, the combined company will have greater financial flexibility, particularly after the debt incurred in connection with the transaction has been reduced, greater liquidity in the market for its securities and the ability to respond to competitive pressures and successfully pursue future transactions necessary to remain competitive. The combined company’s increased size, economies of scale and total capabilities are also expected to enable it to improve the cost structure for its products and services, enhancing its ability to compete profitably.

•	Cost Savings and Synergies. The companies believe that the combined company can be run more efficiently than either company could operate on its own and will benefit from cost savings.

•	The companies estimate that the combined company will realize approximately $50 million in annual cost savings (after costs to achieve) by the third year after the merger, derived from three primary areas:

•	general and administrative expense;

•	consolidation of IT platforms; and

•	other operating expenses, such as publishing, graphics, billing, customer service, sales planning, sales training, etc.

•	In addition, Donnelley and Dex Media believe that the attractive tax attributes of the combined company will result in annual tax amortization available to shield pretax income of up to $650 million.
      The foregoing estimates were developed by senior managements of the two companies during their due diligence review. The expected terms for realizing potential sources of synergies and cost savings vary because of the variety of sources within each category.
      The actual synergistic benefits from the merger and costs of integration could be different from the foregoing estimates and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Donnelley board described under “The Donnelley Special Meeting — Recommendation of the Donnelley Board” beginning on page 43 or the Dex Media board described under “The Dex Media Special Meeting — Recommendation of the Dex Media Board” beginning on page 48 will be realized. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 35 and 41, respectively.
Donnelley’s Reasons for the Merger; Recommendation of the Merger by the Donnelley Board
      At a meeting on October 2, 2005, the Donnelley board unanimously (1) determined that the merger, the merger agreement and the related agreements are advisable and in the best interests of Donnelley and its stockholders, (2) approved the merger, the merger agreement and the related agreements and (3) determined to recommend that the holders of Donnelley common stock and Donnelley preferred stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Donnelley common stock.
      In connection with the foregoing actions, the Donnelley board consulted with Donnelley’s management team, as well as Donnelley’s financial advisors and outside legal counsel, and considered the following material factors in addition to the specific reasons described above under “— Strategic Rationale” beginning on page 58:

•	the board’s confidence in Donnelley’s senior management team given management’s long term experience in the industry in sales, marketing and operations and the fact that this senior management team is expected to continue to lead the combined company;

•	that seven members of the current Donnelley board would remain on the Donnelley board and that those members would represent a majority of the members of the board, as described under “— Interests of Directors and Executive Officers in the Merger” beginning on page 98;

•	current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increased competition in the directory advertising and local online search industry and the fact that the number of suitable strategic merger partners for Donnelley was limited;

•	Dex Media’s favorable financial profile, including its positive earnings and cash flow, together with the strength of the combined company’s anticipated asset mix and position in growth areas;

•	the cultural fit and complementary organizational structure of the companies;

•	the judgment, advice and analyses of Donnelley’s senior management, including their favorable recommendation of the merger based, in part, on their consideration of current conditions and trends in the directory advertising and local online search industry and their evaluation of the alternative strategic options available to Donnelley;

•	the absence of a superior alternative comparable to the merger and the fact that the merger will serve to broaden the various strategic options available to Donnelley, including acquiring or combining with other companies or engaging in new joint ventures or strategic alliances;

•	the fact that Carlyle and Welsh Carson had agreed to restrictions on their ability to seek to control Donnelley as described under “Agreements Related to the Merger Agreement — The Sponsor Stockholders Agreements” beginning on page 135;

•	the fact that Goldman Sachs had consented to the merger and agreed to the terms of the redemption of its Donnelley preferred stock;

•	the financial analyses and presentations of JPMorgan and Bear Stearns, and their oral opinions, subsequently confirmed in writing that, based upon and subject to the factors and assumptions set forth in those opinions, as of the date of their respective written opinion, the merger consideration to be paid by Donnelley to the holders of Dex Media common stock in the merger was fair, from a financial point of view, to Donnelley;

•	the presentations by and discussions with Donnelley’s senior management and representatives of Jones Day indicating that the terms and conditions contained in the merger agreement are customary for transactions similar to the merger;

•	the Donnelley board being able, subject to the terms and conditions of the merger agreement, to consider potentially superior third party acquisition proposals;

•	the termination fee being, as a percentage of the value of the merger, of a typical magnitude as those in similar transactions, which the Donnelley board believes will not prohibit bona fide alternative superior proposals;

•	the ability of the parties to complete the merger, including by obtaining necessary regulatory approvals and their obligations to obtain those approvals; and

•	the ability to complete the merger as a reorganization for U.S. federal income tax purposes.
      As discussed more fully below, the considerations favoring a business combination with Dex Media were analyzed in the context of the risks associated with the merger, particularly the challenge of integrating the two companies and the risk that expected cost savings might not be realized.
      The Donnelley board also considered the risks described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 35 and 41, respectively and the following potential adverse consequences to Donnelley, its stockholders and the combined company:

•	Donnelley’s increased leverage upon completion of the merger as a result of borrowings related to the payment of the cash portion of the merger consideration, which is expected to be approximately $1.85 billion, borrowings related to the repurchase of Donnelley’s preferred stock and the assumption of Dex Media’s existing debt, which is expected to be approximately $5.3 billion at year end 2005; the possibility that the merger may not be completed due to the risks associated with obtaining necessary approvals and the satisfaction of other conditions, even if the Donnelley and Dex Media stockholders approve the merger;

•	the limitations on Donnelley’s ability to solicit other transactions as well as the possibility that it could be required to pay a termination fee of up to $90 million under certain circumstances;

•	the risk that the cost savings and other benefits expected from the merger may not be fully achieved; and

•	the interests that executive officers and directors of Donnelley may have with respect to the merger in addition to their interests as stockholders of Donnelley generally. See “— Interests of Directors and Executive Officers in the Merger” beginning on page 98.
      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Donnelley board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.
      In addition, the Donnelley board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Donnelley board conducted an overall analysis of the factors described above, including discussions with Donnelley’s management team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the Donnelley board may have given different weight to different factors.
Opinion and Analysis of JPMorgan as Donnelley’s Financial Advisor
      Donnelley retained JPMorgan as its financial advisor for the purpose of advising Donnelley in connection with the merger and to evaluate the fairness, from a financial point of view, to Donnelley of the consideration to be paid by Donnelley in the merger. At the meeting of the Donnelley board on October 2, 2005, JPMorgan delivered its oral opinion which was subsequently confirmed in a written opinion to the Donnelley board dated October 3, 2005, referred to as the JPMorgan opinion, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration to be paid in the proposed merger was fair, from a financial point of view, to Donnelley.
      JPMorgan’s financial analysis and the JPMorgan opinion were provided to the Donnelley board in connection with and for the purposes of its evaluation of the merger. The JPMorgan opinion is directed only to the fairness, from a financial point of view, to Donnelley (and not to Dex Media or its stockholders) of the consideration paid by Donnelley and does not constitute a recommendation as to how the Donnelley board or any Donnelley or Dex Media stockholder should vote with respect to the merger or any other matter.
      The full text of JPMorgan’s written opinion dated October 3, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in conducting its financial analysis and in rendering the JPMorgan opinion, is attached as Annex E to this joint proxy statement/ prospectus, and is incorporated herein by reference. The JPMorgan opinion should be read carefully and in its entirety. The following summary of JPMorgan’s opinion is qualified in its entirety by reference to the full text of the JPMorgan opinion.
      In conducting its financial analysis and rendering the JPMorgan opinion, JPMorgan, among other things:

•	reviewed the merger agreement;

•	reviewed the support agreements;

•	reviewed the stockholders agreements;

•	reviewed the stock purchase and support agreement;

•	reviewed certain publicly available business and financial information concerning Dex Media and Donnelley and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies that JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Dex Media and Donnelley with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of shares of Dex Media common stock, Donnelley common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Dex Media and Donnelley relating to their respective businesses as well as the estimated amount and timing of the cost savings, including tax benefits, and related expenses and synergies expected to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for purposes of the JPMorgan opinion.
      JPMorgan also held discussions with certain members of the management of Dex Media and Donnelley with respect to certain aspects of the merger, and the past and current business operations of Dex Media and Donnelley, the financial condition and future prospects and operations of Dex Media and Donnelley, the effects of the merger on the financial condition and future prospects of Donnelley, and certain other matters believed necessary or appropriate to JPMorgan’s inquiry.
      JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Dex Media and Donnelley or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Dex Media and Donnelley under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan, including the synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of Dex Media and Donnelley to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, that the other transactions contemplated by each of the merger agreement, support agreements, stockholders agreements and the stock purchase and support agreement will be completed as described in each of the respective agreements and that the parties to each of the respective agreements will perform all of the covenants and agreements required to be performed by such parties thereunder. JPMorgan relied as to all legal matters relevant to rendering their opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Dex Media and Donnelley on the contemplated benefits of the merger.
      The JPMorgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the JPMorgan opinion. Subsequent developments may affect the JPMorgan opinion, and JPMorgan does not have any obligation to update, revise or reaffirm the JPMorgan opinion. The JPMorgan opinion is limited to the fairness, from a financial point of view, to Donnelley of the consideration to be paid in the merger and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Donnelley or as to the underlying decision by Donnelley to engage in the merger. JPMorgan has also expressed no opinion as to the price at which the shares of Donnelley common stock will trade at any future time.
      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in conducting its financial analysis and in reaching the JPMorgan opinion. The following is a summary of certain of the financial analyses undertaken by JPMorgan with respect to Dex Media and Donnelley and delivered to the Donnelley board on October 2, 2005, which analyses were among those considered by JPMorgan in connection with delivering the JPMorgan opinion:

Comparable publicly traded companies
      Using publicly available information, JPMorgan compared the financial and operating performance of Dex Media and Donnelley with publicly available information of four different groups of selected publicly traded companies engaged in businesses which JPMorgan deemed relevant to Dex Media’s and Donnelley’s business. The groups and companies were as follows:
Directories:

•	Donnelley

•	Dex Media

•	Yellow Pages Income Fund

•	YELL Group plc.
Newspaper publishing:

•	Gannett Co., Inc.

•	Knight-Ridder, Inc.

•	Lee Enterprises Incorporated

•	The McClatchy Company
Other relevant local media comparables:

•	Lamar Advertising Company
Marketing services:

•	Harte-Hanks, Inc.

•	Valassis Communications, Inc.

•	ADVO, Inc.

•	Catalina Marketing Corporation
      These companies were selected, among other reasons, because they compete in similar industries with fairly similar competitive dynamics and growth potential.
      JPMorgan also reviewed, among other information, multiples of total firm value or FV which consists of the market value of the particular company’s equity, referred to as equity value or EV, plus the book value of the particular company’s total debt (and certain unfunded liabilities), minus cash, cash equivalents and marketable securities, to:

•	Calendar year 2005 projected earnings before interest, taxes, depreciation and amortization, referred to as EBITDA

•	Calendar year 2006 projected EBITDA
      JPMorgan also reviewed multiples of the equity value to:

•	Calendar year 2005 projected operating cash flow less capital expenditures, referred to as free cash flow or FCF

•	Calendar year 2006 projected free cash flow
      JPMorgan also reviewed multiples of the price per share to:

•	Calendar year 2005 projected earnings per share, referred to as EPS;

•	Calendar year 2006 projected EPS.

      The following table reflects the results of the analysis:

Multiple Analysis	Range		Median		Mean

Directories
FV to calendar 2005 projected EBITDA	9.7 — 18.5	x	11.2	x	12.7	x
FV to calendar 2006 projected EBITDA	9.6 — 15.6	x	10.4		11.5
EV to calendar 2005 projected FCF	7.1 — 19.5	x	12.7		13.0
EV to calendar 2006 projected FCF	6.6 — 18.1	x	11.1		11.7
Price per share to calendar 2005 projected EPS	15.1 — 65.4	x	15.5		27.9
Price per share to calendar 2006 projected EPS	13.5 — 37.9	x	14.1		19.9
Newspaper publishing
FV to calendar 2005 projected EBITDA	8.7 — 14.9	x	9.6	x	10.7	x
FV to calendar 2006 projected EBITDA	8.6 — 9.2	x	9.1		8.9
Price per share to calendar 2005 projected EPS	13.7 — 20.6	x	17.5		17.3
Price per share to calendar 2006 projected EPS	12.5 — 17.5	x	15.0		15.0
Other relevant local media comparables
FV to calendar 2005 projected EBITDA	14.2	x
FV to calendar 2006 projected EBITDA	13.0	x
Price per share to calendar 2005 projected EPS	97.1	x
Price per share to calendar 2006 projected EPS	67.0	x
Marketing services
FV to calendar 2005 projected EBITDA	7.5 — 11.7	x	9.5	x	9.5	x
FV to calendar 2006 projected EBITDA	7.2 — 10.7	x	9.5		9.1
Price per share to calendar 2005 projected EPS	18.3 — 20.0	x	19.2		19.2
Price per share to calendar 2005 projected EPS	15.0 — 18.0	x	16.4		16.4
      JPMorgan applied a range of multiples derived from such analysis to Dex Media and Donnelley and calculated an implied per share equity value of common stock for each using estimated EBITDA as provided by Donnelley for fiscal year 2005 (without incorporating the impact of the synergies expected to result from the merger). In doing so, it arrived at an estimated range of approximately $60.28 to $73.79 of Donnelley common stock and $20.92 to $26.86 per share of Dex Media common stock. Based upon these implied per share equity values, JPMorgan calculated an implied exchange ratio as shown below:

Implied Exchange Ratio/Analysis

Highest estimated valuation of Dex Media Common Stock to lowest estimated valuation of Donnelley common stock	0.446x
Lowest estimated valuation of Dex Media common stock to highest estimated valuation of Donnelley common stock	0.284x
      The implied exchange ratio analysis provides a measure of the relative value of shares of Dex Media common stock to shares of Donnelley common stock by showing the number of shares of Donnelley common stock having a value equal to one share of Dex Media common stock. The purpose of this implied exchange ratio analysis is to provide a range of illustrative exchange ratios, or a relative measure of the relative market values of Dex Media common stock to Donnelley common stock. The resulting exchange ratios are not directly comparable to the exchange ratio for the merger because in the merger, Dex Media stockholders will receive cash in addition to Donnelley common stock.
      In each case JPMorgan compared the implied exchange ratio to 0.43077, calculated by dividing $28.00 price per share of Dex Media common stock by $65.00. $28.00 was calculated as the sum of: (a) $12.30 per share of cash and (b) the product of 0.24154 multiplied by $65.00. $65.00 was the closing price of Donnelley common stock on September 20, 2005.

Precedent transactions analysis
      JPMorgan reviewed the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies. The following is a list of the referenced transactions and their respective date of announcement:

Date Announced	Acquirer	Target

North America
03/17/05	Yell Group plc.	TransWestern Holdings, L.P.
03/07/05	Yellow Pages Group	Advertising Directory Solutions Holdings, Inc. (ADS)
09/03/04	Bain Capital Partners LLC	Verizon Information Services Canada
07/28/04	Donnelley	SBC publishing businesses in Illinois and NW Indiana
09/22/02	Donnelley	Sprint Directories business
09/13/02	Kohlberg Kravis & Roberts and Ontario Teachers Pension Plan	Bell Actimedia directory publishing business
08/20/02	Dex Media	QWEST Communications yellow page directories business
02/05/02	CBD Media, Inc.	Broadwing Inc.’s Cincinnati Bell directory business
01/22/02	Yell Group plc.	McLeodUSA Media Group
04/27/01	TransWestern Publishing Company LLC	Worldpages.com, Inc.
International
09/26/05	Eniro AB	Findexa Ltd.
09/27/04	Apax Partners Worldwide LLP/ Cinven Limited	VNU World Directories
06/11/03	BC Partners/ CVC Capital Partners/ Permira Investitori Associati	SEAT Pagine Gialle
11/14/02	3i/ Veronis Suhler Stevenson	Telemedia directories business
09/17/01	Texas Pacific Group	Telenor Media
05/26/01	Apax Partners/ Hicks, Muse, Tate & Furst	Yell Group plc.
      JPMorgan chose the selected transactions because they were business combinations that, for the purposes of the analysis, JPMorgan considered to be reasonably similar to the merger. The selected transactions may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions, the financial and other characteristics of the parties to the transactions, and the dates that the transactions were announced or consummated. JPMorgan reviewed the multiples of firm value to last twelve months EBITDA for each of the target companies in the selected transactions. The following table reflects the results of the analysis:

Multiple Analysis	Range		Median		Mean

North America
Firm Value to last twelve months EBITDA	7.7 — 13.1	x	9.6	x	10.0x
International
Firm Value to last twelve months EBITDA	8.8 — 17.8	x	9.7	x	11.4x

      JPMorgan applied a range of multiples derived from such analysis to Dex Media’s EBITDA for the twelve month period ending June 30, 2005 (without incorporating the impact of the synergies), and arrived at an estimated range of equity values for the shares of Dex Media common stock of approximately $15.42 to $30.39 per share of Dex Media common stock.

Relative discounted cash flow analysis
      JPMorgan conducted a discounted cash flow analysis for each of Donnelley and Dex Media for the purpose of determining the fully diluted equity value per share. In performing its analysis, JPMorgan relied upon the base case estimates provided by Donnelley’s management with respect to the unlevered free cash flows that Donnelley is expected to generate during fiscal years 2006 through 2010, and two cases of estimates provided by Donnelley’s management with respect to the unlevered free cash flows that Dex Media is expected to generate during fiscal years 2006 through 2010: (i) base case estimates and (ii) sensitivity estimates. These estimates were based on assumptions regarding the financial performance of Donnelley and Dex Media.
      In the discounted cash flow analysis for both Donnelley and Dex Media, JPMorgan used: (i) discount rates ranging from 8.0% to 9.0%, based upon an analysis of the weighted average cost of capital of Donnelley and Dex Media as well as selected publicly traded comparable companies and a range of betas (which are coefficients measuring a stock’s relative volatility in relation to the rest of the stock market), and (ii) terminal revenue growth rates ranging from 1.5% to 2.5%.
      As part of the total equity value calculated for Donnelley, JPMorgan calculated the present value of the tax benefit from Donnelley’s acquisition of Sprint directories in January 2003 and the SBC directories in September 2004, as well as the estimated net operating loss carry-forward, referred to as NOLs, ending balance as of December 31, 2005. As part of the total equity value calculated for Dex Media, JPMorgan calculated the present value of Dex Media’s tax amortization from the Dex East and the Dex West acquisitions in November 2002 and September 2003, respectively, as well as the estimated NOLs ending balance as of December 31, 2005.
      The analysis yielded the following share prices:
Implied Share Prices

	Donnelley — Base	Dex Media — Base	Dex Media — Sensitivity
	Case Estimates	Case Estimates	Case Estimates

Highest estimated valuation	$101.81	$38.15	$40.79
Lowest estimated valuation	$65.73	$22.67	$24.61
      The comparison of Donnelley base case estimates to Dex Media base case estimates yielded the following implied exchange ratios (rounded to the nearest thousandth):

Highest estimated valuation of Dex Media common stock to lowest estimated valuation of Donnelley common stock	0.580x
Lowest estimated valuation of Dex Media common stock to highest estimated valuation of Donnelley common stock	0.223x
      The comparison of Donnelley base case estimates to Dex Media sensitivity estimates yielded the following implied exchange ratios (rounded to the nearest thousandth):

Highest estimated valuation of Dex Media common stock to lowest estimated valuation of Donnelley common stock	0.620x
Lowest estimated valuation of Dex Media common stock to highest estimated valuation of Donnelley common stock	0.242x

Contribution analysis
      JPMorgan estimated the contribution of each of Donnelley and Dex Media to the pro forma combined company with respect to EBITDA for fiscal years 2005 — 2007 and free cash flow (defined as operating cash flow less capital expenditures) for fiscal years 2005 — 2007 using financial forecasts for both Donnelley and

Dex Media provided by Donnelley’s management. The analysis showed that Donnelley would contribute approximately the following percentages of EBITDA and free cash flow in 2005, 2006 and 2007:

	EBITDA	Free Cash Flow

2005	39.1%	41.3%
2006	39.4%	42.6%
2007	39.6%	43.1%
      Based upon the contribution analysis set forth above, JPMorgan calculated an implied exchange ratio. The analysis yielded the following exchange ratios (rounded to the nearest thousandth):

Highest estimated valuation of Dex Media common stock to lowest estimated valuation of Donnelley common stock	0.368x
Lowest estimated valuation of Dex Media common stock to highest estimated valuation of Donnelley common stock	0.342x

Historical exchange ratio analysis
      JPMorgan reviewed the per share daily closing market price movements of Dex Media common stock and Donnelley common stock from Dex Media’s initial public offering of Dex Media common stock, referred to as Dex Media’s IPO, in July 22, 2004 to September 30, 2005, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of Dex Media common stock by those of Donnelley common stock and the average of those historical trading ratios for the one-day, one-week, one-month, three-month, and six-month periods ending September 30, 2005, as well as since Dex Media’s IPO and at the date of the May 25th meeting of the Donnelley board. JPMorgan also compared the high and the low prices of Dex Media common stock and Donnelley common stock since Dex Media’s IPO. The analysis resulted in the following average trading ratios for the periods indicated (rounded to the nearest hundredth):
Average Trading Ratios

	Dex Media Closing
	Share Price (or	Average Exchange	Implied Premium at
	Average Price)	Ratio	$28.00

September 30, 2005	$27.79	0.439	0.8%
One week	27.68	0.441	1.2
One month	26.81	0.418	4.4
3 month	25.72	0.399	8.8
At May 25th board meeting	21.90	0.361	27.9
6 month	23.98	0.385	16.7
Since IPO	19.00	0.401	47.4
High since IPO	28.90	0.476	(3.1)
Low since IPO	17.80	0.352	62.9

Donnelley per share accretion
      JPMorgan prepared an analysis of the financial impact of the merger using projections provided by Donnelley’s management for both Donnelley and Dex Media. For each of the years 2006 and 2007, JPMorgan compared the stand-alone free cash flow per share estimates of Donnelley to the free cash flow per share of Donnelley on a pro forma basis. Based on this analysis, the merger would result in 6.0% increase in 2006 Donnelley free cash flow per share and a 9.3% increase in 2007 Donnelley free cash flow per share, excluding costs to achieve synergies and assuming synergies are realized from the merger.

Donnelley equity value per share analysis
      JPMorgan also prepared a value creation sensitivity analysis that compared the share price of Donnelley common stock derived from a discounted cash flow valuation on a stand-alone basis to the share price pro forma for the merger. The pro forma equity value per share was equal to: (i) the sum of (a) Donnelley’s stand-alone discounted cash flow value, (b) Dex Media’s stand-alone discounted cash flow value and (c) the present value of the expected synergies minus the debt incurred in the merger; divided by (ii) the pro forma diluted number of shares outstanding. The value creation analysis was sensitized by: (i) calculating the discounted cash flow values and present value of synergies with terminal period growth rates of 1.5%-2.5%, (ii) using a range of discount rates of 7.5% to 8.5%, and (iii) using both the Dex Media base case and sensitivity case.

	1.5% Terminal	2.0% Terminal	2.5% Terminal
Value Accretion/(Dilution) per Share	Growth	Growth	Growth

Base case — 8.5% discount rate	$(4.38)	$(1.75)	$1.32
Base case — 7.5% discount rate	$3.25	$6.99	$11.48
Sensitivity case — 8.5% discount rate	$(0.44)	$2.46	$5.84
Sensitivity case — 7.5% discount rate	$7.91	$12.03	$16.97
      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and the JPMorgan opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry — specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan analyses are not necessarily indicative of actual values or actual future results that might be achieved, such values may be higher or lower than those indicated. Moreover, JPMorgan analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.
      None of the public companies used in the public companies analysis described above are identical to Donnelley or Dex Media, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. The data for selected companies are based on the respective companies’ public filings. Accordingly, an analysis of publicly-traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. The values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for Dex Media or the shares of Dex Media common stock.
      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Donnelley with respect to the merger and deliver an opinion to the Donnelley board with respect to the price per share in the merger on the basis of such experience and its familiarity with Dex Media. Under no circumstances should the JPMorgan opinion be considered an opinion as to the price at which Donnelley common stock will trade at any future time.
      JPMorgan acted as a financial advisor to Donnelley with respect to the merger and Donnelley has agreed to pay a fee to JPMorgan for its services (including for delivery of the JPMorgan opinion) in an aggregate amount equal to $10 million, a substantial portion of which will become payable only if the merger is consummated. The fee amount was agreed upon following negotiation. In addition, Donnelley has agreed to indemnify JPMorgan for certain liabilities arising out of its engagement. In addition, JPMorgan and its affiliates (a) have in the past provided investment banking and financial services to Donnelley, Dex Media and their respective affiliates, including acting as a financial advisor in connection with acquisitions, and as a bookrunner, arranger and manager with respect to credit facilities and debt and equity offerings, for which services JPMorgan has received compensation, (b) have been engaged by Donnelley to provide financing in connection with the merger for which JPMorgan will receive compensation, and (c) have been requested by Donnelley to provide investment banking services in the future for which JPMorgan may receive compensation. In the past two years, the aggregate compensation received by JPMorgan and its affiliates from Donnelley and its affiliates was approximately $13.9 million (which includes the payment of $1 million received upon delivery of the JPMorgan opinion dated October 3, 2005). In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Donnelley or Dex Media for their own account or for the accounts of customers and, accordingly, JPMorgan and its affiliates may at any time hold long or short positions in such securities.
Opinion and Analysis of Bear Stearns as Donnelley’s Financial Advisor
      Pursuant to an engagement letter dated October 2, 2005, Donnelley engaged Bear Stearns as its financial advisor in connection with the merger and to evaluate the fairness, from a financial point of view, to Donnelley of the merger consideration to be paid by Donnelley in the merger. At a meeting of the Donnelley board on October 2, 2005, at which the Donnelley board considered and approved the merger agreement and the merger, Bear Stearns rendered its oral opinion, which was subsequently confirmed in a written opinion to the Donnelley board dated October 3, 2005, that, as of that date and based upon and subject to the matters reviewed with the Donnelley board and the assumptions and limitations contained in the written Bear Stearns opinion, the merger consideration was fair, from a financial point of view, to Donnelley.
      The full text of Bear Stearns, written opinion dated October 3, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Bear Stearns in conducting its financial analysis and in rendering its opinion is attached as Annex F to this joint proxy statement/ prospectus and is incorporated herein by reference. The written opinion should be read carefully and in its entirety. The following summary of Bear Stearns’ opinion is qualified in its entirety by reference to the full text of the opinion.
      In the course of performing its review and analyses for rendering its opinion, Bear Stearns:

•	reviewed the merger agreement, the support agreements, the stockholder agreements and the stock purchase and support agreement;

•	reviewed Donnelley’s Annual Reports to Stockholders and Annual Reports on Form 10-K, as amended, for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and its Current Reports on Form 8-K for the three years ended the of the Bear Stearns opinion;

•	reviewed Dex Media’s Annual Report to Stockholders and Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and its Current Reports on Form 8-K for the period beginning on April 14, 2004 and ending on the date of the Bear Stearns opinion;

•	reviewed certain operating and financial information relating to the business and prospects of each of Donnelley and Dex Media, including projections for the five years ended December 31, 2010, referred to as the projections, as prepared and provided to Bear Stearns by Donnelley’s management;

•	reviewed certain tax information prepared by the management of each of Donnelley and Dex Media setting forth projected cash tax benefits arising from deductions under Section 197 of the Code and accumulated net operating losses, referred to as the tax schedules;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, prepared and provided to Bear Stearns by Donnelley’s management, referred to as the synergy estimates;

•	met with certain members of senior management of each of Donnelley and Dex Media to discuss their respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of each of the Donnelley common stock and the Dex Media common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Donnelley and Dex Media;

•	reviewed the terms of recent mergers and acquisitions involving companies generally comparable to Dex Media;

•	performed discounted cash flow analyses based on the projections, the synergy estimates and the tax schedules furnished to Bear Stearns;

•	reviewed the pro forma financial results, financial condition and capitalization of Donnelley giving effect to the merger and the repurchase of Donnelley preferred stock; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.
      Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by Donnelley and Dex Media, including, without limitation, the projections, the synergy estimates and the tax schedules. With respect to the projections, the synergy estimates and the tax schedules, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best estimates and judgments of the senior management of Donnelley as to the expected future performance of Donnelley and Dex Media then available. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections, the synergy estimates or the tax schedules provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior management of Donnelley that they were unaware of any facts that would make the information, the projections, the synergy estimates or the tax schedules provided to Bear Stearns incomplete or misleading.
      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Donnelley or Dex Media, nor was Bear Stearns furnished with any such appraisals. In rendering its opinion, Bear Stearns analyzed the merger as a strategic business combination not involving a sale of control of Donnelley. Bear Stearns assumed that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. In addition, Bear Stearns assumed that:

•	the representations and warranties of each party contained in the transaction documents reviewed by Bear Stearns referred to above are true and correct;

•	each party to the transaction documents reviewed by Bear Stearns referred to above will perform all of the covenants and agreements required to be performed by each party under those agreements; and

•	the merger and the Donnelley preferred stock repurchase will each be completed in a timely manner and in accordance with the terms of the transaction documents reviewed by Bear Stearns referred to above without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Donnelley, Dex Media or the combined company.
      The Bear Stearns opinion was intended for the benefit and use of the Donnelley board and did not constitute a recommendation to the Donnelley board or any holders of Donnelley common stock as to how to vote in connection with the merger. The Bear Stearns opinion did not address Donnelley’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Donnelley, the financing of the merger, the repurchase of Donnelley preferred stock or the effects of any other transaction in which Donnelley might engage. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on the economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the Bear Stearns opinion. Bear Stearns assumed no responsibility for updating and revising its opinion based on circumstances or events after the date of the Bear Stearns opinion. Bear Stearns did not express any opinion as to the price or range of prices at which the shares of the Donnelley common stock or the Dex Media common stock may trade subsequent to the announcement of the merger and the repurchase of Donnelley preferred stock and did not express any opinion as to the price or range of prices at which the shares of Donnelley common stock may trade subsequent to the completion of the merger and the repurchase of Donnelley preferred stock.

Summary of Financial Analyses
      The following is a summary of the material financial analyses performed by Bear Stearns in connection with the rendering of its fairness opinion to the Donnelley board. Some of the financial analyses summarized below include information presented in tabular format. In order to better understand Bear Stearns’ financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses and could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Dex Media Valuation
      Bear Stearns analyzed the value of Dex Media using the following methodologies:

•	Historical public market trading valuation

•	Discounted cash flow analysis

•	Comparison to implied trading multiples of selected generally comparable public companies

•	Comparison to implied multiples from selected precedent mergers and acquisition transactions
For purposes of the following analyses, Bear Stearns assumed an implied merger consideration of $28.00 per Dex Media share, equal to $12.30 in cash plus the value of 0.2415 of a share of Donnelley common stock as of September 20, 2005, the last trading day before information regarding a potential transaction involving Donnelley and Dex Media was reported in the media. For all analyses, diluted shares outstanding were calculated using the treasury method, which assumes that in-the-money options and warrants are exercised and the proceeds from the exercise of those options and warrants are used to repurchase common stock.
      Historical Public Market Trading Value. Bear Stearns reviewed the historical stock prices and trading volumes of Dex Media for the period beginning on July 22, 2004, the first closing price following Dex Media’s IPO, and ending on September 30, 2005, each as reported on the NYSE. The following table lists the low, average and high daily closing prices of shares of Dex Media common stock during the 52 week period ending on September 30, 2005:
Historical Public Market Trading Value of Shares of Dex Media Common Stock

52 Weeks Ending
9/30/2005

Low	$20.60
Average	23.50
High	28.90
      Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis of Dex Media using the projections and the tax schedules. The projections included two financial forecasts for the calendar years 2006-2010 prepared by Donnelley management, referred to as the Case I and Case II projections as described below. The Case I projections reflected Donnelley management’s projected sales targets for Dex Media after the merger, and the Case II projections implied a more conservative revenue growth rate. Operating margins in both the Case I and Case II projections were consistent. In addition, Bear Stearns also performed a discounted cash flow analysis using the Case I and Case II projections including the synergy estimates. The synergy estimates included cost savings of $50.0 million by 2008.

      Bear Stearns calculated the discounted cash flow value per diluted share of Dex Media common stock by using a discount rate range of 7.50%-8.50% and a perpetual growth rate range of 1.0%-2.0%. The ranges of discounted cash flow values per diluted share of Dex Media common stock using the Case I and Case II projections both with and without the synergies estimates are set forth in the following table:
Discounted Cash Flow Value per Diluted Share of Dex Media Common Stock

	Without Synergy		With Synergy
	Estimates		Estimates

Projections:	Low	High	Low	High

Case I	$23.62	$38.86	$25.87	$41.95
Case II	25.50	41.41	27.74	44.50
      Comparable Company Analysis. Bear Stearns reviewed and analyzed public companies which Bear Stearns deemed to be generally comparable to Dex Media. In performing this analysis, Bear Stearns reviewed and analyzed certain financial information including enterprise value (equal to equity value plus debt and minority interest and less cash and unconsolidated investments), equity value, EBITDA and free cash flow and related valuation multiples for Dex Media and compared such information to the corresponding information of the generally comparable companies. Specifically, Bear Stearns compared Dex Media to three directories companies, eight newspapers and five marketing services companies as set forth below:
Selected Companies Generally Comparable to Dex Media

Directories	Newspapers	Marketing Services

Donnelley	E.W. Scripps Company	ADVO, Inc.
Yell Group plc.	Gannett Co., Inc.	Arbitron Inc.
Yellow Pages Group	Journal Register	Catalina Marketing Corporation
	Knight-Ridder, Inc.	Harte-Hanks, Inc.
	Lee Enterprises Incorporated	Valassis Communications, Inc.
The McClatchy Company
The New York Times Company
Tribune Company

      Bear Stearns calculated the multiples of enterprise value to estimated 2005 EBITDA for each of the above generally comparable companies using market prices of equity as of September 30, 2005 (except for Donnelley in which case the market price on September 20, 2005 was used), balance sheet information as of the date of the most recent public filing for each of the companies and EBITDA projections per First Call consensus estimates. The following table sets forth a summary of these valuation multiples:
Selected Generally Comparable Company Trading Multiples

Enterprise Value
as a Multiple of
Estimated 2005
EBITDA

Directories
Low	9.9x
Mean	11.4x
High	15.4x
Newspapers
Low	7.5x
Mean	10.0x
High	12.9x
Marketing Services
Low	7.5x
Mean	9.7x
High	12.5x
Based on a review of the selected generally comparable companies and the enterprise value to estimated 2005 EBITDA multiples summarized above, Bear Stearns determined an enterprise value to estimated 2005 EBITDA reference range of 9.5x-10.9x and applied such range to the projected 2005 EBITDA for Dex Media to calculate an implied value per Dex Media diluted share of $21-$29, as compared to Dex Media’s stock price of $25.62 on September 14, 2005, the date deemed by Bear Stearns to be the date on which Dex Media’s stock price was unaffected by market speculation regarding the potential merger.
      Precedent Transaction Analysis. Bear Stearns reviewed and analyzed selected precedent mergers and acquisition transactions involving directory publishers based on Bear Stearns’ determination that these transactions were generally comparable to the merger. Specifically, Bear Stearns reviewed a total of 16 merger and acquisitions transactions since January 1, 2001 involving the sale of a directory publishing business in North America or Europe. The transactions analyzed are as follows:

Selected Precedent Merger and Acquisition Transactions

North American Targets

Date	Acquirer	Target

3/17/05	Yell Group plc.	TransWestern Holdings, L.P.
3/07/05	Yellow Pages Group	Advertising Directory Solutions Holdings, Inc. (ADS)
9/03/04	Bain Capital Partners LLC	Verizon Information Services Canada
7/28/04	Donnelley	SBC publishing business in Illinois and NW Indiana
9/23/02	Donnelley	Sprint Directories business
9/13/02	Kohlberg Kravis & Roberts (KKR)/ Ontario Teachers Pension Plan	Bell Actimedia directory publishing business
8/20/02	Dex Media	QWEST Communications yellow page directories business
2/05/02	CBD Media, Inc.	Broadwing Inc.’s Cincinnati Bell directory business
1/21/02	Yell Group plc.	McLeodUSA Media Group
4/27/01	TransWestern Publishing Company LLC	Worldpages.com, Inc.
European Targets

Date	Acquirer	Target

9/26/05	Eniro AB	Findexa Ltd.
9/27/04	Apax Partners Worldwide LLP/ Cinven Limited	VNU World Directories
6/11/03	BC Partners/ CVC Capital Partners/ Permira Investitori Associati	Seat Pagine Gialle
11/14/02	3i/ Veronis Suhler Stevenson	Telemedia directories business
9/17/01	Texas Pacific Group	Telenor Media
5/26/01	Apax Partners/ Hicks, Muse, Tate & Furst	Yell Group plc.
      To the extent publicly available, Bear Stearns reviewed the enterprise values for the acquired companies implied by the consideration in the precedent transactions as a multiple of the EBITDA during the 12 month period ending with the most recent quarter prior to announcement of the transaction, referred to as the LTM period. Bear Stearns noted that comparable multiples using the target’s projected current year EBITDA at the time of the transaction generally could not be calculated based on publicly available information. The following table sets forth a summary of these precedent transaction multiples:

Selected Precedent Merger and Acquisition Transaction Multiples

Transaction Value
as a Multiple of
LTM EBITDA

North American Targets

Low	7.7x
Mean	10.0x
Median	9.6x
High	13.1x
European Targets

Low	8.8x
Mean	11.5x
Median	9.7x
High	17.8x
      Based on the foregoing, Bear Stearns determined an LTM EBITDA multiple reference range of 8.5x-12.9x and applied such range to the estimated 2005 EBITDA of Dex Media. Using this enterprise value range, Bear Stearns calculated an implied equity value range for Dex Media of $15-$41 per diluted share, as compared to the $28.00 per share merger consideration (valuing the equity portion of the merger consideration at Donnelley’s stock price on September 20, 2005).
      Premiums Paid Analysis. Bear Stearns also analyzed the premia paid in all merger and acquisition transactions involving U.S. targets with an equity value of $2.0-$10.0 billion since January 1, 2000. Specifically Bear Stearns calculated the average premium paid in these transactions based on the target’s stock price one day prior, one week prior and one month prior to the first public announcement of the transaction and compared these premia to the premium paid in the merger based on the per share price of Donnelley common stock on September 20, 2005 and the per share price of Dex Media common stock on September 14, 2005. Bear Stearns also analyzed the relative difference in premia based on the ownership level of target shareholders in the combined company following the merger. The results of this analysis are summarized in the table below:
Premia Paid in Transactions with US Target Equity Value of $2.0-$10.0 billion since 1/1/2000

	Premium Paid

Consideration:	One Day Prior	One Week Prior	One Month Prior

All Cash:	28.4%	31.6%	34.4%
Mix Cash & Stock:
Target Ownership
0-10%	22.6%	27.0%	36.5%
10-30%	15.5	19.6	26.3
>30%	19.7	19.0	29.1
All	19.3	22.8	31.2
All Stock:
Target Ownership
0-10%	41.8%	42.3%	30.8%
10-30%	22.0	25.3	20.2
>30%	16.1	16.4	15.8
All	23.4	24.1	20.8

Donnelley Premium Paid in the Merger	9.3%	9.8%	9.8%

Donnelley Valuation
      Since Donnelley will also be issuing stock in the merger, Bear Stearns analyzed the value of Donnelley using the following methodologies:

•	Historical public market trading valuation

•	Discounted cash flow analysis

•	Comparison of implied trading multiples of selected generally comparable public companies
      Historical Public Market Trading Value. Bear Stearns reviewed the historical stock prices and trading volumes of Donnelley for the period beginning on September 23, 2003 and ending on September 30, 2005, each as reported on the NYSE. The following table includes the low, average and high daily closing prices of shares of Donnelley common stock during the 52 week period ending on September 30, 2005:
Historical Public Market Trading Value of Shares of
Donnelley Common Stock

52 Weeks Ending
9/30/2005

Low	$48.94
Average	59.51
High	67.32
      Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis of Donnelley using the projections and the tax schedules. Bear Stearns calculated the discounted cash flow value per diluted share of Donnelley common stock by using a discount rate range of 7.50%-8.50% and a perpetual growth rate range of 1.0%-2.0%, resulting in a discounted cash flow value range per diluted share of Donnelley common stock of $67.74-$105.47, as compared Donnelley’s stock price of $65.00 on September 20, 2005.
      Comparable Company Analysis. Due to the similar nature of the Donnelley and Dex Media businesses, Bear Stearns referred to the same comparable company analysis used in the Dex Media valuation as described above. Applying the same enterprise value to estimated 2005 EBITDA reference range of 9.5x-10.9x that was used in the Dex Media valuation to the projected 2005 EBITDA for Donnelley, Bear Stearns calculated an implied value per diluted share of Donnelley common stock of $60-$74, as compared to Donnelley’s stock price of $65.00 on September 20, 2005.

Merger Consequences
      Pro Forma Discounted Cash Flow Analysis. Bear Stearns compared the range of stand-alone Donnelley discounted cash flow values to a range of discounted cash flow values for Donnelley after giving effect to the merger and the Donnelley preferred stock in order to determine the relative differences between those ranges. Bear Stearns used a discount rate range of 7.50%-8.50% and a perpetual growth rate range of 1.0%-2.0% in calculating a range of stand-alone discounted cash flow values per diluted share of Donnelley common stock. Bear Stearns used the same assumptions in calculating a range of discounted cash flow values per diluted share of Donnelley common stock after giving effect to the merger and the Donnelley preferred stock repurchase. Bear Stearns then repeated the discounted cash flow analysis after giving effect to the merger and the Donnelley preferred stock repurchase using a discount rate range of 7.25%-8.25% and the same perpetual growth rate range of 1.0%-2.0%. Bear Stearns performed the discounted cash flow analysis after giving effect to the merger and the Donnelley preferred stock repurchase using both the Case I and Case II projections for Dex Media. The following table summarizes the relative difference in the stand-alone discounted cash flow value per diluted share of Donnelley common stock and the discounted cash flow value per diluted share of Donnelley common stock after giving effect to the merger and the preferred stock repurchase at the respective midpoints and low and high ends of each of the ranges and under each set of assumptions described above:
Donnelley Discounted Cash Flow Value per Diluted Share Better/(Worse)
after the Merger and the Donnelley Preferred Stock Repurchase

	Donnelley/Dex
	Media Projections

	Case I	Case II

Stand-alone discount rate range equal discount rate range after the merger:
Low: Low	$(7.46)	$(3.64)
Midpoint: Midpoint	(0.69)	3.59
High: High	8.29	13.34
Stand-alone discount rate range before the merger 25 basis points higher than discount rate range after the merger:
Low: Low	$(1.46)	$2.40
Midpoint: Midpoint	6.96	11.43
High: High	18.76	24.07
      Pro Forma Stock Price Analysis. While Bear Stearns did not express any opinion as to the price or range of prices at which the shares of the Donnelley common stock or the Dex Media common stock may trade subsequent to the announcement of the merger and the Donnelley preferred stock repurchase and did not express any opinion as to the price or range of prices at which the shares of Donnelley common stock may trade subsequent to the completion of the merger and the Donnelley preferred stock repurchase, Bear Stearns calculated a range of illustrative implied Donnelley common stock prices based on an illustrative range of enterprise value to estimated 2005 EBITDA multiples. Applying an enterprise value to 2005 EBITDA multiple range of 10.1x (equal to the weighted average unaffected enterprise value to 2005 EBITDA multiples of Dex Media and Donnelley) to 11.0x to Donnelley’s pro forma 2005 EBITDA including Donnelley management’s estimated $50.0 million of steady-state synergies, Bear Stearns calculated a range of implied Donnelley stock prices after giving effect to the merger and the Donnelley preferred stock repurchase of $64.35-$82.35, as compared to Donnelley’s stock price of $65.00 on September 20, 2005.
      The summary of each of the analyses set forth above does not purport to be a complete description of those analyses or data presented by Bear Stearns. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Bear Stearns based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Bear Stearns based its analyses are set forth above under the description of each such analysis. Bear Stearns’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, and such values may be higher or lower than those indicated. Moreover, Bear Stearns’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.
      None of the public companies used in the comparable company analysis described above are identical to Donnelley or Dex Media, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly-traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. The values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for Dex Media or the shares of Dex Media common stock. The data for the selected companies are based on the respective companies’ public filings and other publicly available information.
      As part of its investment banking business, Bear Stearns is continually engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, related financial structures, underwritings of debt and equity securities, senior credit financings, private placements and general corporate advisory services. Bear Stearns was selected to advise Donnelley with respect to the merger and to deliver an opinion to the Donnelley board with respect to the fairness, from a financial point of view, of the merger consideration to Donnelley on the basis of such experience and its familiarity with Donnelley and Dex Media and the industry in which they operate.
      Donnelley has agreed to pay a fee to Bear Stearns for its services in connection with the merger, including for delivery of its opinion, in an aggregate amount equal to $6 million, a substantial portion of which may be contingent on successful completion of the merger. The amount of the fee was agreed upon following negotiation. Bear Stearns has also agreed to participate in the financing transactions to be completed in connection with the merger for which Bear Stearns would receive customary compensation. In addition, Donnelley has agreed to indemnify Bear Stearns for certain liabilities arising out of its engagement. Bear Stearns and its affiliates have in the past provided investment banking and financial services to Donnelley, Dex Media and their respective affiliates, including acting as a financial advisor in connection with acquisitions, and as a bookrunner, arranger and manager with respect to credit facilities and debt and equity offerings, for which services Bear Stearns has received compensation. In the past two years, the aggregate compensation received by Bear Stearns and its affiliates from Donnelley and its affiliates was approximately $12.2 million (which includes a fee of $1 million payable upon delivery of the Bear Stearns opinion). In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Donnelley and/or Dex Media for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. Investment partnerships managed by affiliates of Bear Stearns, and in which various officers and affiliates of Bear Stearns may have an economic interest, are passive investors in, and have contributed approximately 0.2% of the aggregate capital to, two private equity funds that are managed by the sponsor stockholders and which hold Dex Media common stock.
Dex Media’s Reasons for the Merger; Recommendation of the Merger by the Dex Media Board
      On October 2, 2005, the Dex Media board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dex Media and its stockholders. The Dex Media board also voted unanimously to recommend that Dex Media’s stockholders vote for the adoption of the merger agreement and approval of the merger of Dex Media with and into Merger Sub.
      Prior to making this determination, the Dex Media board reviewed presentations by, and had discussion with, senior executives of Dex Media and representatives of its outside legal counsel Latham & Watkins LLP, regarding the terms and conditions of the merger agreement, consulted with Dex Media’s senior management and with Lehman Brothers and Merrill Lynch, Dex Media’s financial advisors. In making its determination, Dex Media’s board considered a variety of factors, including the following:

•	a review of strategic alternatives available to Dex Media, including other potential transactions and the alternative of remaining a stand-alone company, and their relative potential advantages and disadvantages compared to those associated with the merger;

•	the potential strategic benefits of the transaction, including the complementary nature of the two companies’ assets, the opportunities for increased revenues resulting from the combined company’s ability to better serve the needs of existing and potential customers through the offer of expanded products and services, the opportunities for cost reductions resulting from the substantial scale of the combined company and the similar nature of many activities currently conducted by both companies, and the significantly larger size of the combined company, which should enhance its ability to consider and pursue future strategic opportunities.

•	the combined company’s larger market capitalization, which should enhance the liquidity of Donnelley’s common stock;

•	the fact that Dex Media’s stockholders would own approximately 53% of the combined company upon completion of the merger based on the number of Donnelley and Dex Media shares outstanding on October 2, 2005 and assuming Donnelley has repurchased all of its outstanding shares of preferred stock as contemplated by the merger agreement;

•	the fact that the merger consideration represented a 4.6% premium above the average closing price of Dex Media’s common stock over the 30-day period ending September 29, 2005, a 6.8% premium above the average closing price of Dex Media’s common stock over the 60-day period ending September 29, 2005 and a 10.5% premium above the average closing price of Dex Media’s common stock over the 90-day period ending September 29, 2005;

•	information concerning the financial condition, results of operations, prospects and businesses of Donnelley and Dex Media, including the companies’ respective revenues, cash flows from operations, net income and common stock performance, as well as industry, economic and market conditions;

•	the results of the business, legal and financial due diligence investigations conducted by Dex Media’s management and Dex Media’s advisors with respect to Donnelley’s business and operations, which were consistent with the expectations of the Dex Media board with respect to the strategic, operational and financial benefits of the merger;

•	the opinions of Lehman Brothers and Merrill Lynch, financial advisors to Dex Media, that, as of October 3, 2005 (in the case of Lehman Brothers’ opinion) and as of October 2, 2005 (in the case of Merrill Lynch’s opinion), and based on and subject to the factors, assumptions, procedures, limitations and qualifications set forth in those opinions, the merger consideration to be issued and paid in connection with the merger agreement is fair, from a financial point of view, to the holders of Dex Media common stock;

•	the Dex Media board’s confidence in the ability of Donnelley’s senior management to lead the combined company and continue to enhance shareholder value;

•	the fact that six members of the Dex Media board, including Dex Media’s President and Chief Executive Officer, will join the board of directors of the combined company, and the fact that Dex Media’s President and Chief Executive Officer will serve as Chairman of the Donnelley board following the completion of the merger;

•	the terms of the merger agreement and the structure of the merger, including the conditions to each company’s obligation to complete the merger, the fact that Dex Media may under certain circumstances enter into discussions with third parties regarding alternative transaction proposals and that the Dex Media board may under certain circumstances change its recommendation that Dex Media’s stockholders vote to adopt the merger agreement and approve the merger, and the fact that the merger agreement requires Donnelley to pay a termination fee of up to $90 million if the merger agreement is terminated in accordance with certain provisions of the merger agreement; and

•	the ability of Dex Media and Donnelley to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations to obtain those approvals.

      Each of the factors described above supported the Dex Media board’s conclusion that the merger is advisable and in the best interests of Dex Media and its stockholders.
      The Dex Media board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including:

•	the risks and expenses inherent in combining and successfully integrating two companies, including the need for significant management resources which will temporarily detract attention from the day-to-day business of the combined company;

•	the fact that the value of the merger consideration would be reduced if the price of Donnelley common stock were to decline prior to the completion of the merger;

•	the fact that the combined company will have significant debt following completion of the merger; as of June 30, 2005, after giving pro forma effect to the merger and the transactions contemplated by the merger agreement, the combined company would have had $11.4 billion of indebtedness outstanding;

•	the limitations on Dex Media’s ability to solicit other offers as well as the possibility that it could be required to pay a termination fee of up to $150 million under certain circumstances;

•	the fact that for U.S. federal income tax purposes, Dex Media stockholders will generally recognize a capital gain, but not a loss, in an amount equal to the lesser of the cash they receive in the merger (excluding cash in lieu of a fractional share of Donnelley common stock) and the excess of the sum of the fair market value of the Donnelley common stock and cash they receive (again excluding cash received in lieu of a fractional share of Donnelley common stock) over their adjusted tax basis in their Dex Media common stock;

•	the fact that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement; and

•	the other matters described under the caption “Risk Factors” beginning on page 35.
      After deliberation, the Dex Media board concluded that, on balance, the potential benefits of the merger to Dex Media’s stockholders outweighed the above-described risks and potential disadvantages.
      This discussion of the information and factors considered by The Dex Media board includes the material positive and negative factors considered by the Dex Media board, but it is not intended to be exhaustive and may not include all the factors considered by the Dex Media board. Due to the variety of factors and the quality and amount of information considered, the Dex Media board did not quantify or assign relative or specific weights to, and did not make separate and distinct assessments of, each of the individual factors considered in reaching its determination to approve the merger agreement and the merger. In considering the factors described above, individual members of the Dex Media board may have given different weight to different factors. The Dex Media board conducted an overall analysis of the factors described above and made its determination based on the totality of the information presented to it.
      It should be noted that this explanation of the Dex Media board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” beginning on page 41 of this joint proxy statement/ prospectus.

Recommendation of Dex Media’s Board of Directors
      At its meeting on October 2, 2005, after due consideration, the Dex Media board unanimously adopted resolutions:

•	Determining that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Dex Media and its stockholders;

•	Approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement; and

•	Recommending that the Dex Media stockholders vote FOR adoption of the merger agreement and approve the merger of Dex Media with and into Merger Sub.
Opinion and Analysis of Lehman Brothers as Dex Media’s Financial Advisor
      In June 2005, the Dex Media board engaged Lehman Brothers to act as its financial advisor to evaluate potential strategic alternatives, including a possible merger with Donnelley. On October 2, 2005, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing in a letter dated October 3, 2005) to the Dex Media board that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to the Dex Media stockholders in the merger was fair to the Dex Media stockholders.
      The full text of Lehman Brothers’ written opinion, dated October 3, 2005, is attached as Annex G to this joint proxy statement/ prospectus. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
      Lehman Brothers’ advisory services and opinion were provided for the use and benefit of the Dex Media board, and the opinion was rendered to the Dex Media board in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of Dex Media as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, Dex Media’s underlying business decision to proceed with or effect the merger.
      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning Dex Media and Donnelley that it believes to be relevant to its analysis, including each of Dex Media’s and Donnelley’s annual reports on Form 10-K for the fiscal year ended December 31, 2004 and quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	financial and operating information with respect to the business, operations and prospects of Dex Media furnished to it by Dex Media, including (1) financial projections of Dex Media for 2005 through 2010 prepared by management of Dex Media, referred to as the Dex Media projections, and (2) the amounts and timing of the cost savings, operating synergies and revenue enhancements expected by the management of Dex Media and Donnelley to result from a combination of the business of Dex Media and Donnelley, referred to as the expected synergies;

•	financial and operating information with respect to the business, operations and prospects of Donnelley furnished to it by Donnelley and Dex Media, including (1) financial projections of Donnelley for 2005 and 2006 prepared by management of Donnelley, referred to as the 2005/2006 Donnelley projections and (2) financial projections of Donnelley for 2005 through 2010 prepared by the management of Dex Media, referred to as Dex Media’s Donnelley projections;

•	the recent and historical trading prices of Dex Media’s common stock and Donnelley’s common stock and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Dex Media and Donnelley with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	published estimates of third party research analysts with respect to the future financial performance of Dex Media and of Donnelley;

•	the relative contributions of Dex Media and Donnelley to the current and future financial performance of the combined company on a pro forma basis; and

•	the potential pro forma impact of the merger on the current financial condition and the future financial performance of the combined company, including the expected synergies.
      In addition, Lehman Brothers had discussions with the managements of Dex Media and Donnelley concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Dex Media and Donnelley that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Dex Media projections, upon the advice of Dex Media, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Dex Media as to the future financial performance of Dex Media and that Dex Media would perform substantially in accordance with such projections. With respect to the 2005/2006 Donnelley projections, upon advice of Donnelley, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Donnelley as to the future financial performance of Donnelley and that Donnelley would perform substantially in accordance with such projections. With respect to Dex Media’s Donnelley projections, upon advice of Dex Media, Lehman Brothers assumed that such projections were a reasonable basis to evaluate the future financial performance of Donnelley and relied on such projections in performing its analysis. Furthermore, upon the advice of Dex Media, Lehman Brothers also assumed that the amounts and timing of the expected synergies are reasonable and that the expected synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties or facilities of Dex Media or Donnelley and did not make or obtain any evaluations or appraisals of the assets or liabilities of Dex Media or Donnelley. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 3, 2005.
      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Dex Media board. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Transaction Terms
      In the merger, each share of Dex Media common stock, other than shares owned by Donnelley, Dex Media or their respective subsidiaries, will convert into the right to receive $12.30 in cash and 0.24154 of a share of Donnelley common stock. The merger consideration, based on Donnelley’s stock price as of September 30, 2005, as well as the average historical 20, 30, 60 and 90-day closing prices for Donnelley, implied a per share equity valuation of $27.58 to $27.93 for Dex Media stockholders. Lehman Brothers presented multiples which were based on Donnelley’s stock price as of September 30, 2005. The equity valuation to Dex Media’s EBITDA multiple was 10.4 times for estimated EBITDA in 2005 and 10.3 times for estimated EBITDA in 2006 compared to Donnelley’s 2005 and 2006 EBITDA multiples of 9.7 times and 9.6 times, respectively. The equity valuation to Dex Media’s tax-adjusted EBITDA multiple was 8.8 times for estimated tax-adjusted EBITDA in 2005 and 8.7 times for estimated tax-adjusted EBITDA in 2006 compared to Donnelley’s 2005 and 2006 tax-adjusted EBITDA multiples of 8.5 times and 8.4 times, respectively. The equity valuation to Dex Media’s free cash flow multiple was 8.2 times for estimated free cash flow in 2005 and 7.5 times for estimated free cash flow in 2006 compared to Donnelley’s 2005 and 2006 free cash flow multiples of 7.2 times and 7.1 times, respectively. Lehman Brothers also calculated a market premium range of (0.8)% to 10.5% based on Dex Media’s closing price on September 30, 2005 and average historical 30, 60 and 90-day closing prices.
      In addition, Lehman Brothers analyzed the potential upside from enhanced revenue and earnings growth to the Dex Media stockholders in view of their 52.2% stock ownership in the combined company. Based on the expected synergies to be realized as a result of the merger, Lehman Brothers calculated the compound annual growth rate, or CAGR, of estimated revenues from 2004 through 2007 of the combined company to be in the range of 2.0% to 2.3%, which is higher than the 1.8% of CAGR of estimated revenues of Dex Media on a stand-alone basis over the same period. Lehman Brothers also calculated the CAGR of estimated EBITDA of the combined company from 2004 through 2007 to be in the range of 1.6% to 2.6%, also higher than the 1.5% of CAGR of estimated EBITDA of Dex Media on a stand-alone basis over the same period.

Historical Share Price Analysis
      Lehman Brothers considered historical data with regard to (1) the trading prices of Dex Media common stock for the period from July 21, 2004 to September 30, 2005, (2) the trading prices of Donnelley common stock for the period from December 31, 2003 to September 30, 2005 and (3) the relative stock price performances during the period from July 21, 2004 to September 30, 2005 of Dex Media, Donnelley, certain directory companies and other sectors as follows:

North American directory companies:
ACS Media
Yell Group plc.
Yellow Pages Group

European directory companies as a group, including:
Eniro
PagesJaunes
SEAT Pagine Gialle
TPI

Outdoor advertising sector, including:
Lamar Advertising

Radio sector, including:
Clear Channel
Cox Radio
Cumulus Media
Emmis Communications
Entercom Communications
Regent Communications

Newspaper sector, including:
Gannett Co., Inc.
Journal Register
Knight-Ridder, Inc.
Lee Enterprises Incorporated
The McClatchy Company
The New York Times Company
      During the period from July 21, 2004 to September 30, 2005 the closing stock price of Dex Media ranged from a low of $19.00 to a high of $29.21 per share and the closing price of Donnelley ranged from a low of $41.11 to a high of $67.58 per share. Lehman Brothers noted that in the period reviewed Donnelley common stock outperformed relative to Dex Media common stock and each of the comparable companies and sectors considered. The foregoing historical share price analysis was presented to the Dex Media board to provide it with background information and perspective with respect to the relative historical share prices of Dex Media common stock and Donnelley common stock.

Historical Exchange Ratio Analysis
      Lehman Brothers also compared the historical per share prices of Dex Media common stock and Donnelley common stock at different times during the period from July 22, 2004 to September 30, 2005 in order to determine the implied exchange ratio that existed at those times. The implied exchange ratios during such period ranged from 0.12000 to 0.25000, averaging 0.18401.

Comparable Company Analysis
      In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the directory industry, reviewed and compared the enterprise value (which is the market capitalization plus the total debt minus cash) and estimated 2006 EBITDA data relating to Dex Media and Donnelley with selected companies that Lehman Brothers deemed comparable to Dex Media and Donnelley, including ACS Media, Yell Group plc. and Yellow Pages Group, the European directory companies listed above and the outdoor advertising, radio and newspaper sectors. As part of its comparable company analysis, Lehman Brothers calculated and analyzed, for Dex Media, Donnelley and each comparable company and sector, the multiple of market capitalization to estimated EBITDA in 2006. The market capitalization of each company (other than Dex Media for which the merger consideration was used) was obtained by multiplying the trading price by the number of outstanding shares. All of these calculations were performed and based on publicly available financial data (including various Wall Street research consensus estimates for 2006 EBITDA of the comparable companies) and closing prices as of September 30, 2005, the last trading date prior to the delivery of Lehman Brothers’ opinion.
      The analysis of the EBITDA multiples indicated that, for the selected comparable companies, the multiples ranged from 9.6 times to 13.2 times, and that the merger consideration valued Dex Media (at 10.3 times based on 2006 estimated EBITDA) at a premium to its North American directory trading comparables other than Yellow Pages Group.
      Lehman Brothers selected the comparable companies and sectors above because their businesses and operating profiles are reasonably similar to those of Dex Media and Donnelley. However, because of the inherent differences between the business, operations and prospects of Dex Media and Donnelley and the businesses, operations and prospects of the selected comparable companies and sectors, no comparable company is exactly the same as Dex Media or Donnelley. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Dex Media and Donnelley and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Dex Media and Donnelley and the companies included in the comparable company analysis.

Comparable Transaction Analysis
      Using publicly available information, Lehman Brothers reviewed and compared the multiple to EBITDA of purchase prices paid in thirteen acquisitions of incumbent directory companies, or those affiliated with a telephone company, and seven acquisitions of independent directory companies, or those unaffiliated with a telephone company, with the multiple for Dex Media implied by the merger consideration. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to Dex Media. The following transactions were reviewed by Lehman Brothers:
Incumbent directory companies:

Acquiror	Acquiree
Yellow Pages Group	SuperPages Canada
Eniro AB	Findexa Ltd.
Bain Capital Partners LLC	Verizon Information Services Canada
MCAG Consortium	YBR Group
Yell Group plc	McLeodUSA Media Group
BC Partners, CVC Capital Partners, Permira Investitori Associati	SEAT Pagine Gialle
Kohlberg Kravis Roberts & Co. and Ontario Teachers’ Pension Plan	Bell Actimedia directory publishing business
Apax Partners and Hicks, Muse, Tate & Furst	Yell Group plc.
Donnelley	Sprint Directories business
Donnelley	DonTech
U S WEST	U S WEST Dex
Dex Media	Qwest Communications yellow page directories business
CBD Media, Inc.	Broadwing Inc.’s Cincinnati Bell directory business
Independent directory companies:

Acquiror	Acquiree
The Hearst Corporation	White Directory Publishers
Yell Group plc.	TransWestern Holdings, L.P.
Yellow Book USA	Feist Publications
Apax Partners Worldwide LLP and Cinven Limited	VNU World Directories
TransWestern Publishing Company LLC	WorldPages.com, Inc.
Yell Group plc	National Directory Company
CVC Asia Pacific and JP Morgan PartnersAsia	SingTel
      The analysis of the EBITDA multiples indicated that, for the selected comparable transactions, the multiples ranged from 7.4 times to 14.1 times for incumbent directory transactions and 7.6 times to 13.5 times for independent directory transactions, and that the merger consideration valued Dex Media (at 10.4 times based on 2005 estimated EBITDA) at the higher end of valuation multiples for incumbent directory transactions and at the highest valuation multiple for any U.S. incumbent directory transaction.

Transaction Premium Analysis
      Lehman Brothers reviewed the premia paid in merger-of-equals transactions valued between $5 billion and $15 billion from April 13, 1998 to January 23, 2004 and cash and stock transactions valued at over $2.5 billion from February 24, 2003 to September 12, 2005. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing one day prior to the announcement of the transaction, as well as the average share prices of the target company over the one-week and four-week periods prior to the announcement of the transaction. This analysis produced the following mean and median premia for the selected transactions:

Merger-of-Equals:

	Premium Paid to Prior
	Average Share Price

	1 Day	1 Week	4 Week

Mean	4.7%	6.6%	6.9%
Median	0.0%	(0.3)%	2.8%

Cash and Stock Transactions:

	Premium Paid to Prior
	Average Share Price

	1 Day	1 Week	4 Week

Mean	17.0%	20.0%	23.0%
Median	16.0%	19.0%	23.0%
      In comparison, for Dex Media, the merger consideration implied a premium of (0.8)% over Dex Media’s share price on September 30, 2005, 4.5% over Dex Media’s 30-day trading average and 9.0% over Dex Media’s share price on September 13, 2005, which was the day that abnormal trading activity began. In addition, Lehman Brothers noted that eight of the 13 merger-of-equals transactions have implied no premium or a negative premium when compared to the share price of the target company prevailing one day prior to the announcement of the transaction.

Dex Media Discounted Cash Flow Analysis
      As part of its analysis, and in order to estimate the present value of Dex Media common stock, Lehman Brothers prepared a five-year discounted cash flow analysis for Dex Media, calculated as of September 30, 2005, of after-tax unlevered free cash flows for fiscal years 2006 through 2010.
      A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Dex Media by adding (1) the present value of Dex Media’s projected after-tax unlevered free cash flows for fiscal years 2006 through 2010 to (2) the present value of the terminal value of Dex Media as of 2010 and (3) the present value of Dex Media’s tax shield. Terminal value refers to the value of all future cash flows from an asset at a particular point in time. Tax shield refers to the cumulative savings arising from the amortization of Dex Media’s assets tax step up obtained in the sale of Dex Media to Carlyle and Welsh Carson.
      Lehman Brothers estimated, after taking into account selected comparable directory enterprise values to forward year EBITDA multiples, a range of terminal values in 2010 of 8.5 times to 10.0 times. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 8.5% to 9.5%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the directory industry and also on an analysis of the weighted average cost of capital of Dex Media and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of Dex Media by adding the present values of the after-tax unlevered free cash flows, terminal values for each EBITDA terminal multiple and discount rate scenario, and tax shield values, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of Dex Media, and dividing those amounts by the number of fully diluted shares of Dex Media. The discounted cash flow analysis for Dex Media was performed for three scenarios consisting of the base case, downside case and upside case, each based on certain assumptions relating to Dex Media’s revenue and expense drivers.
      Based on the projections and assumptions set forth above, the discounted cash flow analysis of Dex Media yielded an implied valuation range of Dex Media common stock of $25.35 to $34.42 per share in the base case, $23.05 to $31.68 per share in the downside case and $26.99 to $36.40 per share in the upside case. Lehman Brothers noted that the value implied by the merger consideration of $27.58 per share of Dex Media common stock based on Donnelley’s closing price as of September 30, 2005 was within the per share equity valuation ranges implied by the foregoing analysis.

Donnelley Discounted Cash Flow Analysis
      As part of its analysis, and in order to estimate the present value of Donnelley common stock, Lehman Brothers also prepared a five-year discounted cash flow analysis for Donnelley, calculated as of September 30, 2005, of after-tax unlevered free cash flows for fiscal years 2006 through 2010. Lehman Brothers performed a discounted cash flow analysis for Donnelley by adding (1) the present value of Donnelley’s projected after-tax unlevered free cash flows for fiscal years 2006 through 2010 to (2) the present value of the terminal value of Donnelley as of 2010 and (3) the present value of Donnelley’s tax shield. Tax shield refers to the cumulative savings arising from the amortization of Donnelley’s assets tax step up obtained in the acquisition of Sprint directories in 2002 and SBC directories in 2004.
      Lehman Brothers, after taking into account selected comparable directory enterprise values to forward year EBITDA multiples, estimated a range of terminal values in 2010 of 8.5 times to 10.0 times. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 8.5% to 9.5%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the directory industry and also on an analysis of the weighted average cost of capital of Donnelley and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of Donnelley by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and tax shield values, and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of Donnelley, and dividing those amounts by the number of fully diluted shares of Donnelley. The discounted cash flow analysis for Donnelley was performed for three scenarios consisting of the base case, downside case and upside case, each based on certain assumptions relating to Donnelley’s revenue and expense drivers.
      Based on the projections and assumptions set forth above, the discounted cash flow analysis of Donnelley yielded an implied valuation range of Donnelley common stock of $61.56 to $83.08 per share in the base case, $57.17 to $77.94 per share in the downside case and $66.60 to $89.11 per share in the upside case. Lehman Brothers noted that the price of Donnelley common stock of $63.26 per share as of September 30, 2005 and the reference price of Donnelley common stock of $65.00 per share used in determining the exchange ratio were both within the per share equity valuation ranges implied by the base case and downside case analyses, but below the per share equity valuation range implied by the upside case analysis.

Contribution Analysis
      Lehman Brothers analyzed the respective contributions of Dex Media and Donnelley to the estimated 2005 revenues, EBITDA and free cash flow of the combined company based on management projections of Dex Media and Donnelley. This analysis indicated the following relative contributions of Dex Media and Donnelley and the pro forma equity ownership of holders of Dex Media and Donnelley common stock in the combined company:

	Contribution

	Dex Media	Donnelley

2005E revenue	61.5%	38.5%
2005E EBITDA	61.4%	38.6%
2005E free cash flow	59.7%	40.3%
Transaction equity value	62.8%	37.2%
Transaction enterprise value	63.1%	36.9%
Transaction equity value adjusted for cash consideration (pro forma equity ownership)	52.2%	47.8%

General
      In connection with the review of the merger by the Dex Media board, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Dex Media or Donnelley.
      In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dex Media or Donnelley. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to Dex Media stockholders of the consideration to be offered to Dex Media stockholders in the merger and were prepared in connection with the delivery by Lehman Brothers of its opinion to the Dex Media board. The analyses do not purport to be appraisals or to reflect the prices at which Dex Media common stock or Donnelley common stock might trade following announcement of the merger or the prices at which Donnelley common stock might trade following consummation of the merger.
      The terms of the merger were determined through arm’s length negotiations between Dex Media and Donnelley and were unanimously approved by the Dex Media board and the Donnelley board. Lehman Brothers did not recommend any specific amount or form of consideration to Dex Media or that any specific amount or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to the Dex Media board to assist it in its consideration of the merger. Lehman Brothers’ opinion does not in any manner address Dex Media’s underlying business decision to proceed with or effect the merger and does not constitute a recommendation to any stockholder of Dex Media as to how such stockholder should vote with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the Dex Media board in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the Dex Media board with respect to the value of Dex Media or Donnelley or of whether the Dex Media board would have been willing to agree to a different amount or form of consideration.
      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Dex Media board selected Lehman Brothers because of its expertise, reputation and familiarity with Dex Media and the directory industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.
      As compensation for its services in connection with its engagement by Dex Media and in rendering its opinion, Lehman Brothers received $2.5 million upon the delivery of its opinion. Additional compensation of $18.75 million will be payable on completion of the merger. In addition, Dex Media has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Dex Media and the rendering of the Lehman Brothers opinion. Lehman Brothers has performed various investment banking services for Dex Media in the past and has received customary fees for such services and currently Lehman Brothers or its affiliates are lenders under Dex Media’s existing credit facilities. For the past two years, Lehman Brothers received fees (excluding fees described above in connection with the merger) for investment banking and financial advisory services provided to Dex Media of approximately $13 million, in the aggregate. Lehman Brothers holds equity investments in Carlyle and Welsh Carson, which are Dex Media stockholders.
      In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of Dex Media and Donnelley for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Opinion and Analysis of Merrill Lynch as Dex Media’s Financial Advisor
      On October 2, 2005, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in writing as of October 2, 2005, to the Dex Media board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by Dex Media stockholders pursuant to the proposed merger was fair, from a financial point of view, to the holders of Dex Media common stock.
      The full text of Merrill Lynch’s opinion, dated October 2, 2005, which sets forth the assumptions made, matters considered and limits on the review undertaken by Merrill Lynch, is attached as Annex H to this joint proxy statement/ prospectus and is incorporated herein by reference. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. Each holder of Dex Media common stock is encouraged to read Merrill Lynch’s opinion carefully in its entirety. Merrill Lynch’s opinion was delivered to the Dex Media board for the use and benefit of the Dex Media board, and is directed only to the fairness, from a financial point of view, of the merger consideration to be received by Dex Media stockholders pursuant to the merger, and does not address the merits of the underlying decisions by Dex Media to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger or any related matter. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Dex Media, other than the holders of Dex Media common stock.
      In preparing its opinion to the Dex Media board, Merrill performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analysis underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to the Dex Media board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to a partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Dex Media or Donnelley. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch’s opinion was among several factors taken into consideration by the Dex Media board in making its determination to approve the merger agreement. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of the Dex Media board or the management of Dex Media with respect to the fairness of the merger consideration provided for in the merger agreement.
      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Dex Media and Donnelley that Merrill Lynch deemed relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Dex Media and Donnelley, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the expected synergies, furnished to it by Dex Media and Donnelley, respectively;

•	conducted discussions with members of senior management and representatives of Dex Media and Donnelley concerning the matters described in the first two bullet points above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

•	reviewed the market prices and valuation multiples for Dex Media common stock and Donnelley common stock;

•	reviewed the results of operations of Dex Media and Donnelley;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	reviewed the potential pro forma impact of the merger;

•	reviewed drafts dated October 1, 2005 of the merger agreement;

•	reviewed drafts dated October 1, 2005 of the support agreements;

•	reviewed a draft dated October 1, 2005 of the sponsor stockholders agreements (as to the terms of which Merrill Lynch expressed no opinion); and

•	reviewed a draft dated September 30, 2005 of the debt financing commitment papers associated with the merger and the merger agreement.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Dex Media or Donnelley, nor did Merrill Lynch evaluate the solvency or fair value of Dex Media or Donnelley under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Dex Media or Donnelley. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Dex Media or Donnelley, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Dex Media’s or Donnelley’s management as to the expected future financial performance of Dex Media or Donnelley, as the case may be, and the expected synergies. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement and each ancillary agreement, as listed above, would be substantially similar to the last draft reviewed by Merrill Lynch, except with respect to the draft merger agreement dated October 1, 2005, as to which Merrill Lynch assumed that the merger consideration would be 0.24514 of a share of Donnelley common stock and $12.30 in cash.
      Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.
      In connection with the preparation of Merrill Lynch’s opinion, Merrill Lynch did not solicit, nor was it authorized by Dex Media or the Dex Media board to solicit, third-party indications of interest for the acquisition of all or any part of Dex Media.
      Merrill Lynch is acting as financial advisor to Dex Media in connection with the merger and will receive a fee from the Dex Media for its services, a significant portion of which is contingent upon the delivery of its opinion and the consummation of the merger. Merrill Lynch is acting as financial advisor to Dex Media and as compensation for its services in connection with the merger and in rendering its opinion, Merrill Lynch received $5 million upon the delivery of its opinion. Additional compensation of $3 million will be payable upon completion of the merger. In addition, Dex Media has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement as financial advisor. Merrill Lynch has in the past provided financial advisory and financing services to Dex Media and may continue to do so and has received, and may receive, fees for rendering such services. Specifically, Merrill Lynch acted as a bookrunner in connection with Dex Media’s IPO in July 2004 and Dex Media’s secondary offering of common stock in January 2005. For the past two years, Merrill Lynch has received fees for financial advisory and financing services provided to Dex Media (excluding fees in connection with the merger) of approximately $13 million, in the aggregate. In addition, in the ordinary course of business, Merrill Lynch may actively trade Dex Media common stock and other securities of Dex Media, as well as Donnelley common stock and other securities of Donnelley, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the Dex Media board in connection with Merrill Lynch’s opinion. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch’s financial analyses, the tables must be read together with text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s financial analyses.

Transaction Overview
      Based upon the closing price per share of Donnelley common stock on September 30, 2005, of $63.26 and the exchange ratio pursuant to the merger of 0.24154, plus cash consideration of $12.30 per share of Dex Media common stock, Merrill Lynch noted that the implied value of the consideration to be received by Dex Media common stockholders in the merger was $27.58 per share of Dex Media common stock as of that date, which is referred to as the implied offer value. Based upon the implied offer value of $27.58, approximately 154.5 million fully-diluted shares outstanding and approximately $5.4 billion of estimated net debt, Merrill Lynch also noted that the merger implied an equity value for Dex Media of $4.3 billion and a firm value for Dex Media of $9.7 billion.

      Merrill Lynch compared the implied offer value of $27.58 to the average daily closing prices for Dex Media common stock and noted the following offer premiums:

		Premium Implied
	Dex Media	by Implied Offer
Time Period	Common Stock Price	Value of $27.58

September 30, 2005(1)	$27.79	(0.8)%
September 13, 2005(2)	$25.30	9.0%
3-Month Average Prior to September 13, 2005	$24.97	10.5%

(1)	Last trading day before October 2, 2005.

(2)	Closing price per share of Dex Media common stock one week prior to media speculation regarding a potential merger, or the unaffected stock price.
      Using Dex Media financial forecasts, Merrill Lynch reviewed:

•	The implied firm value as a multiple of 2005 and 2006 EBITDA, which is referred to below as Firm Value/2005E EBITDA and Firm Value/2006E EBITDA;

•	The implied firm value adjusted for the estimated present value of Dex Media’s long-term tax shield as a multiple of 2005 and 2006 estimated adjusted EBITDA, which is referred to below as Tax-Adjusted Firm Value/2005E EBITDA and Tax-Adjusted Firm Value/2006E EBITDA;

•	The implied equity value as a multiple of 2005 and 2006 estimated free cash flow, which is referred to below as 2005E FCF Multiple and 2006E FCF Multiple; and

•	2005 and 2006 free cash flow as a percentage of the implied equity value, which is referred to below as 2005E FCF Yield and 2006E FCF Yield.
      This analysis indicated the following:

	Dex Media Implied
	Multiple at Implied
Dex Media Benchmark	Offer Value of $27.58

Firm Value/ 2005E EBITDA	10.3	x
Firm Value/ 2006E EBITDA	10.2	x
Tax-Adjusted Firm Value/ 2005E EBITDA	8.7	x
Tax-Adjusted Firm Value/ 2006E EBITDA	8.6	x
2005E FCF Multiple	8.6	x
2006E FCF Multiple	7.6	x
2005E FCF Yield	11.6%
2006E FCF Yield	13.1%

Relative Valuation Analysis
      Using Dex Media financial forecasts for both Dex Media and Donnelley, Merrill Lynch compared the implied multiples for Dex Media to the corresponding multiples for Donnelley based on the closing price per share of the common stock of both companies as of September 13, 2005, one week prior to media speculation regarding a potential merger, referred to as the unaffected stock price. Merrill Lynch reviewed the following implied multiples for both companies:

•	The implied firm value as a multiple of 2005, 2006 and 2007 estimated adjusted EBITDA, which is referred to below as Firm Value/2005E EBITDA, Firm Value/2006E EBITDA, and Firm Value/2007E EBITDA;

•	The implied firm value adjusted for the estimated present value of Dex Media’s and Donnelley’s long-term tax shields, respectively, as a multiple of 2005, 2006 and 2007 estimated adjusted earnings before interest, taxes, depreciation and amortization, which is referred to below as Tax-Adjusted Firm

Value/2005E EBITDA, Tax-Adjusted Firm Value/2006E EBITDA and Tax-Adjusted Firm Value/2007E EBITDA; and

•	The implied equity value as a multiple of 2005, 2006 and 2007 estimated free cash flow, which is referred to below as 2005E FCF Multiple, 2006E FCF Multiple and 2007E FCF Multiple.

	Dex Media Implied		R.H. Donnelley Implied
Benchmark	Unaffected Multiple		Unaffected Multiple

Firm Value/ 2005E EBITDA	9.9	x	9.5x
Firm Value/ 2006E EBITDA	9.8	x	9.4x
Firm Value/ 2007E EBITDA	9.6	x	9.3x
Tax-Adjusted Firm Value/ 2005E EBITDA	8.3	x	8.6x
Tax-Adjusted Firm Value/ 2006E EBITDA	8.2	x	8.5x
Tax-Adjusted Firm Value/ 2007E EBITDA	8.0	x	8.4x
2005E FCF Multiple	7.9	x	6.7x
2006E FCF Multiple	7.0	x	6.3x
2007E FCF Multiple	6.4	x	6.8x

Analysis of Dex Media

Historical Trading Performance
      Merrill Lynch reviewed historical trading prices for Dex Media common stock. The review indicated that for the 52 week unaffected period beginning on September 13, 2004 and ending on September 13, 2005, Dex Media common stock traded as low as $20.60 per share and as high as $26.00 per share, compared to the closing price per share of Dex Media common stock on September 30, 2005 of $27.79, the unaffected price per share of Dex Media common stock on September 13, 2005 of $25.30 and the implied offer value per share of Dex Media common stock of $27.58. The analysis also showed the following:

Research Analyst Price Targets
      Merrill Lynch reviewed the most recent research analyst per share target prices for Dex Media common stock, which ranged from $19.00 to $31.00, compared to the implied offer value per Dex Media share of $27.58.

Comparable Companies Analysis
      Using publicly available information and financial forecasts provided by Dex Media, Merrill Lynch compared certain financial and operating information and ratios for Dex Media with corresponding financial and operating information for Donnelley, the only other publicly-traded U.S. incumbent yellow pages publisher.
      Merrill Lynch reviewed the following multiples using closing stock prices as of September 30, 2005 as well as the unaffected stock price as of September 13, 2005:

•	Firm value as a multiple of 2005 and 2006 estimated adjusted earnings before interest, taxes, depreciation and amortization, which is referred to below as Firm Value/2005E EBITDA and Firm Value/2006E EBITDA;

•	Firm value adjusted for the estimated present value of Dex Media’s and Donnelley’s long-term tax shields, respectively, as a multiple of 2005 and 2006 estimated adjusted earnings before interest, taxes, depreciation and amortization, which is referred to below as Tax-Adjusted Firm Value/2005E EBITDA and Tax-Adjusted Firm Value/2006E EBITDA; and

•	Equity value as a multiple of 2005 and 2006 estimated free cash flow, which is referred to below as 2005E FCF Multiple and 2006E FCF Multiple.

      The analysis indicated the following:

	Benchmark

	Firm Value /				Tax-Adjusted Firm Value /				FCF Multiple

	2005E EBITDA		2006E EBITDA		2005E EBITDA		2006E EBITDA		2005E		2006E

Closing Price as of 9/30/05
Dex	10.3	x	10.2	x	8.7	x	8.6	x	8.7	x	7.7	x
RHD	9.4	x	9.3	x	8.5	x	8.4	x	6.6	x	6.2	x
Unaffected Price as of 9/13/05
Dex	9.9	x	9.8	x	8.3	x	8.2	x	7.9	x	7.0	x
RHD	9.4	x	9.3	x	8.5	x	8.4	x	6.6	x	6.2	x
These multiples compare to the implied valuation multiples for Dex Media of: 10.3x 2005E EBITDA, 10.2x 2006E EBITDA, 8.7x 2005E Tax-Adjusted EBITDA, 8.6x Tax-Adjusted 2006E EBITDA, 8.6x 2005E FCF and 7.6x 2006E FCF, based on the implied offer value per share of Dex Media common stock of $27.58.

Comparable Transaction Analysis
      Using publicly available information, Merrill Lynch examined the following 10 selected transactions in the incumbent yellow pages industry. The transactions considered and the month and year each transaction was announced were as follows:

Buyer/ Seller	Month and Year Announced

European Directories SA/ YBR Group	May 2005
Yellow Pages Group/ Advertising Directory Solutions Holdings, Inc.	March 2005
Bain Capital Partners LLC/ Verizon Information Services Canada	September 2004
Donnelley/ SBC publishing business in Illinois and NW Indiana	July 2004
Donnelley/ Sprint Directories business	September 2002
Kohlberg Kravin & Roberts and Ontario Teachers Pension Fund/ Bell
Actimedia Directory publishing businesses	September 2002
Dex Media/ Qwest Communications yellow pages directories business	August 2002
CBD Media, Inc./ Broadwing Inc.’s Cincinnati Bell directory business	February 2002
Texas Pacific Group/ Telenor Media	September 2001
Apax Partners and Hicks, Muse, Tate & Furst/ Yellow Group plc	May 2001
      Merrill Lynch reviewed the ratio of the transaction value to EBITDA for the year in which the transaction was announced. The analysis indicated the following:

Benchmark	Maximum		Mean		Median		Minimum

Transaction value/ Current Year EBITDA Multiple	12.8	x	9.5	x	9.1	x	7.5	x
      Using a reference range of 9.0x to 10.5x estimated 2005 EBITDA, this analysis indicated a range of implied values per share of Dex Media common stock of $19.83 to $28.95 (based on approximately 154.5 million fully-diluted shares outstanding and approximately $5.4 billion of estimated net debt), compared to the implied offer value of $27.58.

Discounted Cash Flow Analysis
      Using both publicly available analyst financial forecasts and financial forecasts provided by Dex Media management, Merrill Lynch performed a discounted cash flow analysis for Dex Media for the period from September 30, 2005 through year-end 2010, inclusive, using discount rates ranging from 7.5% to 8.5% and terminal value multiples of year 2010 EBITDA ranging from 8.5x to 9.5x. Merrill Lynch also performed a separate discounted cash flow analysis on Dex Media’s long-term tax shield using financial forecasts provided by Dex Media management and discount rates ranging from 6.0% to 8.0%. Combined, these analyses indicated a range of implied values per share of Dex Media common stock of approximately $27.69 to $35.51, compared to the implied offer value per share of $27.58. These ranges of implied value per share of Dex Media common stock were based in each case on approximately 154.5 million fully-diluted shares outstanding and approximately $5.4 billion of estimated net debt.
      For illustrative purposes, Merrill Lynch also sensitized its discounted cash flow analysis using a lower growth forecast, a “downside case”, and a higher growth forecast, an “upside case”. The downside case discounted cash flow analysis indicated a range of implied values per share of Dex Media common stock of approximately $25.40 to $32.88. The upside case discounted cash flow analysis indicated a range of implied values per share of Dex Media common stock of approximately $30.24 to $38.44. The upside case and downside case were furnished for illustrative purposes only and were neither utilized nor relied upon by Merrill Lynch in connection with its fairness opinion.

Leveraged Buy-out Analysis
      Using both publicly available analyst forecasts and financial forecasts provided by Dex Media management, Merrill Lynch performed a leveraged buy-out analysis for Dex Media using the following assumptions: five-year investment horizon, minimum equity contribution equal to 15% of total pro forma capitalization, maximum leverage of 9.0x estimated 2005 EBITDA, exit multiples ranging from 9.25x to 10.0x 2010 EBITDA and a minimum internal rate of return target of 17.5%. This analysis indicated a range of implied values per share of Dex Media common stock of approximately $25.11 to $27.97, compared to the implied offer value per share of $27.58. These ranges of implied value per share of Dex Media common stock were based in each case on approximately 154.5 million fully-diluted shares outstanding and approximately $5.4 billion of estimated net debt.

Analysis of Donnelley

Historical Trading Performance
      Merrill Lynch reviewed historical trading prices for Donnelley common stock. The review indicated that for the 52 week unaffected period beginning on September 13, 2004 and ending on September 13, 2005, Donnelley common stock traded as low as $48.94 per share and as high as $67.32 per share, compared to the closing price per share of Donnelley common stock on September 30, 2005 of $63.26 and the unaffected price per share of Donnelley common stock on September 13, 2005 of $64.15.

Research Analyst Price Targets
      Merrill Lynch reviewed the most recent research analyst per share target prices for Donnelley common stock, which ranged from $67.00 to $80.00.

Discounted Cash Flow Analysis
      Using both publicly available analyst financial forecasts and financial forecasts provided by Dex Media management, Merrill Lynch performed a discounted cash flow analysis for Donnelley for the period from September 30, 2005 through year-end 2010, inclusive, using discount rates ranging from 7.5% to 8.5% and terminal value multiples of year 2010 EBITDA ranging from 8.5x to 9.5x. Merrill Lynch also performed a separate discounted cash flow analysis on Donnelley’s long-term tax shield using available analyst financial forecasts and financial forecasts provided by Dex Media management and discount rates ranging from 6.0% to 8.0%. Combined, these analyses indicated a range of implied values per share of Donnelley common stock of approximately $64.38 to $82.17. These ranges of implied value per share of Donnelley common stock were based in each case on approximately 38.9 million fully-diluted shares outstanding and approximately $3.1 billion of estimated net debt.
      For illustrative purposes, Merrill Lynch also sensitized its discounted cash flow analysis using a lower growth forecast, a “downside case”, and a higher growth forecast, an “upside case”. The downside case discounted cash flow analysis indicated a range of implied values per share of Donnelley common stock of approximately $59.47 to $76.65. The upside case discounted cash flow analysis indicated a range of implied values per share of Donnelley common stock of approximately $69.51 to $88.08. The upside case and downside case were furnished for illustrative purposes only and were neither utilized nor relied upon by Merrill Lynch in connection with its fairness opinion.

Exchange Ratio Analysis
      Merrill Lynch reviewed the per share daily closing prices of Dex Media common stock and Donnelley common stock for the period beginning with Dex Media’s IPO on July 21, 2004 and ending on September 13, 2005, one week prior to media speculation regarding a potential merger, and calculated the historical implied exchange ratios by dividing the daily closing prices of Dex Media common stock, after adjusting for cash consideration of $12.30 per share of Dex Media common stock, by those of Donnelley common stock. This analysis showed that the exchange ratio pursuant to the merger of 0.24154 compared to an implied exchange ratio based on September 13, 2005 closing market prices for Dex Media and Donnelley of 0.24154, and compared to implied historical average exchange ratios for periods ending September 13, 2005 as follows:

	Implied Average
Period Ending September 13, 2005	Exchange Ratio

One Month	0.24089	x
Three Month	0.24395	x
Six Month	0.25445	x
One Year	0.26872	x
Since Dex Media IPO (July 21, 2004)	0.27879	x
     Synergy Analysis
      Using information provided by Dex Media and Donnelley management, Merrill Lynch performed a discounted cash flow analysis on the expected synergies created by the merger. Assuming run-rate cost savings of approximately $50 million per year by the third year after the merger closes, a 9.50% discount rate and a perpetuity growth rate of 1.50%, the analysis indicated a total synergy value of approximately $577 million. Assuming Dex Media stockholders own approximately 53% of the pro forma company, Dex Media stockholders would receive approximately $303 million of synergy value on a proportionate basis, or $1.96 per share of Dex Media common stock (based on 154.5 million fully-diluted shares outstanding).
Directors and Management of Donnelley Following the Merger
      Immediately following the completion of the merger, the Donnelley board will consist of 13 members: seven of which will be individuals who are currently members of the Donnelley board and six of which will be individuals who are currently members of the Dex Media board. David C. Swanson will remain on the board and George A. Burnett will join the Donnelley board as Chairman. In addition, one designee of Carlyle and one designee of Welsh Carson will join the Donnelley board. Also, immediately following the completion of the merger, the three current members of the Dex Media board who are independent under the NYSE rules will join the Donnelley board and six of the other nine present members of the Donnelley board will remain on the Donnelley board, all of whom will be independent under the NYSE rules. The individuals designated by Dex Media and the sponsor stockholders will be elected by the Donnelley board effective upon the completion of the merger. The presiding independent director of the Donnelley board after the merger will be Donnelley’s current presiding independent director, Robert Kamerschen. Following the completion of the merger, a majority of the Donnelley board and all members of each committee of the Donnelley board will be independent under NYSE rules and not affiliated with Carlyle or Welsh Carson.

      The names of the directors in each class and the year in which the directors’ terms will expire are as follows:

Class	Directors

2006	Nancy E. Cooper(a), Robert Kamerschen(a), David C. Swanson(a) and R. Glenn Hubbard(b)
2007	Alan F. Schultz(a), Russell T. Lewis(b), Barry Lawson Williams(a) and Edwina Woodbury(a)
2008	James A. Attwood, Jr.(b), George A. Burnett(b), Michael P. Connors(b), Anthony J. de Nicola(b) and David M. Veit(a)

(a)	Currently a member of the Donnelley board.

(b)	Currently a member of the Dex Media board.
      Following the completion of the merger, Donnelley’s most senior executives will continue to serve in the following capacities: David C. Swanson as Donnelley’s Chief Executive Officer, Peter J. McDonald as Donnelley’s Chief Operating Officer and Steven M. Blondy as Donnelley’s Chief Financial Officer. George A. Burnett, the current President and Chief Executive Officer of Dex Media, will serve as Chairman of the Donnelley board.
      Mr. Swanson, in consultation with Mr. Burnett, will determine Donnelley’s other senior management positions using a “best in class” approach. All Donnelley executive officers following the completion of the merger will be appointed by the Donnelley board upon the recommendation of Mr. Swanson, in consultation with Mr. Burnett.
      For further discussion of the management of Donnelley, see “— Interests of Directors and Executive Officers in the Merger” below.
Interests of Directors and Executive Officers in the Merger

Donnelley
      In considering the recommendation of the Donnelley board to vote in favor of the Donnelley merger proposal, Donnelley stockholders should be aware that members of the Donnelley board and certain of Donnelley’s executive officers have agreements or arrangements that provide them with interests in the merger that are different from, or are in addition to, the interests of Donnelley stockholders. During its deliberations in determining to recommend to the Donnelley stockholders that they vote in favor of the matters described above, the Donnelley board was aware of these agreements and arrangements.

Treatment of Donnelley Stock Options and Stock-Based Awards
      Upon the completion of the merger, all outstanding Donnelley stock options and Donnelley stock-based awards will vest and will become immediately exercisable or no longer subject to forfeiture, lapse or other restrictions although, all of the directors and executive officers of Donnelley have agreed to waive that acceleration as described below. In connection with the merger, on October 2, 2005, the Donnelley board approved and adopted the compensation and benefits committee’s recommendation to grant each of the following executive officers an award of stock appreciation rights, in lieu of each executive officer’s regular 2006 grant, in the amounts set forth below:

Officer	SAR Award

David C. Swanson	300,000
Peter J. McDonald	150,000
Steven B. Blondy	150,000
George F. Bednarz	50,000
Robert J. Bush	50,000
Michael Boyce	50,000
Debra M. Ryan	35,000
Jenny Apker	15,000
Robert Gross	15,000
Under the terms of these stock appreciation rights awards, the rights were granted with a grant price of $65 per share of Donnelley common stock, above the fair market value on the date of grant but equal to the fair market value of Donnelley on September 20, 2005, the last trading day before information regarding a potential transaction involving Donnelley and Dex Media was reported in the media. Each award further provides that the award will terminate automatically if:

•	the merger is not completed; or

•	the recipient does consent to a waiver of all rights, benefits and payments that such recipient would have been entitled to receive under each of the Donnelley plans specified in each recipient’s consent and waiver attached to the award agreement with respect to outstanding awards (including the Donnelley 2005 Stock Award and Incentive Plan, the Donnelley 2001 Stock Award and Incentive Plan, the Donnelley 1991 Key Employees’ Stock Option Plan, the Donnelley Key Employees’ Performance Unit Plan and the Donnelley Pension Benefit Equalization Plan) under such plans following a change in control resulting from the merger.
The terms of the awards also provide for substitution of entitlement to such benefits and payments if a recipient’s employment is terminated without cause or for good reason at or within two years after the completion of the merger. The Donnelley board also approved grants to other officers and employees under the same terms and conditions, although generally covering fewer shares. A total number of 1.1 million shares are covered by these grants, including the grants specified above.
      In addition, in connection with the merger, on October 2, 2005, the Donnelley board approved and adopted a share-based awards pool of: 500,000 shares of Donnelley common stock for grants of share-based awards to employees of Dex Media who are key to the organization and who are designated by Dex Media presently with the title of Vice President and above and 300,000 shares of Donnelley common stock for grants of share-based awards to key employees of Dex Media who are designated by Dex Media presently as Directors and Key Sales Management. The grants will be in lieu of each recipient’s regular 2006 grants and will be made by the Donnelley compensation and benefits committee shortly before or following the completion of the merger.
      In connection with and contingent upon the merger, on October 2, 2005, the Donnelley board also approved a waiver of all performance conditions associated with the July 2004 SARs award made in connection with the Donnelley acquisition from SBC Communications Inc. of its directory publishing business in Illinois, and a substitution of an equal one-third annual installments vesting schedule for such awards.

Independent Directors
      All of the independent directors of Donnelley have consented to amendments to the terms of all of the unvested outstanding Donnelley stock options and stock-based awards held by these directors to waive any and all acceleration of vesting and other rights and benefits that each of the independent directors may have upon the completion of the merger pursuant to the terms of Donnelley’s 2005 Stock Award and Incentive Plan, 2001 Stock Award and Incentive Plan and 1998 Directors’ Stock Plan. The terms of each amendment, consent and waiver also provide for substitution of entitlement to such rights and benefits in the event that an independent director is not appointed to the Donnelley board at the effective time of the merger, for whatever reason, or within two years following the effective time of the merger, the independent director is removed from the Donnelley board without the independent director’s consent or is asked by the Donnelley board to leave the board.

Donnelley Employment Agreements
      In connection with the execution of the merger agreement, Donnelley entered into an amendment and restatement of the employment agreement with David C. Swanson, Chairman and Chief Executive Officer, dated May 1, 2002 and filed on October 6, 2005, an amendment and restatement of the employment agreement with Peter J. McDonald, President and Chief Operating Officer, dated September 21, 2002 and filed on October 6, 2005 and an amendment and restatement of the employment agreement with Steven M. Blondy, Senior Vice President and Chief Financial Officer, dated March 1, 2002 and filed on October 6, 2005, each of which is referred to as an Employment Agreement and together, the Employment Agreements. Each Employment Agreement will be effective upon the completion of the merger and will replace and supercede each of the existing employment agreements at that time. After the completion of the merger, each of the executive officers will continue to serve in his respective position, except that Mr. Swanson will relinquish the position of Chairman of the Donnelley board and continue as Chief Executive Officer. In addition, the executive officers will continue to be entitled to severance payments in an aggregate amount of up to $16,756,625, the potential accelerated vesting of (i) approximately 629,622 Donnelley stock options with a weighted average price per share of $21.45, (ii) approximately 751,454 Donnelley stock appreciation rights and (iii) approximately 36,431 Donnelley deferred shares in connection with termination of employment of certain executive officers in certain specified circumstances following the completion of the merger. The potential severance payments excludes the value of any potential continuing employee benefits and any potential excise tax gross-up that the executive officers may be entitled to following termination of employment in certain specified circumstances following the completion of the merger in the event of his termination in certain specified circumstances, after the completion of the merger.
      David C. Swanson. Mr. Swanson’s Employment Agreement provides for a three-year employment term from the completion of the merger that will automatically renew annually upon expiration of the initial employment term, unless either party gives prior notice. However, during the initial term, Donnelley may not give notice not to renew or to terminate unless such notice is first approved by the affirmative vote of not less than 75% of the members of the Donnelley board cast at a meeting called specifically for that purpose. Mr. Swanson’s Employment Agreement also provides for an increase in his annual base salary to $850,000 and states that his minimum target bonus opportunity under Donnelley’s 2005 Stock Award and Incentive Plan will be 100% of his base salary; not less than 70% of the bonus will be paid in cash. His maximum bonus opportunity may not be less than the maximum target bonus opportunity he is eligible for at the time the agreement becomes effective.
      Peter J. McDonald. Mr. McDonald’s Employment Agreement provides for an increase in his annual base salary to $600,000 and further provides that his minimum target bonus opportunity under Donnelley’s 2005 Stock Award and Incentive Plan will be 80% of his base salary; not less than 55% of the bonus will be paid in cash. His maximum bonus opportunity may not be less than the maximum target bonus opportunity he is eligible for at the time the agreement becomes effective.
      Steven M. Blondy. Mr. Blondy’s Employment Agreement provides for an increase in his annual base salary to $450,000 and further provides that his minimum target bonus opportunity under Donnelley’s 2005 Stock Award and Incentive Plan will be 75% of his base salary; not less than 55% of the bonus will be paid in cash. His maximum bonus opportunity may not be less than the maximum target bonus opportunity he is eligible for at the time the agreement becomes effective.
      Except as described above and with minor immaterial exceptions, the terms and conditions of the Employment Agreements are substantially identical to the terms and conditions of each of their respective existing employment agreements. In addition, certain other senior management employment agreements may be modified in connection with the merger.

Other Plans
      Donnelley Pension Benefit Equalization Plan. Under the terms of this plan, except for the waivers described above under the “Treatment of Donnelley Stock Options and Stock-Based Awards,” as a result of the completion of the merger, participants will be entitled to receive a lump sum distribution of the present value of the officer’s accrued benefit under the plan as of the completion of the merger within 30 days and a lump sum distribution of his additional benefit, if any, accrued under the plan from the completion of the merger until the date the participant retires or terminates employment with Donnelley, within 30 days of the lump sum distribution. In determining the amount of the lump sum distributions, Donnelley will assume that all participants retired or terminated employment as of the completion of the merger.
      Donnelley Deferred Compensation Plan. Under the terms of this plan, as a result of the completion of the merger, the compensation and benefits committee of the Donnelley board will determine the treatment of any balance in any participant’s deferral account.

Dex Media
      When you consider Dex Media’s board of directors’ recommendation to vote in favor of the Dex Media merger proposal presented in this joint proxy statement/ prospectus, you should be aware that some of Dex Media’s executive officers and directors have interests in the transaction with Donnelley that may be different from, or in addition to, the interests of other Dex Media stockholders.
      George A. Burnett. Mr. Burnett will serve as Chairman of the Donnelley board following the completion of the merger. Donnelley and Mr. Burnett are negotiating an employment agreement which will become effective upon the completion of the merger.
      On October 2, 2005, Dex Media entered into a letter agreement with George A. Burnett, Dex Media’s President and Chief Executive Officer, which amended Mr. Burnett’s existing employment agreement and stock option agreements with Dex Media. Mr. Burnett’s letter agreement will be effective immediately prior to the completion of the merger. In the event the merger is not completed, Mr. Burnett’s letter agreement will be void and have no further effect.
      Mr. Burnett’s letter agreement provides that if, at any time prior to the fourth anniversary of the completion of the merger, Mr. Burnett’s employment with Dex Media or any of its successors is terminated for any reason, or he ceases for any reason to continue in the position of Chairman of the Donnelley board, then, subject to Mr. Burnett’s execution of a general release of claims, Mr. Burnett will be entitled to (i) a lump sum cash amount equal to 1.5 times his then-current annual base salary (which shall not be less than $475,000) plus his then-current target annual bonus (which shall not be less than 75% of his annual base salary) and (ii) eligibility to continue to receive health and welfare benefits for three years following the termination of his employment (for which Mr. Burnett will pay all premiums). It is estimated that as of January 30, 2006, the potential aggregate amount of such severance payments will be $1,284,281. Such payments and benefits will be provided in lieu of, and not in addition to, any severance payments or benefits Mr. Burnett would have been entitled to under his existing employment agreement.
      Mr. Burnett’s letter agreement also provides that (i) all of Mr. Burnett’s stock options will become fully vested and exercisable immediately prior to the completion of the merger, (ii) each of Mr. Burnett’s stock options outstanding immediately prior to the completion of the merger will be converted into fully vested Donnelley options with an economic value that is substantially comparable to the value of Mr. Burnett’s outstanding stock options immediately prior to the completion of the merger and (iii) each stock option shall expire on the first to occur of (A) the tenth anniversary of the option’s grant date, (B) the first anniversary of Mr. Burnett’s termination of employment due to death or disability or (C) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended, based on the terms of the stock option at the stock option’s grant date. It is estimated that as of January 30, 2006, Dex Media stock options for approximately 705,497 shares of Dex Media common stock, with a weighted average exercise price per share of $4.64, will be subject to accelerated vesting as described in the preceding sentence.

      In addition, Mr. Burnett’s letter agreement provides that as of the completion of the merger, Dex Media shall assign, and Donnelley shall assume, all rights and obligations under the Burnett letter agreement. Furthermore, if it is determined that any payment or benefit provided to Mr. Burnett under his letter agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Burnett will be entitled to an additional “gross-up” payment for any additional excise tax due as a result thereof. Pursuant to Mr. Burnett’s letter agreement, Mr. Burnett and Dex Media have also agreed that the letter agreement, Mr. Burnett’s existing employment agreement and Mr. Burnett’s stock option agreements will be interpreted in accordance with Section 409A of the Code, and, that in the event that any amounts payable to Mr. Burnett could reasonably be expected to be immediately taxable to Mr. Burnett under Section 409A of the Code or related Department of Treasury guidance, Mr. Burnett and Dex Media shall cooperate in good faith and take such reasonable actions (including with respect to an adjustment to the conversion of Dex Media options pursuant to the merger agreement) as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Pursuant to his existing employment agreement, Mr. Burnett is subject to certain non-competition, non-solicitation and non-disclosure restrictions.
      Robert M. Neumeister, Jr. In connection with his retirement from his position as Executive Vice President and Chief Financial Officer of Dex Media on October 5, 2005, Dex Media entered into a Retirement and General Release Agreement with Robert M. Neumeister, Jr., dated October 5, 2005, which is referred to as the retirement agreement. Under the retirement agreement, Mr. Neumeister stepped down as Dex Media’s Executive Vice President and Chief Financial Officer, effective October 5, 2005 and will retire as an employee of Dex Media on January 2, 2006. Pursuant to the retirement agreement, as amended by a letter agreement entered into by Mr. Neumeister and Dex Media on December 19, 2005, Dex Media will pay Mr. Neumeister $1,096,875 on or prior to December 31, 2005; Mr. Neumeister will continue to receive all benefits customarily provided to executives of Dex Media through January 2, 2006; and, during the period commencing February 1, 2006 and ending January 31, 2009, Mr. Neumeister will be entitled to receive continued health care and welfare coverage under Dex Media’s plans (for which Mr. Neumeister will pay all premiums).
      In addition, the retirement agreement provides that (i) those of Mr. Neumeister’s stock options that are vested but unexercised as of October 5, 2005 will terminate on June 30, 2006 if not exercised by such date; (ii) subject to the completion of the merger, those of Mr. Neumeister’s time-vested stock options that are scheduled to vest automatically on December 31, 2005 will vest on such date and will terminate on June 30, 2006 if not exercised by such date; (iii) those of Mr. Neumeister’s stock options that are eligible to vest based on the Dex Media’s achievement of its 2005 EBITDA targets will vest at the same time and to the same extent as applicable to Dex Media’s senior executive officers and remain exercisable for a period of ninety (90) days after the vesting determination is made and (iv) all of Mr. Neumeister’s stock options that are eligible to vest with respect to the year ending December 31, 2006 will vest and become fully exercisable on January 2, 2006 and will terminate on December 31, 2006 if not exercised by such date; provided, however, that each of Mr. Neumeister’s outstanding options will become fully vested and exercised immediately prior to the completion of the merger and will be converted into fully vested Donnelley options with an economic value that is substantially comparable to the value of Mr. Neumeister’s outstanding stock options immediately prior to the completion of the merger and provided, further, that any of Mr. Neumeister’s outstanding options that are eligible to vest with respect to the year ending on December 31, 2007, will vest and become exercisable only if the merger is completed on or before June 30, 2006 but will terminate and expire on June 30, 2006 if the merger is not completed by that date. It is estimated as of January 30, 2006, Dex Media stock options for approximately 153,926 shares of Dex Media common stock, with a weighted average exercise price per share of $4.64, will be subject to accelerated vesting in connection with Mr. Neumeister’s retirement regardless of the occurrence of the merger, and Dex Media options for approximately 269,371 shares of Dex Media common stock, with a weighted average exercise price of $4.64, will be subject to accelerated vesting solely in connection with the merger as described in the preceding sentence. All of Mr. Neumeister’s options will expire on December 31, 2006, or earlier if required to comply with Section 409A of the Code or related Department of Treasures guidance.
      If it is determined that any payment or benefit provided to Mr. Neumeister under his retirement agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Neumeister would be entitled to an additional “gross-up” payment for additional excise tax due as a result thereof. Pursuant to the retirement agreement, Mr. Neumeister and Dex Media have also agreed that the retirement agreement and Mr. Neumeister’s stock option agreements will be interpreted in accordance with Section 409A of the Code, and, that in the event that any amounts payable to Mr. Neumeister could reasonably be expected to be immediately taxable to Mr. Neumeister under Section 409A of the Code or related Department of Treasury guidance, Mr. Neumeister and Dex Media shall cooperate in good faith and take such reasonable actions as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
      Under the retirement agreement, Mr. Neumeister has agreed to a general release of claims against Dex Media and to certain non-competition, non-solicitation and disclosure restrictions.
      Marilyn B. Neal. On October 2, 2005 and December 19, 2005, Dex Media entered into letter agreements, collectively, the letter agreement, with Marilyn B. Neal, Dex Media’s Executive Vice President and Chief Operating Officer, which amended Ms. Neal’s existing employment agreement and stock option agreements. On December 5, 2005, Dex Media announced that Ms. Neal will retire as the Executive Vice President and Chief Operating Officer of Dex Media. Pursuant to the letter agreement, Dex Media will pay Ms. Neal $1,379,781 on or prior to December 31, 2005, and Dex Media will provide Ms. Neal with eligibility to continue to receive health and welfare benefits for three years following the termination of her employment (for which Ms. Neal will pay all premiums). Such payments and benefits will be provided in lieu of, and not in addition to, any severance payments or benefits Ms. Neal would have been entitled to under her existing employment agreement.
      Ms. Neal’s letter agreement also provides that all of Ms. Neal’s stock options will become fully vested and exercisable as of the date of the termination of her employment, provided, however, that (i) all of Ms. Neal’s stock options will become fully vested and exercisable immediately prior to the completion of the merger, (ii) Ms. Neal’s stock options outstanding immediately prior to the completion of the merger will be converted into fully vested Donnelley options with an economic value that is substantially comparable to the value of Ms. Neal’s outstanding stock options immediately prior to the completion of the merger and (iii) each stock option shall expire on the first to occur of (A) the tenth anniversary of the option’s grant date, (B) the first anniversary of Ms. Neal’s termination of employment due to death or disability or (C) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended, based on the terms of the stock option at the stock option’s grant date. It is estimated as of January 30, 2006, Dex Media stock options for approximately 423,297 shares of Dex Media common stock, with a weighted average exercise price per share of $4.64, will be subject to accelerated vesting as described in the preceding sentence.
      In addition, Ms. Neal’s letter agreement provides that upon the completion of the merger, Dex Media shall assign, and Donnelley shall assume, all rights and obligations under Ms. Neal’s letter agreement; and, if it is determined that any payment or benefit provided to Ms. Neal under Ms. Neal’s letter agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Ms. Neal will be entitled to an additional “gross-up” payment for any additional excise tax due as a result thereof. Pursuant to Ms. Neal’s letter agreement, Ms. Neal and Dex Media have also agreed that the letter agreement, Ms. Neal’s existing employment agreement and Ms. Neal’s stock option agreements will be interpreted in accordance with Section 409A of the Code, and, that in the event that any amounts payable to Ms. Neal could reasonably be expected to be immediately taxable to Ms. Neal under Section 409A of the Code or related Department of Treasury guidance, Ms. Neal and Dex Media shall cooperate in good faith and take such reasonable actions (including with respect to an adjustment to the conversion of Dex Media options pursuant to the merger agreement) as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Pursuant to her existing employment agreement, Ms. Neal is subject to certain non-competition, non-solicitation and non-disclosure conditions.
      Linda A. Martin. Effective January 1, 2005, Linda A. Martin, who currently serves as Dex Media’s Senior Vice President – Sales, will become Executive Vice President and Chief Operating Officer of Dex Media and will hold such position until the completion of the merger. During the period in which Ms. Martin is serving as Chief Operating Officer, her base salary will be increased from an annual rate of $231,750 to $300,000, and her target annual bonus will be increased from 50% of annual base salary to 75% of annual base salary. Any calculations of severance payments or merit increases will be based on an annual base salary of $231,750, and a target annual bonus of 50% of annual base salary. See “— Senior Vice Presidents and Vice Presidents” beginning on page 105 for Ms. Martin’s other interests in connection with the merger.
      Scott A. Pomeroy. On October 2, 2005, Dex Media entered into a letter agreement with Scott A. Pomeroy, then Dex Media’s Senior Vice President — Finance, which amended Mr. Pomeroy’s existing employment agreement and stock option agreements. Under Mr. Pomeroy’s letter agreement, effective October 5, 2005: (i) Mr. Pomeroy assumed the position of Executive Vice President and Chief Financial Officer of Dex Media; (ii) the term of Mr. Pomeroy’s existing employment agreement was extended through October 2, 2008; (iii) Mr. Pomeroy’s base salary was increased to $275,000 and his annual target bonus was set at 75% of his annual base salary and (iv) Mr. Pomeroy was awarded 26,000 restricted shares of Dex Media’s common stock pursuant to the Dex Media’s 2004 Incentive Award Plan, which will, subject to the merger, vest immediately prior to the merger.
      Mr. Pomeroy’s letter agreement also contains the provisions described below, effective immediately prior to the completion of the merger. If the merger is not completed, the provisions of Mr. Pomeroy’s letter agreement described below will be void and of no further effect.
      Mr. Pomeroy’s letter agreement provides that, subject to the completion of the merger, effective immediately prior to the completion of the merger: (i) if Mr. Pomeroy’s employment with Dex Media or any successor is terminated without “cause” or for “good reason” (as those terms are defined in Mr. Pomeroy’s letter agreement), then, subject to Mr. Pomeroy’s execution of a general release of claims, Mr. Pomeroy will be entitled to (i) a lump sum cash amount equal to two times his then-current annual base salary plus his then-current target annual bonus and (ii) eligibility to continue to receive health and welfare benefits for three years following the termination of his employment (for which Mr. Pomeroy will pay all premiums). It is estimated that as of January 30, 2006, the potential aggregate amount of such severance payments will be $962,500. Such payments and benefits will be provided in lieu of, and not in addition to, any severance payments or benefits Mr. Pomeroy would have been entitled to under his existing employment agreement.
      In addition, Mr. Pomeroy’s letter agreement provides that, subject to the completion of the merger, (i) those of Mr. Pomeroy’s stock options scheduled to vest automatically on December 31, 2005 will vest on such date; (ii) those of Mr. Pomeroy’s stock options that are eligible to vest based on Dex Media’s achievement of its 2005 EBITDA targets will vest at the same time and to the same extent as applicable to Dex Media’s senior executive officers; provided, however, that if any such stock options remain unvested immediately prior to the completion of the merger, such stock options will vest and become fully exercisable immediately prior to the completion of the merger; (iii) those of Mr. Pomeroy’s stock options that are eligible to vest with respect to the year ending December 31, 2006 will vest and become fully exercisable immediately prior to the consummation of the merger; (iv) all of Mr. Pomeroy’s stock options that are eligible to vest with respect to the year ending December 31, 2007 and December 31, 2008 will be converted to time-vesting options and will become fully exercisable on December 31, 2007 or December 2008, as applicable; provided, however, that if, on or prior to the second anniversary of the completion of the merger, his employment is terminated without “cause” or for “good reason,” such options will become fully vested and exercisable as of the date of termination of employment; and (v) each stock option shall expire on the first to occur of (A) the tenth anniversary of the option’s grant date, (B) the first anniversary of Mr. Pomeroy’s termination of employment due to death or disability or (C) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended, based on the terms of the stock option at the stock option’s grant date. It is estimated that as of January 30, 2006, Dex Media stock options for approximately 76,963 shares of Dex Media common stock, with a weighted average exercise price per share of $4.64, will be subject to accelerated vesting as described in the preceding sentence.
      In addition, Mr. Pomeroy’s letter agreement provides that as of the completion of the merger, Dex Media shall assign, and Donnelley shall assume, all rights and obligations under Mr. Pomeroy’s letter agreement; and, subject to the completion of the merger, if it is determined that any payment or benefit provided to Mr. Pomeroy under his letter agreement would be subject to the excise tax imposed by Section 4999 of the Code, then Dex Media will pay to Mr. Pomeroy an additional “gross-up” payment for any additional excise tax due as a result thereof. Pursuant to Mr. Pomeroy’s letter agreement, Mr. Pomeroy and Dex Media have also agreed that the letter agreement, Mr. Pomeroy’s existing employment agreement and Mr. Pomeroy’s stock option agreements will be interpreted in accordance with Section 409A of the Code, and, that in the event that any amounts payable to Mr. Pomeroy could reasonably be expected to be immediately taxable to Mr. Pomeroy under Section 409A of the Code or related Department of Treasury guidance, Mr. Pomeroy and Dex Media shall cooperate in good faith and take such reasonable actions (including with respect to an adjustment to the conversion of Dex Media options pursuant to the merger agreement) as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Pursuant to his existing employment agreement, Mr. Pomeroy is subject to certain non-competition, non-solicitation and non-disclosure restrictions.
      Senior Vice Presidents and Vice Presidents. On October 2, 2005, Dex Media and each of its seven Senior Vice Presidents (Linda A. Martin, Margaret Le Beau, Scott A. Bontempo, Kristine V. Shaw, Frank M. Eichler, Francis B. Barker and Helen Z. Cousins) and each of its eight Vice Presidents (Robert Houston, Mike G. Mansbridge, John S. Fischer, Cathy A. Crump, Anthony Basile, Simon D. Greenman, Mark M. van Duren and John W. Meyer) entered into a letter agreement which amended each executive’s existing employment agreement and stock option agreements. Each such letter agreement will be effective immediately prior to the completion of the merger. In the event the merger is not completed, each executive’s letter agreement will be void and have no further effect.
      Each executive’s letter agreement provides that: (i) the term of the executive’s existing employment agreement will be extended through the second anniversary of the completion of the merger, (ii) if the executive’s employment with Dex Media or any of its successor is terminated without “cause” or for “good reason” (as such terms are defined in the executive’s letter agreement), then, subject to the executive’s execution of a general release of claims, the executive will be entitled to (a) a lump sum cash payment in an amount equal to two times (in the case of Senior Vice Presidents) or one times (in the case of Vice Presidents) his or her then-current annual base salary plus his or her then-current target annual bonus and (b) eligibility to continue to receive health and welfare benefits for three years following the termination of his or her employment (for which the executive will pay all premiums). It is estimated that as of January 30, 2006, the potential aggregate amount of the severance payments payable to Dex Media’s Senior Vice Presidents and Vice Presidents (including Linda A. Martin, who currently serves as Senior Vice President - Sales and will assume the position of Executive Vice President and Chief Operating Officer on January 1, 2006) will be $6,762,981. Such payments and benefits will be provided in lieu of, and not in addition to, any severance payments or benefits the executive would have been entitled to under his or her existing employment agreement.
      In addition, each executive’s letter agreement provides that (i) those of the executive’s stock options that are scheduled to vest automatically on December 31, 2005 will vest on such date; (ii) those of the executive’s stock options that are eligible to vest based on Dex Media’s achievement of its 2005 EBITDA targets will vest at the same time and to the same extent as applicable to Dex Media’s senior executive officers; provided, however, that if any such stock options remain unvested immediately prior to the completion of the merger, such stock options will vest and become fully exercisable immediately prior to the completion of the merger; (iii) those of the executive’s stock options that are eligible to vest with respect to the year ending December 31, 2006 will vest and become fully exercisable immediately prior to the completion of the merger; (iv) all the executive’s stock options that are eligible to vest with respect to the year ending December 31, 2007 will be converted to time-vesting options and will become fully exercisable on December 31, 2007; provided, however, that if, on or prior to the second anniversary of the completion of the merger, the executive’s employment is terminated without “cause” or for “good reason,” such options will become fully vested and exercisable as of the date of termination; (v) all of the executive’s stock options that are eligible to vest with respect to the year ending December 31, 2008 will be converted to time-vesting options and will become fully exercisable on December 31, 2008; provided, however, that if, on or prior to the second anniversary of the completion of the merger, the executive’s employment is terminated by without “cause” or for “good reason,” such options will become fully vested and exercisable as of the date of termination; and (vi) each stock option shall expire on the first to occur of (A) the tenth anniversary of the option’s grant date, (B) the first anniversary of the executive’s termination of employment due to death or disability or (C) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended, based on the terms of the stock option at the stock option’s grant date. It is estimated that as of January 30, 2006, Dex Media stock options for an aggregate of approximately 1,365,479 shares of Dex

Media common stock, with a weighted average price per share of $5.26, will be subject to accelerated vesting as described in the preceding sentence.
      Each executive’s letter agreement provides that as of the completion of the merger, Dex Media shall assign, and Donnelley shall assume, all rights and obligations under each executive’s letter agreement; and, if it is determined that any payment or benefit provided to an executive under his or her letter agreement would be subject to the excise tax imposed by Section 4999 of the Code, then such executive will be entitled to an additional “gross-up” payment for any additional excise tax due as a result thereof. Pursuant to each executive’s letter agreement, each executive and Dex Media have also agreed that the letter agreement, each executive’s existing employment agreement and each executive’s stock option agreements will be interpreted in accordance with Section 409A of the Code, and, that in the event that any amounts payable to each executive could reasonably be expected to be immediately taxable to each executive under Section 409A of the Code or related Department of Treasury guidance, each executive and Dex Media shall cooperate in good faith and take such reasonable actions (including with respect to an adjustment to the conversion of Dex Media options pursuant to the merger agreement) as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. Pursuant to his or her existing employment agreement, each executive is subject to certain non-competition, non-solicitation and non-disclosure restrictions. In addition, certain other senior management employment agreements may be modified in connection with this merger.

Independent Directors
      All shares of Dex Media restricted stock held by Dex Media’s independent directors (Michael P. Connors, R. Glenn Hubbard and Russell T. Lewis) will vest upon the completion of the merger pursuant to the terms of the restricted stock agreements issued under Dex Media’s 2004 Incentive Award Plan.

Stock Options and Other Stock Based Awards
      Certain grants of options and awards of other stock-based awards will be subject to full or partial accelerated vesting in connection with the completion of the merger or certain terminations of employment. In addition, in connection with the merger, all outstanding Dex Media stock options will be modified immediately prior to the completion of the merger such that such options shall expire on the first to occur of (A) the tenth anniversary of the option’s grant date, (B) the first anniversary of the option holder’s termination of employment due to death or disability or (C) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended, based on the terms of the stock option at the stock option’s grant date. In addition, if it is determined that any payment or benefit provided to certain option holders in connection with his or Dex Media options would be subject to the excise tax imposed by Section 4999 of the Code, then Dex Media will pay to such option holder an additional “gross-up” payment for any additional excise tax due as a result thereof.
      In addition, under the terms of the stockholders agreements entered into in connection with the proposed transaction with Donnelley, Carlyle and Welsh Carson will each have, among other things, specified rights relating to board representation. In particular, Carlyle and Welsh Carson may each designate a director for election, following the closing of the transaction with Donnelley. As of December 19, 2005, Carlyle and Welsh Carson collectively owned approximately 52% of the outstanding shares of Dex Media common stock. Further, pursuant to the terms of the stockholders agreements, Carlyle and Welsh Carson will be entitled to require Donnelley to register their securities of Donnelley under applicable securities laws. See “Agreements Related to the Merger Agreement — The Support Agreements” beginning on page 137.
      The Dex Media board of directors was aware of these interests when it approved the merger agreement and the transaction contemplated by the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Dex Media and its stockholders.
Ownership of Donnelley after the Merger
      Based on the number of shares of Donnelley and Dex Media common stock outstanding on their respective record dates, Donnelley expects to issue 36.4 million shares of Donnelley common stock and, after the completion of the merger, former Dex Media stockholders will own 53% of the then-outstanding shares of

Donnelley common stock. This information is based on the number of Donnelley and Dex Media shares outstanding on December 19, 2005, assumes Donnelley has repurchased all of its outstanding shares of preferred stock as contemplated by the merger agreement and does not take into account stock options or other stock-based awards not already deemed outstanding.
Operations of Donnelley following the Merger
      Following the completion of the merger, the headquarters of Donnelley will continue to be located in Cary, North Carolina. In addition, Donnelley and Dex Media expect to maintain a significant operating presence in Denver, Colorado. Donnelley anticipates that it will continue to operate under the name “R.H. Donnelley.” However, Donnelley will conduct business following the completion of the merger under multiple brands and trade names as appropriate, including “Dex Media” in former Dex Media service areas.
Committees of the Donnelley Board
      For a period lasting until the earlier of 24 months following the completion of the merger or the time when either Carlyle or Welsh Carson cease to have the representation rights on the Donnelley board as described under “Agreements Related to the Merger Agreement — The Sponsor Stockholders Agreements–Donnelley Board Representation and Voting” beginning on page 135, Donnelley’s compensation and benefits committee, audit and finance committee and corporate governance committee will be composed of two individuals currently serving on the Dex Media board and two individuals currently serving on the Donnelley board; provided, that all of these committees’ members must be independent under the NYSE rules and regulations and may not be affiliated with Carlyle or Welsh Carson.
      During this period, the chairman of the compensation and benefits committee will be from the current Donnelley board, the chairman of the corporate governance committee will be one of the three independent members of the current Dex Media board who will be named to the Donnelley board as set forth above, and the chairman of the audit and finance committee will be chosen by the independent members of the Donnelley board following the merger. If any individual committee member ceases to serve on the Donnelley board during this period, his or her successor will be appointed by the entire Donnelley board. In the event of a deadlock on any committee on any matter, the matter will be decided by the entire Donnelley board.
      The provisions above will be incorporated into the bylaws of Donnelley, which have been amended and restated in the form attached as Annex D to this joint proxy statement/ prospectus, the amendment and restatement have been approved and adopted by the Donnelley board and will be effective upon the completion of the merger.
      Following the completion of the merger, all members of the committees of the Donnelley board will be selected by the Donnelley board, subject to the preceding provisions; provided, that all committee members will be independent under the NYSE rules and regulations and may not be affiliated with Carlyle or Welsh Carson.
Public Trading Markets
      Prior to the completion of the merger, Donnelley has agreed to use its reasonable best efforts to cause the shares of Donnelley common stock to be issued in the merger to be authorized for listing on the NYSE, subject to official notice of issuance. Donnelley common stock trades on the NYSE under the symbol “RHD”.
Dividends and Other Distributions
      Donnelley has not paid any dividends on its common stock and does not plan to pay dividends for the foreseeable future.
      Dex Media paid a common stock dividend of $0.09 per share in each of the first three quarters of 2005 and in the fourth quarter of 2004 and expects to continue paying dividends at current levels through the completion of the merger. However, the declaration and payment of future dividends to holders of Dex Media’s common stock will be at the discretion of the Dex Media board.
Regulatory Notifications Required for the Merger
      Under the HSR Act and the related rules, the merger may not be completed until notifications have been submitted to the FTC and the Antitrust Division, such agencies have been furnished with certain information and specified waiting period requirements have been satisfied. The applicable forms were filed on October 17, 2005 with respect to the merger and on October 19, 2005 with respect to the acquisition of shares of Donnelley common stock in the merger by Carlyle and Welsh Carson. The applicable waiting periods expired on November 16, 2005 and November 18, 2005, respectively. No further antitrust approvals are required to complete the merger. At any time before or after the completion of the merger, the FTC or the Antitrust Division or any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger, rescinding the merger, or seeking divestiture of substantial assets of Donnelley or Dex Media. Private parties also may take legal action under the antitrust laws under certain circumstances. A challenge to the merger on antitrust grounds may be made, and, if such challenge is made, it is possible that Donnelley and Dex Media will not prevail.
      The merger agreement requires Donnelley and Dex Media to satisfy any conditions or divestiture requirements imposed upon them unless the conditions or divestitures would either have a material adverse effect on Donnelley or Dex Media or result in the breach of specified agreements of Donnelley or Dex Media with affiliates of Sprint Corporation, SBC Communications, Inc. and Qwest Communications International, Inc.
Accounting Treatment
      The merger will be accounted for as a business combination using the “purchase” method of accounting. Donnelley will be the acquirer for financial accounting purposes. Donnelley is considered the acquiring entity for accounting purposes based on the facts that (1) certain members of the Donnelley board will represent a majority of the combined company’s board after the completion of the merger, (2) Donnelley’s current senior management team will continue to serve as the combined company’s senior management team after the merger and (3) Donnelley will be the entity distributing both cash and its common stock as purchase price consideration to the stockholders of Dex Media.
Appraisal Rights of Dex Media Stockholders
      Holders of record of Dex Media common stock who do not vote in favor of the Dex Media merger proposal, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Dex Media common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex I and incorporated into this joint proxy statement/ prospectus by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Dex Media common stock as to which appraisal rights are asserted.
      Under Section 262 of the DGCL, holders of shares of Dex Media common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Dex Media common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of Dex Media common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.
      Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement and approval of the merger by Dex Media stockholders, Dex Media, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.
      This joint proxy statement/ prospectus constitutes the required notice to the holders of these shares of Dex Media common stock and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/ prospectus as Annex I. Any Dex Media stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex I carefully, because failure to timely and properly comply with the procedures specified in Annex I will result in the loss of appraisal rights under the DGCL.
      A holder of Dex Media common stock wishing to exercise appraisal rights must not vote in favor of the Dex Media merger proposal, and must deliver to Dex Media before the taking of the vote on the Dex Media merger proposal, at the Dex Media special meeting a written demand for appraisal of their Dex Media common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform Dex Media of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of Dex Media common stock wishing to exercise appraisal rights must be the record holder of these shares of Dex Media common stock on the date the written demand for appraisal is made and must continue to hold these shares of Dex Media common stock through the completion of the merger. Accordingly, a holder of Dex Media common stock who is the record holder of Dex Media common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of Dex Media common stock prior to the completion of the merger, will lose any right to appraisal in respect of these shares of Dex Media common stock.
      A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the Dex Media merger proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Dex Media merger proposal, or abstain from voting on the Dex Media merger proposal.
      Only a holder of record of Dex Media common stock on the record date for the Dex Media special meeting is entitled to assert appraisal rights for the shares of Dex Media common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of Dex Media common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Dex Media common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds Dex Media common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Dex Media common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Dex Media common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Dex Media common stock as to which appraisal is sought. When no number of shares of Dex Media common stock is expressly mentioned, the demand will be presumed to cover all Dex Media common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are encouraged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All written demands for appraisal should be sent or delivered to Dex Media, Inc., 198 Inverness Drive West, Englewood, Colorado 80112, Attention: Corporate Secretary.
      Within ten days after the completion of the merger, Merger Sub, or its successor in interest, referred to generally as the surviving company, will notify each former Dex Media stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Dex Media merger proposal of the date the merger is completed.
      Within 120 days after the completion of the merger, but not thereafter, the surviving company or any former Dex Media stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Dex Media common stock that are entitled to appraisal rights. None of Donnelley, the surviving company or Dex Media is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Dex Media common stock. Accordingly, it is the obligation of Dex Media stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.
      Within 120 days after the completion of the merger, any former Dex Media stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of Dex Media common stock not voted in favor of adopting the Dex Media merger proposal and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Dex Media common stock. These statements must be mailed within ten days after a written request therefore has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.
      If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Dex Media stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former Dex Media stockholders who have demanded appraisal of their shares of Dex Media common stock and with whom agreements as to value have not been reached. After notice to such former Dex Media stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former Dex Media stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Dex Media stockholders who demanded appraisal of their shares of Dex Media common stock to submit their Dex Media stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former Dex Media stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.
      After determining which, if any, former Dex Media stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Dex Media common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Dex Media stockholders considering seeking appraisal should be aware that the fair value of their shares of Dex Media common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Dex Media common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that, among other factors, “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.
      In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.
      The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Dex Media stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Dex Media stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Dex Media common stock entitled to appraisal.
      Any holder of Dex Media common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the merger, be entitled to vote the shares of Dex Media common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Dex Media common stock (except dividends or other distributions payable to holders of record of Dex Media common stock as of a record date prior to the completion of the merger).

      If any stockholder who properly demands appraisal of their Dex Media common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Dex Media common stock will be converted into the right to receive the consideration payable with respect to those shares of Dex Media common stock in accordance with the merger agreement (without interest). A Dex Media stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Dex Media or the surviving company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the completion of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.
      Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Dex Media stockholder will be entitled to receive the consideration payable with respect to their shares of Dex Media common stock in accordance with the merger agreement (without interest).
      Consequently, any Dex Media stockholder wishing to exercise appraisal rights is encouraged to consult with legal counsel prior to attempting to exercise such rights.
Delisting and Deregistration of Dex Media Common Stock
      If the merger is completed, Dex Media common stock will be delisted from the NYSE and will be deregistered under the Exchange Act. The stockholders of Dex Media will become stockholders of Donnelley and their rights as stockholders will be governed by applicable Delaware law and by Donnelley’s certificate of incorporation and bylaws. See “Comparison of Rights of Stockholders” beginning on page 161.
Federal Securities Laws Consequences; Resale Restrictions
      All shares of Donnelley common stock that will be distributed to Dex Media stockholders in the merger will be freely transferable, except for restrictions applicable to “affiliates” of Dex Media and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Dex Media may resell shares of Donnelley common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933, referred to as the Securities Act. Persons who may be deemed to be affiliates of Dex Media generally include executive officers, directors and holders of more than 10% of the outstanding shares of Dex Media. The merger agreement requires Dex Media to use its reasonable best efforts to cause each of its directors, executive officers and other affiliates of Dex Media to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the shares of Donnelley common stock issued to them in the merger unless that sale, assignment or transfer has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.
      This joint proxy statement/ prospectus does not cover any resales of the shares of Donnelley common stock to be received by Dex Media stockholders in the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any resale.
      The sponsor stockholders agreements entered into between Donnelley and Carlyle and Welsh Carson, respectively, contain customary restrictions on the transfer of Donnelley common stock after the completion of the merger and give Carlyle and Welsh Carson customary rights to require the registration of Donnelley common stock for resale. See “Agreements Related to the Merger Agreement — The Sponsor Stockholders Agreements” beginning on page 135.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Donnelley or Dex Media common stock who hold their stock as a capital asset. The summary is based on the Code, Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/ prospectus, all of which are subject to change at any time, possibly with retroactive effect.
      For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
      If a partnership holds Donnelley or Dex Media common stock, the tax treatment of a partner will depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Donnelley or Dex Media common stock, the U.S. holder should consult its tax advisors.
      This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Donnelley or Dex Media common stock who are subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Donnelley common stock or Dex Media common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Donnelley common stock or Dex Media common stock as part of a hedge, straddle or conversion transaction). This summary does not address the tax consequences of any transaction other than the merger. Also, this summary does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Donnelley or Dex Media common stock, or holders of debt instruments convertible into Donnelley or Dex Media common stock or holders exercising appraisal rights. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local or non-U.S. laws.
      The obligations of Donnelley and Dex Media to complete the merger as currently anticipated are conditioned on the receipt of opinions of their respective tax counsel, Jones Day (as to Donnelley) and Latham Watkins LLP (as to Dex Media), dated as of the closing date of the merger, each referred to as a Tax Opinion, in form and substance reasonably satisfactory to the recipient corporation, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that Dex Media, Donnelley and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Each of the Tax Opinions will be based upon certain facts, representations, and assumptions set forth in the Tax Opinion. In rendering the Tax Opinions, each counsel may rely upon customary representations reasonably requested by the respective counsel from officers of Donnelley, Dex Media, and Merger Sub. Neither Donnelley nor Dex Media may waive this condition after receiving stockholder approval of the merger unless they both obtain further stockholder approval after appropriate disclosure.
      Neither the Tax Opinions nor the discussion that follows is binding on the Internal Revenue Service, referred to as the IRS, or the courts. In addition, the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusion expressed in the Tax Opinions or the discussion below, or that a court will not sustain such a challenge.

Federal income tax consequences to Donnelley stockholders
      Because holders of Donnelley common stock will retain their common stock in the merger, holders of Donnelley common stock will not recognize a gain or loss upon the merger with respect to that stock.

Federal income tax consequences to Dex Media stockholders
      The following discussion assumes that the exchange of Dex Media common stock for Donnelley common stock pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.
      A holder of Dex Media common stock who receives cash and Donnelley common stock in the merger will recognize gain equal to the lesser of (i) the excess of the sum of the fair market value of the Donnelley common stock received by the holder in exchange for Dex Media common stock and the amount of cash received by the holder (excluding any cash received in lieu of fractional shares) in exchange for Dex Media common stock over the holder’s tax basis in the Dex Media common stock and (ii) the amount of cash received by the holder in exchange for Dex Media common stock (excluding any cash received in lieu of fractional shares). No loss will be recognized by holders of Dex Media common stock in the merger, except, possibly, in connection with the receipt of cash in lieu of fractional shares, as discussed below. The gain recognized will be capital gain unless the receipt of cash by the holder of Dex Media common stock has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. In determining whether a holder’s receipt of cash has the effect of a distribution of a dividend, the holder will be treated as if it first exchanged all of its Donnelley common stock for Dex Media common stock and then Donnelley immediately redeemed a portion of the Dex Media common stock for the cash that the holder actually received pursuant to the merger agreement. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. In determining the interest of a stockholder in a corporation, the constructive ownership rules that apply for U.S. federal income tax purposes must be taken into account. Any gain recognized by a holder of Dex Media common stock will be long-term capital gain if the holder’s holding period of the Dex Media common stock is more than one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The aggregate tax basis of the Donnelley common stock received (including fractional shares deemed received and resold as described below) will be equal to the aggregate tax basis of the Dex Media common stock surrendered, reduced by the amount of cash the holder of Dex Media common stock receives (excluding any cash received in lieu of fractional shares), and increased by the amount of gain that the holder of Dex Media common stock recognizes, but excluding any gain or loss from the deemed receipt and resale of fractional shares described below. The holding period of Donnelley common stock received by a holder of Dex Media common stock in the merger will include the holding period of the holder’s Dex Media common stock.
      Cash received by a holder of Dex Media common stock in lieu of fractional shares will be treated as if the holder received the fractional shares in the merger and then resold the fractional shares in the market. The holder should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the holder’s tax basis allocable to the fractional shares.

Backup withholding
      Backup withholding may apply with respect to the cash consideration received by a holder of Dex Media common stock in the merger unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.
      A holder of Dex Media common stock who does not provide Donnelley (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder furnishes certain required information to the IRS.

Reporting requirements
      U.S. holders of Dex Media common stock receiving Donnelley common stock in the merger will be required to attach to their federal income tax returns for the taxable year in which the merger occurs a complete statement, and maintain a permanent record, of all the facts relating to the exchange of stock in connection with the merger. The facts to be disclosed by a U.S. holder include the holder’s basis in the Dex Media common stock transferred to Donnelley and the number of shares of Donnelley common stock received by the holder in the merger.
      THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE ENCOURAGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE MERGER AGREEMENT
      The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/ prospectus and is incorporated by reference into this joint proxy statement/ prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/ prospectus. We encourage you to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/ prospectus, before making any decisions regarding the merger.
Upon Completion of the Merger
      Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, upon the completion of the merger, Dex Media will be merged with and into Merger Sub, the separate corporate existence of Dex Media will cease and Merger Sub will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Donnelley.
      As promptly as practicable after the satisfaction or waiver of the conditions described under “— Conditions to Completion of the Merger” beginning on page 126, Dex Media, Donnelley and Merger Sub will cause the merger to be completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware.
Bylaws of Donnelley
      In connection with the merger agreement, the Donnelley board has adopted amended and restated bylaws; these amended and restated bylaws will become effective upon completion of the merger. A copy of the amended and restated bylaws is attached to this joint proxy statement/prospectus as Annex D.
Consideration to be Received in the Merger

Conversion of Securities
      The merger agreement provides that upon completion of the merger, by virtue of the merger and without any action on the part of Dex Media, Donnelley, Merger Sub or the holders of any of the following securities:

•	Conversion of Dex Media Common Stock. Each Dex Media share (other than any Dex Media shares canceled pursuant to the provisions described below) will be canceled and converted automatically into the right to receive (i) $12.30 in cash and (ii) 0.24154 of a share of common stock of Donnelley, in each case payable upon surrender, in the manner described below, of the certificate that formerly evidenced such Dex Media share.

•	Cancellation of Certain Dex Media Common Stock. Each share of common stock of Dex Media issued and outstanding and owned by Donnelley, Merger Sub or any direct or indirect wholly owned subsidiary of Donnelley or of Dex Media and each share of Dex Media common stock held in the treasury of Dex Media immediately prior to the completion of the merger will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.

•	Shares of Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the completion of the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.
      The merger agreement also provides that the merger consideration described above will be proportionately adjusted in the event either Donnelley or Dex Media take the following actions and, in either case, the record date therefor is prior to the completion of the merger:

•	changes (or establishes a record date for changing) the number of shares of its capital stock issued and outstanding prior to the completion of the merger as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of its capital stock), extraordinary dividends, stock combination, recapitalization, reclassification, reorganization, combination, exchange of shares or similar transaction or like change with respect to shares of its capital stock; or

•	pays or makes an extraordinary dividend or distribution in respect of shares of its capital stock, other than a distribution referred to above (the repurchase of Donnelley preferred stock from the GS Funds and certain other dividends and distributions permitted under the merger agreement will not be deemed extraordinary).

Procedures for Exchange of Certificates

Exchange Agent
      Under the merger agreement, Donnelley will deposit, or cause to be deposited, with a bank or trust company designated by Donnelley, for the benefit of the holders of Dex Media shares, for exchange through the exchange agent, certificates representing the shares of Donnelley common stock, and cash, required to make payments in respect of the cash consideration and payments in lieu of any fractional shares. The exchange agent will, pursuant to irrevocable instructions, deliver the Donnelley shares and cash payments out of the exchange fund.

Exchange Procedures
      As promptly as practicable after the completion of the merger, Donnelley will cause the exchange agent to mail to each person who was, at the completion of the merger, a holder of record of shares of Dex Media common stock entitled to receive the merger consideration:

•	a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the certificates evidencing such shares of Dex Media common stock will pass, only upon proper delivery of the Dex Media certificates to the exchange agent; and

•	instructions for use in effecting the surrender of the Dex Media certificates pursuant to such letter of transmittal.
      In addition, upon surrender to the exchange agent of a Dex Media certificate for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be required pursuant to such instructions:

•	the holder of such Dex Media certificate will be entitled to receive in exchange for those items:

•	a certificate representing that number of whole shares of Donnelley common stock which such holder has the right to receive in respect of the shares of Dex Media common stock formerly represented by the Dex Media certificate (after taking into account all the shares of Dex Media common stock then held by the holder), if any;

•	cash in respect of the cash consideration to be received by the holder, if any;

•	cash in lieu of any fractional shares of Donnelley common stock to which the holder is entitled; and

•	the Dex Media certificate so surrendered will be cancelled.
      In the event of a transfer of ownership of shares of Dex Media common stock that is not registered in the transfer records of Dex Media, the items described above may be issued to a transferee if the certificate representing such shares of Dex Media common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered in accordance with these exchange procedures, each Dex Media certificate will be deemed at all times after the completion of the merger to represent only the right to receive upon surrender the items described above.

Distributions with Respect to Unexchanged Donnelley Shares
      The merger agreement provides that no dividends or other distributions declared or made after the completion of the merger with respect to Donnelley shares with a record date after the completion of the merger will be paid to the holder of any unsurrendered Dex Media certificate with respect to the shares of Donnelley common stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder, until the holder surrenders its Dex Media certificate.

      Subject to the effect of escheat, tax or other applicable laws, following surrender of any Dex Media certificate, there will be paid to the holder of the Dex Media certificates representing whole shares of Donnelley common stock issued in exchange for the Dex Media certificates, without interest:

•	the amount of any cash payable with respect to a fractional Donnelley share to which the holder is entitled and the amount of dividends or other distributions with a record date after the completion of the merger and theretofore paid with respect to the whole Donnelley shares; and

•	at the appropriate payment date, the amount of dividends or other distributions, with a record date after the completion of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to the whole Donnelley shares.

No Further Rights in Dex Media Common Stock
      All merger consideration issued upon conversion of the Dex Media shares will be deemed to have been issued in full satisfaction of all rights pertaining to such Dex Media shares, including any “Rights” under Dex Media’s rights agreement.

No Fractional Shares
      No certificate or scrip representing fractional shares of Donnelley common stock will be issued upon the surrender for exchange of Dex Media certificates, and those fractional share interests will not entitle the owner to vote or to any other rights of a stockholder of Donnelley. Each holder of shares of Dex Media common stock converted pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Donnelley common stock (after taking into account all Dex Media certificates delivered by the holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the fraction as determined below.
      As promptly as practicable following the completion of the merger, the exchange agent will determine the excess of the number of full shares of Donnelley common stock delivered to the exchange agent by Donnelley for issuance to holders of Dex Media certificates over the aggregate number of full shares of Donnelley common stock to be distributed to holders of Dex Media common stock. As soon as practicable after the completion of the merger, the exchange agent, as agent for these holders of Dex Media common stock, will sell the excess shares at then prevailing prices on the NYSE. The sale of the excess shares by the exchange agent will be executed on the NYSE and in round lots to the extent practicable. Until the net proceeds of any of this sale have been distributed to the holders of Dex Media common stock, the exchange agent will hold the proceeds in trust for these holders. Donnelley will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the exchange agent incurred in connection with such sale of excess shares and the exchange agent’s compensation and expenses in connection with this sale.
      The exchange agent will determine the portion of such net proceeds to which each holder of Dex Media common stock will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which the holder of Dex Media common stock is entitled (after taking into account all Dex Media certificates then held by the holder), and the denominator of which is the aggregate amount of fractional share interests to which all holders of Dex Media common stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Dex Media certificates with respect to any fractional share interests, the exchange agent will promptly pay these amounts to these holders of Dex Media common stock.

No Liability
      The merger agreement provides that neither the exchange agent, Donnelley nor the surviving corporation will be liable to any holder of Dex Media common stock for any shares of Dex Media common stock, or dividends or distributions with respect thereto, or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost Certificates
      If any Dex Media certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Dex Media certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to the Dex Media certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed Dex Media certificate the items described under “— Consideration to be Received in the Merger — Procedures for Exchange of Certificates” beginning on page 116.
Treatment of Dex Media Stock Options and Other Stock-Based Awards
      The merger agreement provides that Dex Media will take all actions necessary so that Dex Media:

•	adopts resolutions and takes any other actions as may be required to provide that each Dex Media stock option that is outstanding immediately prior to the completion of the merger, whether vested or unvested, will, upon the completion of the merger, be converted into an option to purchase a number of shares of Donnelley common stock equal to the number of shares of Dex Media common stock subject to the Dex Media stock option multiplied by 0.43077 (rounded down to the nearest whole share), at an exercise price per share of Donnelley common stock equal to the exercise price per share of Dex Media common stock under the Dex Media stock option divided by 0.43077 (rounded up to the nearest whole share), and otherwise having the same terms and conditions as were applicable under the Dex Media stock option immediately prior to the completion time of the merger;

•	may adjust the conversion described above by modifying the exercise price per share of Donnelley common stock and may take all actions as may be necessary or appropriate to comply with Section 409A of the Code and to preserve the intended tax treatment of rollover options; provided, however, that in no event shall any adjustment to the conversion described above increase the aggregate number of shares of Donnelley common stock subject to rollover options without the prior written consent of Donnelley; and

•	take all necessary actions to ensure that all restrictions and limitations on vesting, transfer and exercise and all risk of forfeiture and rights of repurchase with respect to Dex Media stock options and other stock-based awards, to the extent not already lapsed as of the completion of the merger, will remain in full force and effect with respect to those options and awards after giving effect to the merger and their conversion under the terms of the merger agreement, except to the extent required by the terms of the options or other awards as in effect on the date hereof and as set forth in the merger agreement.
      For a discussion of the treatment of Donnelley stock options and other stock-based awards, see “Merger — Interests of Directors and Executive Officers in the Merger — Treatment of Donnelley Stock Options and Stock-Based Awards” beginning on page 98.
Representations and Warranties
      The merger agreement contains customary representations and warranties made by Dex Media and Donnelley to each other. The representations and warranties of Dex Media and Donnelley are qualified in their entirety by the information filed by the applicable party with the SEC between January 1, 2005 and September 30, 2005, excluding any risk factor disclosure in these filings (which filings are available without charge at the SEC’s website, www.sec.gov). These representations and warranties relate to, among other things:

•	corporate organization, standing and power and subsidiaries;

•	capitalization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	absence of conflicts;

•	required consents, approvals, orders and authorizations;

•	documents filed with the SEC and the accuracy of information contained in the filings;

•	financial statements;

•	engagement and payment of fees of brokers, finders or financial advisors;

•	absence of a material adverse effect with respect to each party since June 30, 2005 and operation of each party’s respective business in the ordinary course between June 30, 2005 and the date of the merger agreement;

•	legal proceedings;

•	filing of tax returns and payment of taxes;

•	employment and labor matters;

•	internal controls;

•	compliance with applicable laws and licenses;

•	specified material contracts;

•	agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	real property;

•	satisfaction of Delaware takeover statute requirements and necessary actions under the parties’ respective rights agreements;

•	intellectual property;

•	“reorganization” status within the meaning of Section 368(a) of the Code;

•	receipt of fairness opinions from financial advisors;

•	the accuracy of information supplied by each party in connection with this joint proxy statement/ prospectus;

•	affiliate transactions;

•	in the case of Donnelley only, debt financing commitment letters from certain lenders;

•	in the case of Donnelley only, constituent documents, approvals and authorizations regarding Merger Sub; and

•	in the case of Dex Media only, minimum amounts of restricted payments permitted under Dex Media’s indentures.
Conduct of Business Pending the Merger
      From the date of the merger agreement to the completion of the merger, each of Dex Media and Donnelley will, and will cause each of its respective subsidiaries to:

•	conduct its business in the ordinary course in all material respects;

•	use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees; and

•	take no action that would prohibit or materially impair or delay the ability of either Dex Media or Donnelley to obtain any necessary approvals of any regulatory agency or other governmental entity required for the completion of the transactions contemplated by the merger agreement.
      In addition, from the date of the merger agreement to the completion of the merger, except as required by law or expressly contemplated by the merger agreement, each of Dex Media and Donnelley will not, and will not permit any of its respective subsidiaries to, without the prior written consent of the other party:

•	incur any indebtedness for borrowed money (other than indebtedness of its own or any of its wholly owned subsidiaries to itself or any of its wholly owned subsidiaries or between its wholly owned subsidiaries or, in the case of Donnelley only, except for indebtedness contemplated by the financing commitments) in excess of $25 million in the aggregate, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or redeem or acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except:

•	dividends paid by any of its wholly owned subsidiaries to itself or to any of its wholly owned subsidiaries;

•	the acceptance of shares of its common stock as payment for the exercise price of its stock options or for withholding taxes incurred in connection with the exercise of such stock options, in each case, in accordance with past practice and in accordance with applicable law and the terms of the applicable award agreements;

•	in the case of Dex Media only, regular quarterly dividends with respect to shares of its common stock not to exceed $0.09 per share per quarter for the third and fourth quarters of the fiscal year ending on December 31, 2005, and any subsequent fiscal quarters of the fiscal year ending December 31, 2006, that are completed prior to the completion of the merger; and

•	in the case of Donnelley only, dividends paid on, or conversion of, the Donnelley preferred stock outstanding on the date of the merger agreement in accordance with the certificate of designation for the Donnelley preferred stock;

•	in the case of Dex Media only, grant any stock appreciation right, any stock options or any other right to acquire any shares of its capital stock or other stock-based awards, other than as required by employment agreements with Dex Media as in effect on the date of the merger agreement;

•	issue any additional shares of capital stock, voting debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or voting debt, except:

•	pursuant to the exercise of stock options or the satisfaction of any stock-based awards, in each case, outstanding as of the date of the merger agreement or issued thereafter in compliance with the merger agreement;

•	in the case of Donnelley only, upon the conversion of convertible securities outstanding as of the date of the merger agreement; or

•	for issuances by a wholly owned subsidiary of capital stock to such subsidiary’s parent or another wholly owned subsidiary;

•	increase, decrease, change or exchange any common stock, in the case of Dex Media only, or the Donnelley preferred stock, in the case of Donnelley only, for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization other than as required by the merger agreement;

•	other than as required to comply with applicable law or a benefit plan of the party as in effect on the date of the merger agreement or collective bargaining or similar labor union or other agreement the existence of which does not breach the merger agreement:

•	other than in the ordinary course of business consistent with past practice, increase the wages, salaries, compensation, bonus, pension or other benefits payable to any current or former director, officer or employee;

•	grant or increase any severance, change of control, termination or similar compensation or benefits payable to any current or former director, officer or employee;

•	except in the ordinary course of business and consistent with past practice, pay any bonus;

•	adopt, enter into, terminate or amend in any material respect any benefit plan of the party or any collective bargaining agreement or similar labor union agreement;

•	except for the provision of indemnification pursuant to indemnification agreements in effect on the date of the merger agreement, enter into any arrangement required to be disclosed under Item 404 of

Regulation S-K under the Securities Act, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business; or

•	accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any benefit plan of the party; provided, however, that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of the merger agreement or the completion of the transactions contemplated by the merger agreement unless required to comply with applicable law;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than itself or any of its subsidiaries, or cancel, release or assign to any such person any material indebtedness or any material claims held by it or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business that is material to the party;

•	make any material acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other person, or make any capital expenditures, in each case other than investments in wholly owned subsidiaries or acquisitions of assets used in the ordinary course of business;

•	amend its organizational documents, or amend or redeem the rights issued under its rights agreement, or otherwise take any action to exempt any person, or any action taken by any such person, from its rights agreement or from any takeover statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	settle any material claim, action or proceeding, except in the ordinary course of business or to the extent covered by existing reserves;

•	take any action that is intended or would be reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

•	implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	in the case of Dex Media only, amend in any material respect, waive any of its material rights under, or enter into any material contract or binding agreement;

•	take, or agree to take, any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	except in the ordinary course of business, sell, assign, abandon, license or otherwise dispose of any intellectual property that is material or used in the conduct of its business;

•	in the case of Dex Media only, pay or agree to pay to its financial advisors any investment banking or fairness opinion fees in connection with the merger or related transactions contemplated by the merger agreement in excess of specified amounts; or

•	agree or commit to take any of the actions described above.
Reasonable Best Efforts; Other Agreements
      Under the merger agreement, each of Donnelley and Dex Media has agreed to use its reasonable best efforts to:

•	have the registration statement of which this joint proxy statement prospectus is a part declared effective under the Securities Act as promptly as practicable after filing and mail or deliver this joint proxy statement to its respective stockholders;

•	obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and furnish all information concerning the party and the holders of its capital stock as may be reasonably requested in connection with these actions;

•	promptly prepare and file all documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the transactions contemplated by the merger agreement and comply with the terms and conditions of these permits, consents, approvals and authorizations;

•	consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to complete the transactions contemplated by the merger agreement, and each will keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement;

•	cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	furnish to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary for any statement, filing, notice or application made by or on behalf of Donnelley, Dex Media or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement; and

•	promptly advise each other upon receiving any communication from any governmental entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the transactions contemplated by the merger agreement.
Access to Information
      The merger agreement provides that each of Donnelley and Dex Media, upon reasonable notice and subject to applicable law relating to the exchange of information, will afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, prior to the completion of the merger, to all its properties, books, contracts, commitments and records.
Stockholder Approvals
      Under the merger agreement, each of Donnelley and Dex Media will duly call, convene and hold a meeting of its stockholders as soon as reasonably practicable after this joint proxy statement/ prospectus is declared effective for the purpose of obtaining the Donnelley stockholder approval and the Dex Media stockholder approval, and each will use its reasonable best efforts to cause these meetings to occur as soon as reasonably practicable and on the same date. Subject to the restrictions described in “— No Solicitation” beginning on page 127, the Donnelley board and Dex Media board will use their reasonable best efforts to obtain from its respective stockholders:

•	in the case of Dex Media only, the adoption of the merger agreement and the approval of the merger contemplated by the merger agreement at the meeting by the affirmative vote of the holders of a majority of the Dex Media shares issued an outstanding and entitled to vote thereon; and

•	in the case of Donnelley only, the approval of the merger agreement, the sponsor stockholders agreements and the transactions contemplated by those agreements, including the issuance of shares of Donnelley common stock in the merger, by the affirmative vote of stockholders of Donnelley having the majority of the voting power present in person or represented by proxy at the Donnelley stockholders meeting or any adjournment or postponement thereof (assuming that the total vote cast on the proposal represents a majority in interest of all outstanding shares of Donnelley common stock entitled to vote).
      In addition, subject to the provisions described under “— Termination and Amendment — Termination Events; Termination Fee Required” beginning on page 132, these obligations of Donnelley and Dex Media will not be affected by the commencement, public proposal, public disclosure or communication to the party or its respective representatives of any acquisition proposal.
      Except as permitted under the provisions described under “— No Solicitation” beginning on page 127, the merger agreement also provides that each of the Donnelley and Dex Media boards of directors will recommend to their respective stockholders, the approval of the merger agreement and merger, and in the case of the Donnelley stockholders only, the approval of the merger agreement, the sponsor stockholders agreements and the transactions contemplated thereby, including the issuance of shares of Donnelley common stock in the merger.

The merger agreement does not, however, limit the ability of Donnelley or Dex Media to enter into an agreement in connection with a superior proposal, so long as it first terminates the merger agreement, as the case may be.
Legal Conditions to Merger
      The merger agreement provides that each of Donnelley and Dex Media will use its reasonable best efforts to:

•	take, or cause to be taken, all actions necessary, proper or advisable to promptly comply with all legal requirements that may be imposed on the party or its subsidiaries with respect to the merger and to complete the transactions contemplated by the merger agreement as soon as practicable after the date of the merger agreement; and

•	obtain, and to cooperate with the other party to obtain, any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Dex Media or Donnelley in connection with the merger, the financing contemplated by the financing commitments and the other transactions contemplated by the merger agreement, including all steps necessary to promptly identify any impediments to complying with all legal requirements or to obtaining required consents, authorizations, orders, approvals or exemptions.
Donnelley and Dex Media will cooperate with one another and with governmental entities to resolve or settle any issues as early as possible and with a view to the termination date of June 30, 2006. Nothing in the merger agreement requires, or will be deemed to require, the parties to agree to take any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any governmental entity in order to satisfy the condition described under “— Conditions to Completion of the Merger” beginning on page 126, where these actions would have a material adverse effect on the party taking the action or would result in a breach of the obligations of Donnelley, Dex Media or their subsidiaries under certain specified agreements:

•	sell, hold separate or otherwise dispose of assets of the party or its subsidiaries or conduct its business in a specified manner;

•	agree to sell, hold separate or otherwise dispose of assets of the party or its subsidiaries or conduct its business in a specified manner; or

•	permit assets of the party or its subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner.
These provisions do not require either Donnelley or Dex Media to enter into any agreement with a third party to undertake any obligations or make any divestitures, unless the agreement is conditioned on the completion of the merger.
      In addition, the merger agreement provides that if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted, or threatened to be instituted, challenging any transaction contemplated by the merger agreement as violative of any applicable law, legal obligation or requirement, or if any statute, rule, regulation or injunction is enacted, entered, promulgated or enforced by a governmental entity that would make the merger or any other transaction contemplated by the merger agreement illegal or would otherwise prohibit, materially impair or materially delay the completion of the merger or the other transactions contemplated by the merger agreement, each of Dex Media and Donnelley will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other order that is in effect and that prohibits, prevents or restricts completion of the merger or the other transactions contemplated by the merger agreement and to have such statute, rule, regulation or injunction repealed, rescinded or made inapplicable so as to permit completion of the transactions contemplated by the merger agreement. Notwithstanding the foregoing or any other provision of the merger agreement, none of these provisions will limit either Dex Media’s or Donnelley’s right to terminate the merger agreement so long as such party has up to the date of termination complied with its obligations under the merger agreement.
      The merger agreement also provides that each party’s board of directors will, if any takeover statute becomes applicable to the merger agreement, the merger or any other transactions contemplated by the agreement, take all action reasonably necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be completed as promptly as practicable on the terms of the merger agreement and otherwise to minimize the effect of the statute on the merger agreement, the merger and the other transactions under the merger agreement.
      Immediately following the execution of the merger agreement, Donnelley adopted the merger agreement as the sole stockholder of Merger Sub.
Affiliates
      The merger agreement provides that Dex Media will use its reasonable best efforts to cause each director, executive officer and other person who is an affiliate, for purposes of Rule 145 under the Securities Act, of Dex Media to deliver to Donnelley, as soon as practicable after the date of the merger agreement, and prior to the date of the Dex Media stockholders meeting, an affiliates agreement.
Listings
      The merger agreement provides that Donnelley will use its reasonable best efforts to cause the shares of its common stock to be issued in the merger to be authorized for listing on the NYSE.
Advice of Changes
      In accordance with the merger agreement, each of Donnelley and Dex Media will promptly advise the other of any change or event:

•	having or reasonably expected to result in a material adverse effect on Donnelley or Dex Media, as the case may be; or

•	that it believes results or would be reasonably expected to result in a failure of its conditions to complete the merger regarding the truth and accuracy of its representations and warranties, the performance of its obligations under the merger agreement or receiving a tax opinion from its legal counsel;
provided, however, that no notification will affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under the merger agreement. The merger agreement further provides, however, that a failure to comply with these provisions will not constitute the failure of any condition, as described under “— Conditions to Completion of the Merger” beginning on page 126, to be satisfied unless the underlying material adverse effect or breach would independently result in the failure of the conditions to be satisfied.
Exemption from Liability Under Section 16(b) of the Exchange Act
      Pursuant to the merger agreement, Donnelley and Dex Media agree that, in order to most effectively compensate and retain officers and directors of Dex Media who are subject to the reporting requirements of Section 16(a) of the Exchange Act, in connection with the merger, both prior to and after the completion of the merger, it is desirable that these persons be relieved of the risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Dex Media common stock, Dex Media stock options and Dex Media stock-based awards into shares of Donnelley common stock, Donnelley stock options and other awards denominated in shares of Donnelley common stock in the merger. Therefore, following the delivery to Donnelley of certain specified information, in a timely fashion, the Donnelley board, or a Rule 16b-3(d) committee of non-employee directors, will adopt a resolution providing that the receipt by these persons of shares of Donnelley common stock in exchange for or satisfaction of shares of Dex Media common stock or Dex Media stock-based awards, and of Donnelley stock options upon conversion of Dex Media stock options, in each case, pursuant to the transactions contemplated by the merger agreement and to the extent these securities are listed in the provided information, are intended to be exempt from liability pursuant to Section 16(b).

Financing Commitments
      The merger agreement provides that Donnelley will promptly notify Dex Media of:

•	the expiration, termination, modification or amendment for any reason of the financing commitments; and

•	any proposal by any of the institutions party to the financing commitments to withdraw, terminate or make a material change in the amount or terms of such financing commitments that could reasonably be expected to adversely affect the ability of Donnelley to complete the financing contemplated by such financing commitments.
      In addition, upon Dex Media’s reasonable request, Donnelley will advise and update Dex Media, in a level of detail reasonably satisfactory to Dex Media, with respect to the status, proposed closing date and material terms of the financing commitments. Donnelley will not consent to any amendment, modification or early termination of any financing commitments that could reasonably be expected to materially delay or adversely affect the ability of Donnelley to complete the transactions contemplated by the merger agreement.
      The merger agreement also provides that Donnelley will use its reasonable best efforts to:

•	maintain the effectiveness of the financing commitments in accordance with their terms;

•	enter into definitive documentation with respect to the financing commitments on the terms contained in the financing commitments;

•	satisfy all funding conditions to the financing commitments set forth in the definitive documentation with respect to the financing contemplated by such financing commitments;

•	complete the financing contemplated by the financing commitments (including by Donnelley’s extension of the financing commitments on substantially equivalent or better terms or, if the financing commitments expire, obtaining alternative financing in an equal aggregate principal amount, and on terms substantially equivalent to or more favorable to Donnelley than the terms of, the financing commitments if, in each case, Dex Media has consented to such extension or replacement) prior to their expiration if the other conditions to Donnelley’s obligations to close, as described under “— Conditions to Completion of the Merger” beginning on page 126, have been satisfied or waived; and

•	perform its obligations under the financing commitments.
Dex Media shall provide and shall use commercially reasonable efforts to cause respective officers, employees, representatives and advisers of Dex Media and its subsidiaries to provide all cooperation reasonably requested by Donnelley in connection with the financings contemplated by the financing commitments and shall:

•	cause appropriate officers and employees to be available on a customary basis:

•	to meet with prospective lenders in presentations, meetings, road shows, due diligence sessions and sessions with ratings agencies;

•	to assist with the preparation of prospectuses, offering memoranda, private placement memoranda and other disclosure documents in connection with the financings contemplated by the Financing Commitment and the debt financing, including assistance with the preparation of projections to be used in connection with the financings, as applicable; and

•	to execute and deliver any pledge and security documents, other definitive financing documents and other certificates or documents as may be required pursuant to the financing commitments; and

•	take all necessary corporate action to complete the debt financing immediately prior to the completion of the merger; and

•	use commercially reasonable efforts to cause its independent accountants to provide assistance to Donnelley, including providing consent, on a customary basis, to Donnelley to use their audit reports relating to Dex Media and its subsidiaries and, at the cost of Donnelley, to provide any necessary customary “comfort letters.”

Conditions to Completion of the Merger
      The merger agreement provides that each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•	receipt of the approval of the holders of capital stock of Donnelley and Dex Media required for the completion of the merger and the transactions contemplated by the merger agreement;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Donnelley common stock to be issued to holders of Dex Media common stock;

•	expiration or termination of the waiting period applicable to the merger under the HSR Act;

•	the registration statement, of which this joint proxy statement/ prospectus is a part, having been declared effective by the SEC under the Securities Act, and not being the subject of any stop order or threatened or initiated proceedings seeking a stop order; and

•	no injunction preventing the completion of the merger shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the completion of the merger.
      In addition, each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties (other than those concerning capitalization, material adverse effect, restricted payments, relating only to Dex Media and its subsidiaries, and state takeover laws and rights agreements) of each party set forth in the merger agreement being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect,” individually or in the aggregate, does not have, and would not be reasonably expected to have, a material adverse effect on the party making such representations and warranties, and the party making such representations and warranties having provided the other party a certificate signed by its Chief Executive Officer or Chief Financial Officer to the foregoing effects;

•	the representations and warranties of each party regarding material adverse effect, restricted payments, relating only to Dex Media and its subsidiaries, and state takeover laws and rights agreements being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date, and the party making the representations and warranties having provided the other party a certificate signed by its Chief Executive Officer or Chief Financial Officer to the foregoing effects;

•	the representations and warranties of each party regarding capitalization being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date, and the party making the representations and warranties having provided the other party a certificate signed by its Chief Executive Officer or Chief Financial Officer to the foregoing effects;

•	each party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the date on which the merger is to be completed, and the party performing such obligations having provided the other party a certificate signed by its Chief Executive Officer or Chief Financial Officer to the foregoing effects;

•	each of Donnelley and Dex Media having received from its respective counsel an opinion, dated as of the date on which the merger is to be completed, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and each of Dex Media, Donnelley and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(a) of the Code;

•	with respect to Donnelley’s obligation to complete the merger, the number of shares of Dex Media common stock as to which holders thereof have exercised appraisal rights shall not exceed 5% of the issued and outstanding Dex Media common stock immediately prior to the completion of the merger; and

•	with respect to Dex Media’s obligation to effect the merger, the Donnelley board composition contemplated by the merger agreement, as described under “The Merger — Directors and Management of Donnelley Following the Merger” beginning on page 97 having been implemented effective as of the completion of the merger.

      The merger agreement also provides that a “material adverse effect” means, with respect to Donnelley or Dex Media, as the case may be, any change, effect, event, occurrence or state of facts that has had or would be reasonably expected to have a material adverse effect on:

•	the ability of the party to complete the transactions contemplated by the merger agreement in the manner contemplated by the merger agreement, or

•	the business, results of operations or financial condition of the party and its subsidiaries, taken as a whole, other than effects to the extent resulting from:

•	changes in or relating to the U.S. economy or U.S. financial, credit or securities markets in general, which changes do not affect the party to a materially disproportionate degree relative to other entities operating in these markets or industries or serving these markets, or

•	changes in or relating to the industries in which the party operates or the markets for any of the party’s products or services in general, which changes do not affect the party to a materially disproportionate degree relative to other entities operating in these markets or industries or serving these markets.
No Solicitation
      Each of Donnelley and Dex Media has agreed that it will not, and will cause its subsidiaries, officers, directors, employees, agents or representatives not to, directly or indirectly:

•	solicit, initiate or facilitate (including by way of furnishing information) or take any other action designed to facilitate, any “acquisition proposal,” as described below;

•	participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with any person in connection with, an alternative transaction; or

•	enter into any agreement regarding any alternative transaction.
There is an exception if, at any time prior to obtaining the Donnelley stockholder approval or the Dex Media stockholder approval, as applicable, the applicable party may furnish information to, and enter into discussions with, a person who has made an unsolicited bona fide written proposal or offer regarding an acquisition proposal which did not result from a breach of the “No Solicitation” provision described above, if the Donnelley or Dex Media board, as the case may be, has:

•	determined in good faith, after consultation with its outside legal counsel and financial advisors, that the proposal or offer constitutes or is reasonably likely to lead to a “superior proposal”, as described below, and, taking into account any revisions to the terms of the merger or the merger agreement proposed by the other party, that doing so is necessary for the applicable board of directors to comply with its fiduciary duties to its stockholders under applicable law;

•	provided prior or contemporaneous notice to the other party of its intent to furnish information to or enter into discussions with the person;

•	obtained from the person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by the applicable party to be substantially similar to and not less favorable to the applicable party in the aggregate than those contained in the confidentiality agreement entered into between Donnelley and Dex Media;

•	complied with its obligations under the “No Solicitation” provision described above; and

•	provided the other party with all information regarding the applicable party with which the other party has not previously been provided that is provided to any person making any such acquisition proposal.
      The merger agreement provides that:

•	the term “acquisition proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transaction that, if completed, would constitute an “alternative transaction;”

•	the term “alternative transaction” means any of:

•	a transaction pursuant to which any third person or group of persons other than the other party to the merger agreement or its affiliates, acquires or would acquire more than 20% of the outstanding shares of common stock or of the outstanding voting power of Donnelley or Dex Media, as applicable, whether from the party, by tender offer, exchange offer or otherwise;

•	a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving Donnelley or Dex Media, as applicable (other than the merger to which this joint proxy statement/ prospectus relates), pursuant to which any third person or group of persons, other than the other party to the merger agreement or its affiliates, that is a party to such transaction, or its stockholders, owns or would own more than 20% of the outstanding common stock or the outstanding voting power of the applicable party or, if applicable, the parent entity resulting from any such transaction immediately upon completion thereof; or

•	a transaction pursuant to which any third person or group of persons, other than the other party to the merger agreement or its affiliates, acquires or would acquire control of assets representing more than 20% of the fair market value of all the assets of that party and its subsidiaries, taken as a whole, immediately prior to the transaction; and

•	the term “superior proposal” means a bona fide written proposal or offer made by a third person or group of persons to complete:

•	a merger, share exchange, consolidation, business combination or other similar transaction pursuant to which the stockholders of Donnelley or Dex Media, as the case may be, immediately preceding the transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, Donnelley or Dex Media, as the case may be, or the parent entity resulting from any transaction immediately upon completion of the transaction,

•	the acquisition by any third person or group of persons, directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, Donnelley or Dex Media, as the case may be, or

•	the acquisition by any third person (or group of persons) of more than 50% of the fair market value of all the assets of Donnelley or Dex Media, as the case may be, and its subsidiaries, taken as a whole, immediately prior to the transaction, in each case that the Donnelley or Dex Media board, as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisors, to be more favorable from a financial point of view to its stockholders than the merger, taking into account all relevant factors.
      In addition, the merger agreement provides that each party will promptly notify the other of the receipt of any acquisition proposal, any material modification of or material amendment to any acquisition proposal, any request for non-public information or access to its properties, books or records by any person that informs the board of directors that it is considering making, or has made, an acquisition proposal. The notice will include the identity of the person making the acquisition proposal or intending to make or considering making an acquisition proposal or requesting non-public information or access to the properties, books or records of the party and the material terms of any acquisition proposal or modification or amendment to an acquisition proposal. Each party will keep the other informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any acquisition proposal or request and will provide to the other party as soon as practicable after receipt or delivery, copies of all correspondence and other written material sent to or provided by any third party in connection with any acquisition proposal.
      The merger agreement also provides that except as described below, the Donnelley board or Dex Media board may not:

•	withdraw, modify or qualify in a manner adverse to the other party its recommendation of, in the case of Dex Media, the merger agreement or the merger, or, in the case of Donnelley, the merger agreement, the sponsor stockholders agreements or the transactions contemplated by those agreements;

•	recommend the approval or adoption of any acquisition proposal or fail to recommend against any acquisition proposal;

•	resolve, agree or propose publicly to take any of the actions described above, each action being referred to as an “adverse recommendation change”; or

•	approve, adopt or recommend, or cause or permit Donnelley or Dex Media, as the case may be, to enter into, any letter of intent, agreement or obligation with respect to, any alternative transaction.
      Notwithstanding these provisions, if, at any time prior to obtaining the Donnelley stockholder approval or the Dex Media stockholder approval, as applicable:

•	the Donnelley or Dex Media board, as the case may be, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and its financial advisors, that to do otherwise would be inconsistent with its fiduciary duties under applicable law;

•	before taking any action, the applicable party promptly gives the other party written notice advising it of the decision of the applicable board of directors to take the action, including the reasons therefor and, in the event that such decision relates to an acquisition proposal, the notice specifies the material terms and conditions of the acquisition proposal and identifies the person making the acquisition proposal and the applicable party has given the other party at least three business days after delivery of each notice to propose revisions to the terms of the merger agreement (or to make another proposal) in response to the acquisition proposal and has negotiated in good faith with the other party with respect to the proposed revisions or other proposal, if any;

•	if the adverse recommendation change relates to an acquisition proposal received by the applicable party or made directly to its stockholders, the acquisition proposal constitutes a superior proposal; and

•	the party subject to such acquisition proposal has complied with its obligations under the merger agreement described under “— No Solicitation” beginning on page 127;
then it may make an adverse recommendation change; provided, that if the applicable party makes an adverse recommendation change, then, unless the merger agreement is terminated, it will nevertheless submit, in the case of Dex Media, the merger agreement and the merger or, in the case of Donnelley, the merger agreement, the sponsor stockholders agreements and the transactions contemplated thereby, to its respective stockholders for the purpose of obtaining Dex Media stockholder approval or Donnelley stockholder approval as applicable.
Termination and Amendment

Termination Events; Termination Fee Required
      The merger agreement provides that it may be terminated by the parties and, in the circumstances described below, may require one party to pay a termination fee to the other. Specifically, the merger agreement may be terminated at any time before the completion of the merger, whether before or after the approval of the matters presented in connection with the merger by the stockholders of Donnelley or Dex Media, by action taken or authorized by the board of directors of the terminating party or parties:

•	by either the Donnelley or Dex Media board if the Donnelley stockholder approval shall not have been obtained at a Donnelley stockholders meeting or any adjournment or postponement thereof at which the vote was taken;

•	Termination Fee Payable by Donnelley: Donnelley must pay Dex Media a $45 million termination fee within two business days after the termination if Donnelley or Dex Media terminates the merger agreement for the reason described above and the Donnelley board is not at the time of the Donnelley stockholders meeting entitled to terminate the merger agreement pursuant to a breach of the merger agreement by Dex Media which results in the failure of the closing conditions described above. In addition, Donnelley must pay Dex Media an additional $45 million if, within 12 months after the termination, Donnelley or any of its subsidiaries enters into any definitive agreement providing for any alternative transaction or any alternative transaction is completed.

•	by either the Donnelley or Dex Media board if the Dex Media stockholder approval shall not have been obtained at Dex Media stockholders meeting or any adjournment or postponement thereof at which the vote was taken;

•	Termination Fee Payable by Dex Media: Dex Media must pay Donnelley a $45 million termination fee within two business days after the termination if Donnelley or Dex Media terminates the merger agreement for the reason described above and the Dex Media board is not at the time of the Dex Media stockholders meeting entitled to terminate the merger agreement pursuant to a breach of the merger agreement by Donnelley which results in the failure of the closing conditions described above. In addition, Dex Media must pay Donnelley an additional $105 million if, within 12 months after the termination, Dex Media enters into any definitive agreement providing for any alternative transaction or any alternative transaction is completed.

•	by either the Donnelley or Dex Media board if the merger shall not have been completed on or before June 30, 2006; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation under the merger agreement in any material respect has been the primary cause of, or primarily resulted in, the failure of the closing to occur on or before June 30, 2006;

•	Termination Fee Payable by Dex Media: Dex Media must pay Donnelley a $150 million termination fee (upon the earlier to occur of the completion of an alternative transaction or the execution of an agreement for an alternative transaction) if Donnelley or Dex Media terminates the merger agreement for the reason described above and a proposal for an alternative transaction with respect to Dex Media has been made to Dex Media or its stockholders or a proposal or an intention to make a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the termination (whether or not conditional and whether or not withdrawn) and within 12 months after the termination, Dex Media or any of its subsidiaries enters into any definitive agreement providing for any alternative transaction or any alternative transaction is completed.

•	Termination Fee Payable by Donnelley: Donnelley must pay Dex Media a $90 million termination fee (upon the earlier to occur of the completion of an alternative transaction or the execution of on agreement for or alternative transaction) if Donnelley or Dex Media terminates the merger agreement for the reason described above and a proposal for an alternative transaction with respect to Donnelley has been made to Donnelley or its stockholders or a proposal or an intention to make a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the termination (whether or not conditional and whether or not withdrawn) and within 12 months after the termination, Donnelley enters into any definitive agreement providing for any alternative transaction or any alternative transaction is completed.

•	by the Donnelley board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of Dex Media, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the conditions to the completion of the merger, described above, and which is not cured within 45 days following written notice to Dex Media or by its nature or timing cannot be cured within this time period;

•	Termination Fee Payable by Dex Media: Dex Media must pay Donnelley a $150 million termination fee (upon the earlier to occur of the completion of an alternative transaction or the execution of an agreement for or alternative transaction) if Donnelley terminates the merger agreement for the reason described above and a proposal for an alternative transaction with respect to Dex Media has been made to Dex Media or its stockholders or a proposal or an intention to make a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the termination (whether or not conditional and whether or not withdrawn) and within 12 months after the termination, Dex Media or any of its subsidiaries enters into any definitive agreement providing for any alternative transaction or any alternative transaction is completed.

•	by the Dex Media board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of Donnelley, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the conditions to the completion of the merger, described above, and which is not cured within 45 days following written notice to Donnelley or by its nature or timing cannot be cured within this time period;

•	Termination Fee Payable by Donnelley: Donnelley must pay Dex Media a $90 million termination fee (upon the earlier to occur of the completion of an alternative transaction or the execution of an agreement for or alternative transaction) if Dex Media terminates the merger agreement for the reason described above and a proposal for an alternative transaction with respect to Donnelley has been made to Donnelley or its stockholders or a proposal or an intention to make a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the termination (whether or not conditional and whether or not withdrawn) and within 12 months after term termination, Donnelley enters into any definitive agreement providing for any alternative transaction or any alternative transaction is completed.

•	by the Donnelley board in the event of an adverse recommendation change by the Dex Media board related to an acquisition proposal with respect to Dex Media;

•	Termination Fee Payable by Dex Media: Dex Media must pay Donnelley a $150 million termination fee (within two business days after such termination) if the Donnelley board terminates the merger agreement for the reason described above and a proposal for an alternative transaction with respect to Dex Media has been made to Dex Media or its stockholders or a proposal or an intention to make a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the termination (whether or not conditional and whether or not withdrawn).

•	by the Dex Media board in the event of an adverse recommendation change by the Donnelley board related to an acquisition proposal with respect to Donnelley;

•	Termination Fee Payable by Donnelley: Donnelley must pay to Dex Media a $90 million termination fee (within two business days after such termination) if the Dex Media board terminates the agreement for the reason described above and a proposal for an alternative transaction with respect to Donnelley has been made to Donnelley or its stockholders or a proposal or an intention to make a proposal has been publicly announced or has otherwise become publicly known after the date of the merger agreement and prior to the termination (whether or not conditional and whether or not withdrawn).

•	by Donnelley, if prior to the Donnelley stockholder approval, Donnelley receives a superior proposal and the Donnelley board determines in good faith, after consultation with outside counsel, to enter into an agreement to effect the superior proposal; provided, that Donnelley may not terminate the merger agreement unless Donnelley has complied with its obligations described above under “— No Solicitation” beginning on page 127 and three business days have elapsed following delivery to Dex Media of a written notice of the determination by the Donnelley board and during the three business day period Dex Media has not made a binding proposal to revise the terms of the merger or the merger agreement (or made another binding offer) that the Donnelley board has determined in its good faith judgment to result in the merger (or the other proposal or offer) being at least as favorable to Donnelley’s stockholders as the superior proposal;

•	Termination Fee Payable by Donnelley: Donnelley must pay to Dex Media a $90 million termination fee (within two business days after such termination) if the Donnelley board terminates the merger agreement for the reason described above.

•	by Dex Media, if prior to Dex Media stockholder approval, Dex Media receives a superior proposal and the Dex Media board determines in good faith, after consultation with outside counsel, to enter into an agreement to effect the superior proposal; provided, that Dex Media may not terminate the merger agreement unless Dex Media has complied with its obligations described above under “— No Solicitation” beginning on page 127 and three business days have elapsed following delivery to Donnelley of a written notice of the determination by the Dex Media board and during the three business day period Donnelley has not made a binding proposal to revise the terms of the merger or the merger agreement (or made another binding offer) that the Dex Media board has determined in its good faith judgment to result in the merger (or the other proposal or offer) being at least as favorable to Dex Media’s stockholders as the superior proposal.

•	Termination Fee Payable by Dex Media: Dex Media must pay Donnelley a $150 million termination fee (within two business days after such termination) if the Dex Media board terminates the agreement for the reason described above.
      The merger agreement further provides that if Donnelley or Dex Media fails promptly to pay any termination fee due, and if any action is taken by the other party to collect payment which results in a judgment for the termination fee, the first party must pay the termination fee, together with interest on the amount of the termination fee.

Termination Events; No Termination Fee Required
      In addition to the termination events described above under “— Termination Events; Termination Fee Required,” the merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the matters presented in connection with the merger by the stockholders of Donnelley or Dex Media, by action taken or authorized by the board of directors of the terminating party or parties:

•	by mutual consent of Donnelley and Dex Media in a written instrument, if the board of directors of each so determines; or

•	by either the Donnelley or Dex Media board if any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the completion of the merger, except that no party may terminate the agreement if its breach of its obligations under the merger agreement proximately contributed to the occurrence of the order.
      If the merger agreement is terminated by either party for either of the reasons described above, neither party will be required to pay a termination fee.

Amendments
      The merger agreement may be amended by Donnelley, on behalf of itself and Merger Sub, and Dex Media, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of Dex Media or Donnelley; provided, however, that after any approval of the transactions contemplated by the merger agreement by the stockholders of

Dex Media and Donnelley, there may not be, without further approval of the stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the holders of Dex Media capital stock, other than as contemplated by the merger agreement, or which by applicable law otherwise expressly requires the further approval of the stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Extension; Waiver
      The merger agreement provides that prior to the completion of the merger, Donnelley, on behalf of itself and Merger Sub, and Dex Media, by action taken or authorized by their respective board of directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement;
provided, however, that after any approval of the transactions contemplated by the merger agreement by the stockholders of Dex Media and Donnelley, there may not be, without further approval of the respective stockholders, any extension or waiver which by applicable law otherwise expressly requires the further approval of the respective stockholders. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of the party, but the extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Expenses
      Except as described under “—Termination and Amendment — Termination Events; Termination Fee Required” beginning on page 129, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expense; provided, however, that the costs and expenses of printing and mailing this joint proxy statement/ prospectus, and all filing and other fees paid to the SEC or under the HSR Act in connection with the merger, will be borne equally by Donnelley and Dex Media.
GS Funds Redemption
      The merger agreement provides that at or prior to the completion of the merger, Donnelley will complete the purchase of all of the Donnelley preferred stock owned by the GS Funds in accordance with the stock purchase and support agreement. Notwithstanding anything to the contrary in the merger agreement or the stock purchase and support agreement, no consent of Dex Media will be required for the completion of the purchase or the performance of Donnelley’s obligations under the stock purchase and support agreement. However, the prior written consent of Dex Media will be required for any material amendment to the stock purchase and support agreement.
Employee Matters
      The merger agreement provides that, following the completion of the merger, Donnelley shall assume certain specified Dex Media employment agreements, and Donnelley will perform all obligations thereunder.
      The merger agreement also provides that, as of the completion of the merger, Donnelley will grant stock-based awards to purchase an aggregate of 800,000 shares of Donnelley common stock to certain individuals employed by Dex Media immediately prior to the completion of the merger. The individuals to whom such stock-based awards are granted and the number of shares subject to such stock-based awards shall be determined by Donnelley taking into consideration the recommendation of Dex Media’s Chief Executive Officer (or his delegate). The stock-based awards will be awarded with a grant price at the greater of the fair market value of a share of Donnelley common stock on the date of the grant or $65.00. All other terms of such stock-based awards shall be substantially identical to the “Founders’ Grant” stock-based awards granted by Donnelley to its employees in connection with the transactions contemplated by the merger agreement.
      In addition, the merger agreement provides that if Dex Media and Donnelley determine in good faith that any payment (whether in cash or property or the vesting of property) that may be made to any Dex Media employee who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code) in connection with the merger is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), then Dex Media will use its reasonable best efforts to take such actions as it determines are necessary or appropriate to eliminate or mitigate the effect of such excess parachute payment on the disqualified individual and Dex Media, including accelerating severance pay, bonus awards and options and other equity awards, encouraging employees to exercise options, and exercising and/or recommending that the Dex Media board or any committee thereof so exercise any available discretion in respect of options and other equity awards; provided, however, that no action may impair the rights of any disqualified individual without the disqualified individual’s prior written consent.
      For a complete discussion of the employment matters in connection with the merger, see “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 98.
Indemnification and Insurance
      The merger agreement provides that, from and after the completion of the merger, Donnelley will indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each individual who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the completion of the merger, a director or officer of Dex Media or any of its subsidiaries or who is or was serving at the request of Dex Media or any its subsidiaries as a director or officer of another person against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation), judgments, fines and, subject to approval by Donnelley, amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to which the individual is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that the individual is or was a director or officer of Dex Media or any of its subsidiaries or the merger agreement or the transactions contemplated by the merger agreement, whether asserted or arising before or after the completion of the merger.
      The merger agreement also provides that Donnelley will cause to be maintained, for a period of six years from the completion of the merger, the directors’ and officers’ liability insurance policy maintained by Dex Media (or policies of at least the same coverage and amounts and may cause coverage to be extended under Dex Media’s existing policy by obtaining a six year “tail” policy, in each case containing terms and conditions that are not less advantageous than Dex Media’s existing policy), with respect to claims arising from facts, events, acts or omissions that occurred before the date of the completion of the merger. Donnelley will not be required to expend in the aggregate in excess of 300% of the annual aggregate premiums currently paid by Dex Media for this insurance, and if coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of this amount, Donnelley will cause to be maintained the most advantageous policies for an amount equal to this amount.
Governing Law
      The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

AGREEMENTS RELATED TO THE MERGER AGREEMENT
The Sponsor Stockholders Agreements
      On October 3, 2005, Donnelley entered into separate sponsor stockholder agreements with each of Carlyle and Welsh Carson, who collectively own approximately 52% of Dex Media. The following discussion summarizes material provisions of the sponsor stockholders agreements, copies of which are attached as Annex B and Annex C and incorporated by reference into, this joint proxy statement/ prospectus. The Carlyle and Welsh Carson sponsor stockholders agreements contain identical terms and conditions. The rights and obligations of the parties are governed by the express terms and conditions of the sponsor stockholders agreements and not by this summary or any other information contained in this joint proxy statement/ prospectus. We encourage you to read the sponsor stockholder agreements carefully in their entirety before making any decisions regarding the merger.

Donnelley Board Representation and Voting
      The sponsor stockholders agreements provide that, unless the merger agreement is terminated, each of Carlyle and Welsh Carson will have the right to designate one individual for election to the Donnelley board if at the relevant time Carlyle or Welsh Carson, as applicable, beneficially owns at least 5% of the then issued and outstanding shares of Donnelley common stock, and each will vote all of its voting securities of Donnelley in favor of the nominees nominated by the corporate governance committee of the Donnelley board, so long as:

•	the Donnelley board will have no more than 13 directors; and

•	the nominees will consist of:

•	one director designated by each of Carlyle and Welsh Carson;

•	the Chief Executive Officer of Donnelley and the Chairman of Donnelley; and

•	the remaining directors, all of whom must be unaffiliated with Carlyle and Welsh Carson and with a number equal to a majority of the entire Donnelley board being individuals who are independent under the Exchange Act and the relevant NYSE requirements.
      Donnelley has agreed to take such necessary and desirable actions within its control to effect the foregoing, to remove the Carlyle or Welsh Carson designee at the request of Carlyle or Welsh Carson, as applicable, and to fill any such vacancies with individuals designated by Carlyle or Welsh Carson, as applicable.
      Carlyle or Welsh Carson will not be entitled to designate any person to the Donnelley board if the designee would not be qualified under any applicable law, rule or regulation to serve or if Donnelley objects because such designee is prohibited from serving as a director of any public company or providing investment or financial advisory services.
      Immediately upon the completion of any transfer following which Carlyle or Welsh Carson, as applicable, beneficially owns less than 5% of the then issued and outstanding shares of Donnelley common stock, Carlyle or Welsh Carson, as applicable, will cause its director designee to tender his or her resignation to the Donnelley board.

Limitations on Acquisitions and Transfers
      After the date of the sponsor stockholders agreements, unless approved by the Donnelley board, neither Carlyle nor Welsh Carson will acquire, agree to acquire or make a proposal to acquire Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock if, as a result, it would beneficially own or have the right to acquire more than 15% of Donnelley’s then issued and outstanding voting stock. Such restriction will terminate on the date Donnelley issues its first quarterly earnings release after the later to occur of (i) the date on which Carlyle or Welsh Carson, as applicable, ceases to own more than 5% of Donnelley’s issued and outstanding common stock and (ii) the date on which Carlyle’s or Welsh Carson’s, as applicable, designee resigns as a result thereof.

      In addition, during the same period, subject to limited exceptions, neither Carlyle nor Welsh Carson may:

•	make, solicit or initiate any offer for a business combination, dissolution or recapitalization of Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock or any similar transaction if, as a result, Carlyle or Welsh Carson, as applicable, would beneficially own or have the right to acquire more than 15% of Donnelley’s then issued and outstanding voting stock;

•	solicit, or become a participant in any solicitation (other than as approved by the Donnelley board) of, any proxy from any holder of Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock in connection with any vote on any matter;

•	subject to limited exceptions, form, or in any way participate in, a group with other persons with respect to any Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock;

•	grant any proxies with respect to any Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock to any person (other than as recommended by the Donnelley board), deposit any Donnelley voting stock or securities convertible into or exchangeable for Donnelley voting stock in a voting trust or enter into any other arrangement or agreement with respect to the voting of Donnelley voting stock or securities convertible into or exchangeable for Donnelley voting stock;

•	publicly request, propose or otherwise seek any amendment or waiver of the provisions of the acquisition limitations described above;

•	publicly seek additional representation on the Donnelley board or publicly seek the removal of any member of the Donnelley board that is not a designee of Carlyle or Welsh Carson, as applicable, or publicly seek a change in the composition or size of the Donnelley board;

•	seek in its capacity as a stockholder of Donnelley to have any matter presented to stockholders for a vote at any annual or special meeting (other than matters presented with the approval of the Donnelley board);

•	publicly call or seek to have called any meeting of the holders of Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock for the purpose of voting on any of the foregoing; or

•	make any proposal, statement or inquiry, disclose any intention, plan or arrangement to the public inconsistent with the foregoing.
      The foregoing shall not, however, prevent, restrict or in any way limit the exercise of the fiduciary rights and obligations of the Carlyle or Welsh Carson designees to vote or otherwise act in their capacity as directors of Donnelley.
      Neither Carlyle nor Welsh Carson will be permitted to transfer any Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock to any person or group of persons if, following the transfer, the person or group of persons would beneficially own 5% or 15% in certain cases involving passive investments made with no intention of influencing control of Donnelley of any class of Donnelley voting stock or other Donnelley securities convertible into or exchangeable for Donnelley voting stock, unless, prior to the transfer, the transferee agrees to be bound by the limitations on acquisitions and other takeover activities and restrictions on transfers described above.

Registration Rights
      From and after the three-month anniversary of the completion of the merger through the second anniversary thereof, under the sponsor stockholders agreements, unless the merger agreement is terminated, Carlyle and Welsh Carson will, with customary exceptions, each be entitled to cause Donnelley to register all or part of Donnelley common stock beneficially owned by them on two occasions as long as such registration involves at least $100 million of gross proceeds. In addition, subject to specified exceptions, if Donnelley proposes to register any of its voting securities or securities convertible into or exchangeable for its voting securities, Carlyle and Welsh Carson will be permitted to include their registrable securities in Donnelley’s proposed registration, subject to customary underwriter cut-backs. Subject to customary limitations, Donnelley will pay all costs and expenses of any registration under the sponsor stockholders agreements, except for underwriters discounts and commissions.

Termination
      The sponsor stockholders agreements will terminate upon the mutual agreement of the parties or the termination of the merger agreement. In addition, each sponsor stockholders agreement will terminate on the date on which Carlyle or Welsh Carson, as applicable, no longer beneficially owns at least 5% of the issued and outstanding shares of Donnelley common stock.

Assignment
      Carlyle’s and Welsh Carson’s rights under the sponsor stockholders agreements, other than the rights regarding representation on the Donnelley board, may be transferred to any person who acquires at least 5% of Donnelley’s common stock from Carlyle or Welsh Carson, as applicable, but that person must agree to be bound by the restrictions in the stockholders agreement.

Governing Law
      The sponsor stockholders agreements are governed and construed in accordance with the laws of the State of Delaware.
The Support Agreements
      On October 3, 2005, Carlyle and Welsh Carson entered into separate support agreements with Donnelley pursuant to which they each agreed to vote specified portions of their Dex Media voting securities in favor of, and otherwise support, the merger. The following discussion summarizes material provisions of the support agreements entered into between Donnelley and each of Carlyle and Welsh Carson, respectively, copies of which are attached as Annex J and Annex K to this joint proxy statement/ prospectus and are incorporated by reference into this joint proxy statement/ prospectus. For purposes of this summary, both the Carlyle and Welsh Carson support agreements will be discussed as one agreement as they contain identical terms and conditions. The rights and obligations of the parties are governed by the express terms and conditions of the support agreements and not by this summary or any other information contained in this joint proxy statement/ prospectus. We encourage you to read the support agreements carefully and in their entirety, as well as this joint proxy statement/ prospectus, before making any decisions regarding the merger.
      The Carlyle and Welsh Carson agreements to vote in favor of the merger and against specified actions described below (and the associated proxy) are limited in that Carlyle and Welsh Carson are only required to comply with those provisions with respect to the portion of the Dex Media common stock that they own represents 20%, or 40% in the aggregate, of the issued and outstanding voting shares of Dex Media. This percentage is reduced to 15%, or 30% in the aggregate, in the case of a Dex Media stockholder vote following an adverse recommendation of the Dex Media board that has been approved by a majority of the Dex Media directors who are not affiliated with Carlyle or Welsh Carson. We refer to these portions of the Dex Media common stock owned by Carlyle and Welsh Carson as the “covered shares.”

Voting of Dex Media Common Stock
      The support agreements provide that from October 3, 2005 until the earlier of the completion of the merger and termination of the merger agreement in accordance with its terms, at the Dex Media stockholders meeting or at any adjournment, postponement or continuation thereof or in any other circumstances, including any other annual or special meeting of Dex Media stockholders or any action by prior written consent, occurring prior to the Dex Media stockholders meeting in which a vote, consent or other approval with respect to the adoption of the merger agreement or any other acquisition proposal, whether or not a superior proposal, with respect to Dex

Media is sought, each of Carlyle and Welsh Carson irrevocably and unconditionally agrees to vote or to cause to be voted all of the covered shares in favor of the adoption of the merger agreement and against:

•	any other acquisition proposal, whether or not a superior proposal, with respect to Dex Media;

•	any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Dex Media or any of its subsidiaries that is in competition or inconsistent with the adoption of the merger agreement, or any proposal to effect the foregoing which is made in opposition to or in competition with the adoption of the merger agreement;

•	any liquidation or winding up of Dex Media;

•	any extraordinary dividend by Dex Media, other than the payment of any cash dividend that Dex Media is expressly permitted to make under the merger agreement;

•	any change in the capital structure of Dex Media, other than any change resulting from the merger or expressly permitted under the merger agreement; and

•	any other action that would reasonably be expected to impede, delay, postpone or interfere with the merger or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Dex Media under the merger agreement that would reasonably be expected to materially adversely affect Dex Media.
      The support agreements also provide that during the same period, each of Carlyle and Welsh Carson will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of its Dex Media securities as required by the support agreements, including entering into any voting agreement with any person with respect to any of its Dex Media securities, granting any person any proxy or power of attorney with respect to any of its Dex Media securities, depositing any of its Dex Media securities in a voting trust or otherwise entering into any agreement or arrangement with any person limiting or affecting its legal power, authority or right to vote its Dex Media securities in favor of the adoption of the merger agreement.

Designation of Donnelley as Proxy
      The support agreements provide that during the same period, each of Carlyle and Welsh Carson appoint Donnelley and any designee of Donnelley, its proxy and attorney-in-fact, with full power of substitution and resubstitution to vote or act by written consent with respect to all of the covered shares which it has the right to vote for the limited purpose of voting or acting in accordance with the provisions described above.

Restriction on Transfers
      The support agreements provide that until the earlier of the date that is three months after the completion of the merger and the termination of the merger agreement in accordance with its terms, such period referred to as the sale restriction period, each of Carlyle and Welsh Carson will not transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the transfer of, any or all of its Dex Media securities or any Donnelley common stock into which its Dex Media securities are converted in the merger or any interest therein, except as otherwise provided in the support agreements.

No Solicitation
      Under the support agreements, each of Carlyle and Welsh Carson will not take any action to solicit, initiate or knowingly encourage or facilitate the making of any acquisition proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any nonpublic information or afford access to books or records to, any person that has made, or is considering making, any acquisition proposal with respect to Dex Media, or approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an acquisition proposal, or propose publicly or agree to do any of the foregoing relating to an acquisition proposal.

      In addition, the support agreements provide that each of Carlyle and Welsh Carson will immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date of the support agreements with any persons with respect to any acquisition proposal with respect to Dex Media and will promptly request each person that has executed a confidentiality agreement within one year prior to the date of the support agreements in connection with its consideration of any acquisition proposal to return or destroy all confidential information furnished to such person.
      In the event either Carlyle or Welsh Carson receives an acquisition proposal, any indication of which it has knowledge that any person is considering making an acquisition proposal, or any request for nonpublic information relating to it, Dex Media or any Dex Media subsidiary by any person that has made, or may be considering making, an acquisition proposal, Carlyle or Welsh Carson, as the case may be, will:

•	promptly notify Donnelley of the identity of the person making such acquisition proposal or request and set forth the material terms thereof; and

•	keep Donnelley reasonably and promptly informed of the status and material terms of any such acquisition proposal or request and will provide Donnelley, as soon as practicable after receipt, copies of any correspondence and other written material received in connection therewith.
      In addition, nothing in the support agreements will be deemed to require either Carlyle or Welsh Carson, or a representative of either who is also a member of the Dex Media board, to take any action or refrain from taking any action in his or her capacity as a member of the Dex Media board to the extent such action is permitted under the no solicitation provisions of the merger agreement. See “Merger Agreement — No Solicitation” beginning on page 127.

Termination
      The support agreements will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the completion of the merger.

Expenses and Fees
      The support agreements provide that except for registration and related expenses addressed by the sponsor stockholders agreements, all costs and expenses incurred in connection with the support agreements will be paid by the party incurring such expense.

Governing Law
      The support agreements are governed and construed in accordance with the laws of the State of Delaware.
Stock Purchase and Support Agreement
      On October 3, 2005, Donnelley also entered into a stock purchase and support agreement with the GS Funds. The following discussion summarizes material provisions of the stock purchase and support agreement, a copy of which is attached as Annex L and incorporated by reference into, this joint proxy statement/ prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the stock purchase and support agreement and not by this summary or any other information contained in this joint proxy statement/ prospectus. We encourage you to read the stock purchase and support agreement carefully in its entirety before making any decisions regarding the merger.

General
      Donnelley entered into a stock purchase and support agreement, dated as of October 3, 2005, with the GS Funds. Pursuant to the stock purchase and support agreement, Donnelley agreed to repurchase all of the outstanding shares of Donnelley preferred stock, from the GS Funds for an aggregate purchase price equal to:

•	the product of (i) $64.00 and (ii) the number of shares of Donnelley common stock into which the outstanding shares of Donnelley preferred stock was convertible as of (and including) September 30, 2005; plus

•	an amount equal to the amount of cash dividends that would have accrued on the outstanding shares of Donnelley preferred stock had the parties not entered into the stock purchase and support agreement from and after October 1, 2005 through and including the earlier of (i) the date on which the transactions contemplated in the stock purchase and support agreement are completed and (ii) January 3, 2006.
      The purchase price is subject to adjustment pursuant to the stock purchase and support agreement if the Donnelley preferred stock repurchase is not completed on or before January 3, 2006. On Donnelley’s record date, outstanding shares of Donnelley preferred stock subject to the stock purchase and support agreement were equivalent to 5,182,125 shares of Donnelley common stock and, if the merger were to be completed on January 31, 2006, Donnelley would repurchase the outstanding shares of Donnelley preferred stock for an aggregate price of approximately $337 million. As noted below, Donnelley’s agreement to repurchase the outstanding shares of Donnelley preferred stock is not conditioned on the completion of the merger, although the completion of the merger is conditioned on completion of the transactions contemplated by the stock purchase and support agreement.
      In addition to the agreements described in this section, the stock purchase and support agreement contains customary representations, warranties and covenants of the parties, closing conditions and indemnification agreements.

Closing
      Assuming that the conditions to the stock purchase and support agreement are satisfied or waived, the repurchase of the Donnelley preferred stock from the GS Funds would close on the earliest of:

•	a date specified by Donnelley, which shall be after January 3, 2006 and no earlier than five business days after notice to the GS Funds of such closing date;

•	the completion of the merger;

•	if the merger agreement is terminated, the earlier of a date specified by Donnelley, which shall be no earlier than five business days after notice to the GS Funds, and 30 days following the termination of the merger agreement; or

•	July 15, 2006;
or at such other time mutually agreed upon by Donnelley and the GS Funds, (such closing is referred to as the Donnelley preferred stock repurchase closing.

Restriction on Transfer, Conversion
      During the period commencing on October 3, 2005 and continuing until the first to occur of the Donnelley preferred stock repurchase closing and the termination of the stock purchase and support agreement in accordance with its terms, the GS Funds agreed not to, directly or indirectly, transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the transfer of, any or all of the shares of outstanding preferred stock, common stock or other securities of Donnelley held by the GS Funds as of October 3, 2005 or acquired by the GS Funds in any capacity or form after such date and prior to the termination of the stock purchase and support agreement, except as otherwise provided in the stock purchase and support agreement or to Donnelley. During the period commencing on October 3, 2005 and continuing until the Donnelley preferred stock repurchase closing or earlier termination of the stock purchase and support agreement, the GS Funds agreed not to convert any shares of outstanding Donnelley preferred stock into shares of common stock.

No Solicitation
      The GS Funds agreed not to, and to direct and use reasonable best efforts to cause their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate or knowingly encourage or facilitate the making of any acquisition proposal or any inquiry with respect to any acquisition proposal or engage in discussions or negotiations with respect to any acquisition proposal with respect to Donnelley, or disclose any nonpublic information or afford access to books or records to, any person that has made, or to the knowledge of the GS Funds, is considering making, any acquisition proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an acquisition proposal, or propose publicly or agree to do any of the foregoing relating to an acquisition proposal.

Consents and Waivers of the GS Funds
      The GS Funds have:

•	consented to the transactions contemplated by the stock purchase and support agreement and the merger agreement;

•	waived any right of first refusal in connection with the issuance of shares of Donnelley common stock in the merger; and

•	agreed and acknowledged that:

•	none of the antidilution, price protection or other adjustments to the conversion ratio of the Donnelley preferred stock into shares of Donnelley common stock set forth in the certificate of designations governing the Donnelley preferred stock, filed with the Secretary of State of the State of Delaware on January 3, 2003, referred to as the preferred stock certificate of designations, shall apply in connection with the merger and the other transactions contemplated by the merger agreement, including, without limitation, the issuance of shares of Donnelley common stock in the merger; and

•	the completion of (i) the merger and the other transactions contemplated by the merger agreement shall not constitute a change in control under the preferred stock certificate of designations and (ii) the repurchase of the Donnelley preferred stock by Donnelley pursuant to the stock purchase and support agreement is in lieu of any rights that GS Funds may have to require Donnelley to redeem the outstanding shares of Donnelley preferred stock pursuant to the preferred stock certificate of designations or otherwise.
The consents, waivers, agreements and acknowledgments by the GS Funds are conditioned on Donnelley’s agreement to repurchase the outstanding shares of Donnelley preferred stock in accordance with the terms of the stock purchase and support agreement, and will be ineffective Donnelley fails to complete the Donnelley preferred stock repurchase.

No Further Rights
      Immediately following the Donnelley preferred stock repurchase closing:

•	the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002 (as amended), referred to as the preferred warrant and purchase agreement, will terminate and be null and void and will have no further force or effect without any further action of Donnelley and the GS Funds;

•	the GS Funds will have no further rights to designate any directors to the Donnelley board or veto any corporate action of Donnelley as provided in the preferred stock and warrant purchase agreement;

•	the Registration Rights Agreement, dated November 25, 2002, among Donnelley and the GS Funds will terminate and be null and void and of no further force and effect without further action by Donnelley and the GS Funds, and the GS Funds will have no registration rights with respect to the securities of Donnelley, including, without limitation, the warrants issued pursuant to the preferred stock and warrant purchase agreement or any shares of Donnelley common stock that may be issued or issuable upon exercise of the warrants (or issued or distributed in respect of such shares of Donnelley common stock by way of stock dividend or stock split or other distribution); and

•	Donnelley may take all actions as it deems necessary, desirable and appropriate following the stock repurchase closing to cancel or otherwise terminate the certificate of designations.
The GS Funds’ warrants to purchase shares of Donnelley common stock will remain outstanding.

Voting of Securities by the GS Funds
      During the period commencing on October 3, 2005 and continuing until the earliest of:

•	the completion of the merger;

•	termination of the merger agreement in accordance with its terms; and

•	termination of the stock purchase and support agreement;
at the Donnelley special meeting, or at any adjournment, postponement or continuation of the Donnelley special meeting or in any other circumstances (including any other annual or special meeting of Donnelley stockholders, any action by prior written consent or any separate class vote) in which a vote, consent or other approval with respect to the issuance of shares of Donnelley common stock in the merger, the merger agreement or any of the transactions contemplated by the merger agreement, including any separate class vote of any securities, the GS Funds have irrevocably and unconditionally agreed to vote or to cause to be voted all of their securities entitled to vote on such matters in favor of the issuance of shares of Donnelley common stock in the merger; and

•	the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Donnelley common stock in the merger;
and against:

•	any other acquisition proposal, whether or not a superior proposal, with respect to Donnelley;

•	any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Donnelley or any of its subsidiaries that is in competition or inconsistent with the adoption of the merger agreement, or any proposal which is made in opposition to or in competition with the adoption of the merger agreement;

•	any liquidation or winding up of Donnelley;

•	any extraordinary dividend by Donnelley, other than the payment of any cash dividend that Donnelley is expressly permitted to make under the merger agreement; and

•	any change in the capital structure of Donnelley, other than any change in capital structure resulting from the merger or expressly permitted under the merger agreement.

Termination
      The stock purchase and support agreement may be terminated on or any time prior to the Donnelley preferred stock repurchase closing:

•	by mutual written consent of the GS Funds and Donnelley;

•	by the GS Funds, if the Donnelley preferred stock repurchase closing has not occurred prior to July 15, 2006, unless the failure of such occurrence shall be due to the failure by the GS Funds seeking to terminate the stock purchase and support agreement to perform or observe any agreement set forth in the stock purchase and support agreement required to be performed or observed by them on or before the Donnelley preferred stock repurchase closing;

•	by either Donnelley or the GS Funds if the other party breaches any of its representations, warranties or covenants contained in the stock purchase and support agreement in any material respect and such breach is not cured within ten days after receipt by the breaching party of written notice of the breach from the non-breaching party; or

•	by either Donnelley or the GS Funds if a governmental entity issues a nonappealable final order, decree or ruling or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the stock purchase and support agreement.

      The GS Funds agreed to surrender to Donnelley all certificates representing the shares of Donnelley preferred stock and all warrants to purchase Donnelley common stock held by the GS Funds promptly after the execution of the stock purchase and support agreement. Upon surrender of the certificates, Donnelley placed legends on the certificates indicating that the securities represented by the certificates are subject to the transfer restrictions pursuant to the stock purchase and support agreement.
      In the event of termination of the stock purchase and support agreement, all obligations and agreements of Donnelley and the GS Funds contained in the stock purchase and support agreement and described in this section will become void and there shall be no liability or obligations on the part of Donnelley or the GS Funds except for breaches of the stock purchase and support agreement prior to its termination or as otherwise provided in the stock purchase and support agreement.
Financing Commitment
      On October 2, 2005, Donnelley received financing commitments in a commitment letter. The following discussion summarizes material provisions of the commitment letter, a copy of which is attached as Annex M and incorporated by reference into, this joint proxy statement/ prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the commitment letter and not by this summary or any other information contained in this joint proxy statement/ prospectus. We encourage you to read the commitment letter carefully in its entirety before making any decisions regarding the merger.

The Commitments
      Donnelley has received financing commitments in a commitment letter, dated October 2, 2005, from JPM to provide, among other things, the cash portion of the merger consideration in connection with the merger and financing for the Donnelley preferred stock repurchase from the GS Funds, subject to the terms and conditions of the commitment letter. JPM has agreed, subject to the terms and conditions of the commitment letter, to provide, among other things:

•	$503 million from incremental secured term loan facilities to be made available under the credit agreement, dated September 9, 2003, to which Dex Media and certain of its subsidiaries are parties;

•	$1,842 million from the issuance of debt securities of Donnelley or under a bridge facility; and

•	$250 million from the issuance of debt securities of Dex Media or under a bridge facility.

Refinancings
      The completion of the merger is expected to result in change of control offers under certain of Dex Media’s and its subsidiaries’ existing indebtedness. The commitment letter includes the refinancing of such indebtedness that is put back to Dex Media or its subsidiaries in connection with the change of control offers made as a result of the merger, subject to the terms and conditions of the commitment letter. The commitment letter contemplates refinancings of certain of Donnelley’s and its subsidiaries’ other existing indebtedness.

Amendments and Consents
      The completion of the merger will also require certain amendments and consents under the amended and restated credit agreement, dated as of September 1, 2004, to which Donnelley and its subsidiary, R.H. Donnelley Inc., are parties, the credit agreement, dated November 8, 2002, to which Dex Media and certain of its subsidiaries are parties, and the credit agreement, dated September 9, 2003, to which Dex Media and certain of its subsidiaries are parties. JPM has agreed, subject to the terms and conditions of the commitment letter, to assist in obtaining the amendments and consents, to offer to purchase the loans and commitments of any lenders not providing approval of the amendments and consents and, if the amendments and consents are not approved, to provide refinancings of the credit facilities for which the amendments and consents are not obtained. For more information, see “Recent Developments” beginning on page 21.

Terms and Conditions
      JPM’s commitments provided in the commitment letter are subject to the terms and conditions provided therein, including without limitation the completion of the merger in accordance with the terms of the merger agreement.

Governing Law
      The commitment letter is governed by, and to be construed in accordance with, the laws of the State of New York.
Donnelley Rights Plan Amendment
      In connection with the merger agreement, Donnelley amended the rights agreement, as amended, between Donnelley and the Bank of New York, as successor rights agent, referred to as the rights agreement on rights plan, so that the rights agreement is inapplicable to the acquisition of Donnelley common stock by Carlyle and Welsh Carson as long as Carlyle and Welsh Carson comply with their respective agreements not to acquire more than 15% of Donnelley’s voting stock or to take other actions designed to control Donnelley, as set forth in the sponsor stockholder agreements. A copy of the rights agreement, together with this amendment, has been incorporated by reference into this joint proxy statement/ prospectus.

PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF DONNELLEY
Merger
      We derived the following unaudited pro forma financial statements from Donnelley’s consolidated financial statements for the year ended December 31, 2004, Dex Media’s consolidated financial statements for the year ended December 31, 2004, Donnelley’s unaudited financial statements for the nine months ended September 30, 2005 and Dex Media’s unaudited financial statements for the nine months ended September 30, 2005. The following unaudited pro forma financial statements of Donnelley give effect to (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing, and (3) the merger and related financings, as if each transaction had been completed on January 1, 2004, with respect to the pro forma statements of operations and as of September 30, 2005, with respect to the pro forma balance sheet. The column headed “Pro Forma Excluding Merger” reflects the pro forma adjustments for Donnelley if the repurchase of the Donnelley preferred stock and the tender offer and consent solicitation are completed, and the column headed “Total Pro Forma” reflects these pro forma adjustments and pro forma adjustments for Donnelley if the merger is completed.
      The following unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Donnelley and Dex Media, which are incorporated by reference in this joint proxy statement/ prospectus, and the other information contained or incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 172.
      The merger will be accounted for as a business combination, using the purchase method of accounting, with Donnelley as the accounting acquirer. Donnelley is considered the acquiring entity for accounting purposes based on the facts that (1) certain members of the Donnelley board will represent a majority of the combined company’s board after the completion of the merger, (2) Donnelley’s current senior management team will continue to serve as the combined company’s senior management team after the merger and (3) Donnelley will be the entity distributing both cash and its common stock as purchase price consideration to the stockholders of Dex Media. Under the purchase method of accounting, certain costs incurred by Donnelley to acquire Dex Media will be allocated to the underlying net assets according to their respective estimated fair values. The excess purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, will be allocated to goodwill. The purchase price allocation presented here is preliminary as management is currently assessing the fair values of the tangible and intangible assets to be acquired and liabilities to be assumed, and the final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Dex Media as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected here.
      Management expects that the merger will result in cost savings for the combined company. These opportunities include, but are not limited to, elimination of redundant computer systems and administrative functions. For more information about these cost savings, see “The Merger — Strategic Rationale” beginning on page 58.
      The following unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of what Donnelley’s actual financial position or results of operations would have been had the following transactions been completed on the dates indicated above: (1) the tender offer and consent solicitation, assuming all outstanding RHDI senior notes were repurchased by RHDI, and related financings, (2) the repurchase of Donnelley preferred stock and related financing and (3) the merger and related financings. The following unaudited pro forma financial statements do not give effect to (1) Donnelley’s or Dex Media’s results of operations or other transactions or developments since September 30, 2005 or (2) the cost savings and one-time charges expected to result from the merger. These matters could cause both Donnelley’s pro forma historical financial position and results of operations, and Donnelley’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma financial statements. See “Risk Factors — The unaudited pro forma financial data included in this joint proxy statement/ prospectus are preliminary and Donnelley’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/ prospectus” beginning on page 39.
Revenue and Expense Recognition and Historical Purchase Accounting
      Each of Donnelley and Dex Media recognize revenue and certain direct costs related to the publication of its respective yellow pages and white pages directories under the deferral and amortization method. Under this method, revenue from advertising sales is recognized ratably over a directory’s life, which is typically twelve months. Additionally, certain costs directly related to the sale and production of a directory are initially deferred and recognized ratably over the life of a directory.
      The historical statements of operations of Donnelley and Dex Media include the effects of purchase accounting associated with prior acquisitions made by each company in accordance with the Emerging Issues Task Force Issue No. 01-03 “Accounting in a Business Combination for Deferred Revenue of an Acquiree”, which decreased the amount of revenue and related costs recognized in the twelve-month periods subsequent to each of the acquisitions.
      Dex Media, upon initial publication and delivery, only records the billed or currently billable portion of its contracts in its historical financial statements and does not record unbilled accounts receivable and related deferred revenue for the remaining unbilled portion of the contract term. This policy is based upon the terms included in Dex Media’s historical customer advertising contracts, which do not permit it to bill and collect unbilled balances from a customer once that customer’s phone line is disconnected. As part of its historical acquisitions, as a result of purchase accounting, the acquired businesses’ deferred revenue and related deferred costs associated with directories that published prior to the acquisitions were not recorded in Dex Media’s post-acquisition balance sheets. Dex Media recorded the unbilled receivables in purchase accounting as a component of the customer relationship asset representing the estimated fair value of such net future cash flows. Dex Media recognized revenue and related costs with respect to such unbilled receivables during the twelve months subsequent to the acquisitions as such advertising was billed.
      Donnelley, upon initial publication and delivery, records all unbilled accounts receivable and defers all expected revenue when the directory is published. This policy is based upon the terms included in Donnelley’s customer advertising contracts, which permit it to bill and collect for advertising even if an advertiser disconnects its phone service during the twelve-month advertising billing cycle. As part of its historical acquisitions, as a result of purchase accounting, the acquired businesses’ deferred revenue and related deferred costs associated with directories that published prior to the acquisitions were not recorded in Donnelley’s post-acquisition balance sheets. Donnelley did record the unbilled receivables in purchase accounting, and, accordingly, the related revenue and certain related expenses were not recognized with respect to such directories during the subsequent twelve months. Accordingly, Donnelley’s historical application of purchase accounting relating to any directory that published prior to the date of its acquisitions differs from that of Dex Media.
      The 2004 historical statements of operations of both Donnelley and Dex Media include the impact of their respective historical purchase accounting and have not been adjusted in the accompanying pro forma statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005. The pro forma balance sheet as of September 30, 2005 reflects the fair value of Dex Media’s unbilled receivables for directories that have been published prior to September 30, 2005. In the twelve-month period following the merger, as a result of purchase accounting, Donnelley will not recognize revenue and certain costs related to Dex Media directories published before the merger, as discussed in more detail below. Generally, the purchase method of accounting will not affect revenue and directory costs in periods subsequent to the twelve-month period after the consummation of the merger. These purchase accounting effects are non-recurring and will have no historical or future cash flow impact.
Effects of Purchase Accounting — Donnelley-Dex Media Merger
      As the result of the merger, Donnelley will become the publisher of all Dex Media-branded yellow pages and white pages directories that are currently published by Dex Media. Donnelley currently publishes yellow and white pages directories under the Sprint Yellow Pages brand and the SBC Yellow Pages brand. Deferred revenue associated with the acquired Dex Media-branded directories on September 30, 2005 was $213.6 million, representing revenue that, in the absence of purchase accounting, would have been recognized over the twelve months following the merger under the deferral and amortization method of revenue recognition. This deferred revenue primarily relates to national customers. Under purchase accounting, Donnelley reduced this $213.6 million liability for pre-acquisition deferred revenue to zero in the accompanying pro forma balance sheet as of September 30, 2005. Accordingly, Donnelley will not record revenue associated with any Dex Media directories that published prior to the merger. The impact of this purchase accounting adjustment has not been reflected in the pro forma statement of operations. Although the deferred revenue balance was eliminated, Donnelley retained all the rights associated with the collection of amounts due and contractual obligations under the advertising contracts executed prior to the merger. As a result, the net billed ($118.5 million) and net unbilled ($681.3 million) accounts receivable balances relating to the Dex Media directory business become assets of Donnelley.
      The deferred costs associated with the acquired Dex Media-branded directories on September 30, 2005 were $301.7 million and included $267.5 million related to directories published prior to the merger that, in the absence of purchase accounting, would have been recognized as expense over the twelve months following the merger under Donnelley’s deferral and amortization method. These deferred costs relate to both national and local customers. The $267.5 million of costs related to directories published prior to the merger have been reduced to zero in the accompanying pro forma balance sheet as of September 30, 2005. Accordingly, Donnelley will not record expense associated with any Dex Media directories published prior to the merger. The impact of this purchase accounting adjustment has not been reflected in the pro forma statement of operations. The remaining deferred directory costs associated with the acquired Dex Media-branded directories, which related to those directories that were scheduled to publish subsequent to the merger, were $34.2 million and will be assumed by Donnelley and are reflected on the pro forma balance sheet as of September 30, 2005. Under purchase accounting rules, these deferred costs are recorded at their fair value, which is determined as the estimated billable value of the published directory less the expected costs to complete that directory plus a normal profit margin. The fair value of these costs was determined to be $55.9 million higher than their carrying value, which we refer to as “cost uplift.” Accordingly, Donnelley increased these costs by $55.9 million in the accompanying pro forma balance sheet to reflect their fair value, and such amount will be amortized as a non-cash expense over the life of the related directories.
      Generally, the purchase method of accounting will not affect revenue and directory costs in periods subsequent to the twelve-month period after the completion of the merger. The purchase accounting effects relating to revenue and directory costs are non-recurring and have no historical or future cash flow impact.
SBC Directory Acquisition
      The following unaudited pro forma statement of operations for the year ended December 31, 2004 also gives effect to Donnelley’s acquisition of the directory publishing business, referred to as the SBC Directory Business, of SBC Communications, Inc., referred to as SBC, in Illinois and Northwest Indiana, including SBC’s interest in The DonTech II Partnership, a 50/50 general partnership between Donnelley and SBC, referred to as DonTech, and collectively as the SBC Directory Acquisition, and related financing on the results of operations of Donnelley, APIL (defined below) and DonTech. The following unaudited pro forma statement of operations for the year ended December 31, 2004 should be read in conjunction with the historical financial statements and related notes of Donnelley, APIL and DonTech, which are incorporated by reference in this joint proxy statement/ prospectus, and the other information contained or incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 172.
      The pro forma statement of operations for the year ended December 31, 2004 gives effect to the SBC Directory Acquisition and the related financing as if the transactions had been consummated on January 1, 2004 under the purchase method of accounting. The historical results of the SBC Directory Business are included in Donnelley’s historical results from and after September 1, 2004, and therefore are not separately reflected on the accompanying pro forma statement of operations for the nine months ended September 30, 2005.

The SBC Directory Acquisition
      On September 1, 2004, Donnelley completed the SBC Directory Acquisition, whereby affiliates of Donnelley acquired from Ameritech Corporation, referred to as Ameritech, a wholly owned subsidiary of SBC, and

Ameritech Publishing Inc., referred to as API, a wholly owned subsidiary of Ameritech, certain partnership interests in The APIL Partners Partnership, referred to as APIL, The AM-DON Partnership and DonTech, each an Illinois general partnership, for $1.41 billion in cash, after working capital adjustments and the settlement of a $30 million liquidation preference owed to Donnelley related to DonTech. The acquisition was accounted for as a business combination using the purchase method of accounting. Under the purchase method of accounting, the costs to acquire the SBC Directory Business, including certain transaction costs, were allocated to the underlying net assets in proportion to their respective estimated fair values. The excess purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, was allocated to goodwill.

Revenue and Expense Recognition — SBC Directory Acquisition
      As the result of the SBC Directory Acquisition, Donnelley became the publisher of the 129 SBC-branded yellow pages directories previously published by SBC, for which DonTech sold advertising and Donnelley provided certain pre-press publishing services. Before the SBC Directory Acquisition, Donnelley also earned pre-press publishing fees with respect to services Donnelley provided on behalf of SBC. Subsequent to the acquisition, Donnelley no longer recognizes revenue from pre-press publishing services, as these services are being provided for the SBC-branded directories we now publish.
      Before the SBC Directory Acquisition, Donnelley accounted for its investment in DonTech under the equity method and recognized its 50% share of DonTech’s net income as partnership income in its consolidated statement of operations. Partnership income also included revenue participation income from SBC. Revenue participation income was based on DonTech advertising sales and was recognized when a sales contract was executed with a customer. Donnelley’s investment in DonTech and the revenue participation receivable from SBC were previously reported as partnership investment on Donnelley’s consolidated balance sheet. Upon the SBC Directory Acquisition, SBC ceased paying us revenue participation income and we no longer recognize our 50% net profits from DonTech. Thus, the DonTech partnership investment was eliminated, and subsequent to the SBC Directory Acquisition, Donnelley no longer recognizes partnership income.

Effects of Purchase Accounting — SBC Directory Acquisition
      The deferred revenue associated with the acquired SBC-branded directories on September 1, 2004 was $204.1 million, representing revenue that, in the absence of purchase accounting, would have been recognized over the twelve months following the SBC Directory Acquisition under Donnelley’s deferral and amortization method of revenue recognition. Under purchase accounting, Donnelley reduced this $204.1 million liability for pre-acquisition deferred revenue to zero. Accordingly, Donnelley will not record revenue associated with directories that published prior to the SBC Directory Acquisition. The impact of this purchase accounting adjustment has not been reflected on the pro forma income statements for the year ended December 31, 2004 or the nine months ended September 30, 2005. Although the deferred revenue balance was eliminated, Donnelley retained all the rights associated with the collection of amounts due and contractual obligations under the advertising contracts executed prior to the SBC Directory Acquisition. As a result, the billed and unbilled accounts receivable balance relating to the acquired SBC Directory Business remain assets of Donnelley.
      The deferred costs associated with the acquired SBC-branded directories on September 1, 2004 were $207.9 million and included $175.8 million related to directories published prior to the SBC Directory Acquisition that in the absence of purchase accounting would have been recognized as expense over the twelve months following the SBC Directory Acquisition under Donnelley’s deferral and amortization method. The $175.8 million of costs related to directories published prior to the SBC Directory Acquisition date were reduced to zero. Accordingly, Donnelley will not record expense associated with directories published prior to the SBC Directory Acquisition. The impact of this purchase accounting adjustment has not been reflected on the pro forma income statement. The remaining deferred directory costs associated with the acquired SBC-branded directories, which related to those directories that were scheduled to publish subsequent to the SBC Directory Acquisition, were $32.1 million and were assumed by Donnelley. Under purchase accounting rules, these deferred costs are recorded at their fair value, which is determined as the estimated billable value of the published directory less the expected costs to complete that directory plus a normal profit margin. The fair value of these costs was determined to be $49.3 million higher than their carrying value, which we refer to as “cost uplift.” Accordingly,

Donnelley increased these costs by $49.3 million and such amount is being amortized as a non-cash expense over the life of the related directories.
      Prior to the SBC Directory Acquisition, Donnelley provided pre-press publishing services to SBC relating to the acquired SBC-branded directories for which Donnelley received pre-press publishing revenue from SBC. Donnelley also recognized its 50% of the net income of DonTech and revenue participation income from SBC as partnership income. Similarly, SBC incurred expenses for the revenue participation income and for the pre-press publishing fees paid to Donnelley. Also, prior to the SBC Directory Acquisition, DonTech provided sales agency services to SBC for the sale of local advertising related to the acquired SBC Directory Business for which it received sales commission revenue. Similarly, SBC incurred expenses for commissions paid to DonTech for services provided by DonTech. As a result of the SBC Directory Acquisition, Donnelley is now the publisher of these directories. Accordingly, had the SBC Directory Acquisition occurred on January 1, 2004, all subsequent transactions among Donnelley, SBC, APIL and DonTech would have been intercompany transactions subject to elimination in consolidation. Accordingly, the pre-acquisition transactions among Donnelley, SBC, APIL and DonTech have been treated as intercompany transactions and therefore eliminated in the pro forma statement of operations for the year ended December 31, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DONNELLEY AND DEX MEDIA
AS OF SEPTEMBER 30, 2005

		Tender
		Offer and
		GS		Pro Forma
	Donnelley	Repurchase		Excluding	Dex Media	Merger		Total
	Historical	Adjustments		Merger	Historical	Adjustments		Pro Forma

	(In thousands)
ASSETS:
Cash and cash equivalents	$5,461	$(5,000	)(1a)	$461	$217			678
Net accounts receivable	412,232			412,232	118,518	681,296	(3b)	1,212,046
Deferred directory costs	78,940			78,940	301,710	(267,504	)(3e)	—
	—			—	—	55,860	(3d)	169,006
Other current assets	37,174			37,174	15,875	—		53,049
Current deferred income taxes	—			—	21,276	(21,276	)(3e)	—
	—			—	—	34,958	(3f)	34,958

Total current assets	533,807	(5,000)		528,807	457,596	483,334		1,469,737
Fixed assets and computer software, net	48,478			48,478	104,208	—		152,686
Other non-current assets	106,130	16,326	(2b)	114,956	120,684	54,174	(2b)	—
		(7,500	)(1c)	—		(117,684	)(3e)	172,130
Non-current deferred income taxes	—			—	44,205	(44,205	)(3e)	—
				—		106,605	(3f)	106,605
Intangible assets, net	2,851,062			2,851,062	2,774,383	(2,774,383	)(3c)	—
	—			—	—	8,400,000	(3c)	11,251,062
Goodwill	319,014			319,014	3,081,446	(3,081,446	)(3g)	—
				—		840,682	(3g)	1,159,696

Total Assets	$3,858,491	$3,826		$3,862,317	$6,582,522	$3,867,077		$14,311,916

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued liabilities	$53,747	16,326	(2b)	$70,073	$50,756	$—		$120,829
Accrued Interest	39,031			39,031	74,677	—		113,708
Deferred directory revenue	422,524			422,524	213,557	(213,557	)(3e)	422,524
Other current liabilities	—			—	49,189	—		49,189
Current portion of long-term debt	118,457			118,457	244,327	—		362,784

Total current liabilities	633,759	16,326		650,085	632,506	(213,557)		1,069,034
Long-term debt	2,988,383	(325,000	)(1c)	—	5,163,961	1,963,000	(2a)	—
		350,000	(1c)	—	—	219,808	(4)	—
		332,000	(1a)	3,345,383				10,692,152
Deferred income taxes, net	152,114			152,114	—	380,285	(3f)	532,399
Other non-current liabilities	44,099			44,099	92,548	—		136,647

Total liabilities	3,818,355	373,326		4,191,681	5,889,015	2,349,536		12,430,232
Redeemable convertible preferred stock	115,250	(115,250	)(1b)	—	—			—

		Tender
		Offer and
		GS		Pro Forma
	Donnelley	Repurchase		Excluding	Dex Media	Merger		Total
	Historical	Adjustments		Merger	Historical	Adjustments		Pro Forma

	(In thousands)
SHAREHOLDERS’ (DEFICIT) EQUITY
Common stock	51,622			51,622	1,505	(1,505	)(5)	—
				—		36,397	(3a)	88,019
Additional paid-in capital	9,399	(9,399	)(1b)	—	795,369	(795,369	)(5)	—
				—		2,174,651	(5)	2,174,651
Warrants outstanding	13,758			13,758	—	—		13,758
(Accumulated deficit) retained earnings	(2,762)	(212,351	)(1b)		(104,401)	104,401	(5)
		(32,500	)(1c)	(247,613)				(247,613)
Treasury stock	(163,532)			(163,532)	—	—		(163,532)
Accumulated other comprehensive income (loss)	16,401			16,401	1,034	(1,034	)(5)	16,401

Total shareholders’ (deficit) equity	(75,114)	(254,250)		(329,364)	693,507	1,517,541		1,881,684

Total Liabilities, Redeemable, Convertible Preferred Stock and Shareholders’ (Deficit) Equity	$3,858,491	$3,826		$3,862,317	$6,582,522	$3,867,077		$14,311,916

(1a)	Tender Offer and Donnelley Preferred Stock Repurchase Adjustments: Represents new net discounted borrowings of $332,000 with an assumed interest rate of 8.75% to fund the repurchase of Donnelley preferred stock held by the GS Funds. The cost of the repurchase of Donnelley preferred stock is estimated to be $337,000 (assuming a January 31, 2006 closing) including accrued dividends, and the remaining $5,000 will be paid with existing cash on hand.

(1b)	The estimated loss on repurchase of $185,170, together with $36,580 of the previously recognized beneficial conversion feature related to these shares has been reflected in the accompanying pro forma balance sheet as of September 30, 2005 as a $9,399 charge to additional paid-in capital, reducing it to zero, and a charge of $212,351 to accumulated deficit. The stock purchase and support agreement is not conditioned on the completion of the merger, although the merger is conditioned on the repurchase of the Donnelley preferred stock.

(1c)	Donnelley entered into a new $350,000 secured Term Loan D facility with an assumed interest rate of LIBOR plus 150 basis points, which was used to pay for the RHDI senior notes tendered in the tender offer and consent solicitation (assumed value $325,000) and to fund an estimated call premium and accrued interest of $25,000 related to such offer. The tender offer and consent solicitation will be accounted for as an extinguishment of debt resulting in an estimated loss of $32,500 (comprised of the $25,000 call premium and accrued interest and $7,500 of unamortized deferred costs related to the RHDI senior notes), which is not reflected in the respective pro forma financial statements, as it is non-recurring in nature.

(2a)	Merger Adjustments: Represents total new borrowings of $1,963,000 that would be used to fund a portion of the cash consideration to be paid in connection with the merger. Includes $1,210,000 of debt securities with an assumed interest rate of 9.0% and net discounted borrowings of $600,000 with an assumed interest rate of 8.75%. New borrowings also consist of a $453,000 secured Term Loan B facility at an assumed interest rate of LIBOR plus 150 basis points. $300,000 of such term loan will replace the 5.875% senior notes and $153,000 represents new debt.

(2b)	Total financing costs associated with financings included in 1a, 1c, and 2a will approximate $16,326 and $54,174 for the tender offer and consent solicitation and the repurchase of Donnelley preferred stock, and the merger, respectively, and such costs will be deferred and amortized to interest expense over the maturities of the related term loans.

(3)	The merger will be accounted for as a business combination using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, the purchase price will be allocated to the tangible and identified intangible assets acquired and the liabilities assumed on the date of the merger. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

Calculation of Allocable Purchase Price
Cash(a)	$1,853,458
RHD shares issued to Dex shareholders(a)	2,250,070
Allocable transaction costs	16,346
Dex outstanding debt at fair value	5,628,096

Total allocable purchase price	$9,747,970

Estimated allocation of purchase price:
Dex Media net assets acquired	245,966
Unbilled Dex Media customers receivable, net as of September 30, 2005(b)	681,296
Non-compete/publishing agreements(c)	6,500,000
Customer relationships(c)	1,400,000
Trademarks and other(c)	500,000
Estimated profit on acquired sales contracts(d)	55,860
Fair value adjustments:
Reverse pre-merger deferred revenue(e)	213,557
Reverse pre-merger deferred directory costs(e)	(267,504)
Eliminate deferred financing costs(e)	(117,684)
Eliminate Dex income taxes(e)	(65,481)
Deferred taxes relating to purchase accounting(f)	(238,722)

Fair value of net assets acquired	8,907,288
Goodwill(g)	840,682

Total allocable purchase price	$9,747,970

(a)	The merger agreement provides that each issued and outstanding share of Dex Media common stock will be converted into the right to receive $12.30 in cash and the right to receive 0.24154 of a share of Donnelley common stock. As of December 19, 2005, 150,687,620 shares of Dex Media common stock were issued and outstanding, which will result in the issuance of 36,397,088 shares of Donnelley common stock valued at $61.82 per share. In accordance with EITF 99-12, the common stock price was determined using the average closing Donnelley stock price for the two business days before and after the announcement of the merger on October 3, 2005.

(b)	Represents estimated net unbilled Dex Media customer receivables for directories that published before the merger date.

(c)	Represents contractual agreements Dex Media has entered into with Qwest. Such agreements include: (i) a non-competition and non-solicitation agreement, whereby Qwest has agreed not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex Media states in which Qwest provides local telephone service, and for non-solicitation of employment with each company; (ii) a publishing agreement, which grants Dex Media the right to be the exclusive official directory publisher of listings and classified advertisements of Qwest’s telephone customers in the geographic areas in the Dex Media states in which Qwest provides local telephone service; (iii) local and national customer relationships; and (iv) a trademark license agreement whereby Qwest has licensed to Dex Media the right to use the Qwest Dex and Qwest Dex

Advantage marks in connection with directory products and related marketing materials in the Dex Media states and the right to use these marks in connection with DexOnline.com, Dex Media’s directory website.

(d)	Represents “cost uplift” adjustment to increase those costs incurred for directories that were scheduled to publish after the merger date to their fair value.

(e)	These adjustments reverse Dex Media’s pre-merger deferred revenue liability and deferred directory costs for directories published prior to the closing date and elimination of deferred financing costs and deferred income taxes, all of which are required to be eliminated under purchase accounting.

(f)	Represents recognition of deferred income taxes relating to the merger.

(g)	Represents an adjustment to reverse Dex Media’s pre-merger goodwill, which is required to be eliminated under purchase accounting. Represents the excess purchase price over the estimated fair value of net identifiable assets acquired.

(4)	As a result of purchase accounting, Donnelley adjusted Dex Media’s debt to fair value as of September 30, 2005.

(5)	To eliminate (i) Dex Media’s historical equity and accumulated deficit and (ii) the net adjustment to shareholders’ equity for adjustments 2 and (3)(a).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
DONNELLEY AND DEX MEDIA
FOR THE YEAR ENDED DECEMBER 31, 2004

		APIL	DonTech
	Donnelley	Historical	Historical			Tender			Dex Media
	Historical	Eight Months	Eight Months	Eliminating		Offer and			Historical
	Year Ended	Ended	Ended	And		GS		Pro Forma	Year Ended
	December 31,	August 31,	August 31,	Acquisition		Repurchase		Excluding	December 31,	Merger		Total
	2004	2004	2004	Adjustments		Adjustments		Merger	2004	Adjustments		Pro Forma

	(In thousands, except per share data)
Net revenues	$603,116	$314,433	$68,777	$(81,754	)(1)			904,572	$1,602,121	$—		$2,506,693
												—
Operating expenses	263,150	160,961	38,259	(65,233	)(1)			—	529,222	—		—
				12,777	(2)			—				—
				(63,557	)(2)			346,357				875,579
General and administrative expenses	59,537	17,501	4,495					81,533	207,849	6,055	(8)	295,437
Depreciation and amortization	66,648	—	595	15,846	(4)			83,089	443,222	(412,441	)(4)
								—		312,000	(4)	425,870

Total expenses	389,335	178,462	43,349	(100,167)		—		510,979	1,180,293	(94,386)		1,596,886
Partnership and joint venture income	77,967	—	—	(77,967	)(3)			—	—	—		—

Operating income	291,748	135,971	25,428	(59,554)		—		393,593	421,828	94,386		909,807
Interest expense, net	(175,530)	—	—	(60,809	)(5)	(30,612	)(5)	(266,951)	(504,011)	(192,331	)(5)	(963,293)
Other income (loss)	—	—	126	—				126	(65)	—		61

Income (loss) before income taxes	116,218	135,971	25,554	(120,363)		(30,612)		126,768	(82,248)	(97,945)		(53,425)
Provision (benefit) for income taxes	45,906	59,319	—	(48,145	)(6)	(12,245	)(6)	44,835	(31,472)	(39,178	)(6)	(25,815)

Net income (loss)	$70,312	$76,652	$25,554	$(72,218)		(18,367)		$81,933	$(50,776)	$(58,767)		$(27,610)

Earnings per share (EPS)
Basic	$1.19							$2.02				$(0.41	)(7)
Diluted	1.15							1.93				(0.41	)(7)
Shares used in computing EPS
Basic	31,268							31,268		36,397		67,665
Diluted	32,616							32,616		36,397		67,665

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
DONNELLEY AND DEX MEDIA
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

		Tender Offer
		and PS		Pro Forma
	Donnelley	Repurchase		Excluding	Dex Media	Merger		Total
	Historical	Adjustments		Merger	Historical	Adjustments		Pro Forma

	(In thousands, except per share data)
Net revenues	$695,521	$—		$695,521	$1,244,430	$—		$1,939,951
Operating expenses	323,247	—		323,247	412,048	—		735,295
General and administrative expenses	44,570	—		44,570	137,741	4,541(8)		186,852
Depreciation and amortization	63,747	—		63,747	282,421	(259,276	)(4)	—
	—	—		—	—	234,000	(4)	320,892

Total expenses	431,564	—		431,564	832,210	(20,735)		1,243,039
Operating income	263,957	—		263,957	412,220	20,735		696,912
Interest expense, net	(173,930)	(22,959	)(5)	(196,889)	(332,106)	(144,249	)(5)	(673,244)
Other income	—	—		—	1,357	—		1,357

Income (loss) before income taxes	90,027	(22,959)		67,068	81,471	(123,514)		25,025
Provision (benefit) for income taxes	35,112	(9,184	)(6)	25,928	31,956	(49,406	)(6)	8,478

Net income (loss)	$54,915	$(13,775)		$41,140	$49,515	$(74,108)		$16,547

Earnings per share (EPS)
Basic	$(2.78)			$(2.92)				$(1.72	)(7)
Diluted	(2.78)			(2.92)				(1.72	)(7)
Shares used in computing EPS
Basic	31,685			31,685		36,397		68,082
Diluted	31,685			31,685		36,397		68,082

(1)	Represents the elimination of (a) DonTech’s revenue, and the corresponding expense recognized by APIL, which is comprised entirely of sales commissions earned by DonTech as a sales agent for SBC selling local yellow pages advertising, and (b) pre-press publishing fees Donnelley earned, and the corresponding expense recognized by APIL, with respect to services Donnelley provided on behalf of SBC. These amounts would have been intercompany transactions and eliminated in consolidation had the SBC Directory Acquisition been consummated on January 1, 2004.

(2)	Represents the elimination of APIL’s 50% share of the net profits of DonTech that APIL historically recorded as an offset to the sales commission expense it paid to DonTech, as noted in adjustment (1) above, and the revenue participation expense paid by APIL to Donnelley, which would no longer be recognized had the SBC Directory Acquisition been consummated on January 1, 2004.

(3)	Represents the elimination of equity accounting used to account for RHD’s 50% share of the net profits of DonTech and the revenue participation income from APIL, which would no longer be recognized had the SBC Directory Acquisition been consummated on January 1, 2004.

(4)	Represents the elimination of Dex Media’s historical intangible asset amortization of $412,441 and $259,276 for the year ended December 31, 2004 and the nine month period ended September 30, 2005, respectively. Represents the estimated fair value of Dex Media’s acquired intangible assets and remaining useful life.

Amortization expense for the year ended December 31, 2004 and the nine months ended September 30, 2005 are estimated to be $312,000 and $234,000, respectively:

				For the
			For the	Nine Months
	Fair Value		Year Ended	Ended
	Estimate	Life (Years)	December 31, 2004	September 30, 2005

	(In thousands)
Non-Compete/ Publishing Agreements	$6,500,000	37-38	$173,000	$129,750
Customer Relationships	1,400,000	15-25	85,000	63,750
Trademarks and Other	500,000	15	54,000	40,500

Totals	$8,400,000		$312,000	$234,000

Additional amortization expense relating to the SBC acquisition totaled $15,800 in fiscal year 2004.

(5)	Represents pro forma incremental interest expense on issuance of new debt, amortization of deferred costs associated with the financing and amortization of discounts on debt securities related to (1) the cash tender offer and consent solicitation and the repurchase of Donnelley preferred stock from the GS Funds and (2) the merger as if each transaction had been completed on January 1, 2004.
The pro forma incremental interest expense on issuance of new debt, amortization of deferred financing costs and amortization of discounts on debt securities for the year ended December 31, 2004 and the nine months ended September 30, 2005 is as follows:

	Year Ended			Nine Months Ended
	December 31, 2004			September 30, 2005

	Cash Tender			Cash Tender
	Offer and GS		Total	Offer and GS		Total
	Repurchase	Merger	Pro Forma	Repurchase	Merger	Pro Forma

	(In thousands)
Interest expense on incremental borrowings	$22,291	$172,359	$194,650	$16,718	$129,270	$145,988
Amortization of associated deferred financing costs	3,265	10,835	14,100	2,449	8,126	10,575
Amortization of discounts on debt securities	5,056	9,137	14,193	3,792	6,853	10,645

Total incremental interest expense	$30,612	$192,331	$222,943	$22,959	$144,249	$167,208

A sensitivity analysis demonstrating the impact of a 12.5 basis point increase or decrease in assumed interest rates would yield a difference to pro forma incremental interest expense of approximately $900 and $600 for the year-ended December 31, 2004 and nine months ended September 30, 2005, respectively, related to the tender offer and consent solicitation and GS repurchase, and $2,800 and $2,100 for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively, related to the Dex Media merger.
          SBC Directory Acquisition

Year Ended
December 31, 2004

(In thousands)
Interest expense on incremental borrowings	$58,931
Amortization of associated deferred financing costs	1,878

Total incremental interest expense	$60,809

Deferred financing costs related to these borrowings are amortized over the term of the associated arrangement.

(6)	Represents the income tax effect of the preceding pro forma adjustments using a statutory rate of 40%.

(7)	Holders of Donnelley Preferred Stock are entitled to participate in dividends and earnings of Donnelley. Due to this participation feature, earnings per share (“EPS”) are computed under the two-class method. The two-class method is an earnings allocation formula that calculates basic EPS for common stockholders and Donnelley preferred stockholders based on their respective rights to receive dividends.
The calculation of historical GAAP and pro forma basic and diluted EPS for common stockholders under the two-class method for the year ended December 31, 2004 and the nine months ended September 30, 2005 is shown below. EPS for Donnelley preferred stockholders are not required to be disclosed.

			Tender Offer and GS
			Repurchase		Merger
	Historical Donnelley		Pro Forma		Pro Forma

		Nine Months		Nine Months		Nine Months
	Year Ended	Ended	Year Ended	Ended	Year Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2004	2005	2004	2005	2004	2005

Basic EPS-Two — Class Method
Net income (loss)	$70,312	$54,915	$81,933	$41,140	$(27,610)	$16,547
Less: Preferred dividend	(21,791)	(9,215)	—	—	—	—
Less: Historical loss on repurchase of redeemable convertible preferred stock(a)	—	(133,681)	—	(133,681)	—	(133,681)

Income (loss) available to common shareholders	48,521	(87,981)	81,933	(92,541)	(27,610)	(117,134)
Amount allocable to common shareholders(b)	77%	100%	77%	100%	100%	100%

Income (loss) allocable to common shareholders	37,361	(87,981)	63,088	(92,541)	(27,610)	(117,134)
Weighted average common shares outstanding	31,268	31,685	31,268	31,685	67,665	68,082

Basic income (loss) per share	$1.19	$(2.78)	$2.02	$(2.92)	$(0.41)	$(1.72)

			Tender Offer and GS
			Repurchase		Merger
	Historical Donnelley		Pro Forma		Pro Forma

		Nine Months		Nine Months		Nine Months
	Year Ended	Ended	Year Ended	Ended	Year Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2004	2005	2004	2005	2004	2005

Diluted EPS-Two — Class Method
Net income (loss)	$70,312	$54,915	$81,933	$41,140	$(27,610)	$16,547
Less: Preferred dividend	(21,791)	(9,215)	—	—	—	—
Less: Historical loss on repurchase of redeemable convertible preferred stock(a)	—	(133,681)	—	(133,681)	—	(133,681)

Income (loss) available to common shareholders	48,521	(87,981)	81,933	(92,541)	(27,610)	(117,134)
Amount allocable to common shareholders(b)	77%	100%	77%	100%	100%	100%

Income (loss) allocable to common shareholders	37,361	(87,981)	63,088	(92,541)	(27,610)	(117,134)
Weighted average common shares outstanding	32,616	31,685	32,616	31,685	67,665	68,082

Diluted income (loss) per share	$1.15	$(2.78)	$1.93	$(2.92)	$(0.41)	$(1.72)

In computing historical EPS using the two-class method, Donnelley has not allocated the loss available to Donnelley common stockholders for the nine months ended September 30, 2005 between Donnelley common stockholders and Donnelley preferred stockholders since the Donnelley preferred stockholders do not have a contractual obligation to share in any loss. In computing pro forma EPS the weighted average common shares outstanding were adjusted as if the merger had been completed on January 1, 2004. Pro forma weighted average common shares outstanding were adjusted to reflect the shares issued in conjunction with the merger totaling 36.4 million shares.

(a) Reflects historical loss on repurchase of Preferred Stock on January 14, 2005. In connection with the merger, Donnelley will repurchase the remaining Preferred Stock for an aggregate price of approximately $337,000 (assuming a January 31, 2006 closing) including accrued dividends, resulting in a reduction from earnings available to common shareholders of approximately $185.2 million. The tender offer and consent solicitation will be accounted for as an extinguishment of debt resulting in an estimated loss of $32,500 (comprised of the $25,000 call premium and accrued interest and $7,500 of unamortized deferred costs related to the RHDI senior notes). These reductions are not reflected in the EPS calculations above, as it is non-recurring in nature.

(b) In computing historical and tender offer and consent solicitation and preferred stock repurchase pro forma EPS, using the two-class method for the year ended December 31, 2004, amounts allocable to common stockholders of 77% is determined using the basic weighted average shares of Donnelley common stock outstanding of 31,268 and shares of Donnelley preferred stock, assumed converted to 9,483 shares of Donnelley common stock, or 31,268/(31,268 + 9,483).

(8)	Represents the estimated compensation cost related to Dex Media on vested stock options which was determined based on the estimated number of options that will vest subsequent to the merger over the estimated remaining option vesting period of three years.

DESCRIPTION OF DONNELLEY CAPITAL STOCK
      The following is a summary of the terms and provisions of Donnelley’s capital stock. The rights of Donnelley stockholders are governed by Delaware law, Donnelley’s certificate of incorporation and Donnelley’s bylaws. This summary is qualified in its entirety by reference to the governing corporate instruments of Donnelley to which we have referred you and applicable provisions of the DGCL. To obtain a copy of Donnelley’s certificate of incorporation and bylaws, see “Where You Can Find More Information” beginning on page 172.
Common Stock
      Donnelley common stock is traded on the NYSE under the symbol “RHD.” The registrar and transfer agent is The Bank of New York. The holders of Donnelley common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of Donnelley stockholders. Common stockholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of Donnelley common stock are duly authorized, validly issued, fully paid and nonassessable.
      Upon satisfaction of Donnelley’s obligations to preferred stockholders, the common stockholders may receive dividends when declared by the Donnelley board. If Donnelley liquidates, dissolves or winds-up its business, holders of Donnelley common stock will share equally in the assets remaining after Donnelley pays all of its creditors and satisfies all of its obligations to preferred stockholders.
Preferred Stock
      The Donnelley board has been authorized to provide for the issuance of up to 10,000,000 shares of its serial preferred stock, par value $1.00 per share, in multiple series without the approval of stockholders. With respect to each series of Donnelley’s serial preferred stock, the Donnelley board has the authority, consistent with its certificate of incorporation, to fix the following terms:

•	the designation of the series;

•	the number of shares within the series, which the Donnelley board may increase or decrease;

•	whether the shares have voting powers;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	whether the shares are entitled to receive dividends, and if so, the dividend rate of the series, the dates of payment of dividends and the dates from which dividends are cumulative, if applicable;

•	any rights if Donnelley dissolves or liquidates;

•	whether the shares are convertible into, or exchangeable for, any of Donnelley’s other stock, the price or rate of conversion or exchange and the applicable terms and conditions;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	any restrictions on the creation of indebtedness by Donnelley, issuance of shares in the same series or any other series on the payment of dividends or making of other distributions and the repurchase, redemption or other acquisition of outstanding stock; and

•	any other relative, participating, optional or other special rights, preferences and limitations.

Convertible Cumulative Preferred Stock
      As of the record date, Donnelley had outstanding 100,301 shares of a series of preferred stock designated as convertible cumulative preferred stock, such series is referred to as Donnelley preferred stock. All outstanding shares of Donnelley preferred stock are held by the GS Funds. Donnelley has agreed to repurchase all outstanding shares of the convertible cumulative preferred stock from the GS Funds in accordance with the terms and conditions of the stock purchase and support agreement. Upon completion of the repurchase of the Donnelley preferred stock from the GS Funds, Donnelley intends to file a certificate of elimination to terminate the Donnelley preferred stock. See “Agreements Related to the Merger Agreement — Stock Purchase and Support Agreement” beginning on page 139.

      All outstanding shares of Donnelley preferred stock are duly authorized, validly issued, fully paid and nonassessable. Shares of Donnelley preferred stock carry certain dividend rights, liquidation preferences, conversion rights and special voting rights and are subject to redemption both at the option of Donnelley and the holders as set forth in Donnelley’s convertible cumulative preferred stock certificate of designations filed with the Secretary of State of the State of Delaware on January 3, 2003, referred to as the certificate of designations.

Dividends
      Shares of Donnelley preferred stock earn a cumulative dividend of 8% per annum, compounded quarterly. For the period beginning on the date of issuance and ending on October 1, 2005, Donnelley could not pay cash dividends on the Donnelley preferred stock, during which period dividends accreted. As of October 1, 2005, Donnelley has the option paying dividends on the shares of Donnelley preferred stock in cash, subject to any limitations under its credit facilities, or allowing the dividends to accrete. Holders of Donnelley preferred stock have preference over holders of Donnelley common stock or any other capital stock of Donnelley to receive dividends out of Donnelley’s legally available assets when dividends are declared by the Donnelley board. No dividends may be paid to holders of Donnelley common stock until all accrued dividends have been paid to holders of Donnelley preferred stock. In addition, Donnelley may not pay a dividend to holders of Donnelley common stock without, at the same time, paying a dividend to holders of Donnelley preferred stock for the amount that the holders of preferred stock would have received as holders of Donnelley common stock on an as converted basis.

Liquidation
      Pursuant to the convertible cumulative preferred stock certificate of designations, shares of Donnelley preferred stock carry a liquidation preference over shares of Donnelley common stock and any other Donnelley capital stock. In the event of a voluntary of involuntary liquidation, dissolution or winding up the affairs of Donnelley, holders of shares of outstanding Donnelley preferred stock are entitled to be paid, out of the assets of Donnelley that are available for distribution to stockholders, an amount equal to the convertible preferred amount (as defined in the convertible cumulative preferred stock certificate of designations) prior to any distributions being made to holders of Donnelley common stock or any other capital stock of Donnelley.

Conversion
      Shares of Donnelley preferred stock, along with any accrued and unpaid dividends, are convertible into shares of Donnelley common stock at any time at a price of $24.05 per share.

Voting
      In addition to voting rights provided by applicable law, holders of shares of Donnelley preferred stock have the right to vote on all matters submitted to the a vote of Donnelley stockholders, voting together as a single class with the holders of Donnelley common stock. Each share of outstanding preferred stock is entitled to a number of votes which is equal to the number of shares of Donnelley common stock that could be obtained upon conversion of one share of outstanding Donnelley preferred stock at the then applicable conversion price (as defined in the certificate of designations). In addition, the holders of Donnelley preferred stock, voting separately as a class, are entitled to elect a total of two individuals to serve as members of the Donnelley board. Under certain circumstances set forth in the certificate of designations, the holders of Donnelley preferred stock are entitled to elect an additional director to the Donnelley board, voting together as a separate class.

Series B Cumulative Preferred Stock
      Donnelley has authorized 4,000,000 shares of series B participating cumulative preferred stock for issuance pursuant to and subject to the terms and conditions of the rights agreement. There are currently no shares of series B participating cumulative preferred stock outstanding. The series B participating cumulative preferred stock certificate of designations, filed with the Secretary of State of the State of Delaware on November 2, 1998, as amended, provides certain dividend, liquidation and voting rights to the holders of series B participating cumulative preferred stock. See “Comparison of Rights of Stockholders — Anti-Takeover Matters — Rights Plans” beginning on page 166.

COMPARISON OF RIGHTS OF STOCKHOLDERS
      As a result of the merger, holders of Dex Media common stock will become holders of Donnelley common stock. See “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 115. The rights of holders of Donnelley common stock are governed by applicable Delaware law and the provisions of Donnelley’s certificate of incorporation and bylaws.
      The following is a summary of the material differences between the rights of holders of Donnelley common stock and the rights of holders of Dex Media common stock. Because the rights of both Dex Media and Donnelley stockholders are governed by Delaware law, these differences arise principally from differences between Donnelley’s certificate of incorporation and bylaws and Dex Media’s certificate of incorporation and bylaws.
      The following does not provide a complete description of the specific rights of holders of Donnelley common stock under Donnelley’s certificate of incorporation and bylaws as compared with the rights of holders of Dex Media common stock under Dex Media’s certificate of incorporation and bylaws. This summary is qualified in its entirety by reference to the governing corporate instruments of Donnelley and Dex Media to which we have referred you. You should read those documents for a complete understanding of all of the differences between the rights of holders of Donnelley common stock and those of holders of Dex Media common stock. See “Where You Can Find More Information” beginning on page 172.
Authorized Capital Stock
      Donnelley. Donnelley’s certificate of incorporation authorizes it to issue up to 400,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.
      Dex Media. Dex Media’s certificate of incorporation authorizes it to issue up to 700,000,000 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share.
Voting Rights
      Donnelley. Under Donnelley’s certificate of incorporation, holders of Donnelley common stock are entitled to one vote per share with respect to each matter submitted to a vote of Donnelley’s stockholders, subject to special voting rights of shares of Donnelley’s serial preferred stock to vote as a single class, if any.
      Dex Media. Under Dex Media’s certificate of incorporation, holders of common stock are entitled to vote one vote per share for each share held on record for the applicable record date for all matters submitted to a vote of stockholders.
Cumulative Voting
      Donnelley. Donnelley’s certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Donnelley common stock do not have cumulative voting rights in connection with the election of directors.
      Dex Media. Dex Media’s certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Dex Media common stock do not have cumulative voting rights in connection with the election of directors.
Stockholders Meetings

Annual and Special Meetings
      Donnelley. Donnelley’s bylaws provide that the annual meeting of stockholders shall be held on such date, and at such time and place, within or without the State of Delaware, as may be designated from time to time by the Donnelley board. Special meetings of the stockholders may be held upon call of the Donnelley board, the chairman of the board, or the president at the request in writing of stockholders owning a majority of the outstanding shares entitled for vote at the meeting. Special meetings are held at such time and place, within or without the State of Delaware, as may be fixed by the Donnelley board, chairman, president or specified by the stockholders requesting the meeting.
      Dex Media. Dex Media’s bylaws provide that annual meetings of stockholders shall be held each year on a date, time and place, within or without the State of Delaware, as designated by the Dex Media board. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Dex Media board, chairman, co-chairman of the Dex Media board or president to transact business stated in the notice of the meeting. Such special meetings shall be held at such time and place, within or without the State of Delaware, as designated by the Dex Media board.

Quorum
      Donnelley. Donnelley’s bylaws provide that at all stockholders meetings a majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders.
      Dex Media. Dex Media’s bylaws provide that a majority of the shares issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business unless otherwise provided in Dex Media’s certificate of incorporation or by law.
Notice of Stockholder Meetings
      Donnelley. Donnelley’s bylaws provide that, except as otherwise provided by law and subject to waiver, notice of the time, place and purpose of every meeting of the stockholders shall be delivered personally or mailed not earlier than 60 nor less than ten days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
      Dex Media. Dex Media’s bylaws provide that whenever stockholders are required or permitted to take action at a meeting, a written notice of the meeting, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose of the meeting shall be given to each stockholder of record entitled to vote at the meeting not less than ten nor more than 60 days before the meeting.
Notice of Stockholder Business and Nominations
      Donnelley. Donnelley’s bylaws provide that no person is eligible to serve as a director unless nominated in accordance with the provisions of the bylaws. Any stockholder of record who is entitled to vote for the election of directors may nominate a director to serve on Donnelley’s board by providing proper and timely written notice of such nomination to the corporate secretary. To be timely, a stockholder’s notice must be received at the principal executive offices of Donnelley not less than 60 nor more than 90 days before the meeting; provided, however, that in the event that not more than 70 days notice or prior public disclosure of the date of the meeting is given or provided to stockholders, notice of the stockholder must be received not later than the close of business on the tenth day following the date on which such notice or public announcement is made.
      Donnelley’s bylaws provide that, to be in proper form, stockholder notices must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	as to the stockholder giving the notice,

•	the name and address, as they appear on Donnelley’s books, of such stockholder, and

•	the class and number of shares of Donnelley which are beneficially owned by such stockholder.

      At the request of the Donnelley board, any person nominated by the Donnelley board for election as a director shall furnish to the corporate secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.
      Dex Media. Dex Media’s bylaws provide that only business properly brought before annual or special meetings will be considered at the meeting. To be properly brought before a special meeting, business must be specified in a timely notice of the meeting. To be properly brought before an annual meeting, business must be specified in a timely notice of the meeting, by or at the direction of the Dex Media board, or otherwise properly requested to be brought before the meeting by a Dex Media stockholder. A proper request requires that a Dex Media stockholder of record provide timely notice of the proposed matter to the corporate secretary in writing and the matter to be considered constitutes a proper matter for stockholder action. To be timely, the notice must have been received at Dex Media’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding annual meeting; provided, however, that if the annual meeting is called for a date that is more than 30 days before or 70 days after such anniversary date, notice by the stockholder must be given not earlier than 120 days before the annual meeting and not later than 90 days before the annual meeting or the tenth day following the day on which public announcement of the meeting is first made.
      Dex Media’s bylaws provide that, to be in proper form, stockholder notices must set forth:

•	as to each person whom the stockholder proposes to nominate for election as a director,

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of Dex Media, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,

•	the name and address of such stockholder, as they appear on Dex Media’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of Dex Media which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of stock of Dex Media entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Dex Media’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.
Proxies
      Donnelley. Donnelley’s bylaws provide that each stockholder entitled to vote at any meeting may vote in person or by proxy for each share of stock held by such stockholder which has voting power upon the matter in question at the time but no proxy shall be voted on after one year from its date.

      Dex Media. Dex Media’s bylaws provide that at each meeting of the stockholders, each stockholder having the right to vote may vote in person or by proxy for each share of stock held by such stockholder which has voting power upon the matter in question at the time of the proxy but no proxy shall be voted on after three years from its date, unless the proxy provides for a duration of a longer period. All proxies must be filed with the corporate secretary at the beginning of each meeting in order to be counted in any vote at the meeting. Unless otherwise provided in the proxy and supported by sufficient interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the corporate secretary or by oral notice given by the stockholder to the presiding officer during the meeting. The presence of a stockholder who has filed a proxy shall not of itself constitute a revocation.
Actions by Written Consent
      Under Delaware law, unless the certificate of incorporation provides otherwise, any action by stockholders to be taken at a meeting of stockholders may be taken without a meeting if written consents stating the action to be taken are signed by stockholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted.
      Donnelley. Donnelley’s certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of the stockholders. However, the certificate of designations governing Donnelley preferred stock provides that the holders of Donnelley preferred stock may exercise their right to elect directors to the Donnelley board, as provided in the certificate of designations, by written consent without a meeting.
      Dex Media. Dex Media’s certificate of incorporation provides that no action that is required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be effected by written consent of its stockholders in lieu of a meeting.
Matters Relating to the Board of Directors

Number
      Donnelley. Subject to the rights of Donnelley preferred stock, if any, Donnelley’s certificate of incorporation provides for not less than three directors, the exact number of directors to be determined from time to time by resolutions adopted by the majority of the entire Donnelley board. The Donnelley board has adopted amended and restated bylaws that will become effective upon completion of the merger. The amended and restated bylaws provide, among other things, that the Donnelley board shall consist of such number of directors, not less than three and more than 13, as shall from time to time be fixed by the Donnelley board.
      Dex Media. Dex Media’s certificate of incorporation provides that subject to the rights of holders of preferred stock to elect additional directors under specific circumstances, the number of directors shall be established from time to time by the entire Dex Media board; provided, however, that the total number of directors shall not be less than seven nor more than 15 directors and that, subject to the rights of holders of preferred shares to elect additional directors, the entire Dex Media board shall not be more than 11 directors unless such greater number is approved by an affirmative vote of not less than a majority of the total voting power of the outstanding shares of capital stock entitled to vote on the election of directors generally.

Quorum
      Donnelley. Donnelley’s bylaws provide that a majority of the total number of directors shall constitute a quorum.
      Dex Media. Dex Media’s certificate of incorporation provides that the presence of a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business.

Classification of Directors
      Donnelley. Under Donnelley’s certificate of incorporation, subject to the rights of Donnelley preferred stock, if any, directors are elected by a plurality vote for a term of three years. Directors are classified into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the entire Donnelley board, with staggered three-year terms.
      Dex Media. Under Dex Media’s certificate of incorporation, directors are elected by a plurality vote for a term of three years. Directors are classified into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the entire Dex Media board, with staggered three-year terms.

Removal of Directors
      Donnelley. Subject to the rights of Donnelley preferred stock, if any, Donnelley’s certificate of incorporation and bylaws contain no provisions related to removal of directors. The Donnelley board has adopted amended and restated bylaws that will become effective upon completion of the merger. The amended and restated bylaws provide, among other things, that during the 24-month period beginning at the time of the completion of the merger, the Chairman of the Board may only be removed by the affirmative vote of at least 75% of the members of the entire Donnelley board.
      Dex Media. Dex Media’s certificate of incorporation provides that a director may be removed only for cause.

Vacancies of the Board
      Donnelley. Donnelley’s certificate of incorporation provides that vacancies on the Donnelley board shall be filled by a majority of the remaining directors, though less than a quorum, and the directors so appointed will hold office for the remainder of the term of the class to which such director was appointed and until a successor has been elected and qualified.
      Dex Media. Dex Media’s certificate of incorporation provides that any vacancy on the Dex Media board shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director of any class appointed to fill a vacancy will hold office for the remainder of the term of the class to which such director was appointed and until a successor has been elected and qualified.
Preemptive Rights
      Donnelley. Subject to the rights of Donnelley preferred stock, if any, Donnelley’s certificate of incorporation does not grant any preemptive rights.
      Dex Media. Dex Media’s certificate of incorporation does not grant any preemptive rights.
Dividends
      Donnelley. Subject to the rights of holders of Donnelley preferred stock, if any, holders of Donnelley common stock are entitled to receive dividends and distributions lawfully declared by the Donnelley board. If Donnelley liquidates, dissolves or winds up its business, whether voluntarily or involuntarily, holders of Donnelley common stock will be entitled to receive any assets available for distribution to stockholders after Donnelley has paid payment of any preferential or participating rights to which the holders of each outstanding series of serial preferred stock are entitled, if any.
      Dex Media. Subject to the rights of the holders of any preferred stock that may be outstanding, holders of Dex Media common stock are entitled to receive dividends as may be lawfully declared by the Dex Media board. If Dex Media liquidates, dissolves or winds up its business, whether voluntarily or involuntarily, holders of Dex Media common stock will be entitled to share in any distribution of Dex Media’s assets after payment of liabilities and the liquidation preference of any of Dex Media’s outstanding preferred stock.

Limitation of Personal Liability of Directors
      Donnelley. Donnelley’s certificate of incorporation provides that its directors shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent that such liability may be eliminated under the DGCL as in effect from time to time.
      Dex Media. Dex Media’s certificate of incorporation provides that the personal liability of its directors is eliminated to the fullest extent permitted under the DGCL.
Indemnification of Directors and Officers
      Donnelley. Donnelley’s certificate of incorporation provides for indemnification of Donnelley’s officers, directors, employees and agents to the fullest extent permitted by the DGCL.
      Dex Media. Dex Media’s certificate of incorporation and bylaws provide that Dex Media shall indemnify officers and directors to the fullest extent permitted by the DGCL.
Anti-Takeover Matters

Rights Plans
      Donnelley. Attached to each outstanding share of Donnelley common stock is one preferred stock purchase right. Each right provides the holder with the right to purchase, for a purchase price of $50, one one-hundredth of a share of series B participating cumulative preferred stock. The terms and conditions of the rights are set forth in the rights agreement. Rights holders, as such, do not have any rights as holders of Donnelley capital stock, including the right to vote and to receive dividends.
      Under the rights agreement, prior to the distribution date, the rights will be evidenced by the certificates evidencing the shares of common stock and cannot be transferred separately from the common stock. After the distribution date, the rights agent will mail separate certificates evidencing the rights as of the close of business on the distribution date, and these certificates may be transferred separately from the shares of common stock. The distribution date will occur on the earlier of the following:

•	the close of business on the tenth day after the stock acquisition date, which is the date of the first public announcement that any person, other than Donnelley or any of Donnelley’s subsidiaries, including any employee benefit plan of ours or any of Donnelley’s subsidiaries, has become an acquiring person by acquiring, together with certain affiliated persons, beneficial ownership of 20% or more of the outstanding shares of common stock; or

•	the close of business on the tenth business day, or such later date as may be designated by the Donnelley board, after the date of commencement of a tender or exchange offer by any person which would, if completed, result in that person becoming an acquiring person.
      In the event that, at any time after a person has become an acquiring person:

•	Donnelley is involved in a merger, consolidation or other business combination in which Donnelley is not the surviving corporation or Donnelley common stock is exchanged for other securities or assets; or

•	Donnelley and/or one or more of its subsidiaries sells or otherwise transfers, in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of Donnelley and its subsidiaries, taken as a whole, to any other person or persons, then, in each case, each right, other than rights beneficially owned by the acquiring person and certain affiliated persons, will entitle the holder, after the distribution date, to purchase, for the $50 purchase price, that number of shares of common stock of the other party to the business combination or sale having a market value of twice the purchase price.
      If any person becomes an acquiring person and neither of the events described in the preceding paragraph have occurred, each right, other than rights beneficially owned by the acquiring person and certain affiliated persons, will entitle the holder, after the distribution date, to purchase, for the $50 purchase price, that number of shares of Donnelley common stock having a market value of twice the purchase price.
      After a person has become an acquiring person, but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Donnelley common stock or the occurrence of either of the events described in the preceding paragraph, the Donnelley board may exchange all or part of the rights, other than rights beneficially owned by the acquiring person and certain affiliated persons, for shares of Donnelley common stock at an exchange ratio of one share of common stock per right.
      The Donnelley board may redeem all of the rights at a price of $0.01 per right at any time before any person becomes an acquiring person. The rights will expire at the close of business on November 6, 2008, unless earlier exchanged or redeemed.
      As long as the rights are redeemable, any provision in the rights agreement may be amended or supplemented in any respect without the approval of any holders of certificates representing shares of Donnelley common stock. At any time when the rights are no longer redeemable, the rights agreement may be amended in any respect that does not:

•	adversely affect the interests of the holders of rights as such, other than holders of rights beneficially owned by the acquiring person and certain affiliated persons,

•	cause the rights agreement to become amendable other than in accordance with this sentence, or

•	cause the rights again to become redeemable.
      The rights plan is designed to protect Donnelley’s interests and the interests of its stockholders against coercive takeover tactics. The rights plan may have the effect of deterring unsolicited takeover proposals, as the rights would cause substantial dilution to a person that attempts to acquire Donnelley on terms not approved by the Donnelley board. The rights should not interfere with any merger or other business combination that the Donnelley board approves.
      In connection with the 2002 issuance and sale of the Donnelley preferred stock and warrants to the GS Funds, the Donnelley board approved Amendment No. 2 to the rights agreement which made the provisions of the rights agreement inapplicable to the transactions contemplated by the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2005, as amended, among Donnelley and the GS Funds.
      In connection with the merger, the Donnelley board approved Amendment No. 3 to the rights agreement which made the rights agreement inapplicable to the sponsor stockholders so long as that sponsor stockholder is in compliance with terms of its respective sponsor stockholder agreement.
      The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement, as it may be amended from time to time, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference into this joint proxy statement/ prospectus. For additional information, see “Where You Can Find More Information” beginning on page 172 on how to obtain a copy of the rights agreement.
      Dex Media. Dex Media has entered into a rights agreement pursuant to which each share of Dex Media common stock has one right attached to it. Each right will entitle the holder to purchase one one-thousandth of a share of a new series of Dex Media preferred stock designated as Series A junior participating preferred stock at an exercise price set by the Dex Media board. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between Dex Media and Wachovia Bank, N.A., as the rights agent, a copy of which has been filed with the SEC.
      Rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by Dex Media.
      If any person or group, other than one involving the sponsor stockholders, acquires beneficial ownership of 15% or more of the outstanding shares of Dex Media common stock, or acquires shares representing 15% or more of the voting power of Dex Media outstanding common stock, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person (as to whom such rights will be null and void) to acquire a number of additional shares of Dex Media common stock having a market value of twice the exercise price of each right. If Dex Media is involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the rights’ exercise price.
      The exclusion of the sponsor stockholders from the “flip in” provision of the rights agreement also includes any person or their affiliates with whom the sponsor stockholders have an agreement, arrangement or understanding (other than customary underwriter agreements with respect to a public offering of securities), for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act) or disposing of any securities of Dex Media and any group (within the meaning of Rule 13d-3 of the Exchange Act).
      The rights will expire upon the tenth anniversary of the date of the rights agreement unless such date is extended or the rights are earlier redeemed or exchanged by Dex Media. At no time will the rights have any voting powers. The provisions of the rights agreement may be amended by the Dex Media board in some circumstances.
      The rights agreement is designed to protect Dex Media’s interests and the interests of its stockholders against coercive takeover tactics. The rights agreement may have the effect of deterring unsolicited takeover proposals, as the rights would cause substantial dilution to a person that attempts to acquire Dex Media on terms not approved by the Dex Media board. The rights should not interfere with any merger or other business combination that the Dex Media board approves.
      Upon completion of the merger, the rights agreement and the rights of holders of rights will be terminated.
Certain Business Combination Restrictions
      Section 203 of the DGCL protects publicly-traded Delaware corporations, such as Dex Media and Donnelley, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation. A corporation may elect not to be governed by Section 203 of the DGCL.
      Donnelley. Donnelley’s certificate of incorporation contains no provision related to Section 203 of the DGCL. Thus, Donnelley is governed by the provisions of Section 203 of the DGCL, which protects it from hostile takeovers.
      Dex Media. Dex Media’s certificate of incorporation provides that Dex Media will not be governed by Section 203 of the DGCL.
Amendments to Constituent Documents
      Delaware law provides that an amendment to a corporation’s certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that a majority of the voting power of the then outstanding capital stock of the corporation approve the amendment, although the certificate of incorporation may provide for a greater vote.
      Donnelley. Donnelley’s certificate of incorporation contains no provisions related to amendments. As such, Donnelley’s certificate of incorporation may be amended in the manner provided in the DGCL.
      Donnelley’s bylaws provide that they may be altered, amended or repealed by the Donnelley board, provided that any such alteration, amendment or new by-law adopted by the Donnelley board may be altered, amended or repealed by Donnelley’s stockholders at an annual or special meeting. The Donnelley board has adopted amended and restated bylaws that will become effective upon completion of the merger. The amended and restated bylaws provide, among other things, that certain provisions of the bylaws may be amended only by a vote of 80% of the members of the entire Donnelley board. Such provisions include,

•	for a period from the date of completion of the merger to the earlier of (A) 24 months or (B) the time that either Welsh Carson or Carlyle cease to have representation rights on the Donnelley board pursuant to the sponsor stockholders agreements, the provision establishing the number of members of the Donnelley board; and,

•	at anytime, provisions establishing committees of the Donnelley board and the appointment and qualifications of members of the committees, the appointment and qualifications of the chairman of the board and the authority and responsibility of the chief executive officer.
      Dex Media. Dex Media’s certificate of incorporation provides that the Dex Media board may amend, alter, change or repeal its certificate of incorporation in any manner prescribed by law.
      Dex Media’s bylaws provide that they may be altered, amended or repealed or new bylaws may be adopted by Dex Media’s stockholders or the Dex Media board at any regular or special meeting of the stockholders or board, respectively.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
Donnelley
      For a Donnelley stockholder proposal to be included in the proxy statement for Donnelley’s 2006 annual meeting of stockholders, Donnelley must have received it on or before November 21, 2005. Donnelley stockholders wishing to submit a proposal to be included in Donnelley’s proxy statement for future annual meetings should follow the procedures described in Rule 14a-8 of the Exchange Act and send the proposal to Donnelley’s principal executive offices: R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, Attention: Corporate Secretary.
      If a Donnelley stockholder intends to nominate members of the Donnelley board for Donnelley’s 2006 annual meeting of stockholders, under Donnelley’s bylaws, the Donnelley stockholder must make a timely notice in writing to the corporate secretary. To be timely, the notice must be delivered to or mailed and received at Donnelley’s principal executive offices of Donnelley not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by Donnelley not later than the close of business on the tenth day following the day on which the notice of the date of the meeting or the public disclosure was made. The notice must set forth all of the information described in Donnelley’s bylaws. See “Comparison of Rights of Stockholders — Notice of Stockholder Business and Nominations” beginning on page 162.
      If a Donnelley stockholder intends to propose a matter other than the nomination of a director at Donnelley’s 2006 annual meeting of stockholders but the matter will not be included in Donnelley’s proxy statement and proxy related to the 2006 annual meeting, the Donnelley stockholder must notify Donnelley by February 5, 2006 of such intention. If Donnelley does not receive the notice by that date, the notice will be considered untimely. Donnelley’s proxy for the 2006 annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which Donnelley does not receive notice by February 5, 2006. Notices should be submitted to the corporate secretary at Donnelley’s principal executive offices.
      Donnelley retains the discretion to vote proxies on a proposal filed within these deadlines provided that Donnelley includes in the proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and the proponent does not issue a proxy statement.
Dex Media
      For a Dex Media stockholder proposal to be included in the proxy statement for Dex Media’s 2006 annual meeting of stockholders, Dex Media must have received it on or before December 21, 2005. Dex Media stockholders wishing to submit a proposal to be included in Dex Media’s proxy statement for future annual meetings, if any, should follow the procedures described in Rule 14a-8 of the Exchange Act and send the proposal to Dex Media’s principal executive offices: Dex Media, Inc., 198 Inverness Drive West, Englewood, Colorado 80112, Attention: Corporate Secretary.
      If a Dex Media stockholder intends to bring matters before stockholders at Dex Media’s 2006 annual meeting of stockholders other than pursuant to the procedures in Rule 14a-8, under Dex Media’s bylaws, the Dex Media stockholder must notify Dex Media’s corporate secretary in writing not less than 90 days nor more than 120 days prior to the anniversary date of the 2005 annual meeting (between January 18, 2006 and February 17, 2006), provided that if the next annual meeting is called for a date that is more than 30 days before or 70 days after such anniversary date, the Dex Media stockholder must notify Dex Media’s corporate secretary in writing not earlier than 120 days before the annual meeting and not later than 90 days before the annual meeting or within ten days after the date that the public announcement of the date of the next annual meeting is first made. The notice must contain the specific information required by the bylaws. See “Comparison of Rights of Stockholders — Notice of Stockholder Business and Nominations” beginning on page 162.
      Dex Media retains the discretion to vote proxies on a proposal filed within these deadlines provided that Dex Media includes in the proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and the proponent does not issue a proxy statement. If the merger is completed before Dex Media’s 2006 annual meeting, Dex Media will not have a 2006 annual meeting.
LEGAL MATTERS
      The validity of the Donnelley common shares to be issued in the merger will be passed on for Donnelley by Jones Day. The material U.S. federal income tax consequences of the merger as described in “Material U.S. Federal Income Tax Consequences” beginning on page 112 will be passed upon for Donnelley by Jones Day and for Dex Media by Latham & Watkins LLP.
EXPERTS
      The consolidated financial statements of Donnelley and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this joint proxy statement/ prospectus by reference to Donnelley’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance upon the report which contains an explanatory paragraph that excludes certain elements of the internal control over financial reporting of the directory publishing business that Donnelley acquired from SBC Communications, Inc. from the assessment of Donnelley internal control over financial reporting as of December 31, 2004 of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of R.H. Donnelley Publishing & Advertising, Inc. incorporated in this joint proxy statement/ prospectus by reference to Donnelley’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The combined consolidated financial statements of the directory publishing operations of Sprint Corporation as of December 31, 2002 and for the year then ended appearing in R.H. Donnelley’s Annual Report on Form 10-K/ A for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of R.H. Donnelley APIL Inc. incorporated in this joint proxy statement/ prospectus by reference to Donnelley’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Don Tech II Partnership incorporated in this joint proxy statement/ prospectus by reference to Donnelley’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC and its subsidiary as of December 31, 2004 and for the four months ended December 31, 2004 incorporated in this joint proxy statement/ prospectus by reference to Donnelley’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.
      The financial statements of R.H. Donnelley Publishing & Advertising of Illinois Partnership as of December 31, 2004 and for the four months ended December 31, 2004 incorporated in this joint proxy statement/ prospectus by reference to Donnelley’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, have been so incorporated given on the authority of said firm as experts in auditing and accounting.
      The combined financial statements of Ameritech Publishing of Illinois, Inc. and Ameritech Publishing of Illinois Partners Partnership as of August 31, 2004 and December 31, 2003 and for the eight-month period ended August 31, 2004 and for each of the two years in the period ended December 31, 2003 appearing in R.H. Donnelley’s Annual Report on Form 10-K/A for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Dex Media, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2003, and for the period from November 9, 2002 to December 31, 2002, have been incorporated by reference herein and in the registration statement of which this joint proxy statement/ prospectus forms a part through the incorporation by reference of Dex Media’s Annual Report on Form 10-K for the year ended December 31, 2004, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary in the states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, referred to as Dex East (as more fully described in note 1 to the combined financial statements) for the period from January 1, 2002 to November 8, 2002, have been incorporated by reference herein and in the registration statement of which this joint proxy statement/ prospectus forms a part through the incorporation by reference of Dex Media’s Annual Report on Form 10-K for the year ended December 31, 2004, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      Donnelley and Dex Media file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Donnelley and Dex Media have filed with the SEC at the following SEC public reference room:
450 Fifth Street, N.W.
Washington, D.C. 20549
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
      Donnelley’s and Dex Media’s SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Donnelley’s SEC filings are also available for free to the public on Donnelley’s website, www.rhd.com, and Dex Media’s filings with the SEC are also available for free to the public on Dex Media’s website, www.dexmedia.com. Information contained on Donnelley’s website and Dex Media’s website is not incorporated by reference into this joint proxy statement/ prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/ prospectus.
      Each of Donnelley and Dex Media incorporate by reference into this joint proxy statement/ prospectus the documents listed below, and any filings Donnelley or Dex Media makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus until the date of the special meetings shall be deemed to be incorporated by reference into this joint proxy statement/ prospectus. The information incorporated by reference is an important part of this joint proxy statement/ prospectus. Any statement in a document incorporated by reference into this joint proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/ prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/ prospectus.
Donnelley SEC Filings

Commission File Number 001-07155	Period

Registration Statement on Form 8-A	Filed on November 5, 1998
Amendment to Registration Statement on Form 8-A12B/ A	Filed on September 26, 2002; Filed on October 6, 2005
Current Reports on Form 8-K	Filed on November 17, 2004 on Form 8-K/A; Filed on January 6, 2005; Filed on January 11, 2005; Filed on January 11, 2005; Filed on January 19, 2005; Filed on March 2, 2005; Filed on March 30, 2005; Filed on May 6, 2005; Filed on May 12, 2005; Filed on August 3, 2005; Filed on October 6, 2005; Filed on November 15, 2005; Filed on December 19, 2005; Filed on December 20, 2005; Filed on December 22, 2005
Annual Report on Form 10-K (as amended)	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005
Proxy Statement on Schedule 14A	Filed on March 21, 2005
      Donnelley has supplied all information contained or incorporated by reference into this joint proxy statement/ prospectus relating to Donnelley and its respective affiliates.
      You can obtain a copy of any document incorporated by reference into this joint proxy statement/ prospectus except for the exhibits to those documents from Donnelley. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Donnelley without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/ prospectus. You may obtain documents incorporated by reference into this joint proxy statement/ prospectus by requesting them in writing or by telephone from Donnelley at the following address and telephone number:
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Investor Relations
(800) 497-6329
      If you would like to request documents, please do so by January 18, 2006, to receive them before the Donnelley special meeting. If you request any of these documents from Donnelley, Donnelley will mail them to you by first-class mail, or similar means.
      You should rely only on the information contained or incorporated by reference into this joint proxy statement/ prospectus in voting your shares at the Donnelley special meeting. Donnelley has not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated December 22, 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/ prospectus to Donnelley stockholders nor the issuance of Donnelley common stock in the merger will create any implication to the contrary.

Dex Media SEC Filings

Commission File No. 001-32249	Period

Current Reports on Form 8-K	Filed on February 18, 2005; Filed on February 23, 2005; Filed on March 4, 2005; Filed on March 31, 2005; Filed on May 23, 2005; Filed on August 16, 2005; Filed on September 23, 2005; Filed on October 4, 2005; Filed on October 4, 2005; Filed on October 4, 2005; Filed on October 6, 2005; Filed on October 7, 2005; Filed on October 12, 2005; Filed on October 14, 2005; Filed on Form 8-K/A on October 18, 2005; Filed on November 7, 2005; Filed on November 18, 2005; Filed on December 6, 2005; Filed on Form 8-K/A on December 12, 2005; Filed on Form 8-K on December 20, 2005; Filed on Form 8-K/A on December 21, 2005; and Filed on December 22, 2005
Annual Report on Form 10-K	Year Ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005
Proxy Statement on Schedule 14A	Filed on April 20, 2005
      Dex Media has supplied all information contained or incorporated by reference into this joint proxy statement/ prospectus relating to Dex Media and its respective affiliates.
      You can obtain a copy of any document incorporated by reference into this joint proxy statement/ prospectus except for the exhibits to those documents from Dex Media. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by referenced are available from Dex Media without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/ prospectus. You may obtain documents incorporated by reference into this joint proxy statement/ prospectus by requesting them in writing or by telephone from Dex Media at the following address and telephone number:
Dex Media, Inc.
198 Inverness Drive West
Englewood, Colorado 80112
Attention: Investor Relations
(303) 784-2900
      If you would like to request documents, please do so by January 18, 2006, to receive them before the Dex Media special meeting. If you request any of these documents from Dex Media, Dex Media will mail them to you by first-class mail, or similar means.
      You should rely only on the information contained or incorporated by reference into this joint proxy statement/ prospectus in voting your shares at the Dex Media special meeting. Dex Media has not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated December 22, 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/ prospectus to Dex Media stockholders nor the completion of the merger will create any implication to the contrary.
OTHER MATTERS
      Neither Donnelley or Dex Media is aware of any matters to be presented at the respective special meetings, other than as set forth in this joint proxy statement/ prospectus.

ANNEX A
AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 3, 2005, by and among Dex Media, Inc., a Delaware corporation (the “Company”), R.H. Donnelley Corporation, a Delaware corporation (“Parent”), and Forward Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS:
      A. The Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to enter into a business combination pursuant to the terms and subject to the conditions set forth herein, and have approved this Agreement and the Merger;
      B. This Agreement contemplates (1) the merger of the Company with and into Merger Sub (the “Merger”) and (2) the conversion of the capital stock of the Company into the right to receive cash and capital stock of Parent;
      C. For federal income tax purposes, it is intended that the Merger qualify as a “reorganization” and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder;
      D. It is intended that Parent will be treated as the acquiring entity for accounting purposes;
      E. As an inducement and condition to Parent’s entering into this Agreement, Parent and certain stockholders of the Company (collectively, the “Company Sponsors”) are entering into (1) support agreements pursuant to which, among other things, the Company Sponsors have agreed to vote in favor of the adoption of this Agreement (the “Company Sponsors Support Agreements”) and (2) stockholders agreements (the “Sponsor Stockholders Agreements”), effective as of the Effective Time, providing for certain rights of the Company Sponsors;
      F. In connection with the parties entering into this Agreement, Parent, R.H. Donnelley Inc. and certain investment partnerships affiliated with The Goldman Sachs Group, Inc. (collectively, the “GS Funds”) are entering into an agreement pursuant to which, among other things, the GS Funds have agreed to vote in favor of the issuance of the Parent Shares in the Merger (the “GS Support Agreement”); and
      G. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
      NOW, THEREFORE, the parties agree as follows:
ARTICLE I. THE MERGER
      1.1     The Merger. Subject to the terms of this Agreement and the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      1.2     Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).
      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the DGCL.

      1.4     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub, attached hereto as Exhibit A and Exhibit B, respectively, will be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with applicable Law.
      1.5     Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      1.6     Bylaws of the Parent. At the Effective Time, the Bylaws of Parent will be amended and restated in the form attached hereto as Exhibit C.
      1.7     Tax Consequences. It is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and (iii) the Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
      1.8     Headquarters. The headquarters of Parent will be in Raleigh, North Carolina. The parties expect to maintain a significant operating presence in Denver, Colorado.
      1.9     Certain Executive Officers of Parent and Other Matters. Immediately following the Effective Time, the individuals set forth on Exhibit D will have the executive officer positions at Parent as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other matters with respect to Parent following the Effective Time are set forth on Exhibit D.
      1.10     Parent Board. Effective as of the Effective Time, (i) the Parent Board shall be composed of 13 directors, consisting of (A) Parent’s Chief Executive Officer, (B) six individuals designated by Parent from among the members of the Parent Board prior to the Effective Time (at least five of whom shall be independent under the New York Stock Exchange (the “NYSE”) rules and regulations), (C) the Chief Executive Officer of the Company immediately prior to the Effective Time, (D) one designee of each Company Sponsor, pursuant to the terms of the Sponsor Stockholders Agreements, and (E) three individuals designated by the Company from among the members of the Company Board prior to the Effective Time, each of whom shall be independent under the NYSE rules and regulations and not affiliated with any Company Sponsor (with the individuals described in clauses (C) through (E) being referred to as the “Company Directors”), (ii) two Company Directors shall have been assigned to each of the three classes of directors on the Parent Board; provided, however, that three Company Directors may be elected to the class of Parent directors whose term expires in 2008 (with the remaining directors spread as evenly as possible among the other two classes) and the Company will designate the individuals to be assigned to each class in accordance with the foregoing, and (iii) the Presiding Director (as defined in the Parent Bylaws) shall be an individual designated by Parent from among the members of the Parent Board prior to the Effective Time who shall be independent under the NYSE rules and regulations.
ARTICLE II. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
      2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Cancellation of Certain Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding and owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or of the Company (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the “Company Shares”) and each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto.

(b) Shares of Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Conversion of Company Common Stock. Each Company Share (other than any Company Shares canceled pursuant to Section 2.1(a)) will be canceled and converted automatically, subject to adjustment in accordance with this Section 2.1 and Section 2.2, into the right to receive (i) $12.30 in cash (the “Cash Consideration”) and (ii) 0.24154 of a share of common stock (the “Exchange Ratio”), par value $1.00 per share (“Parent Shares”), of Parent (the “Stock Consideration,” together with the Cash Consideration, the “Merger Consideration”), in each case payable upon surrender, in the manner provided in Section 2.2, of the certificate that formerly evidenced such Company Share.

(d) Anti-Dilution Provisions. In the event either Parent or the Company (i) changes (or establishes a record date for changing) the number of shares of its capital stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of its capital stock), extraordinary dividends, stock combination, recapitalization, reclassification, reorganization, combination, exchange of shares or similar transaction or like change with respect to shares of its capital stock or (ii) pays or makes an extraordinary dividend or distribution in respect of shares of its capital stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor is prior to the Effective Time, the Merger Consideration will be proportionately adjusted. Cash dividends and increases thereon, the purchase referred to in Section 6.15 and redemptions not prohibited by Sections 5.2(c) and 5.3(c) of this Agreement will not be considered extraordinary for purposes of the preceding sentence.

      2.2     Exchange of Certificates and Cash Consideration. (a) Exchange Agent. Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Parent Shares issuable pursuant to Section 2.1, and cash, from time to time as required to make payments in respect of the Cash Consideration and payments in lieu of any fractional shares pursuant to Section 2.2(e) (such cash and certificates for Parent Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Parent Shares and cash payments contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(f), the Exchange Fund will not be used for any other purpose.
      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.1(c): (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, (i) the holder of such Certificate will be entitled to receive in exchange therefor (A) a certificate representing that number of whole Parent Shares which such holder has the right to receive in respect of the Company Shares formerly represented by such Certificate (after taking into account all Company Shares then held by such holder), if any, (B) cash in respect of the Cash Consideration to be received by such holder, if any, (C) cash in lieu of any fractional Parent Shares to which such holder is entitled pursuant to Section 2.2(e), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (such items described in clauses (A) — (D), the “Delivered Items”), and (ii) the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company

Shares that is not registered in the transfer records of the Company, the Delivered Items may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Delivered Items.
      (c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder pursuant to Section 2.2(e), until the holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Share to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Shares.
      (d) No Further Rights in Company Common Stock. All Merger Consideration issued upon conversion of the Company Shares in accordance with the terms hereof (together with cash paid pursuant to Section 2.2(c) or Section 2.2(e)) will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, including any “Rights” under the Company Rights Agreement.
      (e) No Fractional Shares. No certificate or scrip representing fractional Parent Shares will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of full Parent Shares delivered to the Exchange Agent by Parent for issuance to holders of Certificates over (ii) the aggregate number of full Parent Shares to be distributed to holders of Company Common Stock (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Company Common Stock will sell the Excess Shares at then prevailing prices on the NYSE all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE and will be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders. Parent will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares and the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to such holders of Company Common Stock, subject to and in accordance with the terms of Sections 2.2(b) and (c).
      (f) Termination of Exchange Fund and Additional Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares for one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II will thereafter look only to Parent for the Delivered Items. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
      (g) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation will be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
      (h) Withholding Rights. Each of the Surviving Corporation and Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, options to purchase shares of Company Common Stock (a “Company Stock Option”) or other awards based on Company Common Stock (the “Company Stock-Based Awards”), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Stock Options or Company Stock-Based Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent or the Surviving Corporation to the appropriate governmental authority on a timely basis.
      (i) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Delivered Items.
      2.3     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates will cease to have any rights with respect to such Company Shares, except as provided in this Agreement or by Law. On or after the Effective Time, subject to, with respect to the relevant holders of Company Shares, their delivery of the Certificates required by Section 2.2 of this Agreement, any Certificates presented to the Exchange Agent or Parent for any reason will be converted into the Delivered Items.
      2.4     Company Options; Other Company Stock-Based Awards. (a) As soon as practicable following the date of this Agreement, the Company will take such actions so that the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans (as identified on Section 3.11(a) of the Company Disclosure Schedule) adopts such resolutions and takes such other actions (including obtaining any required consents) as may be required to provide that each Company Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, at the Effective Time, be converted into an option to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by 0.43077 (the “Stock Exchange Ratio”) (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock under such Company Stock Option divided by the Stock Exchange Ratio (rounded up to the nearest whole cent), and otherwise having the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (each, a “Company Rollover Option”). Notwithstanding the foregoing, the Company may adjust the conversion described in this Section 2.4(a) by modifying the exercise price per share of Parent Common Stock and may take such actions as may be necessary or appropriate to comply with Section 409A of the Code and to preserve the intended tax treatment of the Company Rollover Options; provided, however, that in no event shall any such adjustment to the conversion described in this Section 2.4(a) increase the aggregate number of shares of Parent Common Stock subject to the Company Rollover Options without the prior written consent of Parent.

      (b) The Company will take all actions necessary to ensure that all restrictions and limitations on vesting, transfer and exercise and all risk of forfeiture and rights of repurchase with respect to Company Stock Options, shares of Company Common Stock and other Company Stock-Based Awards, to the extent not already lapsed as of the Effective Time, will remain in full force and effect with respect to such Company Stock Options, shares of Company Common Stock and other Company Stock-Based Awards after giving effect to the Merger and their conversion into Company Rollover Options, shares of Parent Common Stock and awards denominated in Parent Common Stock, except to the extent required by the terms of such Company Stock Options and Company Stock-Based Awards Benefit Plan or pursuant to any Company Benefit Plan as in effect on the date hereof and except as set forth on Section 2.4(b) of the Company Disclosure Schedule.
      (c) Parent will prepare and file with the Securities and Exchange Commission (the “SEC”), and use reasonable best efforts to cause to be effective prior to or at the Effective Time, a registration statement on Form S-8 (or another appropriate form) registering under the Company Stock Plans all shares of Parent Common Stock subject to the Company Rollover Options and the Company Stock-Based Awards which survive the Effective Time and become denominated in the form of Parent Common Stock. Such registration statement will be kept effective (and the current status of the prospectus or prospectuses required thereby will be maintained) as long as any Company Rollover Options and Company Stock-Based Awards remain outstanding.
      2.5     Appraisal Rights/Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration payable to No Election Shares. Such stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Company Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262, will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Company Shares. Notwithstanding anything to the contrary contained in this Section 2.5, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the appraised value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease.
      (b) The Company will give Parent (i) prompt (and in any event prior to the Effective Time) notice of any demands for appraisal received by the Company, and prompt notice of any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2005 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Company SEC Reports”), and prior to the close of business on September 30, 2005 (the “Measurement Date”), but excluding any risk factor disclosure contained in any such Company SEC Report under the heading “Risk Factors” or “Forward-Looking Information,” or (y) the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company), the Company represents and warrants to Parent as follows:
      3.1     Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any change, effect, event, occurrence or state of facts that has had or would be reasonably expected to have a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (B) changes in or relating to the industries in which such party operates or the markets for any of such party’s products or services in general, which changes in the case of clauses (A) and (B) do not affect such party to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) the ability of such party to consummate the transactions contemplated by this Agreement in the manner contemplated hereby.
      (b) True and complete copies of the Second Amended and Restated Certificate of Incorporation of the Company, as amended through, and as in effect as of, the date of this Agreement (including any certificates of designation thereto) (the “Company Charter”), and the Amended and Restated By-laws of the Company, as amended through, and as in effect as of, the date of this Agreement (the “Company Bylaws”), have previously been made available to Parent.
      (c) Each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      3.2     Capitalization. (a) As of the date of this Agreement, the authorized Company capital stock consists of (i) 700,000,000 shares of Company Common Stock of which, as of the Measurement Date, 150,508,492 shares were issued and outstanding, and (ii) 200,000 shares of Company Series A junior participating preferred stock, par value $0.01 per share, of which, as of the Measurement Date, no shares were issued and outstanding (the “Company Series A Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of the Measurement Date, no shares of Company Capital Stock were held in the Company’s treasury. As of the Measurement Date, no shares of Company Capital Stock were reserved for issuance except for 4,821,858 shares of Company Common Stock reserved for issuance upon the exercise of Company Stock Options or Company Stock-Based Awards issued or issuable pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Company Disclosure Schedule (the “Company Stock Plans”). All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in the last sentence of this Section 3.2(a), or pursuant to this Agreement and the Company Stock Plans, there are no outstanding shares of capital stock or other voting securities of the Company, and the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, preemptive rights, redemption obligations or agreements of any character calling for the purchase, issuance or registration of any shares of the Company’s capital stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company’s capital stock. Section 3.2(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option and Company Stock-Based Award outstanding as of the date of this Agreement, as applicable: (i) the name of the recipient; (ii) the number of shares of Company Common Stock subject to such Company Stock Option or Company Stock-Based Award; (iii) the exercise, purchase or grant price; (iv) the date of grant; (v) the applicable vesting schedule; (vi) the date of expiration; (vii) the type of such awards and the Company Stock Plans under which such Company Stock Options or Company Stock-Based Awards were issued; and (viii) whether the exercisability of such Company Stock Option or Company Stock-Based Award will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of such acceleration. From and after the Measurement Date through the date hereof, the Company has not issued or awarded any Company Capital Stock, Company Stock Options or Company Stock-Based Awards (other than upon the exercise or satisfaction of Company Stock Options or Company Stock-Based Awards or the conversion of convertible securities, in each case outstanding as of the Measurement Date).
      (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Company Voting Debt”) are issued or outstanding.
      (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than for Taxes that are not yet due (“Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of the Company Subsidiaries, as of the date of this Agreement, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) “Person” means an individual, a corporation, a partnership, an association, a joint stock company, a business trust or an unincorporated organization, (ii) “Subsidiary,” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and the terms “Company Subsidiary” and “Parent Subsidiary” will mean any Subsidiary of the Company or Parent, respectively, and (iii) “Substantial Investment,” when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $5 million, directly or indirectly, in any Person.
      3.3     Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). The Company Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, has resolved to recommend that holders of Company Common Stock vote in favor of the adoption of this Agreement and has directed that this Agreement be submitted to the Company’s stockholders for adoption, and the Merger be submitted to the Company’s stockholders for approval, at a duly held meeting of such stockholders (the “Company Stockholders Meeting”), and, except for the adoption of this Agreement and the approval of the Merger at such meeting by the affirmative vote of the holders of a majority of the Company Shares issued an outstanding and entitled to vote thereon (“Company Stockholder Approval”), no other corporate proceedings on the part of the Company or vote by the holders of any class or series of Company Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).
      (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) assuming that the Company Stockholder Approval is obtained, violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a “Law” and collectively, “Laws”) applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      3.4     Consents and Approvals. Except for (i) the filing with the SEC of a Joint Proxy Statement in definitive form relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent capital stock pursuant to this Agreement, (v) the Company Stockholder Approval and Parent Stockholder Approval, and (vi) the consents or approvals listed in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.
      3.5     Reports. The Company and each of the Company Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since July 22, 2004 with (i) the SEC, (ii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10), and (iii) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10) (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in each case under clauses (ii) and (iii) where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Company SEC Report, as of the date of such Company SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since July 22, 2004, as of their respective dates, all Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder with respect thereto.
      3.6     Financial Statements. The Company has previously made available to Parent copies of (i) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2004 and 2003, the related consolidated statements of operations and cash flows for the years ended December 31, 2004 and December 31, 2003 and for the periods from November 9 to December 31, 2002 and January 1 to November 8, 2002, and the related consolidated statements of changes in stockholders’ equity and comprehensive loss for the years ended December 31, 2004 and December 31, 2003 and for the period from November 9 to December 31, 2002, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the “Company 2004 10-K”), filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the “Audited Company Financial Statements”), and (ii) the unaudited condensed consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2005 and the related condensed consolidated statements of operations and cash flows for the six-month periods ended June 30, 2005 and 2004, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the “Company 10-Q”) (such balance sheets and statements, the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries for the respective periods therein set forth, subject in the case of the Unaudited Company Financial Statements to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on the Company.
      3.7     Advisors’ Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Lehman Brothers Inc. and Merrill Lynch & Co. (the “Company’s Advisors”), which firms the Company retained pursuant to engagement letters, copies of which have been provided to Parent.
      3.8     Absence of Certain Changes or Events. (a) Since June 30, 2005, no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (b) From June 30, 2005, through the date hereof, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such section been in effect since June 30, 2005.
      (c) The aggregate amount of payments permitted to be made under the restricted payments covenant under each of the indentures governing the notes of the Company and Dex Media West, LLC is at least $450 million and $200 million, respectively.
      3.9     Legal Proceedings. (a) None of the Company or any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      (b) There is no Injunction, judgment, or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      3.10     Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement taking into account any extensions of time within which to file such Tax Returns (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of the Company or the Company Subsidiaries other than Liens for Taxes that are not yet due and payable; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) the Company and the Company Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries).
      (b) Within the past five years, neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
      (c) Neither the Company nor any of the Company Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the knowledge of the Company, the Company has disclosed to Parent all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of the Company Subsidiaries has been a party.
      (d) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any person other than the Company or the Company Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
      (e) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (except consistent with its treatment of such items in Tax Returns for prior periods) as a result of any (i) change in method of accounting, (ii) agreement with a Tax authority relating to Taxes, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Effective Time, (iv) the completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law), or (v) prepaid amount received prior to the Effective Time.

      (f) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and the term “Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any taxing authority (whether or not a payment is required to be made with respect to such filing).
      3.11     Employees. (a) As of the date of this Agreement, the Company Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by the Company or any Company Subsidiary (or required to be maintained or contributed to by the Company or any Company Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, the Company and the Company Subsidiaries or with respect to which the Company or the Company Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the “Company Benefit Plans”).
      (b) The Company has heretofore made available to Parent true and complete copies of (i) each written Company Benefit Plan, (ii) the actuarial report for each Company Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for each Company Benefit Plan, (iv) the current summary plan description of each Company Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (v) a copy of the description of each Company Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Company Benefit Plan, and (vii) the annual report for each Company Benefit Plan (if applicable) for each of the last three years.
      (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA) (a “Welfare Plan”) provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (a “Company ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to the Company, the Company Subsidiaries or any Company ERISA Affiliate of incurring a liability thereunder, (vi) no Company Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code), (vii) none of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other Person, including any fiduciary, has engaged in a transaction in connection with which the Company, the Company Subsidiaries or any Company Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by the Company or the Company Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since December 31, 2004, no Company Benefit Plan has been amended or modified in any material respect or adopted or terminated.
      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in the Surviving Corporation or any of its Subsidiaries being liable for any payment or benefit (including non-deductible employee remuneration (described in Section 162(m) of the Code), severance, retention, stay-put, change of control, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, the Company or any of the Company Subsidiaries from the Company or any of the Company Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Company Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Company Stock Option or Company Stock-Based Award) or result in any breach of or default under any Company Benefit Plan.
      (e) (i) There are no controversies relating to or arising out of a collective bargaining relationship between the Company or any Company Subsidiary and any union pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) to the knowledge of the Company, as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees that would, individually or in the aggregate, have a Material Adverse Effect on the Company, (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary (including any obligation that the Company or any Company Subsidiary can, will or may have in connection with a sale, merger or any other like transaction) that would individually or in the aggregate, have a Material Adverse Effect on the Company, and there are no material grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract that would, individually or in the aggregate, have a Material Adverse Effect on the Company, (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on the Company, and (v) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof by any union or significant group of union workers, by or with respect to any employees of the Company or any Company Subsidiary.
      (f) The Company and each Company Subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person that would, individually or in the aggregate, have a Material Adverse Effect on the Company.
      3.12     Internal Controls. The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
      3.13     Compliance with Laws; Licenses. The businesses of each of the Company and the Company Subsidiaries have been conducted in compliance with all Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary is in possession of all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses”) necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As of the date of this Agreement, no suspension or cancellation of any such License is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, any such License, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
      3.14     Certain Contracts. (a) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a

“material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been made available to Parent prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company or, upon consummation of the Merger, will materially restrict the ability of Parent following the Effective Time to engage in any line of business material to the Company or, to the knowledge of the Company, Parent, (iii) with or to a labor union or guild (including any collective bargaining agreement) except for the Agreement, effective as of May 16, 1998, between the International Brotherhood of Electrical Workers, AFL-CIO, Local 1269 and the Company, and the Agreement for Clerical, Production and Sales Employees, effective October 16, 2003, between the Communications Workers of America and Dex Media East, LLC, or (iv) a credit agreement or indenture to which the Company or any Company Subsidiary is a party, guarantor or by which any of them is bound and pursuant to which Indebtedness in excess of $5,000,000 of the Company and/or any Company Subsidiary is outstanding. Each contract, arrangement, commitment or understanding of the type described in clauses (i), (ii), (iii) and (iv) of this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule or made available to Parent in the case of clause (i), is referred to as a “Company Contract,” and neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      (b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or the applicable Company Subsidiary, as applicable, and is in full force and effect, (ii) the Company and each of the Company Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Company Subsidiaries under any such Company Contract.
      (c) None of the confidentiality agreements or standstill agreements the Company has entered into with a third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on the Company or any Company Subsidiary or, after the Effective Time, the Parent or any Parent Subsidiary.
      3.15     Agreements with Regulatory Agencies. Neither the Company nor any of the Company Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Regulatory Agency or other Governmental Entity (other than a taxing authority, which is covered by Section 3.10), other than those of general application that apply to similarly situated directory publication companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
      3.16     Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Company’s condensed consolidated balance sheet or disclosed in the notes to the Unaudited Company Financial Statements, in each case included in the Company 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, since such date, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      3.17     Environmental Liability. There are no pending or, to the knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Company Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, permit or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Company Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      3.18     Real Property.
      (a) Neither the Company nor any Company Subsidiary owns any parcel of real property that is material to the business of the Company and the Company Subsidiaries, taken as a whole.
      (b) Section 3.18(b) of the Company Disclosure Schedule lists by address each material parcel of real property leased or subleased by the Company or any Company Subsidiary that is currently used in and material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the “Company Leased Properties”), and any material guaranty given by the Company or any Company Subsidiary in connection therewith. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Company Leased Properties, free and clear of all Liens, except (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or as have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, “Permitted Liens”). Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of the Company Subsidiaries has the right to the use and occupancy of the Company Leased Properties, subject to the terms of the applicable leases and subleases relating thereto and Permitted Liens.
      3.19     State Takeover Laws; Company Rights Agreement. (a) The Company Board has approved this Agreement, the Company Sponsors Support Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions the restrictions set forth in Section 203 of the DGCL, and, to the knowledge of the Company, there are no other similar “takeover” or “interested stockholder” law applicable to the transactions contemplated by this Agreement (any such laws, “Takeover Statutes”).
      (b) The Company has taken all action, if any, necessary or appropriate so that (i) the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any “Rights” under the Rights Agreement (the “Company Rights Agreement”), dated as of July 27, 2004, between the Company and Wachovia Bank, N.A., (ii) neither Parent nor any of its affiliates is or will become an “Acquiring Person” under the Company Rights Agreement, (iii) neither a “Distribution Date” or “Shares Acquisition Date” under the Company Rights Agreement will occur by reason of the approval, execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, and (iv) that the Company Rights Agreement will terminate upon consummation of the Merger.
      3.20     Intellectual Property.
      (a) Section 3.20(a) of the Company Disclosure Schedule lists all material (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof,

(iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are that are owned by the Company or any of the Company Subsidiaries and are material to the business of the Company and the Company Subsidiaries, taken as a whole. Except as disclosed in Section 3.20(a) of the Company Disclosure, with respect to each item that is required to be identified therein: (A) the Company or the applicable Company Subsidiary is the sole owner and possesses all material right, title and interest in and to the item in the listed country or jurisdiction, free and clear of any Liens, the absence of such interest which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect of the Company and (B) neither the Company nor any Company Subsidiary has received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of the item in the listed country or jurisdiction that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      (b) Except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing or misappropriating any material Intellectual Property rights of third parties in connection with the operation of the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand or notice during the past two years (or earlier, if not resolved) alleging any such infringement or misappropriation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, during the past two years (or earlier, if not resolved) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any Company Subsidiary which interference, infringement, misappropriation or conflict would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Intellectual Property” means (i) all inventions, all patents and patent applications, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names and domain names and all registrations of and applications to register the foregoing, (iii) all copyrightable works, all copyrights and all registrations of and applications to register the foregoing, (iv) all trade secrets, know how and confidential business information, and (v) all other proprietary rights that are, in the case of clauses (i) through (v), material to the business of the Company and the Company Subsidiaries, taken as a whole.
      (c) The Company’s and the Company Subsidiaries’ use and dissemination of any data and information concerning users of their web sites is in compliance with all applicable privacy policies, terms of use, and Laws, the violation of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The transactions contemplated hereunder will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination or transfer of such data or information, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      3.21     Reorganization. As of the date of this Agreement, the Company is not aware of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
      3.22     Opinions. Prior to the execution of this Agreement, the Company has received opinions from Lehman Brothers Inc. and Merrill Lynch & Co., copies of which have been or will promptly be provided to Parent, to the effect that as of the date thereof and based upon and subject to the matters set forth therein the Merger Consideration to be received by holders of Company Common Stock is fair from a financial point of view to such holders. Such opinions have not been amended or rescinded as of the date of this Agreement.
      3.23     Company Information. The information relating to the Company and the Company Subsidiaries that is provided by the Company or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
      3.24     Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any of the Company’s affiliates (other than wholly owned Company Subsidiaries), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (the “Company S-K 404 Arrangements”).
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Except as disclosed in (x) a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2005 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”) and prior to the Measurement Date, but excluding any risk factor disclosure contained in any such Parent SEC Report under the heading “Risk Factors” or “Forward-Looking Statements,” or (y) the disclosure letter (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, however, that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on Parent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
      4.1     Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      (b) True and complete copies of the Restated Certificate of Incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement (including any certificates of designation thereto) (the “Parent Charter”), and the Amended and Restated By-Laws of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Parent Bylaws”), have previously been made available to the Company.
      (c) Each Parent Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      4.2     Capitalization. (a) As of the date of this Agreement, the authorized Parent capital stock consists of (i) 400,000,000 shares of Parent common stock, of which, as of the Measurement Date, 31,856,812 shares were issued and outstanding (the “Parent Common Stock”), (ii) 10,000,000 shares of Parent Convertible Cumulative Preferred Stock, of which, as of the Measurement Date, 100,301 shares were issued and outstanding (the “Parent Convertible Preferred Stock”), and (iii) 400,000 shares of Series B Participating Cumulative Preferred Stock, of which, as of the Measurement Date, no shares were issued and outstanding (the “Series B Preferred Stock”

and, together with the Parent Common Stock and the Parent Convertible Preferred Stock, the “Parent Capital Stock”). As of the Measurement Date, no more than 19,765,082 shares of Parent’s capital stock were held in Parent’s treasury. As of the Measurement Date, no shares of Parent Capital Stock were reserved for issuance except for (i) 5,249,895 shares of Parent Common Stock reserved for issuance upon the exercise of Parent Stock Options or for other awards based on Parent Common Stock (the “Parent Stock-Based Awards”) issued or issuable pursuant to the Parent Stock Plans, (ii) 6,000,000 shares of Parent Common Stock reserved for issuance upon conversion of shares of Parent Convertible Preferred Stock, and (iii) 1,650,000 shares of Parent Common Stock reserved for issuance upon exercise of the Warrant Agreements, dated as of November 25, 2002 and January 3, 2003, among Parent and the GS Funds. All of the issued and outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in the last sentence of this Section 4.2(a), or pursuant to this Agreement, the Registration Rights Agreement, dated as of November 25, 2002, among Parent and the GS Funds, the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, among Parent and the GS Funds, as amended, the Parent Stock Plans and the Parent Charter, there are no outstanding shares of capital stock, securities convertible into shares of Parent Common Stock or other voting securities of Parent, and Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, preemptive rights, redemption obligations or agreements of any character calling for the purchase, issuance or registration of any shares of Parent’s capital stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent’s capital stock. From and after the Measurement Date through the date hereof, Parent has not issued or awarded any Parent Capital Stock, Parent Stock Options or Parent Stock-Based Awards (other than upon the exercise or satisfaction of Parent Stock Options or Parent Stock-Based Awards or the conversion of convertible securities, in each case outstanding as of the Measurement Date).
      (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote (“Parent Voting Debt”) are issued or outstanding.
      (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary. Except for the capital stock or other equity ownership interests of the Parent Subsidiaries, as of the date of this Agreement, Parent does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment.
      4.3     Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”). The Parent Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders, has resolved to recommend that holders of Parent Common Stock vote in favor of the approval of this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby and has directed that this Agreement and the Sponsor Stockholders Agreements be submitted to Parent’s stockholders for approval at a duly held meeting of such stockholders (the “Parent Stockholders Meeting”), and, except for (i) the approval of this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby by the affirmative vote of stockholders of Parent having the majority of the voting power present in person or represented by proxy at the Parent Stockholders Meeting or any adjournment or postponement thereof (assuming that the total vote cast on the proposal represents a majority in interest of all outstanding shares of Parent

Common Stock entitled to vote) (the “Parent Stockholder Approval”), and (ii) the adoption of this Agreement and the approval of the Merger by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or vote by the holders of any class or series of Parent Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).
      (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement will (i) violate any provision of the Parent Charter or the Parent Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or any Law applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      4.4     Consents and Approvals. Except for (i) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (iii) any notices or filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent capital stock pursuant to this Agreement, (v) the Parent Stockholder Approval and Company Stockholder Approval, and (vi) the consents or approvals listed in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated by this Agreement.
      4.5     Reports. Parent and each of the Parent Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No Parent SEC Report, as of the date of such Parent Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder with respect thereto.
      4.6     Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated balance sheet of Parent at December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) for the three years ended December 31, 2004, as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the “Parent

2004 10-K”), filed with the SEC under the Exchange Act, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Parent (such balance sheets and statements, the “Audited Parent Financial Statements”), and (ii) the unaudited consolidated balance sheet of Parent at June 30, 2005 and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the six-month ended June 30, 2005 and 2004, as reported in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, including any amendments thereto filed with the SEC prior to the Measurement Date (collectively, the “Parent 10-Q”) (such balance sheets and statements, the “Unaudited Parent Financial Statements” and, together with the Audited Parent Financial Statements, the “Parent Financial Statements”). The consolidated balance sheets of Parent (including the related notes, where applicable) included in the Parent Financial Statements fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof, and the other financial statements included in the Parent Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows (and in the case of the Audited Parent Financial Statements, changes in stockholders’ equity) of Parent and the Parent Subsidiaries for the respective periods therein set forth, subject in the case of the Unaudited Parent Financial Statements to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Parent Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the knowledge of Parent, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on Parent.
      4.7     Advisors’ Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than JP Morgan Securities Inc. and Bear, Stearns & Co. Inc.
      4.8     Absence of Certain Changes or Events. (a) Since June 30, 2005, no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
      (b) From June 30, 2005 through the date hereof, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.3 had such section been in effect since June 30, 2005.
      4.9     Legal Proceedings. (a) None of Parent or any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Parent or any of the Parent Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      (b) There is no Injunction, judgment, or regulatory restriction imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any of the Parent Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      4.10     Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent: (i) Parent and the Parent Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement taking into account any extension of time within which to file such Tax Returns (all such returns being accurate and complete in all material respects) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Parent or the Parent Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any of the Parent Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Parent and the Parent Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Parent nor any of the Parent Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and the Parent Subsidiaries).
      (b) Within the past five years, neither Parent nor any of the Parent Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
      (c) Neither Parent nor any of the Parent Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law). To the knowledge of Parent, Parent has disclosed to the Company all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law) to which it or any of the Parent Subsidiaries has been a party.
      (d) Neither Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any person other than the Parent or the Parent Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
      (e) Neither Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (except consistent with its treatment of such items in Tax Returns for prior periods) as a result of any (i) change in method of accounting, (ii) agreement with a Tax authority relating to Taxes, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Effective Time, (iv) the completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law), or (v) prepaid amount received prior to the Effective Time.
      4.11     Employees. (a) As of the date of this Agreement, the Parent Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Parent or any Parent Subsidiary (or required to be maintained or contributed to by Parent or any Parent Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Parent and the Parent Subsidiaries or with respect to which Parent or the Parent Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the “Parent Benefit Plans”).
      (b) Parent has heretofore made available to the Company true and complete copies of (i) each written Parent Benefit Plan, (ii) the actuarial report for each Parent Benefit Plan (if applicable) for each of the last three years, (iii) the most recent determination letter from the IRS (if applicable) for each Parent Benefit Plan, (iv) the current summary plan description of each Parent Benefit Plan that is subject to ERISA, (v) a copy of the description of each Parent Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) a summary of the material terms of each unwritten Parent Benefit Plan, and (vii) the annual report for each Parent Benefit Plan (if applicable) for each of the last three years.
      (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Parent Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iv) no Parent Benefit Plan that is a Welfare Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Parent or the Parent Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (D) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Parent, the Parent Subsidiaries or any trade or business, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 414(b), 414(c) or 414(m) of the Code or Section 4001(b) of ERISA (a “Parent ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to Parent, the Parent Subsidiaries or any Parent ERISA Affiliate of incurring a liability thereunder, (vi) no Parent Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code), (vii) none of Parent or the Parent Subsidiaries or, to the knowledge of Parent, any other Person, including any fiduciary, has engaged in a transaction in connection with which Parent, the Parent Subsidiaries or any Parent Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of Parent, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Parent or the Parent Subsidiaries as of the Effective Time with respect to each Parent Benefit Plan in respect of current or former plan years have been paid in accordance with Section 412 of the Code or accrued in accordance with GAAP (as applicable) and (x) since December 31, 2004, no Parent Benefit Plan has been amended or modified in any material respect or adopted or terminated.
      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in the Surviving Corporation or any of its Subsidiaries being liable for any payment or benefit (including non-deductible employee remuneration (described in Section 162(m) of the Code), severance, retention, stay-put, change of control, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, Parent or any of the Parent Subsidiaries from Parent or any of the Parent Subsidiaries under any Parent Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Parent Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Parent Stock Option or Parent Stock-Based Award) or result in any breach of or default under any Parent Benefit Plan.
      (e) (i) There are no controversies relating to or arising out of a collective bargaining relationship between Parent or any Parent Subsidiary and any union pending or, to the knowledge of Parent, threatened between Parent or any Parent Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Material Adverse Effect on Parent, (ii) to the knowledge of Parent, as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees that would, individually or in the aggregate, have a Material Adverse Effect on Parent, (iii) neither Parent nor any Parent Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary (including any obligation that Parent or any Parent subsidiary can, will or may have in connection with a sale, merger or any other like transaction) that would, individually or in the aggregate, have a Material Adverse Effect on the Company, and there are no material grievances outstanding against Parent or any Parent Subsidiary under any such agreement or contract that would, individually or in the aggregate, have a Material Adverse Effect on Parent, (iv) there are no unfair labor practice complaints pending against Parent or any Parent Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Parent or any Parent Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on Parent, and (v) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, threat thereof by any union or significant group of union workers, by or with respect to any employees of Parent or any Parent Subsidiary.
      (f) Parent and each Parent Subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Parent or any Parent Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and each Parent Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by Parent or any Parent Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Parent or any Parent Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Parent or any Parent Subsidiary has employed or employ any person that would, individually or in the aggregate, have a Material Adverse Effect on Parent.
      4.12     Internal Controls. Parent and the Parent Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
      4.13     Compliance with Laws; Licenses. The businesses of each of Parent and the Parent Subsidiaries have been conducted in compliance with all Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each Parent Subsidiary is in possession of all Licenses necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on Parent. As of the date of this Agreement, no suspension or cancellation of any such License is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any such License would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, any such License, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
      4.14     Certain Contracts. (a) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been made available to the Company prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by Parent or upon consummation of the Merger will materially restrict the ability of Parent following the Effective Time to engage in any line of business material to Parent or, to the knowledge of Parent, the Company, (iii) with or to a labor union or guild (including any collective bargaining agreement), or (iv) a credit agreement or indenture to which Parent or any Parent Subsidiary is a party, guarantor or by which any of them is bound and pursuant to which Indebtedness in excess of $5,000,000 of the Parent and/or any Parent Subsidiary is outstanding. Each contract, arrangement, commitment or understanding of the type described in clauses (i), (ii), (iii) and (iv) of this Section 4.14(a), whether or not set forth in the Parent Disclosure Schedule or made available to the Company in the case of clause (i), is referred to as a “Parent Contract,” and neither Parent nor any of the Parent Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      (b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or the applicable Parent Subsidiary, as applicable, and is in full force and effect, (ii) Parent and each of the Parent Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of the Parent Subsidiaries under any such Parent Contract.
      (c) None of the confidentiality agreements or standstill agreements Parent has entered into with a third party (or any agent thereof) that is in effect on the date hereof contains any exclusivity or standstill provisions that are or will be binding on Parent or any Parent Subsidiary after the Effective Time.
      4.15     Agreements with Regulatory Agencies. Neither Parent nor any of the Parent Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Regulatory Agency or other Governmental Entity (other than a taxing authority, which is covered by Section 4.10), other than those of general application that apply to similarly situated directory publication companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of the Parent Subsidiaries been advised in writing since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.
      4.16     Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on Parent’s consolidated balance sheet or disclosed in the notes to the Unaudited Parent Financial Statements, in each case included in the Parent 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, since such date, neither Parent nor any of the Parent Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

      4.17     Environmental Liability. There are no pending or, to the knowledge of Parent, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Parent or any of the Parent Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, permit or ordinance including CERCLA, which liability or obligation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries is subject to any agreement, order, judgment, decree, directive or Lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      4.18     Real Property.
      (a) Section 4.18(a) of the Parent Disclosure Schedule lists by address each parcel of real property owned by Parent or any Parent Subsidiary that is material to the business of Parent and the Parent Subsidiaries, taken as a whole (the “Parent Owned Property”).
      (b) Section 4.18(b) of the Parent Disclosure Schedule lists by address each material parcel of real property leased or subleased by the Parent or any Parent Subsidiary that is currently used in and material to the conduct of the business of Parent and the Subsidiaries, taken as a whole (the “Parent Leased Properties” and, together with the Parent Leased Properties, the “Parent Properties”), and any material guaranty given by Parent or any Parent Subsidiary in connection therewith. Parent or one of the Parent Subsidiaries validly owns, or has a valid leasehold interest in, all of the Parent Properties, free and clear of all Liens, except (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Parent or such Subsidiary consistent with past practice, and (iv) all Liens and other Permitted Liens. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent or one of the Parent Subsidiaries has the right to the use and occupancy of the Parent Properties, subject to the terms of the applicable leases and subleases relating thereto and Permitted Liens.
      4.19     State Takeover Laws. (a) The Parent Board has approved this Agreement, the GS Support Agreement, the Company Sponsors Support Agreements, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby, as required to render inapplicable to such agreements and transactions the restrictions set forth in Section 203 of the DGCL (including any deemed agreement, arrangement or understanding for purposes of acquiring, holding, voting or disposing of Parent Shares between the Company Sponsors as a result of the execution, delivery or performance of this Agreement, the GS Support Agreement, the Company Sponsors Support Agreements, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby), and, to the knowledge of Parent, there are no other Takeover Statutes.
      (b) As of the date hereof, Parent shall have taken all action, if any, necessary or appropriate so that (i) the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any “Rights” under the Rights Agreement (the “Parent Rights Agreement”), dated as of October 27, 1998, between Parent and First Chicago Trust Company, as amended from time to time, (ii) (A) neither the Company nor any of its affiliates is or will become an “Acquiring Person” under the Parent Rights Agreement and (B) neither a “Distribution Date” nor a “Stock Acquisition Date” under the Parent Rights Agreement will occur, in each case, by reason of the approval, execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, the Parent Rights Agreement shall have been amended to provide that so long as a Company Sponsor complies with the ownership limitations imposed on such Company Sponsor in such Company Sponsor’s Stockholders Agreement, then such Company Sponsor shall not be deemed (including by participation in a “group” (as defined in Rule 13d-5 under the Exchange Act) with the other Company Sponsor) to be an “Acquiring Person” under the Parent Rights Agreement.

      4.20     Intellectual Property.
      (a) Section 4.20(a) of the Parent Disclosure Schedule lists all material (i) trademark and service mark registrations and applications for registration thereof, (ii) copyright registrations and applications for registration thereof, and (iii) internet domain name registrations, in each case that are that are owned by Parent or any of the Parent Subsidiaries and are material to the business of Parent and the Subsidiaries, taken as a whole. Except as disclosed in Section 4.20(a) of the Parent Disclosure Schedule, with respect to each item that is required to be identified in therein: (A) Parent or the applicable Parent Subsidiary is the sole owner and possesses all material right, title and interest in and to the item in the listed country or jurisdiction, free and clear of any Liens, the absence of such interest which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; and (B) neither Parent nor any Parent Subsidiary has received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use or ownership of the item in the listed country or jurisdiction that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      (b) Except as disclosed in Section 4.20(b) of the Parent Disclosure Schedule, to the knowledge of Parent, neither Parent nor any Parent Subsidiary is infringing or misappropriating any material Intellectual Property rights of third parties in connection with the operation of the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as disclosed in Section 4.20(b) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received any written charge, complaint, claim, demand or notice during the past two years (or earlier, if not resolved) alleging any such infringement or misappropriation that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, except as disclosed in Section 4.20(b), during the past two years (or earlier, if not resolved) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Parent or any Parent Subsidiary which interference, infringement, misappropriation or conflict would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      (c) Parent’s and the Parent Subsidiaries’ use and dissemination of any data and information concerning users of their web sites is in compliance with all applicable privacy policies, terms of use, and Laws, the violation of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The transactions contemplated hereunder will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination or transfer of such data or information, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
      4.21     Reorganization. As of the date of this Agreement, Parent is not aware of any plan, agreement, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
      4.22     Opinions. Prior to the execution of this Agreement, Parent has received opinions from JP Morgan Securities Inc. and/or Bear, Stearns & Co. Inc., copies of which have been or will promptly be provided to the Company, to the effect that as of the date thereof and based upon and subject to the matters set forth therein the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement.
      4.23     Parent Information. The information relating to Parent and the Parent Subsidiaries that is provided by Parent or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      4.24     Affiliate Transactions. As of the date hereof, there are no transactions, contracts, arrangements, commitments or understandings between Parent or any of the Parent Subsidiaries, on the one hand, and any of Parent’s affiliates (other than wholly owned Parent Subsidiaries), on the other hand, that would be required to be disclosed by Parent under Item 404 of Regulation S-K under the Securities Act (the “Parent S-K 404 Arrangements”).
      4.25     Financing. Prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed commitment letters from certain lenders (the “Financing Commitments”) committing such lenders to provide to Parent, the Company and their respective Subsidiaries, as applicable, debt financing necessary to consummate the Merger and the other transactions contemplated hereby and thereby, subject to the terms and conditions set forth therein. As of the date hereof, the Financing Commitments have not been withdrawn or terminated, and Parent has no reason to believe that the financing contemplated by the Financing Commitments will not be available. The financing contemplated by the Financing Commitments constitutes all of the financing required for the consummation of the transactions contemplated by this Agreement and the Financing Commitments and the payments of all fees and expenses incurred by Parent in connection therewith.
      4.26     Merger Sub. (a) True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company.
      (b) The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.
      (c) Merger Sub has full corporate or other requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).
ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS
      5.1     Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement and except as specifically set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable (in each case subject to Section 6.1(c)), each of the Company and Parent will, and will cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either the Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby.
      5.2     Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Schedule and except as required by Law or as expressly contemplated or permitted by this Agreement, the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

(a) incur any indebtedness for borrowed money (other than indebtedness of the Company or any of the wholly owned Company Subsidiaries to the Company or any of the wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries) in excess of $25 million in the aggregate, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

(b) adjust, split, combine or reclassify any of the Company’s capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly owned Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries, (ii) regular quarterly dividends with respect to shares of Company Common Stock not to exceed $0.09 per share per quarter for the third and fourth quarters of the fiscal year ending on December 31, 2005 and any subsequent fiscal quarters of the fiscal year ending December 31, 2006 that are completed prior to the Effective Time, and (iii) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options, in each case, in accordance with past practice and the terms of the applicable award agreements);

(d) grant any stock appreciation right, any Company Stock Options or any other right to acquire any shares of its capital stock or other Company Stock-Based Awards, other than as required by employment agreements with the Company as in effect on the date hereof;

(e) issue any additional shares of capital stock, any Company Voting Debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or Company Voting Debt, except (i) pursuant to the exercise of Company Stock Options or the satisfaction of any Company Stock-Based Awards, in each case, outstanding and in accordance with the terms and conditions in effect as of the date of this Agreement or issued hereafter in compliance with this Agreement or (ii) for issuances by a wholly owned Company Subsidiary of capital stock to such Subsidiary’s parent or another wholly owned Company Subsidiary;

(f) notwithstanding any other provision hereof, increase, decrease, change or exchange any Company Common Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization;

(g) other than as required to comply with applicable Law (including Section 409A of the Code) or a Company Benefit Plan as in effect on the date hereof or collective bargaining or similar labor union or other agreement the existence of which does not breach this Agreement, (i) other than in the ordinary course of business consistent with past practice, increase the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any current or former director, officer or employee, (ii) grant or increase any severance, change of control, termination or similar compensation or benefits payable to any current or former director, officer or employee, (iii) except in the ordinary course of business and consistent with past practice, pay any bonus, (iv) adopt, enter into, terminate or amend in any material respect any Company Benefit Plan or any collective bargaining or similar labor union agreement, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date hereof, enter into any Company S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, or (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan; provided, however, that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement unless required to comply with applicable Law;

(h) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to the Company and the Company Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than the Company or a Company Subsidiary, or cancel, release or assign to any such Person any indebtedness or any claims held by the Company or any Company Subsidiary, in each case that is material to the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice);

(i) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole;

(j) make any material acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries or (ii) acquisitions of assets used in the operations of the Company and its Subsidiaries in the ordinary course of business;

(k) amend its Certificate of Incorporation or Bylaws or similar organizational documents, or amend, or redeem the rights issued under, the Company Rights Agreement, or otherwise take any action to exempt any Person (other than as required pursuant to Section 3.19(b) of this Agreement), or any action taken by any such Person, from the Company Rights Agreement or any Takeover Statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(l) settle any material claim, action or proceeding, except (i) in the ordinary course of business or (ii) settlements to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of June 30, 2005 in accordance with GAAP;

(m) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law;

(n) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(o) amend in any material respect, waive any of its material rights under, or enter into any contract or binding agreement that would be a Company Contract;

(p) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(q) except in the ordinary course of business, sell, assign, abandon, license, or otherwise dispose of any Intellectual Property that is used in the conduct of, or is otherwise material to, the business of Company and the Company Subsidiaries;

(r) pay or agree to pay to the Company’s Advisors any investment banking or fairness opinion fees in connection with the Merger or related transactions contemplated by this Agreement in excess of the amount set forth on Section 5.2(r) to the Company Disclosure Schedule; or

(s) agree or commit to take any of the actions prohibited by this Section 5.2.

      5.3     Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Parent Disclosure Schedule (subject to Section 6.1(c)) and except as required by Law or as expressly contemplated or permitted by this Agreement, Parent will not, and will not permit any of the Parent Subsidiaries to, without the prior written consent of the Company:

(a) incur any indebtedness for borrowed money (except for indebtedness contemplated by the Financing Commitments and other than indebtedness of Parent or any of the wholly owned Parent Subsidiaries to Parent or any of the wholly owned Parent Subsidiaries or between wholly owned Parent Subsidiaries) in excess of $25 million in the aggregate, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

(b) adjust, split, combine or reclassify any of Parent’s capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the wholly owned Parent Subsidiaries to Parent or to any of its wholly owned Subsidiaries, (ii) dividends paid on, or conversion of, Parent Preferred Stock outstanding on the date hereof in accordance with the certificate of designation for such Parent Preferred Stock, and (iii) the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise of Parent Stock Options, in each case, in accordance with past practice and in accordance with applicable Law and the terms of the applicable award agreements);

(d) issue any additional shares of capital stock, any Parent Voting Debt or any securities convertible into or exchangeable for, or any warrants or options to acquire, any such shares or Parent Voting Debt, except (i) pursuant to the exercise of Parent Stock Options or the satisfaction of any Parent Stock-Based Awards, in each case, outstanding and in accordance with the terms and conditions in effect as of the date of this Agreement or issued thereafter in compliance with this Agreement, (ii) upon the conversion of convertible securities outstanding as of the date of this Agreement, or (iii) for issuances by a wholly owned Parent Subsidiary of capital stock to such Subsidiary’s parent or another wholly owned Parent Subsidiary;

(e) notwithstanding any other provision hereof, increase, decrease, change or exchange any Parent Preferred Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, in each case other than as required by the terms thereof as in effect on the date of this Agreement;

(f) other than as required to comply with applicable Law (including Section 409A of the Code) or a Parent Benefit Plan as in effect on the date hereof or collective bargaining or similar labor union or other agreement the existence of which does not breach this Agreement, (i) other than in the ordinary course of business consistent with past practice, increase the wages, salaries, compensation, bonus, pension or other benefits or perquisites payable to any current or former director, officer or employee, (ii) grant or increase any severance, change of control, termination or similar compensation or benefits payable to any current or former director, officer or employee, (iii) except in the ordinary course of business and consistent with past practice pay any bonus, (iv) adopt, enter into, terminate or amend in any material respect any Parent Benefit Plan or any collective bargaining or similar labor union agreement, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date hereof, enter into any Parent S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, or (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Parent Benefit Plan; provided, however, that in no event may any such acceleration of vesting, lapse of restrictions or funding be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement unless required to comply with applicable Law;

(g) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Parent and the Parent Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than Parent or a Parent Subsidiary or cancel, release or assign to any such Person any indebtedness or any claims held by Parent or any Parent Subsidiary, in each case that is material to Parent and the Parent Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice);

(h) enter into any new line of business that is material to Parent and the Parent Subsidiaries, taken as a whole;

(i) make any material acquisition or investment either by purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly owned Subsidiaries or

(ii) acquisitions of assets used in the operations of Parent and its Subsidiaries in the ordinary course of business;

(j) amend its Certificate of Incorporation or Bylaws or similar organizational documents, or amend, or redeem the rights issued under, the Parent Rights Agreement, or otherwise take any action to exempt any Person (other than as required pursuant to Section 4.19(b) of this Agreement), or any action taken by any Person, from the Parent Rights Agreement or from any Takeover Statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(k) settle any material claim, action or proceeding, except (i) in the ordinary course of business or (ii) settlements to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of June 30, 2005 in accordance with GAAP;

(l) take any action that is intended or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law; or

(m) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(n) take, or agree to take, any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(o) except in the ordinary course of business, sell, assign, abandon, license, or otherwise dispose of any Intellectual Property that is used in the conduct of, or is otherwise material to, the business of Parent and the Parent Subsidiaries; or

(p) agree or commit to take any of the actions prohibited by this Section 5.3.

      5.4     Control of Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
ARTICLE VI. ADDITIONAL AGREEMENTS
      6.1     Regulatory and Tax Matters. (a) Parent and the Company will promptly prepare and file with the SEC the Joint Proxy Statement and Form S-4 in which the Joint Proxy Statement will be included as a prospectus and any amendments or supplements thereto. Each of Parent and the Company will use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent will thereafter mail or deliver the Joint Proxy Statement to its respective stockholders. Each party will also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party will furnish all information concerning such party and the holders of its capital stock as may be reasonably requested in connection with any such action. The parties will promptly provide copies to and consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement and promptly advise the other party of any oral comments received from the SEC.
      (b) Without limiting Section 6.4, the parties will cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The

Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable Law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
      (c) The parties will cooperate with each other and use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (A) not taking any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment (x) that it determines in good faith materially adversely affects the value of the transactions contemplated hereby to such party or its stockholders or (y) after the date of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, which under applicable Law expressly requires the further approval of its stockholders), and (C) using their respective reasonable best efforts to obtain the opinions referred to in Sections 7.2(c) and 7.3(c). Parent, Merger Sub and the Company shall each deliver to counsel to Parent and counsel to the Company, for the purpose of their rendering the opinions referred to in Sections 7.2(c) and 7.3(c), representations reasonably requested by such counsel at such time or times as may be reasonably requested by such counsel, including at the effective date of the Form S-4 and at the Effective Time. For tax purposes, each of the Company, Parent and Merger Sub will report the Merger in a manner consistent with Section 1.7.
      (d) Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
      (e) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Merger and the other transactions contemplated by this Agreement.
      6.2     Access to Information. (a) Upon reasonable notice and subject to applicable Law relating to the exchange of information, each of the Company and Parent will, and will cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each party will, and will cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request, including information (financial or otherwise) regarding the Company and the Company Subsidiaries as may be necessary or appropriate to complete the financings contemplated by the Financing Commitments. Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business. The parties will use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or the offering memoranda or other materials pursuant to which the debt financing contemplated by the Financing Commitments (the “Debt Financing”) is offered to potential purchasers or lenders (the “Debt Offer Documents”), the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company, in the case of the Proxy Statement, or the extent required to the potential purchasers or lenders of the Debt Financing, such amendment or supplement, in each case as promptly as practicable. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in the Proxy Statement or any amendment or supplement thereto and the Debt Offer Documents or any amendment or supplement thereto, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first made available to potential purchasers or lenders of the Debt Financing and at the time of the consummation of the Debt Financing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will, and will cause the Company Subsidiaries to, cooperate in good faith with Parent’s efforts to plan for the post-Closing integration of its business with the business of the Company and the Company Subsidiaries.
      (b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Non Disclosure Agreement, dated June 13, 2005, between the Company and Parent, as amended from time to time (the “Confidentiality Agreement”).
      (c) No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.
      6.3     Stockholder Approvals. (a) Each of Parent and the Company will duly call, convene and hold a meeting of its stockholders to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Parent Stockholder Approval and the Company Stockholder Approval, and each will use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to Section 6.10, the Board of Directors of each of Parent and the Company will use its reasonable best efforts to obtain from its respective stockholders the Parent Stockholder Approval and the Company Stockholder Approval. Without limiting the generality of the foregoing but subject to Sections 8.1(j) and 8.1(k), respectively, Parent’s and the Company’s obligations pursuant to this Section 6.3(a) will not be affected by the commencement, public proposal, public disclosure or communication to such party or its respective representatives of any Acquisition Proposal.
      (b) Except as permitted by Section 6.10(g), the Parent Board will recommend to the Parent stockholders the approval of this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby and will include such recommendation in the Joint Proxy Statement.
      (c) Except as permitted by Section 6.10(g), the Company Board will recommend to the Company stockholders the adoption of this Agreement and the approval of the Merger and will include such recommendation in the Joint Proxy Statement.
      (d) Nothing set forth in this Section 6.3 shall limit the ability of Parent or the Company to enter into an agreement in connection with a Superior Proposal, so long as it first terminates this Agreement in accordance with Section 8.1(j) or 8.1(k), as the case may be.
      6.4     Legal Conditions to Merger. (a) Each of Parent and the Company will, and will cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the financing contemplated by the Financing Commitments and the other transactions contemplated by this Agreement, including all steps necessary to promptly identify any impediments to complying with all legal requirements or to obtaining such consents, authorizations, orders, approvals, or exemptions. Parent and

Company will cooperate with one another and with Governmental Entities to resolve or settle any issues as early as possible and with a view to the Termination Date. Nothing in this Agreement will require, or be deemed to require, the parties to this Agreement to agree to take any of the following actions in order to obtain the consent, authorization, order, approval or exemption of any Governmental Entity in order to satisfy the condition set forth in Section 7.1(c) where such actions would have a Material Adverse Effect on the party taking the action or would result in a breach the obligations of Parent or any Parent Subsidiary under the agreements listed in Section 6.4(a) of the Parent Disclosure Schedule or of the Company or any Company Subsidiary under the agreements listed in Section 6.4(b) of the Company Disclosure Schedule: (i) sell, hold separate or otherwise dispose of assets of such party or its Subsidiaries or conduct its business in a specified manner; (ii) agree to sell, hold separate or otherwise dispose of assets of such party or its Subsidiaries or conduct its business in a specified manner; or (iii) permit assets of such party or its Subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner. This Section 6.4 does not require either the Parent or the Company to enter into any agreement with a third party to undertake any obligations or make any divestitures, unless such agreement is conditioned on the consummation of the transactions contemplated by this Agreement.
      (b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.1 or 6.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or legal obligation or requirement, or if any statute, rule, regulation or Injunction is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or materially delay the consummation of the Merger or the other transactions contemplated hereby, each of the Company and Parent will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment, Injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation or Injunction repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) will limit either the Company’s or Parent’s right to terminate this Agreement pursuant to Article VIII so long as such party has up to the date of termination complied with its obligations under this Section 6.4.
      (c) Each party hereto and its Board of Directors will, if any Takeover Statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute on this Agreement, the Merger and the other transactions contemplated hereby.
      (d) Immediately following the execution of this Agreement, Parent will adopt this Agreement as the sole stockholder of Merger Sub.
      6.5     Affiliates. The Company will use its reasonable best efforts to cause each director, executive officer and other Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the Company Stockholders Meeting, a written agreement, in the form of Exhibit E.
      6.6     Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
      6.7     Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent will indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Company Indemnified Party), judgments, fines and, subject to approval by Parent, amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Company Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of the Company Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time.
      (b) Parent will cause to be maintained in effect for a period of six years from the Effective Time the directors’ and officers’ liability insurance policy maintained at the Effective Time by the Company (the “Company D&O Policy”) (provided, that Parent may substitute therefor policies of at least the same coverage and amounts and may cause coverage to be extended under the Company D&O Policy by obtaining a six-year “tail” policy, in each case containing terms and conditions that are not less advantageous than the Company D&O Policy) with respect to claims arising from facts, events, acts or omissions occurring prior to the Effective Time; provided, however, that in no event will Parent be required to expend in the aggregate in excess of 300% of the annual aggregate premiums currently paid by the Company for such insurance (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
      (c) The provisions of this Section 6.7 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and representatives.
      (d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.7.
      6.8     Advice of Changes. Each of Parent and the Company will promptly advise the other of any change or event (i) having or reasonably expected to result in a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, as the case may be, or (ii) that it believes results or would be reasonably expected to result in a failure of any condition set forth in Sections 7.2(a), (b) and (c) and 7.3(a), (b) and (c); provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.8 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
      6.9     Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Insiders be relieved of the risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock, Company Stock Options and Company Stock-Based Awards into shares of Parent Common Stock and Company Rollover Options and other awards denominated in shares of Parent Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.9. Following the delivery to Parent of the Section 16 Information in a timely fashion, the Parent Board, or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Insiders of Parent Common Stock in exchange for or satisfaction of shares of Company Common Stock or Company Stock-Based Awards, and of Company Rollover Options upon conversion of Company Stock Options, in each case, pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” will mean information accurate in all material respects regarding Insiders, the number of shares of Company Common Stock held by each such Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of Company Stock Options and Company Stock-Based Awards held by each such Insider and expected to be converted into Company Rollover Options and exchanged for Parent Common Stock or awards denominated therein in connection with the Merger; provided, however, that the requirement for a description of any Company Stock Options and Company Stock-Based Awards will be deemed to be satisfied if copies of all Company Stock Plans and other Company Benefit Plans, and forms of agreements evidencing grants thereunder, under which such Company Stock Options and Company Stock-Based Awards, respectively, have been granted to Insiders, have been made available to Parent. “Insiders” will mean those officers and directors of the Company who are or are expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
      6.10     No Solicitation. (a) Parent will not, and will cause the Parent Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of Parent or any Parent Subsidiaries not to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Parent or any of the Parent Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined in paragraph (c) below) (any of the foregoing inquiries or proposals being referred to herein as a “Parent Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.
      (b) The Company will not, and will cause the Company Subsidiaries and each officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of the Company or any Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Company Acquisition Proposal” and, with a Parent Acquisition Proposal, an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with any Person in connection with, an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.
      (c) As used in this Agreement, “Alternative Transaction” means, with respect to the Company or Parent, as the case may be (for this purpose, the “Target Party”), any of (i) a transaction pursuant to which any third Person (or group of Persons) other than the other party to this Agreement (the “Non-Target Party”) or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party, whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Target Party (other than the Merger) or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Target Party or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any third Person (or group of Persons) other than the Non-Target Party or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing more than 20% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction.
      (d) The Target Party will notify the Non-Target Party promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Target Party or any of its Subsidiaries or for

access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that informs the Board of Directors of the Target Party (the “Target Board”) or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Non-Target Party will be made orally and in writing and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Target Party will (i) keep the Non-Target Party informed, on a current basis (but in no event later than 48 hours) of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request and (ii) provide to the Non-Target Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal.
      (e) Notwithstanding anything to the contrary in this Section 6.10, at any time prior to obtaining the Parent Stockholder Approval or the Company Stockholder Approval, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal which did not result from a breach of Section 6.10(a) or 6.10(b), as applicable, if the Target Board has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal and, taking into account any revisions to the terms of the Merger or this Agreement proposed by the Non-Target Party after being notified pursuant to Section 6.10(g), that doing so is necessary for the Target Board to comply with its fiduciary duties to the Target Party’s stockholders under applicable law, (ii) provided prior or contemporaneous notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person, (iii) obtained from such Person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by the Target Party to be substantially similar to and not less favorable to the Target Party in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement), and (iv) the Target Party complies with all of its obligations under Sections 6.10(a) or 6.10(b), as applicable, and Sections 6.3, 6.10(d) and 6.10(g). The Target Party will provide the Non-Target Party with all information regarding the Target Party with which the Non-Target Party has not previously been provided that is provided to any Person making any such Acquisition Proposal.
      (f) As used in this Agreement, “Superior Proposal” means a bona fide written proposal or offer made by a third Person (or group of Persons) to consummate any of the following transactions: (i) a merger, share exchange, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, and less than 50% of the outstanding voting power of, the Target Party or the parent entity resulting from any such transaction immediately upon consummation thereof, (ii) the acquisition by any third Person or group of Persons (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Target Party), directly or indirectly, of ownership of more than 50% of the outstanding shares of common stock of, and more than 50% of the outstanding voting power of, the Target Party, or (iii) the acquisition by any third Person (or group of Persons) of more than 50% of the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case that the Target Board determines in good faith (after consultation with its outside legal counsel and its financial advisor or advisors) to be more favorable from a financial point of view to the Target Party stockholders than the Merger, taking into account all relevant factors as well as any revisions to the terms of the Merger or this Agreement proposed by the Non-Target Party after being notified pursuant to Section 6.10(g).
      (g) Except as permitted by this Section 6.10(g), neither the Target Board nor any committee thereof will (A) withdraw, modify or qualify in a manner adverse to the Non-Target Party the recommendation by the Target

Board, or any such committee, of this Agreement and the Merger (in the case of the Company) or this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby (in the case of Parent), (B) recommend the approval or adoption of any Acquisition Proposal or fail to recommend against any Acquisition Proposal, or (C) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 6.10(g) being referred to herein as an “Adverse Recommendation Change”) or approve, adopt or recommend, or cause or permit the Target Party to enter into, any letter of intent, agreement or obligation with respect to, any Alternative Transaction (other than a confidentiality agreement as referred to in Section 6.10(e)). Notwithstanding anything to the contrary in this Section 6.10, if, at any time prior to obtaining the Parent Stockholder Approval or the Company Stockholder Approval, as applicable, (i) the Target Board, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and financial advisor or advisors, that to do otherwise would be inconsistent with its fiduciary duties under applicable Law, (ii) before taking any such action, the Target Party promptly gives the Non-Target Party written notice advising the Non-Target Party of the decision of the Target Board to take such action, including the reasons therefor and, in the event that such decision relates to an Acquisition Proposal, such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the Person making such Acquisition Proposal (and the Target Party will also promptly give the Non-Target Party such a notice with respect to any subsequent change in such proposal) as required by Section 6.10(d) and the Target Party has given the Non-Target Party at least three business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with the Non-Target Party with respect to such proposed revisions or other proposal, if any, (iii) if such Adverse Recommendation Change relates to an Acquisition Proposal received by the Target Party or made directly to the Target Party’s stockholders, such Acquisition Proposal constitutes a Superior Proposal, and (iv) the Target Party has complied with its obligations set forth in this Section 6.10, then the Target Board may make an Adverse Recommendation Change; provided, that if the Target Party makes an Adverse Recommendation Change, then, notwithstanding such Adverse Recommendation Change, the Target Company will nevertheless submit this Agreement and the Merger (in the case of the Company) or this Agreement, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby (in the case of Parent) to its stockholders for the purpose of obtaining the Company Stockholder Approval or Parent Stockholder Approval, as applicable, and nothing contained herein will be deemed to relieve the Target Party of such obligation, unless this Agreement is terminated in accordance with its terms (including termination in connection with a Superior Proposal in accordance with Section 8.1(j) or 8.1(k), as the case may be) prior to the Company Stockholder Meeting or Parent Stockholder Meeting, as applicable.
      (h) Nothing contained in this Section 6.10 will prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any such disclosure that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Target Board reaffirms its recommendation of this Agreement and the Merger (in the case of the Company) or this Agreement and the Merger, the Sponsor Stockholders Agreements and the transactions contemplated hereby and thereby (in the case of Parent), as applicable. Notwithstanding any other provision hereof, no disclosure that the Parent Board or the Company Board may determine (after consultation with counsel) that it or Parent or the Company, as applicable, is required to make under applicable Law will constitute a violation of this Agreement.
      (i) Each of Parent and the Company and their respective Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party) conducted heretofore with respect to any Alternative Transaction, and will use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Each of Parent and the Company will, as soon as practicable after the date hereof, take all steps necessary to terminate any approval that may have been heretofore given under any provisions of any standstill or similar agreements authorizing any Person to make an Acquisition Proposal.

      (j) It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries, at the direction or with the consent of such party or any of its Subsidiaries, will be deemed to be a breach of this Section 6.10 by such party.
      6.11     FIRPTA. The Company shall furnish to Parent an affidavit dated as of the Closing Date, stating, under penalty of perjury, that the Company is not and has not been a US real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).
      6.12     Financing Commitments. (a) Parent will promptly notify the Company of (i) the expiration, termination, modification or amendment for any reason of the Financing Commitments and (ii) any proposal by any of the institutions party to a Financing Commitments to withdraw, terminate or make a material change in the amount or terms of such Financing Commitments that could reasonably be expected to adversely affect the ability of Parent to consummate the financing contemplated by such Financing Commitments in accordance with its terms. In addition, upon the Company’s reasonable request, Parent will advise and update the Company, in a level of detail reasonably satisfactory to the Company, with respect to the status, proposed closing date, and material terms of the Financing Commitments. Parent will not consent to any amendment, modification or early termination of any Financing Commitments that could reasonably be expected to materially delay or adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement.
      (b) Parent will, and will cause its Subsidiaries to, use reasonable best efforts to (i) maintain the effectiveness of the Financing Commitments in accordance with their terms, (ii) enter into definitive documentation with respect to the Financing Commitments on the terms contained in the Financing Commitments, (iii) satisfy all funding conditions to the Financing Commitments set forth in the definitive documentation with respect to the financing contemplated by the Financing Commitments, (iv) consummate the financing contemplated by the Financing Commitments (including by Parent’s extension of the Financing Commitments on substantially equivalent or better terms or, if the Financing Commitments expire, obtaining alternative financing in an aggregate principal amount equal to the amounts set forth in, and on terms substantially equivalent to or better than the terms of, the Financing Commitments if, in each case, the Company has consented to such extension or replacement) prior to the expiration of the Financing Commitments if the other conditions to Parent’s obligations to close set forth in Sections 7.1 and 7.2 have been satisfied or waived, and (v) perform its obligations under the Financing Commitments.
      (c) The Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use commercially reasonable efforts to cause the respective officers, employees, representatives and advisers of the Company and the Company Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the financings contemplated by the Financing Commitments (the “Debt Financing”) and shall (i) cause appropriate officers and employees to be available on a customary basis (A) to meet with prospective lenders in presentations, meetings, road shows, due diligence sessions and sessions with ratings agencies, (B) to assist with the preparation of prospectuses, offering memoranda, private placement memoranda and other disclosure documents in connection therewith and the Debt Financing, including assistance with the preparation of projections to be used in connection therewith, as applicable, and (C) to execute and deliver any pledge and security documents, other definitive financing documents and other certificates or documents as may be required pursuant to the Financing Commitments, (ii) take all necessary corporate action to consummate the Debt Financing immediately prior to the Closing and (iii) use commercially reasonable efforts to cause its independent accountants to provide assistance to Parent, including providing consent, on a customary basis, to Parent to use their audit reports relating to the Company and the Company Subsidiaries and, at the cost of Parent, to provide any necessary customary “comfort letters.”
      6.13     Parent Board. Parent shall take all steps necessary or desirable to cause the satisfaction of the condition set forth in Section 7.3(e).
      6.14     Employee Matters. (a) As of the Effective Time, Parent shall assume all of the employment agreements, as amended, set forth in Section 6.14(a) of the Company Disclosure Schedule, and Parent shall perform all obligations thereunder.

      (b) As of the Effective Time, Parent shall grant options to purchase an aggregate of 800,000 shares of Parent Common Stock to individuals employed by the Company immediately prior to the Effective Time. The individuals to whom such options are granted and the number of shares subject to such options shall be determined by the Parent taking into consideration the recommendation of the Company’s Chief Executive Officer (or his delegate). All other terms of such options shall be substantially identical to the “Founders’ Grant” options granted by Parent to its employees in connection with transactions contemplated by this Agreement.
      (c) If the Company and Parent determine in good faith that any payment (whether in cash or property or the vesting of property) that may be made to any Company employee who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code) in connection with the Merger is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), then the Company will use its reasonable best efforts to take such actions as it (in consultation with Parent, if Parent so requests) determines are necessary or appropriate to eliminate or mitigate the effect of such excess parachute payment on the disqualified individual and the Company, including accelerating severance pay, bonus awards and options and other equity awards, encouraging employees to exercise options, and exercising and/or recommending that the Company Board or any committee thereof so exercise, any available discretion in respect of options and other equity awards; provided, however, that no such action may impair the rights of any disqualified individual without such disqualified individual’s prior written consent.
      6.15     GS Funds Redemption. At or prior to the Effective Time, Parent will consummate the purchase of all of the Parent Convertible Preferred Stock owned by the GS Funds in accordance with the terms and subject to the conditions of the Stock Purchase and Support Agreement, dated as of October 3, 2005, by and among Parent, R.H. Donnelley Inc. and the Stockholders of Parent listed on Schedule A attached thereto, as it may be amended from time to time (the “Redemption Agreement”). Notwithstanding anything to the contrary in this Agreement or the Redemption Agreement, no consent of the Company will be required for the consummation of such purchase or the performance of Parent’s obligations under the Redemption Agreement. The prior written consent of the Company will be required for any material amendment to the Redemption Agreement.
ARTICLE VII. CONDITIONS PRECEDENT
      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. The approval of the holders of capital stock of Parent and the Company required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained.

(b) Listing. The shares of Parent Common Stock to be issued to holders of Company Common Stock shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) HSR Approval. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

      7.2     Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 3.2(a), 3.8(a) and (c) and 3.19) of the Company set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect on the Company, (ii) the representations and warranties of the Company set forth in Sections 3.8(a) and (c) and 3.19 shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effects.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Parent Tax Opinion. Parent shall have received an opinion of Jones Day in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code, and (ii) each of the Company, Parent and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such advisor shall be entitled to rely upon representations of officers of the Company, Parent and Merger Sub described in Section 6.1(c). The condition set forth in this Section 7.2(c) shall not be waivable after receipt of the Parent Stockholder Approval unless further Parent Stockholder Approval is obtained with appropriate disclosure.

(d) Dissenters. The number of shares of the Company Common Stock as to which holders thereof have exercised appraisal rights under Section 262 of the DGCL shall not exceed 5% of the issued and outstanding Company Common Stock immediately prior to the Effective Time.
      7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 4.2(a), 4.8(a) and 4.19) of Parent set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect on Parent, (ii) the representations and warranties of Parent set forth in Sections 4.8(a) and 4.19 shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the representations and warranties of Parent set forth in Section 4.2(a) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effects.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Company Tax Opinion. The Company shall have received an opinion of Latham & Watkins LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code, and (ii) that each of the Company, Parent and Merger Sub will be a “party to the reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such advisor shall be entitled to rely upon customary representations of officers of the Company, Parent and Merger Sub described in Section 6.1(c). The condition set forth in this Section 7.3(c) shall not be waivable after receipt of the Company Stockholder Approval unless further Company Stockholder Approval is obtained with appropriate disclosure.

(d) Parent Board. The Parent Board composition contemplated by Section 1.10 shall have been implemented effective as of the Effective Date.

ARTICLE VIII. TERMINATION AND AMENDMENT
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the Company, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines;

(b) by either the Parent Board or the Company Board if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) by either the Parent Board or the Company Board if the Parent Stockholder Approval shall not have been obtained at a Parent Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(d) by either the Parent Board or the Company Board if the Company Stockholder Approval shall not have been obtained at a Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(e) by either the Parent Board or the Company Board if the Merger shall not have been consummated on or before June 30, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation hereunder in any material respect has been the primary cause of or primarily resulted in the failure of the Closing to occur on or before June 30, 2006;

(f) by the Parent Board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b) and which is not cured within 45 days following written notice to the Company or by its nature or timing cannot be cured within such time period;

(g) by the Company Board if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b) and which is not cured within 45 days following written notice to Parent or by its nature or timing cannot be cured within such time period;

(h) by the Parent Board in the event of an Adverse Recommendation Change by the Company Board related to an Acquisition Proposal with respect to the Company;

(i) by the Company Board in the event of an Adverse Recommendation Change by the Parent Board related to an Acquisition Proposal with respect to Parent;

(j) by Parent, if prior to the Parent Stockholder Approval, Parent receives a Superior Proposal and the Parent Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Superior Proposal; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(j) unless (i) Parent has complied with its obligations under Section 6.10 and (ii) three (3) business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and during such three (3) business day period the Company has not made a binding proposal to revise the terms of the Merger or this Agreement (or made another binding offer) that the Parent Board has determined in its good faith judgment to result in the Merger (or such other proposal or offer) being at least as favorable to Parent’s stockholders as the Superior Proposal; provided, further, that Parent fulfills its obligations pursuant to Section 9.3.

(k) by the Company, if prior to the Company Stockholder Approval, the Company receives a Superior Proposal and the Company Board determines in good faith, after consultation with outside legal counsel, to enter into an agreement to effect the Superior Proposal; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(k) unless (i) the Company has complied with its obligations under Section 6.10 and (ii) three (3) business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such three (3) business day period Parent has not made a binding proposal to revise the terms of the Merger or this Agreement (or made another binding offer) that the Company Board has determined in its good faith judgment to result in the Merger (or such other proposal or offer) being at least as favorable to the Company’s stockholders as the Superior Proposal; provided, further, that the Company fulfills its obligations pursuant to Section 9.3.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 9.10 and 9.11 will survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
      8.3     Amendment and Other Matters. Subject to Sections 7.2(c) and 7.3(c) and compliance with applicable Law, this Agreement may be amended by Parent (on behalf of itself and Merger Sub) and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Capital Stock, other than as contemplated by this Agreement, or which by applicable Law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
      8.4     Extension; Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub) and the Company, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders, any extension or waiver which by applicable Law otherwise expressly requires the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX. GENERAL PROVISIONS
      9.1     Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date will be no later than five business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Company and Parent (the “Closing Date”).
      9.2     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
      9.3     Fees and Expenses. (a) Except as provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC or under the HSR Act in connection with the Merger, will be borne equally by Parent and the Company.
      (b) In the event that this Agreement is terminated:

(i) (x) by the Company Board or the Parent Board pursuant to Section 8.1(e), or by the Parent Board pursuant to Section 8.1(f), and (y) a proposal for an Alternative Transaction with respect to the Company has been made to the Company or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn) and (z) within 12 months after such termination, the Company or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated;

(ii) by the Parent Board pursuant to Section 8.1(h) and a proposal for an Alternative Transaction with respect to the Company has been made to the Company or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn);

(iii) by the Parent Board or the Company Board pursuant to Section 8.1(d) and the Company Board is not at the time of the Company Stockholders Meeting entitled to terminate this Agreement pursuant to Section 8.1(g) (without giving effect to the notice and cure provisions thereof); or

(iv) by the Company Board pursuant to Section 8.1(k);
then, in the case of a termination pursuant to (1) Section 9.3(b)(i), the Company shall pay to Parent an amount equal to $150,000,000 (the “Company Termination Fee”), by wire transfer of same day funds to an account designated by Parent, upon the earlier to occur of the consummation of such Alternative Transaction and the execution of such agreement, as applicable, (2) Section 9.3(b)(ii) or Section 9.3(b)(iv), the Company shall pay to Parent an amount equal to the Company Termination Fee, which payment shall be made within two business days after such termination and (3) Section 9.3(b)(iii), the Company shall pay to Parent an amount equal to (A) $45,000,000 within two business days after such termination, by wire transfer of same day funds to an account designated by Parent and (B) $105,000,000, by wire transfer of same day funds to an account designated by Parent, if, within 12 months after such termination, the Company enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated. For purposes of this Section 9.3(b), references to 20% in the definition of “Alternative Transaction” will be deemed to be references to 50%.
      (c) In the event that this Agreement is terminated:

(i) (x) by the Parent Board or the Company Board pursuant to Section 8.1(e), or by the Company Board pursuant to Section 8.1(g), and (y) a proposal for an Alternative Transaction with respect to Parent has been made to Parent or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn) and (z) within 12 months after such termination, Parent enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated; or

(ii) by the Company Board pursuant to Section 8.1(i) and a proposal for an Alternative Transaction with respect to Parent has been made to Parent or its stockholders or such a proposal or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to such termination (whether or not conditional and whether or not withdrawn);

(iii) by the Parent Board or the Company Board pursuant to Section 8.1(c) and the Parent Board is not at the time of the Parent Stockholders Meeting entitled to terminate this Agreement pursuant to Section 8.1(f) (without giving effect to the notice and cure provisions thereof); or

(iv) by the Parent Board pursuant to Section 8.1(j);
then, in the case of a termination pursuant to (1) Section 9.3(c)(i), Parent shall pay to the Company an amount equal to $90,000,000 (the “Parent Termination Fee”), by wire transfer of same day funds to an account designated by the Company, upon the earlier to occur of the consummation of such Alternative Transaction and the execution of such agreement, as applicable, (2) Section 9.3(c)(ii) or Section 9.3(c)(iv), Parent shall pay to the Company an amount equal to the Parent Termination Fee, which payment shall be made within two business days after such termination and (3) Section 9.3(c)(iii), Parent shall pay to the Company an amount equal to (A) $45,000,000 within two business days after such termination, by wire transfer of same day funds to an account designated by the Company and (B) $45,000,000, by wire transfer of same day funds to an account designated by the Company, if, within 12 months after such termination, Parent or any of its Subsidiaries enters into any definitive agreement providing for any Alternative Transaction or any Alternative Transaction is consummated. For purposes of this Section 9.3(c), references to 20% in the definition of “Alternative Transaction” will be deemed to be references to 50%.
      (d) Each party acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 9.3, the first party will pay to the other party interest on the amounts set forth in this Section 9.3 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points, and including reasonable fees and related expenses of collection.
      9.4     Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
      (a)  if to the Company, to:

Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112

Attention:	Frank M. Eichler

Senior Vice President, General Counsel
Facsimile: (303) 784-1915

with a copy to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: R. Ronald Hopkinson
Facsimile: (212) 751-4864
      (b)  if to Parent or Merger Sub, to:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27531

Attention:	Robert J. Bush

Vice President, General Counsel and
Corporate Secretary
Facsimile: (919) 279-1518

with a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Attention: John J. Hyland
Facsimile: (212) 755-7306
      9.5     Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. “Knowledge” of any Person, whether capitalized or not, means, with respect to any specific matter, the actual knowledge of such Person’s executive officers and other officers having primary responsibility for such matter, and “business day” means any day on which banks are not required or authorized to close in the City of New York. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to the Company and Merger Sub collectively, on the one hand, and Parent, on the other hand.

      9.6     Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
      9.7     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
      9.8     Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
      9.9     Jurisdiction. Each of the parties hereto hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.4 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
      9.10     Publicity. Neither the Company nor Parent will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party, (i) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is or may be required by Law or by the rules and regulations of the NYSE and (ii) make public statements (but may not publish any press release) that are consistent with the parties’ prior (but after the date of this Agreement) public disclosures regarding the transactions contemplated by this Agreement.
      9.11     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
      9.12     Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
      9.13     Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
      9.14     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

DEX MEDIA, INC.

By:	/s/ Frank M. Eichler

Name: Frank M. Eichler
Title: Senior Vice President and General Counsel

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President, General Counsel and Corporate Secretary

FORWARD ACQUISITION CORP.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Authorized Person
[Signature Page to Agreement and Plan of Merger]

ANNEX B
SPONSOR STOCKHOLDERS AGREEMENT
      This SPONSOR STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of October 3, 2005, among R.H. Donnelley Corporation, a Delaware corporation (“Parent”), Carlyle Partners III, L.P., a Delaware limited partnership (“CP III”), CP III Coinvestment, L.P., a Delaware limited partnership (“Carlyle Coinvest”), Carlyle High Yield Partners, L.P., a Delaware limited partnership (“CHYP Coinvest”), Carlyle-Dex Partners L.P., a Delaware limited partnership (“Carlyle Coinvest I”), and Carlyle-Dex Partners II L.P., a Delaware limited partnership (“Carlyle Coinvest II”) (each of CP III, Carlyle Coinvest, CHYP Coinvest, Carlyle Coinvest I and Carlyle Coinvest II, a “Stockholder” and collectively, the “Stockholders”) and any other subsequent holder of Shares who agrees to be bound by the terms of this Agreement in accordance with the terms hereof. Parent and the Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” The meaning of certain capitalized terms used herein are set forth in Section 7 hereto.
RECITALS
      A. Dex Media, Inc., a Delaware corporation (the “Company”), Dex Holdings LLC, a Delaware limited liability company (“Holdings”), the Stockholders and certain other members of Holdings have entered into a Sponsor Stockholders Agreement, dated as of July 27, 2004 (the “Current Stockholders Agreement”), to provide for certain matters with respect to the Stockholders’ and these other members’ holdings of shares of capital stock of the Company and the governance of the Company. Holdings was dissolved on January 5, 2005.
      B. On the date hereof, the Company, Parent and a wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) pursuant to which the Company will be merged with and into Merger Sub (the “Merger”).
      C. The Parties wish to provide for certain matters relating to the Stockholders’ holdings of shares of capital stock of Parent received in the Merger and the governance of Parent following the Effective Time (as defined in the Merger Agreement).
      D. In connection with the Merger Agreement, it is contemplated that, effective upon and following the Effective Time, the Current Stockholders Agreement (and certain related agreements) will terminate and be of no further force or effect.
      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
      Section 1.     Parent Board Representation and Voting.
      (a) From and after the Effective Time, at each annual or special meeting of stockholders of Parent at which action is to be taken with respect to the election of directors of Parent, each Stockholder, severally and not jointly, agrees to vote or otherwise give such Stockholder’s consent in respect of all Shares (whether now or hereafter acquired) owned by such Stockholder, and Parent will take all necessary and desirable actions within its control (including to support the nomination of, and the Nominating Committee of Parent will recommend to the Board of Directors of Parent (the “Parent Board”) the inclusion in the slate of nominees recommended by the

Parent Board to stockholders of Parent for election as directors, such directors as set forth in subsection 1(a)(ii) below), in order to cause:

(i) the authorized number of directors on the Parent Board to be established at no more than 13;

(ii) the election to the Parent Board of such slate, so long as upon such election, the Parent Board consists of:

(A) one director designated by one or more of the Stockholders as the Stockholders shall agree (the “Stockholder Designee”) if at the relevant time the Stockholders Beneficially Own at least 5% of the then issued and outstanding shares of Parent’s common stock, par value $1.00 per share (the “Parent Common Stock”);

(B) the Chief Executive Officer of Parent;

(C) the Chairman of Parent; and

(D) the remaining directors, (i) with a number equal to a majority of the entire Parent Board being individuals who would satisfy the independence requirements of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act and (ii) none of whom are Affiliates of the Stockholders;

all of such designees will hold office, subject to their earlier removal or resignation in accordance with clause (a)(iii) below and Section 1(d), respectively, and applicable law, until their respective successors have been duly elected and qualified;

(iii) the removal from the Parent Board for cause of the Stockholder Designee upon the written request of such of the Stockholders as the Stockholders shall agree; and

(iv) upon any vacancy in the Parent Board as a result of any (A) individual designated by the Stockholders pursuant to clause (ii)(A) above, ceasing to be a member of the Parent Board, whether by resignation or otherwise, the election to the Parent Board of an individual designated by one or more of the Stockholders as the Stockholders shall agree, or (B) other individual ceasing to be a member of the Parent Board, whether by resignation or otherwise, the election to the Parent Board of an individual (consistent with clause (ii) above) appointed by a majority of the remaining directors then in office.
      (b) Notwithstanding the provisions of this Section 1, the Stockholders will not be entitled to designate any person to the Parent Board (or any committee thereof), in the event that Parent receives a written opinion of its outside counsel that a Stockholder Designee would not be qualified under any applicable law, rule or regulation to serve as a director of Parent or if Parent objects to a Stockholder Designee because such Stockholder Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D or Item 401(f) of Regulation S-K or is subject to any order, decree or judgment of any court or agency prohibiting service as a director of any public company or providing investment or financial advisory services and, in any such event, the Stockholders will withdraw the designation of such proposed Stockholder Designee and designate a replacement therefor (which replacement Stockholder Designee will also be subject to the requirements of this Subsection 1(b)). Parent will use its best efforts to notify the Stockholders of any objection to a Stockholder Designee sufficiently in advance of the date on which proxy materials are mailed by Parent in connection with such election of directors to enable the Stockholders to propose a replacement Stockholder Designee in accordance with the terms of this Agreement.
      (c) Notwithstanding anything in this Agreement to the contrary, the Parent Board and all of the committees of the Parent Board will operate in such a way to permit Parent to comply with applicable law and maintain its listing on The New York Stock Exchange. Without limiting the foregoing, at all times a majority of the Parent Board and all Committee members will (i) satisfy the independence requirements of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act and (ii) not be Affiliates of the Stockholders.
      (d) Notwithstanding anything to the contrary in this Section 1, immediately upon the consummation of any Transfer following which the Stockholders Beneficially Own, in the aggregate, less than 5% of the then issued and outstanding shares of Parent Common Stock, the Stockholders agree to cause the Stockholder Designee to tender to the Parent Board his or her resignation from the Parent Board.

      (e) This Section 1 will become effective at the Effective Time and will terminate and have no further force and effect if the Merger Agreement is terminated.
      Section 2.     Limitations on Acquisitions and Transfers.
      (a) Except for the acquisition of shares of Parent Common Stock pursuant to the Merger Agreement, and subject to Section 2(c), during the Standstill Period, the Stockholders and their respective Affiliates will not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire legal or Beneficial Ownership of any Share or any security of Parent convertible into or exchangeable or exercisable for Shares if, as a result of such acquisition, agreement or proposal, such Stockholder and/or its Affiliates would Beneficially Own, in the aggregate, or have the right to acquire Shares representing more than 15% of Parent’s then issued and outstanding Shares.
      (b) Subject to Section 2(c), during the Standstill Period, each Stockholder and its respective Affiliates will not, directly or indirectly:

(i) seek, make or take any action to solicit or initiate any offer or proposal for, or any indication of interest in, a merger (other than the Merger), consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination (other than the sale of Parent Common Stock by such Stockholder or its Affiliates in accordance with the terms of this Agreement) or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving Parent or any of its subsidiaries or the acquisition of any voting Shares of Parent or any of its subsidiaries (each, an “Acquisition Transaction”), if, as a result of such Acquisition Transaction, such Stockholder and/or its Affiliates would Beneficially Own, in the aggregate, or have the right to acquire Shares representing more than 15% of Parent’s then issued and outstanding Shares;

(ii) “solicit,” or become a “participant” in any “solicitation” (other than a “solicitation” approved by the Parent Board) of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of voting Shares in connection with any vote on any matter (whether or not relating to the election or removal of members of the Parent Board);

(iii) form, join or in any way participate in a 13D Group with respect to any voting Shares (other than a 13D Group (A) composed of Parent and its subsidiaries, (B) composed of such Stockholder and its Affiliates, (C) formed as a result of this Agreement or (D) deemed to have been formed by the Company Sponsors (as defined in the Merger Agreement) as a result of the execution, delivery or performance of the Merger Agreement, the Company Sponsor Agreements (as defined in the Merger Agreement), this Agreement or the transactions contemplated hereby or thereby);

(iv) grant any proxies with respect to any voting Shares to any Person (other than as recommended by the Parent Board), deposit any voting Shares in a voting trust (unless the trustee of such trust agrees to be bound by the terms of this Agreement) or enter into any other arrangement or agreement with respect to the voting thereof;

(v) publicly request, propose or otherwise seek any amendment or waiver of the provisions of Section 2(a) or (b);

(vi) publicly seek, alone or in concert with other Persons, additional representation on the Parent Board or publicly seek the removal of any member of the Parent Board that is not a Stockholder Designee or publicly seek a change in the composition or size of the Parent Board;

(vii) seek in their capacity as stockholders of Parent to have any matter presented to stockholders for a vote at any annual or special meeting (other than matters presented with the approval of the Parent Board);

(viii) publicly call or seek to have called any meeting of the holders of voting Shares for the purpose of voting on any of the foregoing; or

(ix) make any proposal, statement or inquiry, disclose any intention, plan or arrangement to the public (whether written or oral) inconsistent with the foregoing;

provided, however, that neither this Section 2(b) nor Section 2(a) will (1) prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of the Stockholder Designee as a director of Parent or prevent, restrict, encumber or in any way limit the ability of the Stockholder Designee to vote on matters, influence officers, employees, agents, management or the other directors of Parent, take any action or make any statement at any meeting of the Parent Board or any committee thereof, or otherwise to act in his or her capacity as a director of Parent, (2) prevent any Stockholder from selling any securities of Parent held by it or voting such securities, (3) apply to or restrict any discussions or other communications between or among directors, members, officers, employees or agents of any Stockholder or any Affiliate thereof, (4) prohibit any Stockholder or any Affiliate thereof from soliciting, offering, seeking to effect or negotiating with any Person with respect to transfers of Shares otherwise permitted by this Section 2 or (5) restrict any disclosure or statements required to be made by the Stockholder Designee or the Stockholders under applicable law, rule or regulation (including any NYSE regulation).
      (c) Notwithstanding Sections 2(a) and (b), during the Standstill Period, the Stockholders or their respective Affiliates will be permitted to make requests to the Parent Board to amend or waive any of the limitations set forth in Section 2(a) or (b), which the members of the Parent Board (other than the Stockholder Designee and any designee of the other Company Sponsor), acting by majority, may accept or reject in their sole discretion; provided, however, that (i) any such request will not be publicly disclosed by the Stockholders or any of their respective Affiliates, unless such Stockholder or such Affiliate reasonably believes that it is required by applicable law to make such disclosure and (ii) any such request will be made in a manner that is not reasonably likely to require the public disclosure of such request by Parent.
      (d) Notwithstanding any other provision hereof, in no event will a Stockholder Transfer Shares to any Person or 13D Group in one or a series of transactions if following such Transfer such Person or 13D Group would Beneficially Own 5% or more of the then-outstanding number of any class of Shares of Parent unless, prior to such Transfer, such Person or 13D Group executes an agreement reasonably satisfactory to Parent pursuant to which such Person or 13D Group agrees to be bound by the terms of Sections 2(a), (b), (c) and (d) of this Agreement as if such Person or 13D Group were a “Stockholder” hereunder; provided, however, that if the transferee Person or 13D Group qualifies at the time of such Transfer under Rule 13d of the Exchange Act to report its ownership on a Schedule 13G, the percentage in this Section 2(d) will be 15%, rather than 5%.
      (e) Prior to any proposed Transfer of any Shares (other than a Transfer to an Affiliate of a Stockholder or a Transfer made in connection with an offering of securities pursuant to the exercise of a Stockholder’s registration rights), the holder thereof will give written notice to Parent of its intention to effect such Transfer as soon as reasonably practicable. Each such notice will describe the manner of the proposed Transfer and, if requested by Parent for a proposed Transfer other than pursuant to Rule 144 or Rule 145(a), will be accompanied by an opinion of counsel reasonably satisfactory to Parent to the effect that the proposed Transfer of the Shares may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”), whereupon the holder of such Shares will be entitled to Transfer such Shares in accordance with the terms of its notice.
      (f) Parent may place appropriate legends on the certificates representing Shares held by the Stockholders setting forth any restrictions appropriate for compliance with U.S. federal securities laws. Parent will promptly issue replacement certificates to the Stockholders, upon request, in order to permit the Stockholders to engage in sales, transfers and other dispositions that are not restricted under U.S. federal securities laws.
      Section 3.     Registration Rights. This Section 3 will become effective at the Effective Time and will terminate and be of no further force and effect if the Merger Agreement is terminated.
      (a) Demand Registrations.

(i) Right to Demand Registration. From and after the three-month anniversary of the Effective Time until the second anniversary of the Effective Time (the “Demand Period”), the Stockholders will have the right at any time to make a written request of Parent for registration (any such request, a “Stockholder Demand”) with the Securities and Exchange Commission (the “Commission”), under and in accordance with the provisions of the Securities Act, of all or part of the Registrable Shares owned by the Stockholders (each a “Demand Registration” and such Stockholders, the “Demanding Holders”); provided that

(x) Parent need not effect a Demand Registration involving less than $100 million of gross proceeds and (y) Parent may defer the filing or effectiveness of a Registration Statement (as defined below) in respect of such Demand Registration for a single period not to exceed 90 days during any one-year period, if the Parent Board determines in the exercise of its reasonable judgment and in good faith that to effect such Demand Registration at such time would have a material and adverse effect on any proposal or plan by Parent to engage in any significant corporate transaction; provided that in such event the Stockholders making such Stockholder Demand will be entitled to withdraw such Stockholder Demand and, if such Stockholder Demand is withdrawn, such registration will not be counted as a Stockholder Demand for purposes of Section 3(a)(ii), and the Demand Period will be extended by the length of such deferral. Within ten days after receipt of the request for a Demand Registration, Parent will send written notice (the “Demand Notice”) of such registration request and its intention to comply therewith to all holders of Registrable Shares and, subject to subsection (iii) below, Parent will include in such registration all the Registrable Shares with respect to which Parent has received written requests for inclusion therein within 20 Business Days after the date such Demand Notice is given. All requests made pursuant to this subsection (i) will specify the aggregate number of Registrable Shares requested to be registered and will also specify the intended methods of disposition thereof. Upon receipt of a Stockholder Demand, Parent will take all necessary and desirable actions within its control to effect registration of the Registrable Shares to be registered in accordance with the intended method of distribution specified in writing by the Demanding Holders as soon as practicable and will maintain the effectiveness of such Registration Statement until the earlier of the date (as such date may be extended pursuant to the terms hereof, the “Registration Termination Date”) (A) which is one hundred eighty (180) days following the effective date of such Registration Statement and (B) on which all of the Registrable Shares covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), which methods shall include, without limitation, block trades. If available to Parent, Parent will effect such registration on Form S-3 or such other form of registration statement that counsel to Parent advises and, if requested by the Demanding Holders, such registration will be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Shares, pursuant to Rule 415 promulgated under the Securities Act or any similar rule that may be adopted by the Commission (a “Registration Statement”), and Parent will take all necessary and desirable actions within its control to maintain the effectiveness of such Registration Statement until the Registration Termination Date; provided, however, that Parent will not effect a registration on Form S-3 or an equivalent form if Parent or the managing underwriter or underwriters determine that using a different registration form is in the best interests of Parent and/or the Demanding Holders and other holders of Registrable Shares.

(ii) Number of Demand Registrations. The Stockholders, as a group, will be entitled to up to, but no more than, two Stockholder Demands; provided, however, that a Stockholder Demand will not be deemed to have been made unless the Registration Statement filed in connection therewith is kept continuously effective by Parent until the Registration Termination Date unless the reason such Registration Statement does not remain effective until the Registration Termination Date is solely as a result of the failure of the relevant Stockholders to take all actions reasonably required in order to have the Registration Statement remain effective for such period. Parent will not be required to cause a registration pursuant to Section 3(a)(i) to be declared effective within a period of 180 days after the date of any other Parent registration statement was declared effective pursuant to a Demand Registration request or a filing for Parent’s own behalf.

(iii) Priority on Demand Registrations. If in any Demand Registration the managing underwriter or underwriters thereof (or in the case of a Demand Registration not being underwritten, the Demanding Holders after consultation with an investment banker of nationally recognized standing) advise Parent in writing that in its or their reasonable opinion the number of securities proposed to be sold in such Demand Registration exceeds the number that can be sold in such offering without having a material and adverse effect on the success of the offering, Parent will include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or the Demanding Holders, as the case may be) can be sold without having a material and adverse effect on the success of the offering, as follows: first, the securities which the Stockholders, including the Demanding Holders, and the W Holders (pro rata among all such Stockholders and the W Holders on the basis of the relative percentage of Registrable Shares requested to be registered by all Stockholders and W Holders who have requested that securities owned by them be so included), propose to sell, and second, securities of any other holders of Parent’s securities eligible to participate in such offering, pro rata among all such Persons on the basis of the relative percentage of such securities held by each of them. In the event that the managing underwriter or Demanding Holders determine that additional Registrable Shares may be sold in any Demand Registration without having a material and adverse effect on the success of the offering, Parent may include comparable securities to be issued and sold by Parent or comparable securities held by Persons other than the Parties.

(iv) Selection of Underwriters. If a Demand Registration is to be an underwritten offering, the Stockholders will, after consultation with Parent, select a managing underwriter or underwriters of recognized national standing to administer the offering.

      (b) Piggyback Registrations. If Parent at any time proposes to register under the Securities Act any Shares or any security convertible into or exchangeable or exercisable for Shares (other than (i) any securities to be registered on Form S-8 and (ii) any securities to be registered in connection with the Merger), whether or not for sale for its own account and other than pursuant to a Demand Registration, on a form and in a manner which would permit registration of the Registrable Shares held by the Stockholders for sale to the public under the Securities Act, Parent will give written notice of the proposed registration to the Stockholders not later than 30 days prior to the filing thereof. Each Stockholder will have the right to request that all or any part of its Registrable Shares be included in such registration. Each Stockholder can make such a request by giving written notice to Parent within ten Business Days after the giving of such notice by Parent; provided, however, that if the registration is an underwritten registration and the managing underwriters of such offering determine that the aggregate amount of securities of Parent which Parent and all Stockholders propose to include in such Registration Statement exceeds the maximum amount of securities that may be sold without having an adverse effect on the success of the offering, including the selling price and other terms of such offering, Parent will include in such registration, first, the securities which Parent proposes to sell, second, the Registrable Shares of the Stockholders and any W Holders requesting registration, pro rata among all such Stockholders and W Holders on the basis of the relative percentage of Registrable Shares requested to be registered by all Stockholders and W Holders who have requested that securities owned by them be so included (it being further agreed and understood, however, that such underwriters will have the right to eliminate entirely the participation of the Stockholders and the W Holders), and third, the comparable securities of any additional holders of Parent’s securities, pro rata among all such holders on the basis of the relative percentage of such securities held by each of them. Registrable Shares proposed to be registered and sold pursuant to an underwritten offering for the account of any Stockholder pursuant to this Section 3(b) will be sold to the prospective underwriters selected or approved by Parent, after consultation with the Stockholders, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between Parent and the prospective underwriters. Any Stockholder who holds Registrable Shares being registered in any offering will have the right to receive a copy of the form of underwriting agreement and will have an opportunity to hold discussions with the lead underwriter of the terms of such underwriting agreement. Parent may withdraw any Registration Statement at any time before it becomes effective, or postpone or terminate the offering of securities, without obligation or liability to any Stockholder.
      (c) Holdback Agreements. Notwithstanding any other provision of this Section 3, each Stockholder agrees that (if and to the extent the managing underwriter(s) in an underwritten offering determine that such action is necessary with respect to such offering and provided that such condition is also applicable to the W Holders, if any, requesting registration of Registrable Shares in such offering) it will not (and it will be a condition to the rights of each Stockholder under this Section 3 that such Stockholder does not) offer for Public Sale any Shares during the 90-day period after the effective date of any Registration Statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters); provided, however, no Stockholder will object to shortening such period if the underwriter agrees that shortening such period would not materially and adversely effect the success of the offering.

      (d) Expenses. Except as otherwise provided herein, all expenses, disbursements and fees incurred by Parent and the Stockholders in connection with any registration under this Section 3 (including, without limitation, the reasonable expenses, disbursements and fees of one counsel retained in connection with the Stockholders’ first Demand Registration, in an aggregate amount of up to $50,000) will be borne by Parent, except that the following expenses will be borne by the Stockholders: (i) the expenses, disbursements and fees of counsel to the Stockholders to the extent the Stockholders retain counsel (other than as provided above with respect to the Stockholders’ first Demand Registration); (ii) discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other industry professionals, to the extent relating to the distribution or sale of the Stockholders’ securities; and (iii) transfer taxes with respect to the securities sold by the Stockholders; provided, however, that the Stockholders will reimburse Parent for any fees, costs and expenses paid by Parent in connection with any Stockholder Demand (i) which is subsequently withdrawn by the Stockholders after Parent has filed a Registration Statement with the Commission in connection therewith or (ii) which is not declared effective solely as a result of the failure of the Stockholders to take all actions reasonably required in order to have the registration and the related Registration Statement declared effective by the Commission. In any such event, such demand registration will be counted as a Stockholder Demand for purposes of Section 3(a)(ii).
      (e) Registration Procedures. In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, Parent will consult with each Stockholder whose equity interest is to be included in any such registration concerning the form of underwriting agreement, will provide to such Stockholders the form of underwriting agreement prior to Parent’s execution thereof and will provide to such Stockholders and their representatives such other documents (including comments by the Commission on the Registration Statement) as such Stockholders reasonably request in connection with its participation in such registration. Parent will furnish such Stockholders and each underwriter, if any, with a copy of the Registration Statement and all amendments thereto and will supply such Stockholders and each underwriter, if any, with copies of any prospectus (a “Prospectus”) included therein (including a preliminary Prospectus and all amendments and supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration. Parent will not, however, be required to maintain the Registration Statement effective or to supply copies of a Prospectus for a period beyond the Registration Termination Date and, following such date, Parent may deregister any securities covered by such Registration Statement and not then sold or distributed. Whenever required to effect the registration of any Registrable Shares under this Agreement, Parent will, as promptly as possible:

(i) prepare and file with the Commission a Registration Statement on any form on which Parent then qualifies, which counsel for Parent deems appropriate and pursuant to which an offering of such Registrable Shares may be made in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause any Registration Statement required hereunder to become effective as soon as practicable after the initial filing thereof and keep such Registration Statement effective until the Registration Termination Date;

(ii) provide such Stockholders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such Stockholders, a reasonable opportunity to review and comment on such Registration Statement and each Prospectus included therein or filed with the Commission and each amendment or supplement thereto other than any amendments or supplements resulting from the incorporation by reference in such Registration Statement or Prospectus to Parent’s periodic and current reports filed with the Commission under the Exchange Act;

(iii) upon filing a Registration Statement or any Prospectus related thereto or any amendments or supplements thereto, furnish to such Stockholders and the underwriters, if any, copies of all such documents;

(iv) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective until the Registration Termination Date; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to such Prospectus;

(v) promptly notify such Stockholders and any managing underwriters in writing, (A) when a Registration Statement or post-effective amendment to a Registration Statement or the related Prospectus or Prospectus supplement has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission or any state securities commission for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (C) of the issuance by the Commission or any state securities commission of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by Parent of any notification with respect to the suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) upon discovery that, or upon the happening of any event as a result of which, any Registration Statement or Prospectus (or any amendment or supplement thereto or document incorporated by reference therein) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) use its commercially reasonable efforts to prevent the issuance of any stop order by the Commission suspending the effectiveness of a Registration Statement to the extent the Company had knowledge of the threat of such stop order prior to its issuance, and in the event of such issuance, to use its reasonable best efforts to obtain the withdrawal of such stop order;

(vii) except as prohibited under applicable law, if requested by the managing underwriters or such Stockholders, promptly consider for inclusion in a Prospectus supplement or post-effective amendment such information as the managing underwriters or the Stockholders holding a majority of the Registrable Shares being sold by such Stockholders agree should be included therein relating to the sale of such Registrable Shares, including information with respect to the amount of Registrable Shares being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Shares to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(viii) furnish to such Stockholders and each managing underwriter at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to such Stockholders and the underwriters, if any, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons or entities may reasonably request;

(x) prior to any Public Sale of Registrable Shares, register or qualify or cause to be registered or qualified such Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as such Stockholders or any underwriter reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Shares covered by the applicable Registration Statement; provided, however, that Parent will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(xi) cooperate with such Stockholders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold pursuant to such Registration Statement and not bearing any restrictive legends, and enable such Registrable Shares to be in such denominations and registered in such names as the managing underwriters may request at least two Business Days prior to any sale of Registrable Shares to the underwriters;

(xii) if any discovery or event described in clause (v)(E) above occurs, notify such Stockholders of such discovery or event and prepare a supplement or post-effective amendment to the applicable Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in the event of the foregoing, the Registration Termination Date will be extended by the number of days during the period from and including the date of such notice from Parent to the Stockholders until and including the date of delivery of such supplement or amendment to such Registration Statement or related Prospectus;

(xiii) cause all Registrable Shares covered by the Registration Statement to be listed on The New York Stock Exchange or each other securities exchange on which similar securities issued by Parent are then listed;

(xiv) provide and cause to be maintained a transfer agent and registrar for all such Registrable Shares covered by the Registration Statement not later than the effective date of the Registration Statement;

(xv) use its reasonable best efforts to obtain an opinion from Parent’s counsel and a “cold comfort” letter from Parent’s independent public accountants in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings and reasonably satisfactory to the Stockholders holding a majority of the Registrable Shares being sold by such Stockholders;

(xvi) deliver promptly to each Stockholder participating in the offering and each underwriter, if any, copies of all correspondence between the Commission and Parent, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the Registration Statement, other than those portions of any such correspondence and memoranda which contain information subject to attorney-client privilege with respect to Parent, and, upon receipt of such confidentiality agreements as Parent may reasonably request, make reasonably available for inspection by any Stockholder selling such Registrable Shares covered by such Registration Statement, by any underwriter, if any, participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such Stockholder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(xvii) provide a CUSIP number for all Registrable Shares included in such Registration Statement, not later than the effective date of the applicable Registration Statement;

(xviii) enter into such agreements (including an underwriting agreement in form reasonably satisfactory to Parent) and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Shares;

(xix) make available for inspection by a representative of such Stockholders, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by such Stockholders or such underwriter, all financial and other records, any pertinent corporate documents and properties of Parent reasonably requested by such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any records, information or documents that are designated by Parent in writing as confidential will be kept confidential by such Persons or entities unless disclosure of such records, information or documents is required by court or administrative order;

(xx) otherwise comply in all material respects with all applicable rules and regulations of the Commission and relevant state securities commissions, and make generally available to such Stockholders, earning statements satisfying the provisions of Section 12(a) of the Securities Act no later than 45 days after the end of any 12-month period (or 120 days, if such period is a fiscal year) commencing at the end of any fiscal quarter in which Registrable Shares of such Stockholders are sold to underwriters in an underwritten offering, or, if not sold to underwriters in such an offering, beginning with the first month of Parent’s first fiscal quarter commencing after the effective date of a Registration Statement, which statements will cover said 12-month periods;

(xxi) cause senior management to participate in “roadshow” presentations and other customary marketing efforts at reasonable times upon reasonable notice and in a manner that will not adversely affect Parent’s business;

(xxii) cooperate with such Stockholders, each underwriter participating in the disposition of such Registrable Shares and such underwriters’ counsel in connection with any filings required to be made with the NASD;

(xxiii) upon the request of the Stockholders holding a majority of the Registrable Shares being sold by such Stockholders, to request from the Commission acceleration of the effectiveness of such Registration Statement; and

(xxiv) take all such other commercially reasonable actions as are necessary or advisable and/or reasonably requested by such Stockholders in order to expedite or facilitate the disposition of such Registrable Shares.
      (f) Each Stockholder hereby agrees that, upon receipt of any notice from Parent of the happening of any event of the type described in Section 3(e)(v)(E), such Stockholder will forthwith discontinue disposition of such Registrable Shares covered by such Registration Statement or related Prospectus until such Stockholder’s receipt of the copies of the supplemental or amended Prospectus contemplated by Section 3(e)(xii), and, if so directed by Parent, such Stockholder will deliver to Parent (at Parent’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the Prospectus covering such Registrable Shares at the time of receipt of such notice.
      Section 4.     Indemnification.
      (a) Indemnification by Parent. In the event of any registration of any securities of Parent under the Securities Act pursuant to Section 3, Parent will, and it hereby does, indemnify and hold harmless, to the extent permitted by law, each of the Stockholders that holds any Registrable Shares covered by such Registration Statement, each Affiliate of such Stockholder and such Stockholder’s directors, officers, employees and agents or general and limited partners, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Stockholder or any such underwriter within the meaning of the Securities Act (collectively, the “Stockholder Indemnified Parties”), against any and all losses, claims, damages, or liabilities, joint or several, and expenses (including reasonable attorneys’ fees and expenses and any amounts paid in any settlement effected with Parent’s consent) to which any Stockholder Indemnified Party may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof, whether or not such Stockholder Indemnified Party is a party thereto) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such securities were registered under the Securities Act, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by Parent of any federal, state or common law rule or regulation applicable to Parent and relating to action required of or inaction by Parent in connection with any such registration; provided, that Parent will not be liable to any Stockholder Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment or supplement thereto or in any such preliminary, final or summary Prospectus in reliance upon and in conformity with written information with respect to such Stockholder or any underwriter who participates in the offering or sale of Registrable Shares covered by a Registration Statement furnished by such Stockholder or such underwriter to Parent. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder or any Stockholder Indemnified Party and will survive the transfer of such securities by such Stockholder.
      (b) Indemnification by the Stockholders and Underwriters. Parent may require, as a condition to including any Registrable Shares in any Registration Statement filed in accordance with Section 3, that Parent has received an undertaking reasonably satisfactory to it from the Stockholders that own such Registrable Shares or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4(a)) Parent, each Affiliate of Parent, each of Parent’s directors, officers, employees and agents and each other Person who controls Parent within the meaning of the Securities Act with respect to any statement or alleged statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information with respect to the Stockholders holding any of the Registrable Shares being registered or such underwriter that is furnished in writing to Parent by such Stockholders or such underwriter, or a document incorporated by reference into any of the foregoing; provided, that no such Stockholder will be liable for any indemnity claims in excess of the amount of net proceeds received by such Stockholder from the sale of Registrable Shares. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of Parent or any of the Stockholders, or any of their respective Affiliates, directors, officers or controlling Persons, and will survive the transfer of such securities by such Stockholder.
      (c) Notices of Claims, Etc. Promptly after receipt by a Stockholder Indemnified Party or Parent of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to Section 4 (a) or (b), as applicable (an “Indemnified Party”), such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under this Section 4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the indemnifying party will be entitled to participate in and to assume the defense thereof, with counsel satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided that the Indemnified Party will have the right to employ counsel to represent the Indemnified Party and its respective controlling persons, directors, officers, general or limited partners, employees or agents who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against such indemnifying party under this Section 4 if (i) the employment of such counsel has been authorized in writing by such indemnifying party in connection with the defense of such action, (ii) the indemnifying party has not promptly employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action or (iii) any Indemnified Party has reasonably concluded that there may be defenses available to such Indemnified Party or its respective controlling persons, directors, officers, employees or agents which are in conflict with or in addition to those available to the indemnifying party, and in that event the reasonable fees and expenses of one firm of separate counsel for the Indemnified Party will be paid by the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement in connection with any claim or litigation which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect to such claim or litigation.
      (d) If the indemnification provided for in this Section 4 shall for any reason be unavailable to any Indemnified Party under Section 4(a) or Section 4(b) or is insufficient to hold it harmless in respect of any loss, claim, damage, expense or liability, or any action in respect thereof referred to therein, then each indemnifying party will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, expense or liability, or action in respect thereof, (i) in such proportion as may be appropriate to reflect the relative benefits received by the Indemnified Party and indemnifying party or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnified Party and indemnifying party with respect to the statements or omissions which resulted in such loss, claim, damage, expense or liability, or action in respect thereof, as well as any other relevant equitable considerations. Notwithstanding any other provision of this Section 4(d), no Stockholder will be required to contribute an amount greater than the dollar amount of the proceeds received by such Stockholder with respect to the sale of any Registrable Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
      (e) Non-Exclusivity. The obligations of the parties under this Section 4 will be in addition to any liability which any party may otherwise have to any other party.
      Section 5.     Information Requirements. Parent covenants that it will (i) file the reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the Commission thereunder, and the rules and regulations of the NYSE and any other securities markets or exchanges on which the Shares are listed or quoted, within the time periods prescribed thereby and (ii) take such further action as any Stockholder may reasonably request, in each case to the extent required from time to time to enable such Stockholder to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A promulgated under the Securities Act (as such rules may be amended from time to time) or any similar rule or regulation adopted by the Commission after the date hereof, including making available adequate current public information within the meaning of Rule 144(c)(2) and delivering the information required by Rule 144A(d). Upon the request of any Stockholder, Parent will deliver to such Stockholder a written statement as to whether it has complied with such requirements.
      Section 6.     Termination of Agreement. This Agreement will terminate upon the mutual agreement of the Parties or the termination of the Merger Agreement. In addition, this Agreement will terminate on the date on which the Stockholders no longer Beneficially Own, in the aggregate, at least 5% of the issued and outstanding shares of the Parent Common Stock.
      Section 7.     Definitions, Etc.
      (a) In addition to terms defined elsewhere herein, as used in this Agreement, the following terms have the following meanings:

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of voting Shares that would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned voting Shares representing more than 5% of any class of voting Shares then outstanding.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) none of the following will be deemed to be an Affiliate of any Stockholder: (A) the Company, (B) any portfolio company of the Stockholders or their Affiliates, (C) any limited partner of the Stockholders or their Affiliates or (D) any investment fund that does not share the same general partner as such Stockholder and (ii) no Company Sponsor will be deemed to be an Affiliate of the other Company Sponsor.

“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a

Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer. Notwithstanding anything in this Agreement, neither (i) the Stockholders and Parent nor (ii) the Company Sponsors, are intended to be a “group” for purposes of Rule 13d-5 of the Exchange Act and nothing in this Agreement will be interpreted in a manner that requires that they be deemed to be a “group” thereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G Holders Registration Rights Agreement” means the Registration Rights Agreement, dated November 25, 2002, among Parent and the other parties thereto.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Public Sale” means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act or pursuant to Rule 144 under the Securities Act (other than in a privately negotiated sale).

“Registrable Shares” means the Shares; provided, that Shares shall cease to be “Registrable Shares” when such Shares are sold (i) by a Stockholder in a transaction in which its rights under this Agreement are not assigned, (ii) pursuant to an effective registration statement under the Securities Act, or (iii) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act (including transactions under Rule 144, or a successor thereto, promulgated under the Securities Act) so that all restrictive legends with respect thereto, if any, are removed upon the consummation of such sale; and, provided further, that, with respect to any Transfer by a Stockholder of Registrable Shares in accordance with this Agreement, such transferee’s Registrable Shares shall be limited to the Registrable Shares received from such Stockholder hereunder.

“Shares” means (i) shares of voting stock of Parent or (ii) any other security of Parent or any successor thereto which is convertible into, or exercisable or exchangeable for, shares of voting stock of Parent.

“Standstill Period” means the period from the date hereof through the date on which Parent issues its first quarterly earnings release after the later to occur of (i) the Stockholders ceasing to own, in the aggregate, more than 5% of the then-outstanding shares of Parent Common Stock and (ii) the Stockholder Designee, if any, having resigned from the Parent Board pursuant to Section 1(d) hereof.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition or exchange, and “Transferring” or “Transferred” have correlative meanings.

“W Holders” means, collectively, Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, WD GP Associates LLC and WD Investors LLC.

      (b) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

      (c) References to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.
      (d) References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
      Section 8. Miscellaneous
      (a) Access to Information. Parent shall permit, and shall cause its direct and indirect subsidiaries to permit, any representatives designated by any Stockholder (a “VCOC Stockholder”) (x) that is required to be a “venture capital operating company” pursuant to the terms of its Partnership Agreement or (y) the assets of which would be considered “plan assets” unless it is considered to be a venture capital operating company, in each case within the meaning of the Department of Labor “plan asset” regulation, 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”), upon reasonable notice, during normal business hours and in a manner that does not unreasonably interfere with the management and operation of Parent and/or such subsidiaries to: (i) examine the corporate and financial records of Parent and such subsidiaries and make copies or extracts of such records and (ii) discuss the affairs, finances and accounts of any such entities with the officers and independent accountants of Parent and such subsidiaries. In addition, Parent shall permit, and shall cause its direct and indirect subsidiaries to permit, any one representative designated by any VCOC Stockholder to attend meetings of the Parent Board (to the extent that such VCOC Stockholder has not designated the Stockholder Designee pursuant to Section 1(a)(ii)(A)) or the board of directors of any such subsidiary as a non-voting observer (with such rights and privileges as are reasonably necessary or appropriate such that the right of the VCOC Stockholder to appoint such board observer shall, collectively with the other rights described in this Section 8(a), constitute “management rights” within the meaning of the Plan Asset Regulation); provided, that to the extent that any VCOC Stockholder has appointed the Stockholder Designee to the Parent Board, such VCOC Stockholder shall designate the Stockholder Designee as its non-voting observer with respect to the board of directors of each applicable subsidiary. No representative of a Stockholder will be entitled to the access rights specified in clauses (i) or (ii) of the first sentence of this Section 8(a) or the rights to attend meetings of the boards of directors under the second sentence of this Section 8(a) unless and until such representative has entered into a customary confidentiality agreement with Parent. Parent will have the right, after reasonable notice, to require that any representative designated by a Stockholder under this Section 8(a) be replaced with another representative of such Stockholder.
      (b) Successors, Assigns and Transferees. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, legatees, successors and assigns and any other transferee of the Shares that is an Affiliate of a Stockholder and will also apply to any Shares acquired by Stockholders after the date hereof. This Agreement is not intended to and does not confer upon any Person other than the Parties to any rights or remedies under this Agreement. The rights granted to each Stockholder (together with the related obligations) pursuant to this Agreement (but not including the rights and obligations of the Stockholder pursuant to Section 1 of this Agreement and subject to the proviso in Section 2(d)) may be Transferred by such Stockholder to any Person who acquires from such Stockholder at least 5% of the Parent Common Stock outstanding on the date of such Transfer; provided, that such Stockholder shall give Parent written notice at the time of such Transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned. In the event that any Stockholder Transfers all or any portion of its Shares to any Affiliate of such Stockholder or to any other Person pursuant to the prior sentence, such transferee will execute a counterpart of this Agreement in the form attached as Exhibit A hereto and agree to be bound by the terms hereof other than Section 1 of this Agreement, and be entitled to the rights provided herein, for all purposes hereunder. Any Affiliate of a Stockholder that receives Shares hereunder will be considered a “Stockholder” for all purposes hereunder other than under Sections 1 and 8(a) of this Agreement. The Company may not assign this Agreement without the written consent of the Stockholders holding a majority of the Registrable Shares then held by the Stockholders.
      (c) Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the Parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
      (d) Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
      (e) Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), and the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s address for notice forth in Section 8(g) will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
      (f) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
      (g) Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice): (i) for a Stockholder, at the addresses given for that Stockholder on the list attached hereto as Exhibit B or such other address as that Stockholder may specify by notice to Parent, and (ii) for Parent, at the address for Parent set forth at Exhibit B.
      (h) Recapitalization, Exchange, Etc. Affecting Parent’s Shares. The provisions of this Agreement will apply, to the full extent set forth herein, with respect to any and all Shares of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets, conversion to a corporation or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Shares and will be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.
      (i) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
      (j) Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
      (k) Amendment. This Agreement may be amended only by written agreement signed by the Parties. At any time hereafter, Persons acquiring Shares that are Affiliates of a Stockholder may be made parties hereto by executing a signature page in the form attached as Exhibit A hereto, which signature page will be countersigned by Parent and will be attached to this Agreement and become a part hereof without any further action of any other Party hereto.
      (l) Integration; No Inconsistent Agreements. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the G Holders Registration Rights Agreement, which will be terminated effective before or as of the Effective Time, and the Sponsor Stockholders Agreement entered into between Parent and the W Holders on the date hereof, (i) Parent has not entered into and will not enter into any agreement that is inconsistent with the rights granted to the Stockholders in this Agreement or that otherwise conflicts with the provisions hereof and (ii) the rights granted to the Stockholders hereunder do not in any way conflict with, and are not inconsistent with the rights granted to the holders of Parent’s other issued and outstanding securities under, any such agreements.
      (m) Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Stockholder will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
      (n) Current Agreements. Effective at the Effective Time, the following agreements will without further action be terminated and of no further force and effect.

(i) the Current Stockholders Agreement;

(ii) Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002 (as amended);

(iii) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media East LLC and The Carlyle Group.;

(iv) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media East LLC and Welsh, Carson, Anderson & Stowe;

(v) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media West LLC and The Carlyle Group; and

(vi) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media West LLC and Welsh, Carson, Anderson & Stowe.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Parties have executed this Sponsor Stockholders Agreement as of the date first above written.

CARLYLE HOLDERS

CARLYLE PARTNERS III, L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CP III COINVESTMENT, L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CARLYLE-DEX PARTNERS L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CARLYLE-DEX PARTNERS II L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P.

By:	TCG High Yield, L.L.C.,

its General Partner

By:	TCG High Yield Holdings, L.L.C.,

its Managing Member

By:	TC Group, L.L.C.,

its Sole Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush

Title:	Vice President, General Counsel

and Corporate Secretary

EXHIBIT A
SIGNATURE PAGE
TO THE
SPONSOR STOCKHOLDERS AGREEMENT
      By execution of this signature page,                     hereby agrees to become a party to, be bound by the obligations of and receive the benefits of the Sponsor Stockholders Agreement, dated as of October 2, 2005, by and among R.H. Donnelley Corporation, Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P., Carlyle-Dex Partners L.P., and Carlyle-Dex Partners II L.P.

By:

Name:
Title:

Notice Address:

Accepted:

R.H. DONNELLEY CORPORATION

By:

Name:
Title:

EXHIBIT B
If to any Stockholder:

c/o The Carlyle Group
520 Madison Avenue
41st Floor
New York, New York 10022
Attention: James A. Atwood, Jr.
Facsimile: (212) 381-4901

with a copy to

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: R. Ronald Hopkinson
Facsimile: (212) 751-4864
If to Parent:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27531
Attention: Robert J. Bush
Vice President, General Counsel and Corporate Secretary
Facsimile: (919) 279-1518

with a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Attention: John J. Hyland
Facsimile: (212) 755-7306

ANNEX C
SPONSOR STOCKHOLDERS AGREEMENT
      This SPONSOR STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of October 3, 2005, among R.H. Donnelley Corporation, a Delaware corporation (“Parent”), Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership (“Welsh Carson IX”), WD GP Associates LLC (“WCAS Coinvest”) and WD Investors LLC (“WCAS Coinvest II”) (each of Welsh Carson IX, WCAS Coinvest and WCAS Coinvest II, a “Stockholder” and collectively, the “Stockholders”) and any other subsequent holder of Shares who agrees to be bound by the terms of this Agreement in accordance with the terms hereof. Parent and the Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” The meaning of certain capitalized terms used herein are set forth in Section 7 hereto.
RECITALS
      A. Dex Media, Inc., a Delaware corporation (the “Company”), Dex Holdings LLC, a Delaware limited liability company (“Holdings”), the Stockholders and certain other members of Holdings have entered into a Sponsor Stockholders Agreement, dated as of July 27, 2004 (the “Current Stockholders Agreement”), to provide for certain matters with respect to the Stockholders’ and these other members’ holdings of shares of capital stock of the Company and the governance of the Company. Holdings was dissolved on January 5, 2005.
      B. On the date hereof, the Company, Parent and a wholly owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) pursuant to which the Company will be merged with and into Merger Sub (the “Merger”).
      C. The Parties wish to provide for certain matters relating to the Stockholders’ holdings of shares of capital stock of Parent received in the Merger and the governance of Parent following the Effective Time (as defined in the Merger Agreement).
      D. In connection with the Merger Agreement, it is contemplated that, effective upon and following the Effective Time, the Current Stockholders Agreement (and certain related agreements) will terminate and be of no further force or effect.
      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
      Section 1. Parent Board Representation and Voting.
      (a) From and after the Effective Time, at each annual or special meeting of stockholders of Parent at which action is to be taken with respect to the election of directors of Parent, each Stockholder, severally and not jointly, agrees to vote or otherwise give such Stockholder’s consent in respect of all Shares (whether now or hereafter acquired) owned by such Stockholder, and Parent will take all necessary and desirable actions within its control (including to support the nomination of, and the Nominating Committee of Parent will recommend to the Board of Directors of Parent (the “Parent Board”) the inclusion in the slate of nominees recommended by the Parent Board to stockholders of Parent for election as directors, such directors as set forth in subsection 1(a)(ii) below), in order to cause:

(i) the authorized number of directors on the Parent Board to be established at no more than 13;

(ii) the election to the Parent Board of such slate, so long as upon such election, the Parent Board consists of:

(A) one director designated by one or more of the Stockholders as the Stockholders shall agree (the “Stockholder Designee”) if at the relevant time the Stockholders Beneficially Own at least 5% of the then issued and outstanding shares of Parent’s common stock, par value $1.00 per share (the “Parent Common Stock”);

(B) the Chief Executive Officer of Parent;

(C) the Chairman of Parent; and

(D) the remaining directors, (i) with a number equal to a majority of the entire Parent Board being individuals who would satisfy the independence requirements of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act and (ii) none of whom are Affiliates of the Stockholders;

all of such designees will hold office, subject to their earlier removal or resignation in accordance with clause (a)(iii) below and Section 1(d), respectively, and applicable law, until their respective successors have been duly elected and qualified;

(iii) the removal from the Parent Board for cause of the Stockholder Designee upon the written request of such of the Stockholders as the Stockholders shall agree; and

(iv) upon any vacancy in the Parent Board as a result of any (A) individual designated by the Stockholders pursuant to clause (ii)(A) above, ceasing to be a member of the Parent Board, whether by resignation or otherwise, the election to the Parent Board of an individual designated by one or more of the Stockholders as the Stockholders shall agree, or (B) other individual ceasing to be a member of the Parent Board, whether by resignation or otherwise, the election to the Parent Board of an individual (consistent with clause (ii) above) appointed by a majority of the remaining directors then in office.
      (b) Notwithstanding the provisions of this Section 1, the Stockholders will not be entitled to designate any person to the Parent Board (or any committee thereof), in the event that Parent receives a written opinion of its outside counsel that a Stockholder Designee would not be qualified under any applicable law, rule or regulation to serve as a director of Parent or if Parent objects to a Stockholder Designee because such Stockholder Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D or Item 401(f) of Regulation S-K or is subject to any order, decree or judgment of any court or agency prohibiting service as a director of any public company or providing investment or financial advisory services and, in any such event, the Stockholders will withdraw the designation of such proposed Stockholder Designee and designate a replacement therefor (which replacement Stockholder Designee will also be subject to the requirements of this Subsection 1(b)). Parent will use its best efforts to notify the Stockholders of any objection to a Stockholder Designee sufficiently in advance of the date on which proxy materials are mailed by Parent in connection with such election of directors to enable the Stockholders to propose a replacement Stockholder Designee in accordance with the terms of this Agreement.
      (c) Notwithstanding anything in this Agreement to the contrary, the Parent Board and all of the committees of the Parent Board will operate in such a way to permit Parent to comply with applicable law and maintain its listing on The New York Stock Exchange. Without limiting the foregoing, at all times a majority of the Parent Board and all Committee members will (i) satisfy the independence requirements of the New York Stock Exchange and Rule 10A-3(b)(1) under the Exchange Act and (ii) not be Affiliates of the Stockholders.
      (d) Notwithstanding anything to the contrary in this Section 1, immediately upon the consummation of any Transfer following which the Stockholders Beneficially Own, in the aggregate, less than 5% of the then issued and outstanding shares of Parent Common Stock, the Stockholders agree to cause the Stockholder Designee to tender to the Parent Board his or her resignation from the Parent Board.
      (e) This Section 1 will become effective at the Effective Time and will terminate and have no further force and effect if the Merger Agreement is terminated.
      Section 2.     Limitations on Acquisitions and Transfers.
      (a) Except for the acquisition of shares of Parent Common Stock pursuant to the Merger Agreement, and subject to Section 2(c), during the Standstill Period, the Stockholders and their respective Affiliates will not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire legal or Beneficial Ownership of any Share or any security of Parent convertible into or exchangeable or exercisable for Shares if, as a result of such acquisition, agreement or proposal, such Stockholder and/or its Affiliates would Beneficially Own, in the aggregate, or have the right to acquire Shares representing more than 15% of Parent’s then issued and outstanding Shares.
      (b) Subject to Section 2(c), during the Standstill Period, each Stockholder and its respective Affiliates will not, directly or indirectly:

(i) seek, make or take any action to solicit or initiate any offer or proposal for, or any indication of interest in, a merger (other than the Merger), consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination (other than the sale of Parent Common Stock by such Stockholder or its Affiliates in accordance with the terms of this Agreement) or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving Parent or any of its subsidiaries or the acquisition of any voting Shares of Parent or any of its subsidiaries (each, an “Acquisition Transaction”), if, as a result of such Acquisition Transaction, such Stockholder and/or its Affiliates would Beneficially Own, in the aggregate, or have the right to acquire Shares representing more than 15% of Parent’s then issued and outstanding Shares;

(ii) “solicit,” or become a “participant” in any “solicitation” (other than a “solicitation” approved by the Parent Board) of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of voting Shares in connection with any vote on any matter (whether or not relating to the election or removal of members of the Parent Board);

(iii) form, join or in any way participate in a 13D Group with respect to any voting Shares (other than a 13D Group (A) composed of Parent and its subsidiaries, (B) composed of such Stockholder and its Affiliates, (C) formed as a result of this Agreement or (D) deemed to have been formed by the Company Sponsors (as defined in the Merger Agreement) as a result of the execution, delivery or performance of the Merger Agreement, the Company Sponsor Agreements (as defined in the Merger Agreement), this Agreement or the transactions contemplated hereby or thereby);

(iv) grant any proxies with respect to any voting Shares to any Person (other than as recommended by the Parent Board), deposit any voting Shares in a voting trust (unless the trustee of such trust agrees to be bound by the terms of this Agreement) or enter into any other arrangement or agreement with respect to the voting thereof;

(v) publicly request, propose or otherwise seek any amendment or waiver of the provisions of Section 2(a) or (b);

(vi) publicly seek, alone or in concert with other Persons, additional representation on the Parent Board or publicly seek the removal of any member of the Parent Board that is not a Stockholder Designee or publicly seek a change in the composition or size of the Parent Board;

(vii) seek in their capacity as stockholders of Parent to have any matter presented to stockholders for a vote at any annual or special meeting (other than matters presented with the approval of the Parent Board);

(viii) publicly call or seek to have called any meeting of the holders of voting Shares for the purpose of voting on any of the foregoing; or

(ix) make any proposal, statement or inquiry, disclose any intention, plan or arrangement to the public (whether written or oral) inconsistent with the foregoing;
provided, however, that neither this Section 2(b) nor Section 2(a) will (1) prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of the Stockholder Designee as a director of Parent or prevent, restrict, encumber or in any way limit the ability of the Stockholder Designee to vote on matters, influence officers, employees, agents, management or the other directors of Parent, take any action or make any statement at any meeting of the Parent Board or any committee thereof, or otherwise to act in his or her capacity as a director of Parent, (2) prevent any Stockholder from selling any securities of Parent held by it or voting such securities, (3) apply to or restrict any discussions or other communications between or among directors, members, officers, employees or agents of any Stockholder or any Affiliate thereof, (4) prohibit any Stockholder or any Affiliate thereof from soliciting, offering, seeking to effect or negotiating with any Person with respect to transfers of Shares otherwise permitted by this Section 2 or (5) restrict any disclosure or statements required to be made by the Stockholder Designee or the Stockholders under applicable law, rule or regulation (including any NYSE regulation).
      (c) Notwithstanding Sections 2(a) and (b), during the Standstill Period, the Stockholders or their respective Affiliates will be permitted to make requests to the Parent Board to amend or waive any of the limitations set forth in Section 2(a) or (b), which the members of the Parent Board (other than the Stockholder Designee and any designee of the other Company Sponsor), acting by majority, may accept or reject in their sole discretion; provided, however, that (i) any such request will not be publicly disclosed by the Stockholders or any of their respective Affiliates, unless such Stockholder or such Affiliate reasonably believes that it is required by applicable law to make such disclosure and (ii) any such request will be made in a manner that is not reasonably likely to require the public disclosure of such request by Parent.
      (d) Notwithstanding any other provision hereof, in no event will a Stockholder Transfer Shares to any Person or 13D Group in one or a series of transactions if following such Transfer such Person or 13D Group would Beneficially Own 5% or more of the then-outstanding number of any class of Shares of Parent unless, prior to such Transfer, such Person or 13D Group executes an agreement reasonably satisfactory to Parent pursuant to which such Person or 13D Group agrees to be bound by the terms of Sections 2(a), (b), (c) and (d) of this Agreement as if such Person or 13D Group were a “Stockholder” hereunder; provided, however, that if the transferee Person or 13D Group qualifies at the time of such Transfer under Rule 13d of the Exchange Act to report its ownership on a Schedule 13G, the percentage in this Section 2(d) will be 15%, rather than 5%.
      (e) Prior to any proposed Transfer of any Shares (other than a Transfer to an Affiliate of a Stockholder or a Transfer made in connection with an offering of securities pursuant to the exercise of a Stockholder’s registration rights), the holder thereof will give written notice to Parent of its intention to effect such Transfer as soon as reasonably practicable. Each such notice will describe the manner of the proposed Transfer and, if requested by Parent for a proposed Transfer other than pursuant to Rule 144 or Rule 145(a), will be accompanied by an opinion of counsel reasonably satisfactory to Parent to the effect that the proposed Transfer of the Shares may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”), whereupon the holder of such Shares will be entitled to Transfer such Shares in accordance with the terms of its notice.
      (f) Parent may place appropriate legends on the certificates representing Shares held by the Stockholders setting forth any restrictions appropriate for compliance with U.S. federal securities laws. Parent will promptly issue replacement certificates to the Stockholders, upon request, in order to permit the Stockholders to engage in sales, transfers and other dispositions that are not restricted under U.S. federal securities laws.
      Section 3.     Registration Rights. This Section 3 will become effective at the Effective Time and will terminate and be of no further force and effect if the Merger Agreement is terminated.
      (a) Demand Registrations.

(i) Right to Demand Registration. From and after the three-month anniversary of the Effective Time until the second anniversary of the Effective Time (the “Demand Period”), the Stockholders will have the right at any time to make a written request of Parent for registration (any such request, a “Stockholder Demand”) with the Securities and Exchange Commission (the “Commission”), under and in accordance with the provisions of the Securities Act, of all or part of the Registrable Shares owned by the Stockholders (each a “Demand Registration” and such Stockholders, the “Demanding Holders”); provided that (x) Parent need not effect a Demand Registration involving less than $100 million of gross proceeds and (y) Parent may defer the filing or effectiveness of a Registration Statement (as defined below) in respect of such Demand Registration for a single period not to exceed 90 days during any one-year period, if the Parent Board determines in the exercise of its reasonable judgment and in good faith that to effect such Demand Registration at such time would have a material and adverse effect on any proposal or plan by Parent to engage in any significant corporate transaction; provided that in such event the Stockholders making such Stockholder Demand will be entitled to withdraw such Stockholder Demand and, if such Stockholder Demand is withdrawn, such registration will not be counted as a Stockholder Demand for purposes of Section 3(a)(ii), and the Demand Period will be extended by the length of such deferral. Within ten days after receipt of the request for a Demand Registration, Parent will send written notice (the “Demand Notice”) of such registration request and its intention to comply therewith to all holders of Registrable Shares and, subject to subsection (iii) below, Parent will include in such registration all the Registrable Shares with respect to which Parent has received written requests for inclusion therein within 20 Business Days after the date such Demand Notice is given. All requests made pursuant to this subsection (i) will specify the aggregate number of Registrable Shares requested to be registered and will also specify the intended methods of disposition thereof. Upon receipt of a Stockholder Demand, Parent will take all necessary and desirable actions within its control to effect registration of the Registrable Shares to be registered in accordance with the intended method of distribution specified in writing by the Demanding Holders as soon as practicable and will maintain the effectiveness of such Registration Statement until the earlier of the date (as such date may be extended pursuant to the terms hereof, the “Registration Termination Date”) (A) which is one hundred eighty (180) days following the effective date of such Registration Statement and (B) on which all of the Registrable Shares covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), which methods shall include, without limitation, block trades. If available to Parent, Parent will effect such registration on Form S-3 or such other form of registration statement that counsel to Parent advises and, if requested by the Demanding Holders, such registration will be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Shares, pursuant to Rule 415 promulgated under the Securities Act or any similar rule that may be adopted by the Commission (a “Registration Statement”), and Parent will take all necessary and desirable actions within its control to maintain the effectiveness of such Registration Statement until the Registration Termination Date; provided, however, that Parent will not effect a registration on Form S-3 or an equivalent form if Parent or the managing underwriter or underwriters determine that using a different registration form is in the best interests of Parent and/or the Demanding Holders and other holders of Registrable Shares.

(ii) Number of Demand Registrations. The Stockholders, as a group, will be entitled to up to, but no more than, two Stockholder Demands; provided, however, that a Stockholder Demand will not be deemed to have been made unless the Registration Statement filed in connection therewith is kept continuously effective by Parent until the Registration Termination Date unless the reason such Registration Statement does not remain effective until the Registration Termination Date is solely as a result of the failure of the relevant Stockholders to take all actions reasonably required in order to have the Registration Statement remain effective for such period. Parent will not be required to cause a registration pursuant to Section 3(a)(i) to be declared effective within a period of 180 days after the date of any other Parent registration statement was declared effective pursuant to a Demand Registration request or a filing for Parent’s own behalf.

(iii) Priority on Demand Registrations. If in any Demand Registration the managing underwriter or underwriters thereof (or in the case of a Demand Registration not being underwritten, the Demanding Holders after consultation with an investment banker of nationally recognized standing) advise Parent in writing that in its or their reasonable opinion the number of securities proposed to be sold in such Demand Registration exceeds the number that can be sold in such offering without having a material and adverse effect on the success of the offering, Parent will include in such registration only the number of securities that, in the reasonable opinion of such underwriter or underwriters (or the Demanding Holders, as the case may be) can be sold without having a material and adverse effect on the success of the offering, as follows: first, the securities which the Stockholders, including the Demanding Holders, and the C Holders (pro rata among all such Stockholders and the C Holders on the basis of the relative percentage of Registrable Shares requested to be registered by all Stockholders and C Holders who have requested that securities owned by them be so included), propose to sell, and second, securities of any other holders of Parent’s securities eligible to participate in such offering, pro rata among all such Persons on the basis of the relative percentage of such securities held by each of them. In the event that the managing underwriter or Demanding Holders determine that additional Registrable Shares may be sold in any Demand Registration without having a material and adverse effect on the success of the offering, Parent may include comparable securities to be issued and sold by Parent or comparable securities held by Persons other than the Parties.

(iv) Selection of Underwriters. If a Demand Registration is to be an underwritten offering, the Stockholders will, after consultation with Parent, select a managing underwriter or underwriters of recognized national standing to administer the offering.

      (b) Piggyback Registrations. If Parent at any time proposes to register under the Securities Act any Shares or any security convertible into or exchangeable or exercisable for Shares (other than (i) any securities to be registered on Form S-8 and (ii) any securities to be registered in connection with the Merger), whether or not for sale for its own account and other than pursuant to a Demand Registration, on a form and in a manner which would permit registration of the Registrable Shares held by the Stockholders for sale to the public under the Securities Act, Parent will give written notice of the proposed registration to the Stockholders not later than 30 days prior to the filing thereof. Each Stockholder will have the right to request that all or any part of its Registrable Shares be included in such registration. Each Stockholder can make such a request by giving written notice to Parent within ten Business Days after the giving of such notice by Parent; provided, however, that if the registration is an underwritten registration and the managing underwriters of such offering determine that the aggregate amount of securities of Parent which Parent and all Stockholders propose to include in such Registration Statement exceeds the maximum amount of securities that may be sold without having an adverse effect on the success of the offering, including the selling price and other terms of such offering, Parent will include in such registration, first, the securities which Parent proposes to sell, second, the Registrable Shares of the Stockholders and any C Holders requesting registration, pro rata among all such Stockholders and C Holders on the basis of the relative percentage of Registrable Shares requested to be registered by all Stockholders and C Holders who have requested that securities owned by them be so included (it being further agreed and understood, however, that such underwriters will have the right to eliminate entirely the participation of the Stockholders and the C Holders), and third, the comparable securities of any additional holders of Parent’s securities, pro rata among all such holders on the basis of the relative percentage of such securities held by each of them. Registrable Shares proposed to be registered and sold pursuant to an underwritten offering for the account of any Stockholder pursuant to this Section 3(b) will be sold to the prospective underwriters selected or approved by Parent, after consultation with the Stockholders, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between Parent and the prospective underwriters. Any Stockholder who holds Registrable Shares being registered in any offering will have the right to receive a copy of the form of underwriting agreement and will have an opportunity to hold discussions with the lead underwriter of the terms of such underwriting agreement. Parent may withdraw any Registration Statement at any time before it becomes effective, or postpone or terminate the offering of securities, without obligation or liability to any Stockholder.
      (c) Holdback Agreements. Notwithstanding any other provision of this Section 3, each Stockholder agrees that (if and to the extent the managing underwriter(s) in an underwritten offering determine that such action is necessary with respect to such offering and provided that such condition is also applicable to the C Holders, if any, requesting registration of Registrable Shares in such offering) it will not (and it will be a condition to the rights of each Stockholder under this Section 3 that such Stockholder does not) offer for Public Sale any Shares during the 90-day period after the effective date of any Registration Statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters); provided, however, no Stockholder will object to shortening such period if the underwriter agrees that shortening such period would not materially and adversely effect the success of the offering.
      (d) Expenses. Except as otherwise provided herein, all expenses, disbursements and fees incurred by Parent and the Stockholders in connection with any registration under this Section 3 (including, without limitation, the reasonable expenses, disbursements and fees of one counsel retained in connection with the Stockholders’ first Demand Registration, in an aggregate amount of up to $50,000) will be borne by Parent, except that the following expenses will be borne by the Stockholders: (i) the expenses, disbursements and fees of counsel to the Stockholders to the extent the Stockholders retain counsel (other than as provided above with respect to the Stockholders’ first Demand Registration); (ii) discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other industry professionals, to the extent relating to the distribution or sale of the Stockholders’ securities; and (iii) transfer taxes with respect to the securities sold by the Stockholders; provided, however, that the Stockholders will reimburse Parent for any fees, costs and expenses paid by Parent in connection with any Stockholder Demand (i) which is subsequently withdrawn by the Stockholders after Parent has filed a Registration Statement with the Commission in connection therewith or (ii) which is not declared effective solely as a result of the failure of the Stockholders to take all actions reasonably required in order to have the registration and the related Registration Statement declared effective by the Commission. In any such event, such demand registration will be counted as a Stockholder Demand for purposes of Section 3(a)(ii).
      (e) Registration Procedures. In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, Parent will consult with each Stockholder whose equity interest is to be included in any such registration concerning the form of underwriting agreement, will provide to such Stockholders the form of underwriting agreement prior to Parent’s execution thereof and will provide to such Stockholders and their representatives such other documents (including comments by the Commission on the Registration Statement) as such Stockholders reasonably request in connection with its participation in such registration. Parent will furnish such Stockholders and each underwriter, if any, with a copy of the Registration Statement and all amendments thereto and will supply such Stockholders and each underwriter, if any, with copies of any prospectus (a “Prospectus”) included therein (including a preliminary Prospectus and all amendments and supplements thereto), in such quantities as may be reasonably necessary for the purposes of the proposed sale or distribution covered by such registration. Parent will not, however, be required to maintain the Registration Statement effective or to supply copies of a Prospectus for a period beyond the Registration Termination Date and, following such date, Parent may deregister any securities covered by such Registration Statement and not then sold or distributed. Whenever required to effect the registration of any Registrable Shares under this Agreement, Parent will, as promptly as possible:

(i) prepare and file with the Commission a Registration Statement on any form on which Parent then qualifies, which counsel for Parent deems appropriate and pursuant to which an offering of such Registrable Shares may be made in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause any Registration Statement required hereunder to become effective as soon as practicable after the initial filing thereof and keep such Registration Statement effective until the Registration Termination Date;

(ii) provide such Stockholders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such Stockholders, a reasonable opportunity to review and comment on such Registration Statement and each Prospectus included therein or filed with the Commission and each amendment or supplement thereto other than any amendments or supplements resulting from the incorporation by reference in such Registration Statement or Prospectus to Parent’s periodic and current reports filed with the Commission under the Exchange Act;

(iii) upon filing a Registration Statement or any Prospectus related thereto or any amendments or supplements thereto, furnish to such Stockholders and the underwriters, if any, copies of all such documents;

(iv) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective until the Registration Termination Date; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to such Prospectus;

(v) promptly notify such Stockholders and any managing underwriters in writing, (A) when a Registration Statement or post-effective amendment to a Registration Statement or the related Prospectus or Prospectus supplement has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission or any state securities commission for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (C) of the issuance by the Commission or any state securities commission of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by Parent of any notification with respect to the suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) upon discovery that, or upon the happening of any event as a result of which, any Registration Statement or Prospectus (or any amendment or supplement thereto or document incorporated by reference therein) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) use its commercially reasonable efforts to prevent the issuance of any stop order by the Commission suspending the effectiveness of a Registration Statement to the extent the Company had knowledge of the threat of such stop order prior to its issuance, and in the event of such issuance, to use its reasonable best efforts to obtain the withdrawal of such stop order;

(vii) except as prohibited under applicable law, if requested by the managing underwriters or such Stockholders, promptly consider for inclusion in a Prospectus supplement or post-effective amendment such information as the managing underwriters or the Stockholders holding a majority of the Registrable Shares being sold by such Stockholders agree should be included therein relating to the sale of such Registrable Shares, including information with respect to the amount of Registrable Shares being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Shares to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(viii) furnish to such Stockholders and each managing underwriter at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to such Stockholders and the underwriters, if any, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons or entities may reasonably request;

(x) prior to any Public Sale of Registrable Shares, register or qualify or cause to be registered or qualified such Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as such Stockholders or any underwriter reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Shares covered by the applicable Registration Statement; provided, however, that Parent will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(xi) cooperate with such Stockholders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold pursuant to such Registration Statement and not bearing any restrictive legends, and enable such Registrable Shares to be in such denominations and registered in such names as the managing underwriters may request at least two Business Days prior to any sale of Registrable Shares to the underwriters;

(xii) if any discovery or event described in clause (v)(E) above occurs, notify such Stockholders of such discovery or event and prepare a supplement or post-effective amendment to the applicable Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in the event of the foregoing, the Registration Termination Date will be extended by the number of days during the period from and including the date of such notice from Parent to the Stockholders until and including the date of delivery of such supplement or amendment to such Registration Statement or related Prospectus;

(xiii) cause all Registrable Shares covered by the Registration Statement to be listed on The New York Stock Exchange or each other securities exchange on which similar securities issued by Parent are then listed;

(xiv) provide and cause to be maintained a transfer agent and registrar for all such Registrable Shares covered by the Registration Statement not later than the effective date of the Registration Statement;

(xv) use its reasonable best efforts to obtain an opinion from Parent’s counsel and a “cold comfort” letter from Parent’s independent public accountants in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings and reasonably satisfactory to the Stockholders holding a majority of the Registrable Shares being sold by such Stockholders;

(xvi) deliver promptly to each Stockholder participating in the offering and each underwriter, if any, copies of all correspondence between the Commission and Parent, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the Registration Statement, other than those portions of any such correspondence and memoranda which contain information subject to attorney-client privilege with respect to Parent, and, upon receipt of such confidentiality agreements as Parent may reasonably request, make reasonably available for inspection by any Stockholder selling such Registrable Shares covered by such Registration Statement, by any underwriter, if any, participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such Stockholder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(xvii) provide a CUSIP number for all Registrable Shares included in such Registration Statement, not later than the effective date of the applicable Registration Statement;

(xviii) enter into such agreements (including an underwriting agreement in form reasonably satisfactory to Parent) and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Shares;

(xix) make available for inspection by a representative of such Stockholders, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by such Stockholders or such underwriter, all financial and other records, any pertinent corporate documents and properties of Parent reasonably requested by such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any records, information or documents that are designated by Parent in writing as confidential will be kept confidential by such Persons or entities unless disclosure of such records, information or documents is required by court or administrative order;

(xx) otherwise comply in all material respects with all applicable rules and regulations of the Commission and relevant state securities commissions, and make generally available to such Stockholders, earning statements satisfying the provisions of Section 12(a) of the Securities Act no later than 45 days after the end of any 12-month period (or 120 days, if such period is a fiscal year) commencing at the end of any fiscal quarter in which Registrable Shares of such Stockholders are sold to underwriters in an underwritten offering, or, if not sold to underwriters in such an offering, beginning with the first month of Parent’s first fiscal quarter commencing after the effective date of a Registration Statement, which statements will cover said 12-month periods;

(xxi) cause senior management to participate in “roadshow” presentations and other customary marketing efforts at reasonable times upon reasonable notice and in a manner that will not adversely affect Parent’s business;

(xxii) cooperate with such Stockholders, each underwriter participating in the disposition of such Registrable Shares and such underwriters’ counsel in connection with any filings required to be made with the NASD;

(xxiii) upon the request of the Stockholders holding a majority of the Registrable Shares being sold by such Stockholders, to request from the Commission acceleration of the effectiveness of such Registration Statement; and

(xxiv) take all such other commercially reasonable actions as are necessary or advisable and/or reasonably requested by such Stockholders in order to expedite or facilitate the disposition of such Registrable Shares.
      (f) Each Stockholder hereby agrees that, upon receipt of any notice from Parent of the happening of any event of the type described in Section 3(e)(v)(E), such Stockholder will forthwith discontinue disposition of such Registrable Shares covered by such Registration Statement or related Prospectus until such Stockholder’s receipt of the copies of the supplemental or amended Prospectus contemplated by Section 3(e)(xii), and, if so directed by Parent, such Stockholder will deliver to Parent (at Parent’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the Prospectus covering such Registrable Shares at the time of receipt of such notice.
      Section 4.     Indemnification.
      (a) Indemnification by Parent. In the event of any registration of any securities of Parent under the Securities Act pursuant to Section 3, Parent will, and it hereby does, indemnify and hold harmless, to the extent permitted by law, each of the Stockholders that holds any Registrable Shares covered by such Registration Statement, each Affiliate of such Stockholder and such Stockholder’s directors, officers, employees and agents or general and limited partners, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Stockholder or any such underwriter within the meaning of the Securities Act (collectively, the “Stockholder Indemnified Parties”), against any and all losses, claims, damages, or liabilities, joint or several, and expenses (including reasonable attorneys’ fees and expenses and any amounts paid in any settlement effected with Parent’s consent) to which any Stockholder Indemnified Party may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof, whether or not such Stockholder Indemnified Party is a party thereto) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such securities were registered under the Securities Act, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by Parent of any federal, state or common law rule or regulation applicable to Parent and relating to action required of or inaction by Parent in connection with any such registration; provided, that Parent will not be liable to any Stockholder Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment or supplement thereto or in any such preliminary, final or summary Prospectus in reliance upon and in conformity with written information with respect to such Stockholder or any underwriter who participates in the offering or sale of Registrable Shares covered by a Registration Statement furnished by such Stockholder or such underwriter to Parent. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder or any Stockholder Indemnified Party and will survive the transfer of such securities by such Stockholder.
      (b) Indemnification by the Stockholders and Underwriters. Parent may require, as a condition to including any Registrable Shares in any Registration Statement filed in accordance with Section 3, that Parent has received an undertaking reasonably satisfactory to it from the Stockholders that own such Registrable Shares or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4(a)) Parent, each Affiliate of Parent, each of Parent’s directors, officers, employees and agents and each other Person who controls Parent within the meaning of the Securities Act with respect to any statement or alleged statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information with respect to the Stockholders holding any of the Registrable Shares being registered or such underwriter that is furnished in writing to Parent by such Stockholders or such underwriter, or a document incorporated by reference into any of the foregoing; provided, that no such Stockholder will be liable for any indemnity claims in excess of the amount of net proceeds received by such Stockholder from the sale of Registrable Shares. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of Parent or any of the Stockholders, or any of their respective Affiliates, directors, officers or controlling Persons, and will survive the transfer of such securities by such Stockholder.
      (c) Notices of Claims, Etc. Promptly after receipt by a Stockholder Indemnified Party or Parent of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to Section 4 (a) or (b), as applicable (an “Indemnified Party”), such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under this Section 4, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, the indemnifying party will be entitled to participate in and to assume the defense thereof, with counsel satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided that the Indemnified Party will have the right to employ counsel to represent the Indemnified Party and its respective controlling persons, directors, officers, general or limited partners, employees or agents who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against such indemnifying party under this Section 4 if (i) the employment of such counsel has been authorized in writing by such indemnifying party in connection with the defense of such action, (ii) the indemnifying party has not promptly employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action or (iii) any Indemnified Party has reasonably concluded that there may be defenses available to such Indemnified Party or its respective controlling persons, directors, officers, employees or agents which are in conflict with or in addition to those available to the indemnifying party, and in that event the reasonable fees and expenses of one firm of separate counsel for the Indemnified Party will be paid by the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement in connection with any claim or litigation which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect to such claim or litigation.
      (d) If the indemnification provided for in this Section 4 shall for any reason be unavailable to any Indemnified Party under Section 4(a) or Section 4(b) or is insufficient to hold it harmless in respect of any loss, claim, damage, expense or liability, or any action in respect thereof referred to therein, then each indemnifying party will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, expense or liability, or action in respect thereof, (i) in such proportion as may be appropriate to reflect the relative benefits received by the Indemnified Party and indemnifying party or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnified Party and indemnifying party with respect to the statements or omissions which resulted in such loss, claim, damage, expense or liability, or action in respect thereof, as well as any other relevant equitable considerations. Notwithstanding any other provision of this Section 4(d), no Stockholder will be required to contribute an amount greater than the dollar amount of the proceeds received by such Stockholder with respect to the sale of any Registrable Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the

Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
      (e) Non-Exclusivity. The obligations of the parties under this Section 4 will be in addition to any liability which any party may otherwise have to any other party.
      Section 5.     Information Requirements. Parent covenants that it will (i) file the reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the Commission thereunder, and the rules and regulations of the NYSE and any other securities markets or exchanges on which the Shares are listed or quoted, within the time periods prescribed thereby and (ii) take such further action as any Stockholder may reasonably request, in each case to the extent required from time to time to enable such Stockholder to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A promulgated under the Securities Act (as such rules may be amended from time to time) or any similar rule or regulation adopted by the Commission after the date hereof, including making available adequate current public information within the meaning of Rule 144(c)(2) and delivering the information required by Rule 144A(d). Upon the request of any Stockholder, Parent will deliver to such Stockholder a written statement as to whether it has complied with such requirements.
      Section 6.     Termination of Agreement. This Agreement will terminate upon the mutual agreement of the Parties or the termination of the Merger Agreement. In addition, this Agreement will terminate on the date on which the Stockholders no longer Beneficially Own, in the aggregate, at least 5% of the issued and outstanding shares of the Parent Common Stock.
      Section 7.     Definitions, Etc.
      (a) In addition to terms defined elsewhere herein, as used in this Agreement, the following terms have the following meanings:

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of voting Shares that would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned voting Shares representing more than 5% of any class of voting Shares then outstanding.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) none of the following will be deemed to be an Affiliate of any Stockholder: (A) the Company, (B) any portfolio company of the Stockholders or their Affiliates, (C) any limited partner of the Stockholders or their Affiliates or (D) any investment fund that does not share the same general partner as such Stockholder, (ii) no Company Sponsor will be deemed to be an Affiliate of the other Company Sponsor and (iii) A.S.F. Co-Investment Partners, L.P. will not be deemed to be an Affiliate of any Stockholder.

“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer. Notwithstanding anything in this Agreement, neither (i) the Stockholders and Parent nor (ii) the Company Sponsors, are intended to be a “group” for purposes of Rule 13d-5 of the Exchange Act and nothing in this Agreement will be interpreted in a manner that requires that they be deemed to be a “group” thereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“C Holders” means, collectively, Carlyle Partners III, L.P., a Delaware limited liability partnership, CP III Coinvestment, L.P., a Delaware limited partnership, Carlyle High Yield Partners, L.P., a Delaware limited partnership, Carlyle-Dex Partners L.P., a Delaware limited partnership, and Carlyle-Dex Partners II, L.P., a Delaware limited partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G Holders Registration Rights Agreement” means the Registration Rights Agreement, dated November 25, 2002, among Parent and the other parties thereto.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Public Sale” means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act or pursuant to Rule 144 under the Securities Act (other than in a privately negotiated sale).

“Registrable Shares” means the Shares; provided, that Shares shall cease to be “Registrable Shares” when such Shares are sold (i) by a Stockholder in a transaction in which its rights under this Agreement are not assigned, (ii) pursuant to an effective registration statement under the Securities Act, or (iii) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act (including transactions under Rule 144, or a successor thereto, promulgated under the Securities Act) so that all restrictive legends with respect thereto, if any, are removed upon the consummation of such sale; and, provided further, that, with respect to any Transfer by a Stockholder of Registrable Shares in accordance with this Agreement, such transferee’s Registrable Shares shall be limited to the Registrable Shares received from such Stockholder hereunder.

“Shares” means (i) shares of voting stock of Parent or (ii) any other security of Parent or any successor thereto which is convertible into, or exercisable or exchangeable for, shares of voting stock of Parent.

“Standstill Period” means the period from the date hereof through the date on which Parent issues its first quarterly earnings release after the later to occur of (i) the Stockholders ceasing to own, in the aggregate, more than 5% of the then-outstanding shares of Parent Common Stock and (ii) the Stockholder Designee, if any, having resigned from the Parent Board pursuant to Section 1(d) hereof.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition or exchange, and “Transferring” or “Transferred” have correlative meanings.
      (b) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.
      (c) References to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.
      (d) References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

      Section 8.     Miscellaneous
      (a) Access to Information. Parent shall permit, and shall cause its direct and indirect subsidiaries to permit, any representatives designated by any Stockholder (a “VCOC Stockholder”) (x) that is required to be a “venture capital operating company” pursuant to the terms of its Partnership Agreement or (y) the assets of which would be considered “plan assets” unless it is considered to be a venture capital operating company, in each case within the meaning of the Department of Labor “plan asset” regulation, 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”), upon reasonable notice, during normal business hours and in a manner that does not unreasonably interfere with the management and operation of Parent and/or such subsidiaries to: (i) examine the corporate and financial records of Parent and such subsidiaries and make copies or extracts of such records and (ii) discuss the affairs, finances and accounts of any such entities with the officers and independent accountants of Parent and such subsidiaries. In addition, Parent shall permit, and shall cause its direct and indirect subsidiaries to permit, any one representative designated by any VCOC Stockholder to attend meetings of the Parent Board (to the extent that such VCOC Stockholder has not designated the Stockholder Designee pursuant to Section 1(a)(ii)(A)) or the board of directors of any such subsidiary as a non-voting observer (with such rights and privileges as are reasonably necessary or appropriate such that the right of the VCOC Stockholder to appoint such board observer shall, collectively with the other rights described in this Section 8(a), constitute “management rights” within the meaning of the Plan Asset Regulation); provided, that to the extent that any VCOC Stockholder has appointed the Stockholder Designee to the Parent Board, such VCOC Stockholder shall designate the Stockholder Designee as its non-voting observer with respect to the board of directors of each applicable subsidiary. No representative of a Stockholder will be entitled to the access rights specified in clauses (i) or (ii) of the first sentence of this Section 8(a) or the rights to attend meetings of the boards of directors under the second sentence of this Section 8(a) unless and until such representative has entered into a customary confidentiality agreement with Parent. Parent will have the right, after reasonable notice, to require that any representative designated by a Stockholder under this Section 8(a) be replaced with another representative of such Stockholder.
      (b) Successors, Assigns and Transferees. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, legatees, successors and assigns and any other transferee of the Shares that is an Affiliate of a Stockholder and will also apply to any Shares acquired by Stockholders after the date hereof. This Agreement is not intended to and does not confer upon any Person other than the Parties to any rights or remedies under this Agreement. The rights granted to each Stockholder (together with the related obligations) pursuant to this Agreement (but not including the rights and obligations of the Stockholder pursuant to Section 1 of this Agreement and subject to the proviso in Section 2(d)) may be Transferred by such Stockholder to any Person who acquires from such Stockholder at least 5% of the Parent Common Stock outstanding on the date of such Transfer; provided, that such Stockholder shall give Parent written notice at the time of such Transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned. In the event that any Stockholder Transfers all or any portion of its Shares to any Affiliate of such Stockholder or to any other Person pursuant to the prior sentence, such transferee will execute a counterpart of this Agreement in the form attached as Exhibit A hereto and agree to be bound by the terms hereof other than Section 1 of this Agreement, and be entitled to the rights provided herein, for all purposes hereunder. Any Affiliate of a Stockholder that receives Shares hereunder will be considered a “Stockholder” for all purposes hereunder other than under Sections 1 and 8(a) of this Agreement. The Company may not assign this Agreement without the written consent of the Stockholders holding a majority of the Registrable Shares then held by the Stockholders.
      (c) Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the Parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
      (d) Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

      (e) Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereby agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), and the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s address for notice forth in Section 8(g) will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
      (f) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
      (g) Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice): (i) for a Stockholder, at the addresses given for that Stockholder on the list attached hereto as Exhibit B or such other address as that Stockholder may specify by notice to Parent, and (ii) for Parent, at the address for Parent set forth at Exhibit B.
      (h) Recapitalization, Exchange, Etc. Affecting Parent’s Shares. The provisions of this Agreement will apply, to the full extent set forth herein, with respect to any and all Shares of Parent or any successor or assign of Parent (whether by merger, consolidation, sale of assets, conversion to a corporation or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Shares and will be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.
      (i) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
      (j) Severability. If any term or other provision of this Agreement is declared invalid, illegal or unenforceable, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
      (k) Amendment. This Agreement may be amended only by written agreement signed by the Parties. At any time hereafter, Persons acquiring Shares that are Affiliates of a Stockholder may be made parties hereto by executing a signature page in the form attached as Exhibit A hereto, which signature page will be countersigned by Parent and will be attached to this Agreement and become a part hereof without any further action of any other Party hereto.
      (l) Integration; No Inconsistent Agreements. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this

Agreement. Except for the G Holders Registration Rights Agreement, which will be terminated effective before or as of the Effective Time, and the Sponsor Stockholders Agreement entered into between Parent and the C Holders on the date hereof, (i) Parent has not entered into and will not enter into any agreement that is inconsistent with the rights granted to the Stockholders in this Agreement or that otherwise conflicts with the provisions hereof and (ii) the rights granted to the Stockholders hereunder do not in any way conflict with, and are not inconsistent with the rights granted to the holders of Parent’s other issued and outstanding securities under, any such agreements.
      (m) Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Stockholder will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
      (n) Current Agreements. Effective at the Effective Time, the following agreements will without further action be terminated and of no further force and effect.

(i) the Current Stockholders Agreement;

(ii) Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002 (as amended);

(iii) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media East LLC and The Carlyle Group.;

(iv) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media East LLC and Welsh, Carson, Anderson & Stowe;

(v) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media West LLC and The Carlyle Group; and

(vi) Amended and Restated Management Consulting Agreement, dated as of June, 2004, between Dex Media West LLC and Welsh, Carson, Anderson & Stowe.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Parties have executed this Sponsor Stockholders Agreement as of the date first above written.

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush

Title:	Vice President, General Counsel and Corporate Secretary

WCAS HOLDERS

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates, LLC,

its General Partner

By:	/s/ Jonathan Rather

Name: Jonathan Rather

Title:	Managing Member

WD GP ASSOCIATES LLC

By:	/s/ Jonathan Rather

Name: Jonathan Rather

Title:	Managing Member

WD INVESTORS LLC

By:	WCAS IX Associates LLC,

its Manager

By:	/s/ Jonathan Rather

Name: Jonathan Rather

Title:	Managing Member

EXHIBIT A
SIGNATURE PAGE
TO THE
SPONSOR STOCKHOLDERS AGREEMENT
      By execution of this signature page,                     hereby agrees to become a party to, be bound by the obligations of and receive the benefits of the Sponsor Stockholders Agreement, dated as of October 2, 2005, by and among R.H. Donnelley Corporation, Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, WD GP Associates LLC and WD Investors LLC.

By:

Name:
Title:

Notice Address:

Accepted:

R.H. DONNELLEY CORPORATION

By:

Name:
Title:

EXHIBIT B
If to any Stockholder:

c/o/ Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, New York 10022
Attention: Anthony J. deNicola
Facsimile: (212) 893-9548

with a copy to

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: R. Ronald Hopkinson
Facsimile: (212) 751-4864
If to Parent:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27531
Attention: Robert J. Bush
Vice President, General Counsel and Corporate Secretary
Facsimile: (919) 279-1518

with a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Attention: John J. Hyland
Facsimile: (212) 755-7306

ANNEX D
SECOND AMENDED AND RESTATED
R.H. DONNELLEY CORPORATION
BYLAWS
ARTICLE I.
STOCKHOLDERS
      Section 1.     The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place within or without the State of Delaware as may be designated from time to time by the Board.
      Section 2.     Special meetings of the stockholders may be held upon call of the Board, the Chairman of the Board or the President (and shall be called by the Chairman of the Board or the President at the request in writing of stockholders owning a majority of the outstanding shares of the corporation entitled to vote at the meeting) at such time and at such place within or without the State of Delaware, as may be fixed by the Board, the Chairman of the Board or the President or by the stockholders owning a majority of the outstanding shares of the corporation so entitled to vote, as the case may be, and as may be stated in the notice setting forth such call.
      Section 3.     Except as otherwise provided by law, notice of the time, place and purpose or purposes of every meeting of stockholders shall be delivered personally or mailed not earlier than sixty, nor less than ten days previous thereto, to each stockholder of record entitled to vote at the meeting at such address as appears on the record of the corporation. Notice of any meeting of stockholders need not be given to any stockholder who shall waive notice thereof, before or after such meeting, in writing, or to any stockholder who shall attend such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
      Section 4.     A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders. If there be no such quorum present in person or by proxy, the holders of a majority of such shares so present or represented may adjourn the meeting form time to time.
      Section 5.     Meetings of the stockholders shall be presided over by the Chairman of the Board or, if such officer is not present, by the President or a Vice President or, if no such officer is present, by a chairman to be chosen at the meeting. The Secretary of the corporation or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman shall appoint a secretary.
      Section 6.     Each stockholder entitled to vote at any meeting may vote in person or by proxy for each share of stock held by such stockholder which has voting power upon the mater in question at the time but no proxy shall be voted on after one year from its date.
      Section 7.     All elections of directors shall be by written ballot and shall be determined by a plurality of the voting power present in person or represented by proxy and entitled to vote. All other voting need not be by written ballot, except upon demand therefor by the Board or the officer of the corporation presiding at the meeting of stockholders where the vote is to be taken. Except as otherwise provided by law, in all matters other than the election of directors, the affirmative vote of the majority of the voting power present in person or represented by proxy and entitled to vote shall be the act of the stockholders. The chairman of each meeting at which directors are to be elected shall appoint at least one inspector of election, unless such appointment shall be unanimously waived by those stockholders present or represented by proxy at the meeting and entitled to vote at the election of directors. No director or candidate for the office of director shall be appointed as such inspector. The duties of inspector at such meeting with strict impartiality and according to the best of their ability, and shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken.

      Section 8.     Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders (a) by or at the direction of the Board or (b) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section 8, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 8. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation’s books, of such stockholder and (ii) the class and number of shares of the corporation which are beneficially owned by such stockholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible to serve as a director of the corporation unless nominated in accordance with the procedure set forth in this bylaw. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section.
      Section 9.     In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall be not more than sixty or less than ten days before the date of such meeting, or more than sixty days prior to any other action. If for any reason the Board shall not have fixed a record date for any such purpose, the record date for such purposes shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the corporation after any such record date so fixed or determined.
ARTICLE II.
BOARD
      Section 1.     The Board shall consist of such number of directors, not less than three and not more than 13, as shall from time to time be fixed by resolution of the Board. The directors shall be divided into three classes in the manner set forth in the Certificate of Incorporation of the corporation, each class to be elected for the term set forth therein. A majority of the total number of directors shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the corporation’s Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.
      Section 2.     Vacancies in the Board shall be filled by a majority of the remaining directors, though less than a quorum; and in case of an increase in the number of directors, the additional directors shall be elected by a majority of the directors in office at the time of increase, though less than a quorum; and the directors so chosen shall hold office for a term as set forth in the Certificate of Incorporation of the corporation.
      Section 3.     Meetings of the Board shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of call of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than one day before the meeting. The notice of any meeting need not specify the purpose thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting in person or who shall waive notice thereof, before or after such meeting, in writing.
      Section 4.     The Board may, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of three or more of the Directors of the corporation which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. A majority of the members of a committee shall constitute a quorum for the transaction of its business. In the absence of disqualification of any member of any such committee or committees, but not in the case of a vacancy therein, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the Board, who is not an officer of the corporation or any of its subsidiaries, to act at the meeting for all purposes in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. In the event any committee is unable to resolve a matter brought before such committee by a majority vote of all of the members of the entire committee, such matter will be submitted for determination by a majority vote of the members of the entire Board. For purposes of Sections 4(a) — (c) of Article II of these bylaws, (i) “Sponsors Stockholders Agreements” means the Sponsors Stockholders Agreements, dated as of October 3, 2005, among the corporation and certain other parties thereto, and (ii) the terms “C Holders” and “W Holders” shall have the meanings ascribed to such terms in the Sponsors Stockholders Agreements. From the date of adoption of these bylaws (the “Effective Time”) until the earlier of (the “Restricted Period”) (x) 24 months following the Effective Time or (y) the time when either of the C Holders (as a group) or the W Holders (as a group) cease to have representation rights on the Board pursuant to the Sponsor Stockholders Agreements, the committees established by the Board shall consist of:

(a) an Audit and Finance Committee (the “Audit Committee”) of the corporation whose responsibility shall be determined by the Board and such committee shall discharge such other responsibilities as may be from time to time assigned to it by the Board as reflected in the Audit Committee’s charter. During the Restricted Period, the Audit Committee will be composed of members of the Board consisting of (i) two individuals who served on the board of directors of Dex Media, Inc. (the “Dex Board”) prior to the Effective Time and (ii) two individuals who served on the Board prior to the Effective Time; provided, that all the members of the Audit Committee must satisfy the independence requirements of The New York Stock Exchange and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (collectively, the “Independence Requirements”) and may not be affiliated with any W Holder or C Holder. During the Restricted Period, the Chairman of the Audit Committee will be a member of such committee chosen by a majority vote of the members of the Board after the Effective Time who satisfy the Independent Requirements. If any individual member of the Audit Committee ceases to serve on the Board during the Restricted Period, his or her successor will be appointed by the entire Board consistent with the first full sentence of this clause (a); provided, however, that, if no individual member of the Board meets the requirements of the first full sentence of this clause (a), his or her successor will be appointed by the entire Board without regard to such requirements;

(b) a Compensation and Benefits Committee (the “Compensation Committee”) of the corporation whose responsibility shall be determined by the Board and such committee shall discharge such other responsibilities as may be from time to time assigned to it by the Board as reflected in the Compensation Committee’s charter. During the Restricted Period, the Compensation Committee will be composed of members of the Board consisting of (i) two individuals who served on the Dex Board prior to the Effective Time and (ii) two individuals who served on the Board prior to the Effective Time; provided, that all the members of the Compensation Committee must satisfy the Independence Requirements and may not be affiliated with any W Holder or C Holder. During the Restricted Period, the Chairman of the Compensation Committee will be a member of such committee who served on the Board prior to the Effective Time. If any individual member of the Compensation Committee ceases to serve on the Board during the Restricted Period, his or her successor will be appointed by the entire Board consistent with the first full sentence of this clause (b); provided, however, that, if no individual member of the Board meets the requirements of the first full sentence of this clause (b), his or her successor will be appointed by the entire Board without regard to such requirements; and

(c) a Corporate Governance Committee (the “Corporate Governance Committee”) of the corporation whose responsibility shall be determined by the Board and such committee shall discharge such other responsibilities as may be from time to time assigned to it by the Board as reflected the Corporate Governance Committee’s charter. During the Restricted Period, the Corporate Governance Committee will be composed of members of the Board consisting of (i) two individuals who served on the Dex Board prior to the Effective Time and (ii) two individuals who served on the Board prior to the Effective Time; provided, that all the members of the Corporate Governance Committee must satisfy the Independence Requirements and may not be affiliated with any W Holder or C Holder. During the Restricted Period, the Chairman of the Corporate Governance Committee will be a member of such committee who served on the Dex Board prior to the Effective Time. If any individual member of the Corporate Governance Committee ceases to serve on the Board during the Restricted Period, his or her successor will be appointed by the entire Board consistent with the first full sentence of this clause (c); provided, however, that, if no individual member of the Board meets the requirements of the first full sentence of this clause (c), his or her successor will be appointed by the entire Board without regard to such requirements.

      Section 5.     During any time (including, without limitation, during the Restricted Period) when the Chairman of the Board is determined by the Board (a) not to satisfy the Independence Requirements and/or (b) to be affiliated with any W Holder or C Holder, the Board will appoint a Presiding Director who shall be a member of the Board who served on the Board prior to the Effective Time. If such individual ceases to serve on the Board during the Restricted Period, his or her successor will be appointed by the entire Board. The primary role and responsibilities of the Presiding Director shall be as follows:

(a) The Presiding Director shall serve as the liaison between the independent members of the Board and non-independent members of the Board with respect to all matters of the Board. The Presiding Director will be identified publicly as the primary contact for stockholders and other constituents of the corporation who desire to interact with the independent members of the Board, recognizing that the Chairman of the Board will be identified publicly as the central point of contact for stockholders and other constituents of the corporation to interact with the Board generally.

(b) The Presiding Director’s duties shall include:

(i) serving as the chairperson for the executive sessions of the independent members of the Board, presiding at such executive sessions, keeping minutes of all such proceedings, setting the agenda for each executive session, working with management of the corporation to circulate any necessary preparatory materials, and, as appropriate, communicating with the Chairman of the Board and/or the Chief Executive Officer regarding such proceedings;

(ii) consulting with the relevant chairs of committees of the Board, and participating in such committee’s proceedings with respect to the recruitment of members of the Board and the annual evaluation processes of the Chief Executive Officer and the Board;

(iii) consulting with the Chairman of the Board and the Chief Executive Officer regarding the independent directors’ wishes with respect to agenda items for regularly scheduled meetings of the Board; and

(iv) such other duties and responsibilities as may be assigned by the Board from time to time, so long as such duties and responsibilities do not abrogate, amend or otherwise modify the authority and roles and responsibilities of the Chairman of the Board as set forth below.
      Section 6.     The Chairman of the Board shall be appointed by the Board and his primary roles and responsibilities will be as follows:

(a) The Chairman of the Board shall be chosen from among the Directors. The Chairman of the Board shall chair all meetings of the Board and the stockholders. The Chairman of the Board may vote at any meeting of the Board on any matter called to a vote, subject to the legal, fiduciary and governance requirements applicable to all members of the Board. In consultation with the Presiding Director and the Chief Executive Officer, the Chairman of the Board shall set the agenda for meetings of the Board and the stockholders, and shall schedule such meetings to best enable the Board to perform its duties in a responsible and prompt manner, while not unduly interfering with the daily operations of the corporation. The Chairman of the Board shall consult with the Corporate Governance Committee on its recommendations to the Board for the approval of candidates for nomination or appointment to the Board and members and chairs of committees of the Board, and on other governance matters as requested by the Board.

(b) The Chairman of the Board shall communicate with the Chief Executive Officer on behalf of the Board regarding concerns of the Board, stockholders or other constituents of the corporation. The Chairman of the Board will be identified publicly as the central point of contact for stockholders and other constituents of the corporation to interact with the Board generally. While the Presiding Director will be identified as the primary person for external constituencies to contact regarding concerns to be addressed to independent members of the Board , the Presiding Director shall discuss any such contacts and communications with the Chairman of the Board in advance of the consideration of any such matter by the Board. The Chairman of the Board and the Presiding Director shall be responsible for ensuring that the quality, quantity and timeliness of the flow of information between management of the corporation and the Board enables the Board to fulfill its functions and fiduciary duties in an efficient and effective manner.

(c) The Chairman of the Board shall serve as a strategic advisor to Chief Executive Officer in the assessment and formulation of the corporation’s digital and new media growth strategies and businesses. The Chairman of the Board shall otherwise represent himself on behalf of the corporation to external constituencies as may be requested by the Chief Executive Officer or the Board.

(d) Unless otherwise expressly provided by the Board, the Chairman of the Board shall have no responsibility for, dealings with or authority with respect to, the day-to-day operations of the corporation.

(e) During the 24 month period beginning at the Effective Time, the Chairman of the Board may only be removed by the affirmative vote of at least 75% of the members of the entire Board.
ARTICLE III.
OFFICERS
      Section 1.     The Board, as soon as may be practicable after each annual meeting of the stockholders, shall elect officers of the corporation, including a President, one or more Vice Presidents, a Secretary, a Controller and a Treasurer. The Board may also from time to time appoint such other officers (including one or more Assistant Vice Presidents, and one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the corporation the power so to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board may determine. Any two offices may be held by the same person.

(a) The Chief Executive Officer shall, subject to the oversight of the Board, have responsibility for the general direction of the affairs of the corporation and the general supervision of all aspects of the business of the corporation and corporate development, expansion and contraction and long-range planning of the corporation, including, without limitation, the acquisition, development and disposition of assets necessary to implement the foregoing. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect, and in the absence of the Chairman of the Board or in the event of his or her inability or refusal to act, shall preside at any meetings of the Board or the stockholders. The Chief Executive Officer shall have and exercise such further powers and duties as may be specifically delegated or vested in him or her from time to time by these bylaws or by the Board. The Chief Executive Officer shall possess the power to sign all certificates, contracts and other instruments which may be authorized by the Board, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the corporation. The Chief Executive Officer may combine his or her duties with those of any other office assigned to him or her by the Board.

(b) The President shall, subject to the oversight of the Board, have responsibility for the active management of the business of the corporation. The President shall possess the power to sign all certificates, contracts and other instruments which may be authorized by the Board, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the corporation.
      Section 2.     All officers of the corporation elected or appointed by the Board shall hold office until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board; provided, that during the three years following the Effective Time, the Chief Executive Officer may only be removed by the affirmative vote of at least 75% of the members of the entire Board.
      Section 3.     Each of the officers of the corporation elected or appointed by the Board shall have powers and duties prescribed by law, by the bylaws or by the Board and, unless otherwise prescribed by the bylaws or by the Board, shall have such further powers and duties as ordinarily pertain to that office. Any officer, agent, or employee of the corporation may be required to give bond for the faithful discharge of such person’s duties in such sum and with such surety or sureties as the Board may from time to time prescribe.
      Section 4.     There shall be a Controller who shall exercise general supervision of and be responsible for the efficient operation of the Accounting Department of the corporation. The Controller shall be consulted in the preparation of the annual budget of the corporation and shall render to the Chief Executive Officer from time to time and to the Board at each of the regular meetings of the Board statements necessary to keep them informed of the earnings, expenses and condition of the corporation, and shall bring to their notice any and all matters which the Controller may deem desirable to submit to their attention for the successful conduct of the business.
ARTICLE IV.
CERTIFICATES OF STOCK
      Section 1.     The interest of each stockholder of the corporation shall be evidenced by a certificate or certificates for shares of stock in such form as the Board may from time to time prescribe. The shares in the stock of the corporation shall be transferable on the books of the corporation by the holder thereof in person or by such holder’s attorney, upon surrender for cancellation of a certificate or certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the corporation or its agents may reasonably require.

      Section 2.     The certificates of stock shall be signed by such officer or officers as may be permitted by law to sign (except that where any such certificate is countersigned by a transfer agent other than the corporation or its employee, or by a registrar other than the corporation or its employee, the signatures of any such officer or officers may be facsimiles), and shall be countersigned and registered in such manner, all as the Board may by resolution prescribe. In case any officer or officers who shall have signed or whose facsimile signature or signatures shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the corporation.
      Section 3.     No certificate for shares of stock in the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board in its discretion may require.
ARTICLE V.
CORPORATE BOOKS
      The books of the corporation may be kept outside of the State of Delaware at such place or places as the Board may from time to time determine.
ARTICLE VI.
CHECKS, NOTES, PROXIES, ETC.
      All checks and drafts on the corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be thereunto authorized from time to time by the Board. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the corporation may be executed and delivered from time to time on behalf of the corporation by the Chairman of the Board, the President, or by such officers as the Board may from time to time determine.
ARTICLE VII.
FISCAL YEAR.
      The fiscal year of the corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.
ARTICLE VIII.
CORPORATE SEAL
      The corporate seal shall have inscribed thereon the name of the corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.
ARTICLE IX.
OFFICES
      The corporation and the stockholders and the directors may have offices outside of the State of Delaware at such places as shall be determined form time to time by the Board.

ARTICLE X.
AMENDMENTS
      Subject to any limitations that may be imposed by the stockholders, the Board may make the bylaws and from time to time may alter, amend or repeal any bylaws, but any bylaws made by the Board or the stockholders may be altered, amended or repealed by the stockholders at any annual meeting or at any special meeting; provided, that notice of such proposed alteration, amendment or repeal is included in the notice of such meeting. Notwithstanding the preceding sentence, the following provisions may only be amended by a vote of at least 80% of the members of the entire Board: (a) during the Restricted Period, the first sentence of Section 1 of Article II and (b) at any time, Sections 4, 5 and 6 of Article II and Section 1(a) of Article III of the bylaws.

ANNEX E
October 3, 2005
The Board of Directors
R. H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
Members of the Board of Directors:
      You have requested our opinion as to the fairness, from a financial point of view, to R. H. Donnelley Corporation, a Delaware corporation (the “Company”), of the consideration to be paid by the Company in the proposed merger (the “Merger”) of Dex Media, Inc., a Delaware corporation (the “Merger Partner”), with Forward Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Agreement and Plan of Merger, dated as of October 3, 2005 (the “Agreement”), by and among the Merger Partner, the Company and the Merger Sub, the Merger Partner will merge with and into the Merger Sub, with the Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of the Company and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company, the Merger Sub or any direct or indirect wholly owned subsidiary of the Company or the Merger Partner that will be cancelled, will be converted into the right to receive $12.30 in cash and 0.24154 of a share of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”).
      In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed the Support Agreement dated as of October 3, 2005, by and among the Company and the stockholders of the Merger Partner party thereto, (iii) reviewed the Sponsor Stockholders Agreements dated as of October 3, 2005, among the Company, the Merger Partner and the other parties thereto; (iv) reviewed the Stock Purchase and Support Agreement dated as of October 3, 2005, by and among the Company and the stockholders of the Company party thereto (the agreements listed in clauses (i) to (iv), the “Transaction Agreements”), (v) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (vi) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (vii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (viii) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings, including tax benefits, and related expenses and synergies expected to result from the Merger (the “Synergies”); and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
      In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we

E-1

evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Transaction Agreements will be consummated as described in the Transaction Agreements and that the parties to each of the Transaction Agreements will perform all of the covenants and agreements required to be performed by such party thereunder. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the consideration to be paid in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.
      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, we and our affiliates (a) have in the past provided investment banking and financial services to the Company, the Merger Partner and their respective affiliates, including acting as a financial advisor in connection with acquisitions, and as a bookrunner, arranger and manager with respect to credit facilities and debt and equity offerings, for which services we have received compensation, (b) have been engaged by the Company to provide financing in connection with the Merger for which we will receive compensation, and (c) have been requested by the Company to provide investment banking services in the future for which we may receive compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.
      This opinion is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to the Board of Directors of the Company or any shareholder of the Company as to how such Directors or shareholders should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company and the Company may include references to JP Morgan and summarize the opinion therein (in each case in a form reasonably satisfactory to JP Morgan), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

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ANNEX F
October 3, 2005
The Board of Directors
R. H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
Ladies and Gentlemen:
      We understand that R. H. Donnelley Corporation (“RHD”) and Dex Media, Inc. (“Dex”) have entered into an Agreement and Plan of Merger dated as of October 3, 2005 (the “Merger Agreement”) by and among Dex, RHD and Forward Acquisition Corp., a wholly owned subsidiary of RHD (“Merger Sub”), pursuant to which Dex will merge with and into Merger Sub (the “Merger”). Pursuant to the Merger, each share of Dex common stock, par value $0.01 per share (the “Dex Common Stock”), will be converted into the right to receive $12.30 in cash and 0.24154 of a share of RHD common stock, par value $1.00 per share (the “RHD Common Stock”) (the “Merger Consideration”). In connection with the Merger, certain investment partnerships affiliated with Welsh, Carson, Anderson & Stowe (the “Welsh, Carson Stockholders”) and certain investment partnerships affiliated with The Carlyle Group (the “Carlyle Stockholders” and, together with the Welsh, Carson Stockholders, the “Sponsors”) have each entered into a Support Agreement with RHD dated as of October 3, 2005 (together, the “Support Agreements”) pursuant to which the Sponsors have agreed to vote for and otherwise support the Merger as described more fully in the Support Agreements. RHD has also entered into separate Sponsor Stockholder Agreements dated as of October 3, 2005 with the Welsh, Carson Stockholders and the Carlyle Stockholders (the “Sponsor Stockholders Agreements”), in order to provide for certain matters relating to the Sponsors’ holdings of shares of RHD Common Stock received in the Merger and the governance of RHD following the effective time of the Merger. In connection with and immediately following the Merger, RHD will repurchase and acquire for cash its outstanding Convertible Cumulative Preferred Stock currently held by certain investment partnerships affiliated with The Goldman Sachs Group, Inc. (the “Goldman Preferred Repurchase”) pursuant to the Stock Purchase and Support Agreement dated as of October 3, 2005 by and among RHD and the stockholders of RHD party thereto (together with the Merger Agreement, the Support Agreements and the Sponsor Stockholders Agreements, the “Transaction Documentation”). You have provided to us copies of the Transaction Documentation.
      You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to RHD.
      In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Transaction Documentation;

•	reviewed RHD’s and Dex’s respective Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, their respective Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and their respective Current Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to the business and prospects of each of RHD and Dex, including projections for the five years ended December 31, 2010 (the “Projections”), as prepared and provided to us by RHD’s management;

•	reviewed certain tax information prepared by the management of each of RHD and Dex setting forth projected cash tax benefits arising from deductions under Section 197 of the Internal Revenue Code and accumulated net operating losses (the “Tax Schedules”);

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by RHD’s management (the “Synergy Estimates”);

•	met with certain members of senior management of each of RHD and Dex to discuss their respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of each of the RHD Common Stock and the Dex Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to RHD and Dex;

•	reviewed the terms of recent mergers and acquisitions involving companies generally comparable to Dex;

•	performed discounted cash flow analyses based on the Projections, the Synergy Estimates and the Tax Schedules furnished to us;

•	reviewed the pro forma financial results, financial condition and capitalization of RHD giving effect to the Merger and the Goldman Preferred Repurchase; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by RHD and Dex, including, without limitation, the Projections, the Synergy Estimates and the Tax Schedules. With respect to the Projections, the Synergy Estimates and the Tax Schedules, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of RHD as to the expected future performance of RHD and Dex. We have not assumed any responsibility for the independent verification of any such information or of the Projections, the Synergy Estimates or the Tax Schedules provided to us, and we have further relied upon the assurances of the senior management of RHD that they are unaware of any facts that would make the information, the Projections, the Synergy Estimates or the Tax Schedules provided to us incomplete or misleading.
      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of RHD or Dex, nor have we been furnished with any such appraisals. In rendering our opinion, we have analyzed the Merger as a strategic business combination not involving a sale of control of RHD. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In addition, we have assumed (i) that the representations and warranties of each party contained in the Transaction Documentation are true and correct, (ii) that each party to the Transaction Documentation will perform all of the covenants and agreements required to be performed by each party thereunder and (iii) that the Merger and the Goldman Preferred Repurchase will each be consummated in a timely manner and in accordance with the terms of the Transaction Documentation without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on RHD, Dex or the combined company.
      We do not express any opinion as to the price or range of prices at which the shares of the RHD Common Stock or the Dex Common Stock may trade subsequent to the announcement of the Merger and the Goldman Preferred Repurchase and do not express any opinion as to the price or range of prices at which the shares of RHD Common Stock may trade subsequent to the consummation of the Merger and the Goldman Preferred Repurchase.
      We have acted as a financial advisor to RHD in connection with the Merger and will receive a customary fee for such services, all or a substantial portion of which may be contingent on successful consummation of the Merger. We also have been invited to participate in the financing transactions to be completed in connection with the Merger for which we would receive customary compensation. Bear Stearns has been previously engaged by RHD to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of RHD and/or Dex for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. Bear Stearns has also, from time to time, provided investment banking and financial advisory services to the Sponsors. Investment partnerships managed by affiliates of Bear Stearns, and in which various officers and affiliates of Bear Stearns may have an economic interest, are passive investors in, and have contributed approximately 0.2% of the aggregate capital to, two private equity funds that are managed by the Sponsors and which hold Dex Common Stock.
      It is understood that this opinion is intended for the benefit and use of the Board of Directors of RHD and does not constitute a recommendation to the Board of Directors of RHD or any holders of RHD Common Stock as to how to vote in connection with the Merger. This opinion does not address RHD’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for RHD, the financing of the Merger, the Goldman Preferred Repurchase or the effects of any other transaction in which RHD might engage. This opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that (i) this opinion may be included in its entirety in any joint proxy statement/ prospectus or other document to be distributed to the holders of RHD Common Stock in connection with the Merger, and (ii) RHD may include references to Bear Stearns and summarize this opinion in any such document (in each case in a form reasonably satisfactory to Bear Stearns). Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to RHD.
Very truly yours,
BEAR, STEARNS & CO. INC.

By:	/s/ Louis P. Friedman

Louis P. Friedman
Vice Chairman — Investment Banking

ANNEX G
October 3, 2005
Board of Directors
Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
Members of the Board:
      We understand that Dex Media, Inc. (“Dex” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with R.H. Donnelley Corporation (“R.H. Donnelley”) pursuant to which (i) Dex will merge with and into a wholly-owned subsidiary of R.H. Donnelley, and (ii) upon effectiveness of the merger, each outstanding share of common stock of Dex will be converted into the right to receive (a) $12.30 in cash and (b) 0.24154 of a share of R.H. Donnelley common stock (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of October 3, 2005 among Dex, R.H. Donnelley and Forward Acquisition Corp. (the “Agreement”).
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Dex and R.H. Donnelley that we believe to be relevant to our analysis, including each of Dex’s and R.H. Donnelley’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, (3) financial and operating information with respect to the business, operations and prospects of Dex furnished to us by Dex, including (i) financial projections of Dex for 2005 through 2010 prepared by management of Dex (the “Dex Projections”) and (ii) the amounts and timing of the cost savings, operating synergies and revenue enhancements expected by the management of Dex and R.H. Donnelley to result from a combination of the businesses of Dex and R.H. Donnelley (the “Expected Synergies”), (4) financial and operating information with respect to the business, operations and prospects of R.H. Donnelley furnished to us by R.H. Donnelley and Dex, including (i) financial projections of R.H. Donnelley for 2005 and 2006 prepared by management of R.H. Donnelley (the “2005/ 2006 R.H. Donnelley Projections”) and (ii) financial projections of R.H. Donnelley for 2005 through 2010 prepared by the management of Dex (“Dex’s R.H. Donnelley Projections”), (5) the recent and historical trading prices of Dex’s common stock and R.H. Donnelley’s common stock and a comparison of these trading histories with each other and with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of Dex and R.H. Donnelley with each other and with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (8) published estimates of third party research analysts with respect to the future financial performance of Dex and of R.H. Donnelley, (9) the relative contributions of Dex and R.H. Donnelley to the current and future financial performance of the combined company on a pro forma basis, and (10) the potential pro forma impact of the Proposed Transaction on the current financial condition and the future financial performance of the combined company, including the Expected Synergies. In addition, we have had discussions with the managements of Dex and R.H. Donnelley concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

G-1

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of Dex and R.H. Donnelley that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Dex Projections, upon the advice of Dex, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Dex as to the future financial performance of Dex and that Dex would perform substantially in accordance with such projections. With respect to the 2005/ 2006 R.H. Donnelley Projections, upon advice of R.H. Donnelley, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of R.H. Donnelley as to the future financial performance of R.H. Donnelley and that R.H. Donnelley would perform substantially in accordance with such projections. With respect to Dex’s R.H. Donnelley Projections, upon advice of Dex, we have assumed that such projections are a reasonable basis to evaluate the future financial performance of R.H. Donnelley and have relied on such projections in performing our analysis. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties or facilities of Dex or R.H. Donnelley and have not made or obtained any evaluations or appraisals of the assets or liabilities of Dex or R.H. Donnelley. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      We express no opinion as to the prices at which shares of common stock of the Company will trade at any time following the announcement of the Proposed Transaction. In addition, this opinion should not be viewed as providing any assurance that the market value of the shares of common stock of R.H. Donnelley to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of common stock of the Company owned by such stockholders at any time prior to announcement or consummation of the Proposed Transaction.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fixed fee for our services in rendering this opinion and an additional fee which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services and currently, we are lenders under the Company’s existing credit facilities and we hold equity investments in Carlyle Partners III and Welsh, Carson, Anderson & Stowe IX, L.P., which are stockholders of the Company. In the ordinary course of our business, we actively trade in the securities of Dex and R.H. Donnelley for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

G-2

ANNEX H
Global Markets and Investment Banking
4 World Financial Center
New York, New York 10080
October 2, 2005
Board of Directors
Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
Members of the Board of Directors:
      Dex Media, Inc. (the “Company”), R.H. Donnelley, Inc. (the “Acquiror”) and Forward Acquisition Corp., a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will be merged with and into the Acquisition Sub in a transaction (the “Merger”) in which each issued and outstanding share of common stock, par value $0.01 per share of the Company (the “Company Shares”), other than Company Shares owned by the Acquiror, the Acquisition Sub or any direct or indirect wholly owned subsidiary of the Acquiror or the Company and Company Shares held in the treasury of the Company, or that are held by any stockholder who properly demands appraisal rights for such Company Shares in accordance with Delaware law, will be cancelled and converted automatically, into the right to receive (a) 0.24514 of a share of common stock, par value $1.00 per share (the “Acquiror Shares”), of the Acquiror (the “Stock Consideration”) and (b) $12.30 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).
      You have asked us whether, in our opinion, the Merger Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the holders of the Company Shares.
      In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Company and the Acquiror, respectively;

(3)	Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares;

(5)	Reviewed the results of operations of the Company and the Acquiror;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Reviewed the potential pro forma impact of the Merger;

(8)	Reviewed a draft dated October 1, 2005 of the Agreement;

(9)	Reviewed a draft dated October 1, 2005 of the Support Agreement by and among the Acquiror and certain stockholders of the Company;

(10)	Reviewed a draft dated October 1, 2005 of the Sponsor Stockholders Agreement among the Acquiror, the Company and certain stockholders of the Company (as to the terms of which we express no opinion); and

(11)	Reviewed a draft dated September 30, 2005 of the debt financing commitment papers associated with the Agreement and Merger.
      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement and each ancillary agreement, as listed above, will be substantially similar to the last draft reviewed by us, except with respect to the draft dated October 1, 2005 of the Agreement, as to which we have assumed that the Merger Consideration shall be as described in the first paragraph of this opinion.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.
      In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.
      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon (i) the delivery of our opinion, and (ii) the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. Specifically, we acted as a bookrunner in connection with (i) the Company’s initial public offering in July 2004 and (ii) the Company’s secondary offering of Company Shares in January 2005. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.
      We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX I
Section 262 of the General Corporation Law of the State of Delaware
Appraisal Rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX J
SUPPORT AGREEMENT
      This SUPPORT AGREEMENT (the “Agreement”), is entered into as of October 3, 2005, by and among R.H. Donnelley Corporation, a Delaware corporation (“Parent”), Carlyle Partners III, L.P., a Delaware limited partnership (“CP III”), CP III Coinvestment, L.P., a Delaware limited partnership (“Carlyle Coinvest”), Carlyle High Yield Partners, L.P., a Delaware limited partnership (“CHYP Coinvest”), Carlyle-Dex Partners L.P., a Delaware limited partnership (“Carlyle Coinvest I”), and Carlyle-Dex Partners II L.P., a Delaware limited partnership (“Carlyle Coinvest II”) (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS:
      A.     Dex Media, Inc., a Delaware corporation (the “Company”), Parent and Forward Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub with Merger Sub as the surviving company (the “Merger”); and
      B.     As an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholders agree, and Stockholders have agreed, to enter into this Agreement.
      NOW, THEREFORE, the parties agree as follows:
ARTICLE 1
DEFINITIONS
      1.1     Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer and includes all securities Beneficially Owned by a Person’s Affiliates. Notwithstanding anything in this Agreement, neither (i) the Stockholders and Parent nor (ii) the Company Sponsors, are intended to be a “group” for purposes of Rule 13d-5 of the Exchange Act and nothing in this Agreement will be interpreted in a manner that requires that they be deemed to be a “group” thereunder.

(b) “Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person and for this purpose control means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. For purposes of this Agreement, (i) none of the following will be deemed to be an Affiliate of any Stockholder: (A) the Company, (B) any portfolio company of the Stockholders or their Affiliates, (C) any limited partner of the Stockholders or their Affiliates or (D) any investment fund that does not share the same general partner as such Stockholder and (ii) no Company Sponsor will be deemed to be an Affiliate of the other Company Sponsor.

(c) “Existing Shares” has the meaning set forth in Section 3.1(a).

(d) “Securities” means the Existing Shares together with any shares of Company Common Stock or other voting securities of the Company acquired by a Stockholder or any of its Affiliates after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise; provided, however, to the extent that Securities represent more than 20% of the total issued and outstanding voting shares of the Company at any relevant time, then for purposes of Sections 2.2(a) and (b) and 2.3, the term “Securities” will be deemed to refer to Securities representing 20% of the total issued and outstanding voting shares of the Company at such time (other than in respect of a stockholder vote following an Adverse Recommendation Change by the Company Board that was approved by a majority of the members of the Company Board who are not affiliated with either of the Company Sponsors (as defined in the Merger Agreement) (provided, that the designation of such directors by the Company Sponsors pursuant to Section 1(a)(ii)(D) of the Current Stockholders Agreement (as defined in the Stockholders Agreement) shall not cause such directors to be deemed to be affiliated with the Company Sponsors), in which case the references to “20%” in this proviso shall be references to “15%”).

(e) “Stockholders Agreement” means the Sponsor Stockholders Agreement, dated as of the date hereof, between Parent and the Stockholders.

ARTICLE 2
AGREEMENTS OF THE PARTIES
      2.1     Disclosure. Each Stockholder hereby agrees to permit Parent to publish and disclose in the Form S-4 and the Joint Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder’s identity and ownership of Company Common Stock and the nature of its representations, warranties and covenants in this Agreement. Parent will provide each Stockholder with a copy of any proposed disclosure and will provide each Stockholder with a reasonable opportunity to comment thereon.
      2.2     Voting of Company Common Stock. (a) During the period commencing on the date hereof and continuing until the earlier of (i) the Effective Time and (ii) termination of the Merger Agreement in accordance with its terms (the “Support Period”), at the Company Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of the Company or any action by prior written consent) occurring prior to the Company Stockholders Meeting in which a vote, consent or other approval with respect to the adoption of the Merger Agreement or any other Acquisition Proposal (whether or not a Superior Proposal) with respect to the Company is sought, each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of such Stockholder’s Securities (A) in favor of the adoption of the Merger Agreement and (B) against (1) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to the Company, (2) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its subsidiaries that is in competition or inconsistent with the adoption of the Merger Agreement, or any proposal to effect the foregoing which is made in opposition to or in competition with the adoption of the Merger Agreement, (3) any liquidation or winding up of the Company, (4) any extraordinary dividend by the Company (other than the payment of any cash dividend that the Company is expressly permitted to make under the Merger Agreement), (5) any change in the capital structure of the Company (other than any change in capital structure resulting from the Merger or expressly permitted under the Merger Agreement) and (6) any other action that would reasonably be expected to (x) impede, delay, postpone or interfere with the Merger or (y) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement that would reasonably be expected to materially adversely affect the Company.

(b) From and after the date hereof until the earlier of the (i) Effective Time and (ii) date on which the Merger Agreement is terminated in accordance with its terms for any reason (the “Restricted Period”), except as otherwise permitted by this Agreement or the Merger Agreement or as required by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or otherwise affect such Stockholder’s legal power, authority and right to vote all of its Securities as required by this

Agreement, including entering into any voting agreement with any Person or entity with respect to any of its Securities, granting any Person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of its Securities, depositing any of its Securities in a voting trust or otherwise entering into any agreement or arrangement with any Person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote its Securities in favor of the adoption of the Merger Agreement.

      2.3     Proxy. For the duration of the Restricted Period, each Stockholder hereby appoints Parent and any designee of Parent, each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution to vote or act by written consent with respect to all of such Stockholder’s Securities which it has the right to vote (i) in accordance with Section 2.2 and (ii) to sign its name (as a stockholder of the Company) to any consent, certificate or other document relating to the Company that the DGCL or the law of the State of Delaware may permit or require in connection with any matter referred to in Section 2.2. This proxy is given to secure the performance of the duties and obligations of such Stockholder under this Agreement. Each Stockholder affirms that the proxy granted hereunder is coupled with an interest and is irrevocable until termination of the Restricted Period, whereupon such proxy and power of attorney will automatically terminate. Each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder represents that any proxy heretofore given by it in respect of such Securities is not irrevocable, and hereby revokes any and all such proxies.
      2.4     Restriction on Transfers; Restrictions on Acquisitions. Without limiting the generality or effect of Section 2.2(b), during the period (the “Sale Restriction Period”) commencing on the date hereof and continuing until the first to occur of (i) such date that is three months after the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, each Stockholder agrees that it will not, directly or indirectly, Transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of, any or all of the Securities or any Parent Common Stock into which the Securities are converted in the Merger or any interest therein, except as otherwise provided in this Agreement.
      2.5     No Solicitation. (a) Except as permitted by Section 6.10 of the Merger Agreement, each Stockholder will not, and such Stockholder will direct and use its reasonable best efforts to cause its and its Affiliates’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information or afford access to books or records to, any Person that has made, or to the Stockholder’s knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal.

(b) Except as permitted by Section 6.10 of the Merger Agreement, the Stockholder (A) will, and will cause its Affiliates to, immediately cease and cause to be terminated and will use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and (B) will promptly request each Person, if any, that has executed a confidentiality agreement within one year prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Affiliates. In the event a Stockholder receives an Acquisition Proposal, any indication of which a Stockholder has knowledge that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Stockholder, the Company or any Company Subsidiary by any Person that has made, or to the Stockholder’s knowledge may be considering making, an Acquisition Proposal, the Stockholder will (i) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice will be provided orally and in writing and will identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof and (ii) will keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request and will provide as soon as practicable after receipt copies of any correspondence and other written materials sent or provided to the Stockholders in connection therewith.

(c) It is understood that any violation of the restrictions set forth in this Section 2.5 by any officer, director, employee, investment banker, consultant, attorney, accountant, agent or other representative of such Stockholder or any of its Affiliates, at the direction or with the consent of such Stockholder or any of its Affiliates, will be deemed to be a breach of this Section 2.5 by such Stockholder.

(d) Nothing in this Agreement will be deemed to require any Stockholder or representative of any Stockholder who is also a member of the Company Board to take any action or refrain from taking any action in his or her capacity as a member of the Company Board to the extent such action is permitted by Section 6.10 of the Merger Agreement.

(e) The provisions of this Section 2.5 will remain in effect only during the Support Period and nothing herein will prevent the Stockholders from participating in discussions, negotiations or furnishing information with respect to an Acquisition Proposal if the Company would be permitted to participate in such discussions, negotiations or furnish such information pursuant to the terms and conditions of the Merger Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
      3.1     Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent as follows as to itself:

(a) Ownership of Shares. Such Stockholder is the sole record and Beneficial Owner of the number of shares of Company Common Stock listed on Schedule 3.1(a) opposite such Stockholder’s name (the “Existing Shares”) and such shares constitute all of the shares of capital stock of the Company owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2.2 and 2.3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement.

(b) Authority; No Violation. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by such Stockholder (or, if applicable, its managing members or general partners) and no other corporate, partnership or similar proceedings on the part of such Stockholder are necessary for it to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent and the other Stockholders party hereto) constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the Exchange Act and the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby, nor compliance by such Stockholder or any other party thereto with any of the terms or provisions of this Agreement, will (A) violate any provision of such Stockholder’s organizational documents, (B) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to such Stockholder, any of its Affiliates or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Liens upon any of the respective properties or assets of such Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its respective properties or assets may be bound or affected.

(d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 2.2 and 2.3 hereof, the applicable Existing Shares are and at all times during the term hereof, will be, Beneficially Owned by such Stockholder, free and clear of all Liens, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to payment from the Company or Parent or any of their respective Subsidiaries of any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

(f) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

      3.2     Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a) Authority; No Violation. Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Parent Board and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger Agreement have been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by each Stockholder) each constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the Exchange Act and the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement and the Merger Agreement by Parent, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Parent with any of the terms or provisions of this Agreement and the Merger Agreement will (A) violate any provision of the Parent Charter or the Parent Bylaws, (B) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(c) No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to payment from any Stockholder or any of its Affiliates of any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
ARTICLE 4
OTHER AGREEMENTS
      4.1     Stop Transfer; Legend. (a) Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

(b) In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like (other than pursuant to the Merger), the terms “Existing Shares,” “Company Common Stock” and “Securities” will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments will be made to the terms and provisions of this Agreement.

(c) Each Stockholder agrees that it will duly execute and deliver to Parent an affiliate’s letter prior to the Closing in the form attached to the Merger Agreement.

(d) Each Stockholder agrees that it will promptly after the date hereof surrender to the Company all certificates representing the Securities, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A SUPPORT AGREEMENT, DATED AS OF OCTOBER 3, 2005, BY AND AMONG R.H. DONNELLEY CORPORATION AND CERTAIN STOCKHOLDERS OF DEX MEDIA, INC. SIGNATORY THERETO.”

(e) Promptly (but in any event not later than five Business Days) following the earlier of (i) the termination of the Merger Agreement for any reason in accordance with its terms, (ii) the expiration of the Sale Restriction Period, if applicable and (iii) such time as any portion of the Securities (including Parent Common Stock) may be sold in a transaction permitted by the Sponsor Stockholders Agreement, dated as of the date hereof, among Parent and the Stockholders (the “Sponsor Stockholders Agreement”), upon delivery of any legended certificate representing all or such portion of Securities to be sold, as applicable, the Company will issue a replacement certificate without the foregoing legend to the relevant Stockholder.

(f) The provisions of this Section 4.1 relating to the legend on certificates will, after the Effective Time, apply equally to certificates representing Parent Common Stock into which Securities are converted in the Merger.
      4.2     Termination. This Agreement will terminate upon the earlier of:

(a) the termination of the Merger Agreement in accordance with its terms; or

(b) the Effective Time;
provided, that in the event that this Agreement terminates pursuant to Section 4.2(b), Section 2.4 and Articles IV and V will survive in accordance with their terms.
      4.3     Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
ARTICLE 5
GENERAL PROVISIONS
      5.1     Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only, and any provisions herein may be waived only, in writing executed by the parties hereto.
      5.2     Waiver of Conditions. The conditions to each of the parties’ obligations to perform the agreements herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
      5.3     Expenses and Fees. Except for registration and related expenses addressed by the Sponsor Stockholders Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense.
      5.4     Notices. All notices and other communications in connection with this Agreement must be in writing and will be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
      (a)  if to Parent to:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27531
Attention: Robert J. Bush
Vice President, General Counsel and Corporate Secretary
Facsimile: (919) 279-1518

with a copy to (which copy shall not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Attention: John J. Hyland
Facsimile: (212) 755-7306
      (b)  if to any Stockholder, to:

c/o The Carlyle Group
520 Madison Avenue
41st Floor
New York, New York 10022
Attention: James A. Atwood, Jr.
Facsimile: (212) 381-4901

with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: R. Ronald Hopkinson
Facsimile: (212) 751-4864
      5.5     Obligations of Parent and of the Stockholders. Whenever this Agreement requires any Parent Subsidiary to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Parent Subsidiary to take such action. Whenever this Agreement requires an Affiliate of a Stockholder to take any action, such requirement will be deemed to include an undertaking on the part of each Stockholder to cause such Affiliate to take such action.
      5.6     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, will, subject to the following sentence, remain in full force and effect and will in no way be affected impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
      5.7     Interpretation. (a) When a reference is made in this Agreement to Articles, Sections or Schedules, such reference will be to a Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. All schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. All representations, warranties and covenants of the Stockholders in this Agreement are made severally and not jointly.

(b) The parties have participated equally in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
      5.8     Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
      5.9     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
      5.10     Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
      5.11     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any of the parties (whether by operation of law or otherwise) without the prior written consent of the Stockholders, in the case of Parent, or Parent, in the case of the Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
      5.12     Merger Agreement. Parent acknowledges that the Stockholders have been induced to enter into this Agreement based on the terms and conditions of the Merger Agreement as in effect on the date hereof. Accordingly, any amendment or modification to the Merger Agreement that (a) decreases the Exchange Ratio or the Cash Consideration or (b) substitutes other consideration for the Parent Common Stock into which Company Common Stock will be converted in the Merger, that is made without Stockholders’ prior written consent will, at

Stockholders’ sole election upon written notice to Parent, irrevocably release the Stockholders and Parent from any or all obligations under this Agreement.
      5.13     Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, Parent and Stockholders have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CARLYLE HOLDERS

CARLYLE PARTNERS III, L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CP III COINVESTMENT, L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CARLYLE-DEX PARTNERS L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CARLYLE-DEX PARTNERS II L.P.

By:	TC Group III, L.P.,

its General Partner

By:	TC Group III, L.L.C.,

its General Partner

By:	TC Group, L.L.C.,

its Managing Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P.

By:	TCG High Yield, L.L.C.,

its General Partner

By:	TCG High Yield Holdings, L.L.C.,

its Managing Member

By:	TC Group, L.L.C.,

its Sole Member

By:	TCG Holdings, L.L.C.,

its Managing Member

By:	/s/ James A. Atwood, Jr.

Name: James A. Atwood, Jr.
Title: Managing Director

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush

Title:	Vice President, General Counsel and Corporate Secretary

Schedule 3.1(d)
Ownership of Shares of
Company Common Stock

Stockholder	Existing Shares

Carlyle Partners III, L.P.	24,519,997
CP III Coinvestment, L.P.	862,083
Carlyle High Yield Partners, L.P.	1,206,488
Carlyle-Dex Partners L.P.	5,259,182
Carlyle-Dex Partners II L.P.	7,170,059

ANNEX K
SUPPORT AGREEMENT
      This SUPPORT AGREEMENT (the “Agreement”), is entered into as of October 3, 2005, by and among R.H. Donnelley Corporation, a Delaware corporation (“Parent”), Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership (“Welsh Carson IX”), WD GP Associates LLC (“WCAS Coinvest”), and WD Investors LLC (“WCAS Coinvest II”) (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS:
      A.     Dex Media, Inc., a Delaware corporation (the “Company”), Parent and Forward Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub with Merger Sub as the surviving company (the “Merger”); and
      B.     As an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholders agree, and Stockholders have agreed, to enter into this Agreement.
      NOW, THEREFORE, the parties agree as follows:
ARTICLE 1
DEFINITIONS
      1.1     Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer and includes all securities Beneficially Owned by a Person’s Affiliates. Notwithstanding anything in this Agreement, neither (i) the Stockholders and Parent nor (ii) the Company Sponsors, are intended to be a “group” for purposes of Rule 13d-5 of the Exchange Act and nothing in this Agreement will be interpreted in a manner that requires that they be deemed to be a “group” thereunder.

(b) “Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person and for this purpose control means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. For purposes of this Agreement, (i) none of the following will be deemed to be an Affiliate of any Stockholder: (A) the Company, (B) any portfolio company of the Stockholders or their Affiliates, (C) any limited partner of the Stockholders or their Affiliates or (D) any investment fund that does not share the same general partner as such Stockholder, (ii) no Company Sponsor will be deemed to be an Affiliate of the other Company Sponsor and (iii) A.S.F. Co-Investment Partners, L.P. will not be deemed to be an Affiliate of any Stockholder.

(c) “Existing Shares” has the meaning set forth in Section 3.1(a).

(d) “Securities” means the Existing Shares together with any shares of Company Common Stock or other voting securities of the Company acquired by a Stockholder or any of its Affiliates after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise; provided, however, to the extent that Securities represent more than 20% of the total issued and outstanding voting shares of the Company at any relevant time, then for purposes of Sections 2.2(a) and (b) and 2.3, the term “Securities” will be deemed to refer to Securities representing 20% of the total issued and outstanding voting shares of the Company at such time (other than in respect of a stockholder vote following an Adverse Recommendation Change by the Company Board that was approved by a majority of the members of the Company Board who are not affiliated with either of the Company Sponsors (as defined in the Merger Agreement) (provided, that the designation of such directors by the Company Sponsors pursuant to Section 1(a)(ii)(D) of the Current Stockholders Agreement (as defined in the Stockholders Agreement) shall not cause such directors to be deemed to be affiliated with the Company Sponsors), in which case the references to “20%” in this proviso shall be references to “15%”).

(e) “Stockholders Agreement” means the Sponsor Stockholders Agreement, dated as of the date hereof, between Parent and the Stockholders.

ARTICLE 2
AGREEMENTS OF THE PARTIES
      2.1     Disclosure. Each Stockholder hereby agrees to permit Parent to publish and disclose in the Form S-4 and the Joint Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder’s identity and ownership of Company Common Stock and the nature of its representations, warranties and covenants in this Agreement. Parent will provide each Stockholder with a copy of any proposed disclosure and will provide each Stockholder with a reasonable opportunity to comment thereon.
      2.2     Voting of Company Common Stock. (a) During the period commencing on the date hereof and continuing until the earlier of (i) the Effective Time and (ii) termination of the Merger Agreement in accordance with its terms (the “Support Period”), at the Company Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of the Company or any action by prior written consent) occurring prior to the Company Stockholders Meeting in which a vote, consent or other approval with respect to the adoption of the Merger Agreement or any other Acquisition Proposal (whether or not a Superior Proposal) with respect to the Company is sought, each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of such Stockholder’s Securities (A) in favor of the adoption of the Merger Agreement and (B) against (1) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to the Company, (2) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its subsidiaries that is in competition or inconsistent with the adoption of the Merger Agreement, or any proposal to effect the foregoing which is made in opposition to or in competition with the adoption of the Merger Agreement, (3) any liquidation or winding up of the Company, (4) any extraordinary dividend by the Company (other than the payment of any cash dividend that the Company is expressly permitted to make under the Merger Agreement), (5) any change in the capital structure of the Company (other than any change in capital structure resulting from the Merger or expressly permitted under the Merger Agreement) and (6) any other action that would reasonably be expected to (x) impede, delay, postpone or interfere with the Merger or (y) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement that would reasonably be expected to materially adversely affect the Company.
      (b) From and after the date hereof until the earlier of the (i) Effective Time and (ii) date on which the Merger Agreement is terminated in accordance with its terms for any reason (the “Restricted Period”), except as otherwise permitted by this Agreement or the Merger Agreement or as required by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or otherwise affect such Stockholder’s legal power, authority and right to vote all of its Securities as required by this Agreement, including entering into any voting agreement with any Person or entity with respect to any of its Securities, granting any Person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of its Securities, depositing any of its Securities in a voting trust or otherwise entering into any agreement or arrangement with any Person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote its Securities in favor of the adoption of the Merger Agreement.
      2.3     Proxy. For the duration of the Restricted Period, each Stockholder hereby appoints Parent and any designee of Parent, each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution to vote or act by written consent with respect to all of such Stockholder’s Securities which it has the right to vote (i) in accordance with Section 2.2 and (ii) to sign its name (as a stockholder of the Company) to any consent, certificate or other document relating to the Company that the DGCL or the law of the State of Delaware may permit or require in connection with any matter referred to in Section 2.2. This proxy is given to secure the performance of the duties and obligations of such Stockholder under this Agreement. Each Stockholder affirms that the proxy granted hereunder is coupled with an interest and is irrevocable until termination of the Restricted Period, whereupon such proxy and power of attorney will automatically terminate. Each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder represents that any proxy heretofore given by it in respect of such Securities is not irrevocable, and hereby revokes any and all such proxies.
      2.4     Restriction on Transfers; Restrictions on Acquisitions. Without limiting the generality or effect of Section 2.2(b), during the period (the “Sale Restriction Period”) commencing on the date hereof and continuing until the first to occur of (i) such date that is three months after the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, each Stockholder agrees that it will not, directly or indirectly, Transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of, any or all of the Securities or any Parent Common Stock into which the Securities are converted in the Merger or any interest therein, except as otherwise provided in this Agreement.
      2.5     No Solicitation. (a) Except as permitted by Section 6.10 of the Merger Agreement, each Stockholder will not, and such Stockholder will direct and use its reasonable best efforts to cause its and its Affiliates’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information or afford access to books or records to, any Person that has made, or to the Stockholder’s knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal.
      (b) Except as permitted by Section 6.10 of the Merger Agreement, the Stockholder (A) will, and will cause its Affiliates to, immediately cease and cause to be terminated and will use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and (B) will promptly request each Person, if any, that has executed a confidentiality agreement within one year prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Affiliates. In the event a Stockholder receives an Acquisition Proposal, any indication of which a Stockholder has knowledge that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Stockholder, the Company or any Company Subsidiary by any Person that has made, or to the Stockholder’s knowledge may be considering making, an Acquisition Proposal, the Stockholder will (i) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice will be provided orally and in writing and will identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof and (ii) will keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition

Proposal or request and will provide as soon as practicable after receipt copies of any correspondence and other written materials sent or provided to the Stockholders in connection therewith.
      (c) It is understood that any violation of the restrictions set forth in this Section 2.5 by any officer, director, employee, investment banker, consultant, attorney, accountant, agent or other representative of such Stockholder or any of its Affiliates, at the direction or with the consent of such Stockholder or any of its Affiliates, will be deemed to be a breach of this Section 2.5 by such Stockholder.
      (d) Nothing in this Agreement will be deemed to require any Stockholder or representative of any Stockholder who is also a member of the Company Board to take any action or refrain from taking any action in his or her capacity as a member of the Company Board to the extent such action is permitted by Section 6.10 of the Merger Agreement.
      (e) The provisions of this Section 2.5 will remain in effect only during the Support Period and nothing herein will prevent the Stockholders from participating in discussions, negotiations or furnishing information with respect to an Acquisition Proposal if the Company would be permitted to participate in such discussions, negotiations or furnish such information pursuant to the terms and conditions of the Merger Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
      3.1     Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent as follows as to itself:

(a) Ownership of Shares. Such Stockholder is the sole record and Beneficial Owner of the number of shares of Company Common Stock listed on Schedule 3.1(a) opposite such Stockholder’s name (the “Existing Shares”) and such shares constitute all of the shares of capital stock of the Company owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2.2 and 2.3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement.

(b) Authority; No Violation. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by such Stockholder (or, if applicable, its managing members or general partners) and no other corporate, partnership or similar proceedings on the part of such Stockholder are necessary for it to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent and the other Stockholders party hereto) constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the Exchange Act and the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby, nor compliance by such Stockholder or any other party thereto with any of the terms or provisions of this Agreement, will (A) violate any provision of such Stockholder’s organizational documents, (B) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to such Stockholder, any of its Affiliates or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Liens upon any of the respective properties or assets of such Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its respective properties or assets may be bound or affected.

(d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 2.2 and 2.3 hereof, the applicable Existing Shares are and at all times during the term hereof, will be, Beneficially Owned by such Stockholder, free and clear of all Liens, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to payment from the Company or Parent or any of their respective Subsidiaries of any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

(f) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

      3.2     Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a) Authority; No Violation. Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Parent Board and no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Merger Agreement have been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by each Stockholder) each constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the Exchange Act and the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement and the Merger Agreement by Parent, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Parent with any of the terms or provisions of this Agreement and the Merger Agreement will (A) violate any provision of the Parent Charter or the Parent Bylaws, (B) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(c) No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to payment from any Stockholder or any of its Affiliates of any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
ARTICLE 4
OTHER AGREEMENTS
      4.1     Stop Transfer; Legend. (a) Each Stockholder agrees with, and covenants to, Parent that such Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.
      (b) In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like (other than pursuant to the Merger), the terms “Existing Shares,” “Company Common Stock” and “Securities” will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments will be made to the terms and provisions of this Agreement.
      (c) Each Stockholder agrees that it will duly execute and deliver to Parent an affiliate’s letter prior to the Closing in the form attached to the Merger Agreement.
      (d) Each Stockholder agrees that it will promptly after the date hereof surrender to the Company all certificates representing the Securities, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A SUPPORT AGREEMENT, DATED AS OF OCTOBER 3, 2005, BY AND AMONG R.H. DONNELLEY CORPORATION AND CERTAIN STOCKHOLDERS OF DEX MEDIA, INC. SIGNATORY THERETO.”
      (e) Promptly (but in any event not later than five Business Days) following the earlier of (i) the termination of the Merger Agreement for any reason in accordance with its terms, (ii) the expiration of the Sale Restriction Period, if applicable and (iii) such time as any portion of the Securities (including Parent Common Stock) may be sold in a transaction permitted by the Sponsor Stockholders Agreement, dated as of the date hereof, among Parent and the Stockholders (the “Sponsor Stockholders Agreement”), upon delivery of any legended certificate representing all or such portion of Securities to be sold, as applicable, the Company will issue a replacement certificate without the foregoing legend to the relevant Stockholder.
      (f) The provisions of this Section 4.1 relating to the legend on certificates will, after the Effective Time, apply equally to certificates representing Parent Common Stock into which Securities are converted in the Merger.
      4.2     Termination. This Agreement will terminate upon the earlier of:

(a) the termination of the Merger Agreement in accordance with its terms; or

(b) the Effective Time;
provided, that in the event that this Agreement terminates pursuant to Section 4.2(b), Section 2.4 and Articles IV and V will survive in accordance with their terms.
      4.3     Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

ARTICLE 5
GENERAL PROVISIONS
      5.1     Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only, and any provisions herein may be waived only, in writing executed by the parties hereto.
      5.2     Waiver of Conditions. The conditions to each of the parties’ obligations to perform the agreements herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
      5.3     Expenses and Fees. Except for registration and related expenses addressed by the Sponsor Stockholders Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense.
      5.4     Notices. All notices and other communications in connection with this Agreement must be in writing and will be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
      (a)  if to Parent to:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27531

Attention:	Robert J. Bush

Vice President, General Counsel and Corporate Secretary
Facsimile: (919) 279-1518

with a copy to (which copy shall not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Attention: John J. Hyland
Facsimile: (212) 755-7306
      (b)  if to any Stockholder, to:

c/o/ Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, New York 10022
Attention: Anthony J. deNicola
Facsimile: (212) 893-9548

with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: R. Ronald Hopkinson
Facsimile: (212) 751-4864
      5.5     Obligations of Parent and of the Stockholders. Whenever this Agreement requires any Parent Subsidiary to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Parent Subsidiary to take such action. Whenever this Agreement requires an Affiliate of a Stockholder to take any action, such requirement will be deemed to include an undertaking on the part of each Stockholder to cause such Affiliate to take such action.

      5.6     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, will, subject to the following sentence, remain in full force and effect and will in no way be affected impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.
      5.7     Interpretation. (a) When a reference is made in this Agreement to Articles, Sections or Schedules, such reference will be to a Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. All schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. All representations, warranties and covenants of the Stockholders in this Agreement are made severally and not jointly.
      (b) The parties have participated equally in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
      5.8     Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
      5.9     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
      5.10     Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
      5.11     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any of the parties (whether by operation of law or otherwise) without the prior written consent of the Stockholders, in the case of Parent, or Parent, in the case of the Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
      5.12     Merger Agreement. Parent acknowledges that the Stockholders have been induced to enter into this Agreement based on the terms and conditions of the Merger Agreement as in effect on the date hereof. Accordingly, any amendment or modification to the Merger Agreement that (a) decreases the Exchange Ratio or the Cash Consideration or (b) substitutes other consideration for the Parent Common Stock into which Company Common Stock will be converted in the Merger, that is made without Stockholders’ prior written consent will, at Stockholders’ sole election upon written notice to Parent, irrevocably release the Stockholders and Parent from any or all obligations under this Agreement.

      5.13     Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, Parent and Stockholders have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WCAS HOLDERS

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates, LLC,

its General Partner

By:	/s/ Jonathan Rather

Name: Jonathan Rather
Title: Managing Member

WD GP ASSOCIATES LLC

By:	/s/ Jonathan Rather

Name: Jonathan Rather
Title: Managing Member

WD INVESTORS LLC

By:	WCAS IX Associates LLC,

its Manager

By:	/s/ Jonathan Rather

Name: Jonathan Rather
Title: Managing Member

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush

Title:	Vice President, General Counsel and Corporate Secretary

Schedule 3.1(d)
Ownership of Shares of
Company Common Stock

Stockholder	Existing Shares

Welsh, Carson, Anderson & Stowe IX, L.P.	24,764,558
WD GP Associates LLC	12,202,970
WD Investors LLC	742,955

ANNEX L
STOCK PURCHASE AND SUPPORT AGREEMENT
      THIS STOCK PURCHASE AND SUPPORT AGREEMENT, dated as of October 3, 2005 (this “Agreement”), is by and among R.H. Donnelley Corporation, a Delaware corporation (“Parent”), R.H. Donnelley Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the stockholders of Parent listed on Schedule A attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS:
      A. Immediately prior to the execution of this Agreement, the Stockholders are the record and beneficial owners of the number of shares of Convertible Cumulative Preferred Stock, par value $1 per share, of Parent (the “Preferred Stock”) set forth opposite such Stockholder’s name under the caption “Shares of Preferred Stock Beneficially Owned” on Schedule A attached hereto, and each Stockholder has the right to vote (on an as converted basis and as provided in the Certificate of Designations) and dispose of all of such shares of Preferred Stock.
      B. Dex Media, Inc., a Delaware corporation (“Dex Media”), Parent and Forward Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 3, 2005 (as amended from time to time, the “Merger Agreement”), pursuant to which Dex Media will be merged with and into Merger Sub with Merger Sub as the surviving company (the “Merger”).
      C. Parent has agreed to repurchase and acquire from the Stockholders, and the Stockholders have agreed to sell to Parent, subject to the terms and conditions of this Agreement, all of the shares of Preferred Stock owned by the Stockholders, as set forth opposite each such Stockholder’s name under the caption “Shares of Preferred Stock Beneficially Owned” on Schedule A attached hereto (such shares of Preferred Stock are referred to collectively in this Agreement as the “Purchased Shares”).
      D. As a condition to entering into the Merger Agreement, which will benefit the Stockholders directly and indirectly, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement, pursuant to which, among other things, the Stockholders (a) agree to vote their Securities owned at the time of such vote on matters relating to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement as provided herein, including, without limitation, in favor of the issuance of shares of Parent Common Stock in the Merger, and (b) consent under the Purchase Agreement and the Certificate of Designations, on the terms and conditions set forth herein, to the transactions contemplated herein and by the Merger Agreement, including, without limitation, the Merger, the purchase of the Purchased Shares and the Financing, and waive any right of first refusal in connection with the issuance of shares of Parent Common Stock in the Merger.
      E. Prior to entering into this Agreement, the disinterested members of Parent’s board of directors directed management to negotiate the terms of the transactions contemplated herein with the Stockholders on an arms-length basis (the “Transactions”).
      F. The disinterested members of Parent’s board of directors, after review of the Transactions, which included advice from an independent investment bank of national reputation, determined that the Transactions were beneficial and fair to Parent and its stockholders, and that the Transactions should be consummated as described herein.
      G. Parent and the Stockholders desire to set forth certain agreements herein.

AGREEMENT:
      NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1.     Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

(a) “Affiliate” means any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

(b) “Certificate of Designations” means the Certificate of Designations governing the Convertible Cumulative Preferred Stock of Parent.

(c) “Material Adverse Effect” means, with respect to any reference to a state of facts, event, change, effect or condition, such state of facts, event, change, effect or condition that has had, has, or could reasonably be expected to have, a material adverse effect on (i) the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities or material agreements of Parent and Parent’s subsidiaries, taken as a whole, (ii) the ability of Parent to perform its obligations under this Agreement or (iii) the validity or enforceability of this Agreement or the rights or remedies of the Stockholders hereunder. Notwithstanding anything contained herein to the contrary, the commencement by or against Parent or any of Parent’s subsidiaries of any case, proceeding or other action under any law relating to bankruptcy, insolvency or reorganization or the seeking of an appointment of a receiver, trustee, custodian or other similar official for Parent or any of Parent’s subsidiaries or for all or any substantial part of Parent’s or any of Parent’s subsidiaries’ assets, shall be deemed a Material Adverse Effect.

(d) “Parent Common Stock” means the common stock, par value $1 per share, of Parent.

(e) “Person” means any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or other entity or any individual or Governmental Entity.

(f) “Purchase Agreement” means the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, by and among Parent and the Stockholders, as amended by the Letter Agreement, dated as of November 25, 2002, by and among the Stockholders, Parent and R.H. Donnelley Inc., the Second Letter Agreement, dated as of January 3, 2003, by and among the Stockholders, Parent and R.H. Donnelley Inc. and the Third Letter Agreement, dated as of July 22, 2003, by and among the Stockholders, Parent and R.H. Donnelley Inc.

(g) “Rights Agreement” means the Rights Agreement, dated as of October 27, 1998, as amended, by and between Parent and The Bank of New York, as successor Rights Agent.

(h) “Securities” means the Preferred Stock together with any shares of Parent Common Stock or other securities of Parent held by a Stockholder as of the date hereof or acquired by a Stockholder in any capacity or form after the date hereof and prior to the termination of this Agreement whether pursuant to open market or other purchase or upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities (including, without limitation, any shares of Parent Common Stock issued to a Stockholder upon any exercise of the Warrants or conversion of any shares of Preferred Stock), or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

(i) “Warrants” means the warrants to purchase shares of Parent Common Stock issued pursuant to the Purchase Agreement.
ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING
      Section 2.1.     Sale and Transfer of Purchased Shares. At the Closing and subject to the terms and conditions set forth in this Agreement, the Stockholders shall sell, transfer, convey, assign and deliver to Parent, and Parent shall repurchase and acquire from the Stockholders, the Purchased Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Purchased Shares but excluding any restrictions or limitations under applicable law (collectively, “Liens”). The purchase price to be paid to each Stockholder at the Closing in exchange for such Stockholder’s Purchased Shares is an amount in cash per share equal to the sum of (i) the product of (A) $64.00 (the approximate average closing price per share of Parent Common Stock on the NYSE for the 30 trading days ending September 29, 2005) and (B) the number of shares of Parent Common Stock into which such Purchased Share is convertible as of (and including) September 30, 2005 plus (ii) an amount equal to the amount of dividends that would have accrued on such Purchased Share from and after October 1, 2005 through and including the earlier of (A) the Closing Date and (B) January 3, 2006 had the parties not entered into this Agreement (such sum of (i) and (ii), the “Purchase Price”); provided, however, that if the Closing occurs after January 3, 2006, the Purchase Price will increase by an amount equal to the weighted average annual interest rate with respect to Parent’s or its Affiliates’ high-yield notes issued in connection with the Financing (and if no such securities are issued, the average interest rate on the Dow Jones CDX US High Yield index as reported on Bloomberg for the 30 trading days immediately prior to the Closing Date) based on the number of days elapsed after January 3, 2006 through and including the Closing Date and a 360-day year. The aggregate Purchase Price to be paid to each Stockholder in exchange for such Stockholder’s Purchased Shares is referred to herein as the “Specified Purchase Price.” The Specified Purchase Price with respect to each Stockholder shall be paid by wire transfer of immediately available funds to the account(s) designated by the Stockholders. For the avoidance of doubt, the parties hereby acknowledge and agree that, as of September 30, 2005, (1) the Convertible Preferred Amount (as defined in the Certificate of Designations), which includes all dividends that accrued on the Preferred Stock to such date, was $124,630,175 and (2) the Preferred Stock was convertible by the Stockholders (excluding fractional shares) into an aggregate of 5,182,125 shares of Parent Common Stock. Illustrations of how the Purchase Price would be calculated on hypothetical Closing Dates is attached hereto as Schedule 2.1.
      Section 2.2.     Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 2.3, the closing of the sale of the Purchased Shares (the “Closing”) shall take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 on the earliest of (i) a date specified by Parent, which shall be after January 3, 2006 and no earlier than five business days after notice to the Stockholders, (ii) the Effective Time, (iii) if the Merger Agreement is terminated, the earlier of (A) a date specified by Parent, which shall be no earlier than five business days after notice to the Stockholders, and (B) 30 days following termination of the Merger Agreement or (iv) the earlier of (A) July 15, 2006 and (B) 15 days after the outside termination date in the Merger Agreement (the earlier of (A) and (B) is referred to herein as the “Outside Date”), or at such other time and/or place as shall be mutually agreed upon by Parent and the Stockholders. The date upon which the Closing occurs is referred to herein as the “Closing Date.
      Section 2.3.     Conditions to the Closing.
      (a) Parent. The obligation of Parent to purchase the Purchased Shares at the Closing is subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(i) Representations and Warranties; Covenants. The representations and warranties of the Stockholders contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality, material adverse effect or corollary qualifications contained therein) on and as of the date of this Agreement and on and as of the Closing with the same effect as though made on and as of such date, and the Stockholders shall have in all material respects performed all obligations and complied with all agreements, undertakings, covenants and conditions required under this Agreement to be performed by the Stockholders at or prior to the Closing.

(ii) No Injunction. There shall not be in effect any statute, law, regulation, rule, order, decree or injunction of a Governmental Entity of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

(iii) Stock Certificates and Stock Powers. Parent shall have received stock certificates representing the Purchased Shares owned by the Stockholders with duly executed stock powers attached for transfer to Parent.

(iv) Resignation of Directors. The members of Parent’s board of directors designated by the Stockholders pursuant to the Certificate of Designations or otherwise shall have submitted letters of resignation to Parent and the Parent board of directors.

(v) Stockholders’ Officer Certificates. Parent shall have received a certificate from each Stockholder, in form and substance reasonably satisfactory to Parent, dated as of the Closing, duly executed by an authorized signatory of each such Stockholder, certifying that the conditions set forth in Section 2.3(a)(i) and (ii) have been satisfied.

      (b) The Stockholders. The obligation of each Stockholder to sell the Purchased Shares at the Closing is subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

(i) Representations and Warranties; Covenants. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality, Material Adverse Effect or corollary qualifications contained therein) on and as of the date of this Agreement and on and as of the Closing with the same effect as though made on and as of such date, and Parent shall have in all material respects performed all obligations and complied with all agreements, undertakings, covenants and conditions required under this Agreement to be performed by Parent at or prior to the Closing.

(ii) No Injunction. There shall not be in effect any statute, law, regulation, rule, order, decree or injunction of a Governmental Entity of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby.

(iii) Payment of the Specified Purchase Price. Such Stockholder shall have received payment of the Specified Purchase Price by bank wire transfer to an account or accounts designated in writing for this purpose by such Stockholder to Parent at least two business days prior to the Closing.

(iv) Parent’s Officer Certificate. The Stockholders shall have received a certificate from Parent, in form and substance reasonably satisfactory to the Stockholders, dated as of the Closing, duly executed by an authorized officer of Parent, certifying that the conditions set forth in Section 2.3(b)(i) and (ii) have been satisfied.
ARTICLE III
ADDITIONAL AGREEMENTS OF THE PARTIES
      Section 3.1.     Disclosure. Each Stockholder hereby agrees to permit Parent to publish and disclose in the Form S-4 and the Joint Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the repurchase of the Purchased Shares hereunder, the Merger and any transactions related thereto, such Stockholder’s identity and ownership of Parent Securities and the nature of its representations, warranties and covenants in this Agreement. Parent will provide the Stockholders with a copy of any proposed disclosure and will provide the Stockholders with a reasonable opportunity to comment thereon.

      Section 3.2.     Voting of Securities. During the period commencing on the date hereof and continuing until the earliest of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms and (c) termination of this Agreement (the “Support Period”), at the Parent Stockholders Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances (including any other annual or special meeting of the stockholders of Parent, any action by prior written consent or any separate class vote) in which a vote, consent or other approval with respect to the issuance of shares of Parent Common Stock in the Merger or otherwise in connection with the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including any separate class vote of any Securities, each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted (in person, by proxy or otherwise) all of such Stockholder’s Securities entitled to vote thereon and held by such Stockholder at the time of such vote (i) in favor of (A) the issuance of shares of Parent Common Stock in the Merger and (B) if applicable, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement and (ii) against (A) any other Acquisition Proposal (whether or not a Superior Proposal) with respect to Parent, (B) any proposal for any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Parent or any of its subsidiaries that is in competition or inconsistent with the adoption of the Merger Agreement, or any proposal to effect the foregoing that is made in opposition to or in competition with the transactions contemplated by the Merger Agreement, (C) any liquidation or winding up of Parent, (D) any extraordinary dividend by Parent (other than the payment of any cash dividend that Parent is expressly permitted to make under the Merger Agreement) and (E) any change in the capital structure of Parent (other than any change in capital structure resulting from the Merger or expressly permitted under the Merger Agreement). Neither the foregoing agreements of the Stockholders to vote, nor any such actual vote by the Stockholders, shall be or be deemed to be a waiver of any rights the Stockholders have pursuant to the Purchase Agreement or the Certificate of Designations nor shall any such vote or agreement to vote constitute or be deemed to constitute any consent, waiver, acknowledgement or agreement with respect to any of the matters described in the second sentence of Section 6.1.
      Section 3.3.     Restriction on Transfer; Agreement Not to Convert. (a) During the period commencing on the date hereof and continuing until the first to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, each Stockholder agrees that it will not, directly or indirectly, transfer, or enter into any contract, option or other arrangement or understanding with respect to or consent to the transfer of, any or all of the Securities, except as otherwise provided in this Agreement or to Parent.
      (b) During the period commencing on the date hereof and continuing until the Closing or earlier termination of this Agreement pursuant to Section 5.1, each Stockholder agrees that it will not convert any shares of Preferred Stock into shares of Parent Common Stock.
      Section 3.4.     No Solicitation. (a) Each Stockholder will not, and such Stockholder will direct and use its reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information or afford access to books or records to, any Person that has made, or to the Stockholder’s knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal.
      (b) It is understood that any violation of the restrictions set forth in this Section 3.4 by any officer, director, employee, investment banker, consultant, attorney, accountant, agent or other representative of such Stockholder, at the direction or with the consent of such Stockholder, will be deemed to be a breach of this Section 3.4 by such Stockholder.
      (c) Nothing in this Agreement will be deemed to require any Stockholder or representative of any Stockholder who is also a member of Parent’s board of directors to take any action or refrain from taking any action in his or her capacity as a member of the board of directors to the extent such action is permitted by Section 6.10 of the Merger Agreement.
      (d) The provisions of Sections 3.4(a), (b) and (c) will remain in effect only during the Support Period and nothing herein will prevent the Stockholders from participating in discussions, negotiations or furnishing information with respect to an Acquisition Proposal if Parent would be permitted to participate in such discussions, negotiations or furnish such information pursuant to the terms and conditions of the Merger Agreement.
      (e) Notwithstanding the forgoing, nothing in this Agreement shall prohibit Goldman, Sachs & Co. and its Affiliates (other than the Stockholders) from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and/or other activities conducted in the ordinary course of business.
      Section 3.5.     Stop Transfer; Legend. (a) Each Stockholder agrees with, and covenants to, Parent that prior to the termination of this Agreement, such Stockholder will not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.
      (b) In the event of a stock dividend or distribution, or any change in Parent Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like (other than pursuant to the Merger), the terms “Parent Common Stock” and “Securities” will be deemed to refer to and include the shares of Parent Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments will be made to the terms and provisions of this Agreement.
      (c) Each Stockholder agrees that it will promptly after the date hereof surrender to Parent all certificates representing the Preferred Stock and the Warrants, and Parent will place the following legend on such certificates and the Warrants in addition to any other legend required thereon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AND OTHER PROVISIONS OF A STOCK PURCHASE AND SUPPORT AGREEMENT, DATED AS OF OCTOBER 3, 2005, BY AND AMONG R.H. DONNELLEY CORPORATION AND CERTAIN STOCKHOLDERS OF R.H. DONNELLEY CORPORATION SIGNATORY THERETO.”
      (d) Promptly (but in any event not later than five Business Days) following the termination of this Agreement, if applicable, Parent will issue replacement certificates or Warrants without the foregoing legend to the relevant Stockholder.
      (e) Promptly (but in any event not later than five Business Days) following the Closing, Parent will issue replacement Warrants to the Stockholders without the legend currently endorsed on the Warrants with respect to the transfer conditions contained thereon.
      Section 3.6.     Waiver of Redemption of Preferred Stock. Prior to the termination of this Agreement, Parent irrevocably and unconditionally waives any right to call for a redemption of the Preferred Stock or to deliver a redemption notice pursuant to Sections 5(a) and 6(a) of the Certificate of Designations.
      Section 3.7.     Waiver and Modification of Rights Under Certificate of Designations. Each of the Stockholders agrees and acknowledges that dividends payable on the Preferred Stock pursuant to Section 3 of the Certificate of Designations shall cease to accrue on and after October 1, 2005; provided, however, that if this Agreement is terminated, then dividends shall be deemed to have accrued from and after September 30, 2005 through and including the effective date of such termination (the “Termination Date”) as currently provided in Section 3 of the Certificate of Designations as if the parties hereto had not agreed to the waiver and modifications set forth in this Section 3.7 and, thereafter, dividends shall accrue on the Preferred Stock from and after the Termination Date as currently provided in Section 3 of the Certificate of Designations as if the parties hereto had not agreed to the waiver and modifications set forth in this Section 3.7. The parties agree and acknowledge that any dividends or other amounts payable on or with respect to the Preferred Stock for any period subsequent to September 30, 2005 may, at Parent’s election, be paid in cash, or allowed to accrue pursuant to Section 3 of the Certificate of Designations, provided that no such cash dividends may be paid by Parent other than following termination of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated, with respect to any period subsequent to September 30, 2005, in no event shall any Stockholder be entitled to receive both (i) dividends on the Preferred Stock as provided in Section 3 of the Certificate of Designations and (ii) any additional amounts payable with respect to the Preferred Stock as contemplated by (A) clause (ii) of the second sentence of Section 2.1 of this Agreement and (B) the proviso to such sentence.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
      Section 4.1.     Representations and Warranties of Parent. Parent represents and warrants to, and agrees with, the Stockholders on the date hereof and at and as of the Closing as follows:

(a) Organization; Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement and the performance by Parent of its covenants and agreements under this Agreement and the Merger Agreement have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, except as contemplated by the Merger Agreement. This Agreement and the Merger Agreement have been duly executed and delivered by Parent and constitute the valid and binding agreement of Parent, enforceable against Parent in accordance with their terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Merger Agreement will (i) conflict with or result in any breach of any provision of the incorporation documents or by-laws of Parent or any of its subsidiaries (after giving effect to the transactions contemplated by the Merger Agreement, including, without limitation, the amendment to the by-laws contemplated thereby), (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign (“Governmental Entity”), (iii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) or require any consent under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any (A) note, mortgage, indenture, credit agreement, other evidence of indebtedness or guarantee or (B) license, agreement, lease or other contract, instrument or obligation, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets may be bound or (iv) violate any order, injunction, decree, statute, law, rule or regulation applicable to Parent or any of its subsidiaries, excluding from the foregoing clauses (ii) and (iii) such requirements, violations, conflicts, defaults or rights that would not, individually or in the aggregate, constitute a Material Adverse Effect or with respect to which consents or waivers are required to be obtained to consummate the Merger and the transactions contemplated by the Merger Agreement.

(c) Solvency. Parent is not, and after giving effect to any financing obtained by Parent or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement or the Merger Agreement (the “Financing”), the Merger and the transactions contemplated by the Merger Agreement, and the purchase of the Purchased Shares, will not be, insolvent within the meaning of Title 11 of the United States Code, the DGCL or the General Laws of the State of New York.

(d) No Other Representation. Except for the representations of Parent contained in this Agreement, Parent makes no other representation or warranties, express or implied.
      Section 4.2.     Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to, and agrees with, Parent on the date hereof and at and as of the Closing as follows:

(a) Organization; Authorization. Such Stockholder is a limited partnership duly organized and validly existing under the laws of the state or country of its jurisdiction of formation. Such Stockholder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by such Stockholder of its covenants and agreements under this Agreement have been duly and validly authorized by the general partner of such Stockholder, and no further proceedings on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes, or as of the Closing will constitute, the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the organization documents or by-laws of such Stockholder, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) or require any consent under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound or (iv) violate any order, injunction, decree, statute, law, rule or regulation applicable to such Stockholder, excluding from the foregoing clauses (ii) and (iii) such requirements, violations, conflicts, defaults or rights that would not adversely affect the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

(c) Purchased Shares and Interest. Such Stockholder is the sole record and beneficial owner of the Preferred Stock owned by such Stockholder as set forth opposite such Stockholder’s name on Schedule A attached hereto under the caption “Shares of Preferred Stock Beneficially Owned” and has good and marketable title to such Preferred Stock, free and clear of any Liens. No Stockholder owns any shares of Preferred Stock or any other Securities of Parent except for the Preferred Stock set forth on Schedule A and the Warrants.

(d) No Other Representation. Except for the representations of such Stockholder contained in this Agreement, such Stockholder makes no other representation or warranties, express or implied.
ARTICLE V
TERMINATION
      Section 5.1.     Termination. This Agreement may be terminated on or any time prior to the Closing:

(a) by mutual written consent of each of the Stockholders and Parent;

(b) by the Stockholders if the Closing shall not have occurred prior to the Outside Date, unless the failure of such occurrence shall be due to the failure by the Stockholders seeking to terminate this Agreement to perform or observe any agreement set forth herein required to be performed or observed by the Stockholders on or before the Closing;

(c) by either Parent or the Stockholders if the other party breaches any of its representations, warranties or covenants contained in this Agreement in any material respect and such breach is not cured within 10 days after receipt by the breaching party of written notice of such breach from the non-breaching party; or

(d) by Parent or the Stockholders if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
      Section 5.2.     Effect of Termination. In the event of the termination of this Agreement as provided in Section 5.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith become void except for Section 3.7, this Section 5.2 and Sections 6.2 — 6.15 (which, in each case, shall remain in full force and effect) and there shall be no liability or obligation on the part of the parties hereto except as otherwise provided in this Agreement. Notwithstanding the foregoing, the termination of this Agreement under Section 5.1 shall not relieve either party of any liability for breach of this Agreement prior to the date of termination.
ARTICLE VI
MISCELLANEOUS
      Section 6.1.     Taking of Necessary Action; Consent and Waiver. Each of the parties hereto shall use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, in the case of Parent, (x) using reasonable best efforts to cause the Merger to be successfully completed, and for such purpose, at the reasonable request of the other party, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the other party such other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other party and (y) taking all actions as may be necessary to assure that Parent has adequate surplus available under applicable law to consummate the transactions contemplated hereby, including, without limitation, revaluing assets to the extent necessary. Pursuant to Sections 4.04 and 8.02 of the Purchase Agreement and the Certificate of Designations, the Stockholders hereby (a) consent to the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, (i) the Merger, (ii) the repurchase of the Purchased Shares, (iii) the Financing, (iv) the amendment and restatement of Parent’s bylaws as contemplated by the Merger Agreement, (v) the increase in size, and changes in composition, of Parent’s board of directors as contemplated by the Merger Agreement (which the Stockholders agree and acknowledge that the election of such Persons to Parent’s board of directors shall satisfy any rights that the Stockholders have to designate members of Parent’s board of directors pursuant to the Certificate of Designations or otherwise) and (vi) the amendment of the Rights Agreement as contemplated by the Merger Agreement, (b) waive any right of first refusal in connection with the issuance of shares of Parent Common Stock in the Merger and (c) agree and acknowledge that (i) none of the antidilution, price protection or other Conversion Price (as such term is defined in the Certificate of Designations) adjustment provisions of Section 9 of the Certificate of Designations shall apply in connection with the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the issuance of shares of Parent Common Stock in the Merger and (ii) the consummation of (A) the Merger and the other transactions contemplated by the Merger Agreement shall not constitute a “Change in Control” under the Certificate of Designations and (B) the repurchase of the Purchased Shares by Parent pursuant to this Agreement is in lieu of any rights that such Stockholder may have to require Parent to redeem the Preferred Stock pursuant to the Certificate of Designations or otherwise. Parent agrees and acknowledges that the foregoing consents, waivers, agreements and acknowledgments by each Stockholder are expressly conditioned on Parent’s agreement to purchase the Preferred Shares in accordance with the terms of this Agreement, and shall be ineffective (and deemed not to have been given on the date hereof) if Parent fails to consummate the purchase of the Preferred Shares at the Closing.
      Section 6.2.     Expenses; Transfer Taxes. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and thereby. All sales, transfer, recordation and documentary taxes and fees that may be payable in connection with the transactions contemplated by this Agreement will be borne by Parent.
      Section 6.3.     Entire Agreement; Amendments; Waivers. This Agreement and the agreements, certificates and documents referred to herein and therein set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Stockholders or Parent prior to or after the date hereof shall stop or prevent the Stockholders from exercising any right hereunder or be deemed to be a waiver of any such right.
      Section 6.4.     Counterparts. This Agreement may be executed by facsimile signature and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same documents.
      Section 6.5.     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without giving effect to any conflict of laws rules or principles that might require the application of the laws of another jurisdiction.
      Section 6.6.     Public Announcements. Subject to Section 3.1 and except with respect to the initial public announcement that Parent has entered into the Merger Agreement and the transactions contemplated thereby, including, without limitation, this Agreement, each of the parties hereto agrees to hold in strict confidence and not to publicly disclose the status of any discussions or relations between the parties with respect to the subject matter of this Agreement, or any of the terms or conditions of this Agreement, except to the extent that (i) the parties mutually agree to publicly disclose such information or (ii) any party is legally required (whether by federal securities laws, the rules of any stock exchange or otherwise) to disclose such information; provided, however, that in each case, the disclosing party shall consult with the non-disclosing party prior to making any such disclosure and shall give the non-disclosing party a reasonable opportunity to comment on the content of such disclosure.
      Section 6.7.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by overnight courier as follows:
      If to the Stockholders, to:

GS Capital Partners 2000, L.P.
GS Capital Partners 2000 Offshore, L.P.
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
GS Capital Partners 2000 Employee Fund, L.P.
Goldman Sachs Direct Investment Fund 2000, L.P.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Phone: (212) 902-1000
Fax: (212) 357-5505
Attention: Mr. Stuart Katz
Attention: Ben Adler, Esq.
      with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Phone: (212) 859-8000
Fax: (212) 859-8586
Attention: David N. Shine, Esq.

      If to Parent, to:

R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Phone: (919) 297-1600
Fax: (919) 297-1518
Attention: Robert J. Bush, Esq
      with a copy to (which shall not constitute notice):

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Phone: (216) 586-3939
Fax: (216) 579-0212
Attention: Thomas C. Daniels, Esq.
or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.
      Section 6.8.     Successors and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Parent may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Stockholders, provided that, after the Closing, subject to applicable law, Parent may assign its rights under this Agreement in whole or in part to any of its Affiliates, but no such assignment shall relieve Parent of its obligations hereunder. No Stockholder may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Parent. Any purported assignment in violation of this Section 6.8 shall be void.
      Section 6.9.     Jurisdiction; Waiver of Jury Trial. The state and federal courts located in the State of New York in New York County shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including but not limited to the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 6.7) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party waives any right to a trial by jury, to the extent lawful, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any dispute whatsoever between them relating to this Agreement or the transactions contemplated hereby.
      Section 6.10.     Captions; References. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to Articles, Sections, subsections or Schedules in this Agreement refer to the Articles, Sections, subsections and clauses of, and the Schedules to, this Agreement.
      Section 6.11.     Schedules. The Schedules attached to this Agreement are incorporated herein and will be part of this Agreement for all purposes.
      Section 6.12.     Third Parties. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than Parent and the Stockholders and their respective Affiliates any rights or remedies under or by reason of this Agreement and no such other Person shall be a third party beneficiary of any of the provisions hereof.

      Section 6.13.     Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.
      Section 6.14.     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
      Section 6.15.     Survival; Indemnification.
      (a) Survival. Subject to Article V, the representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing. In the case of the representations and warranties made by the Stockholders in this Agreement, such representations and warranties are being made severally and not jointly by such Stockholders.
      (b) Indemnification by Parent. From and after the Closing, Parent agrees to indemnify, defend and hold harmless the Stockholders, their Affiliates, and their officers, directors, partners, employees, agents, representatives, successors and any assigns of any of the foregoing (“Stockholder Indemnitees”) against all claims, losses, liabilities, damages, interest and penalties, costs and expenses (other than any of the foregoing resulting from tax liabilities incurred by any of the Stockholders), including, without limitation, losses resulting from the defense, settlement or compromise of a claim, action, suit, investigation, subpoena or other compulsion of testimony, or proceeding, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder incurred by any of the Stockholder Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Parent in this Agreement, (ii) any breach of any covenant, agreement or obligation of Parent contained in this Agreement or (iii) any actual or threatened claim, litigation, action, suit, investigation or proceeding by any Person (other than a Stockholder Indemnitee) in connection with the (A) transactions contemplated hereby or by the Merger Agreement, or by any documents executed in connection therewith, or (B) negotiation, execution, delivery and performance of this Agreement, the Merger Agreement or any documents executed in connection therewith. Any payments made by Parent to a Stockholder under this Section 6.15 shall be considered an increase to such Stockholder’s Specified Purchase Price.
      (c) Indemnification by the Stockholders. From and after the Closing, the Stockholders, severally in proportion to their respective holdings of Preferred Stock, agree to indemnify, defend and hold harmless Parent, its other Affiliates, and their officers, directors, partners, employees, agents, representatives, successors and any assigns of any of the foregoing (“Parent Indemnitees”) against all claims, losses, liabilities, damages, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement or compromise of a claim, action, suit, investigation, subpoena or other compulsion of testimony, or proceeding, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder incurred by any of the Parent Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by the Stockholders in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Stockholders contained in this Agreement.
      Section 6.16.     Termination of Purchase Agreement; No Further Rights. Each of the Stockholders hereby acknowledges and agrees that immediately following the Closing (a) the Purchase Agreement shall terminate and be null and void and of no further force or effect without any further action of the parties, (b) none of the Stockholders will have any further rights to designate any directors of Parent or veto any corporate action as provided in the Purchase Agreement or otherwise, (c) the Registration Rights Agreement, dated November 25, 2002, among Parent and the Stockholders shall terminate upon the Closing and be null and void and of no further force or effect without any further action of the parties, and, following the Closing, none of the Stockholders shall have any registration rights with respect to any Securities of Parent, including, without limitation, the

Warrants or any shares of Parent Common Stock that may be issued or issuable upon exercise of the Warrants (or issued or distributed in respect of such shares of Parent Common Stock by way of stock dividend or stock split or other distribution, recapitalization, reclassification, merger, consolidation or otherwise), and (d) Parent may take such actions as it deems necessary, desirable or appropriate following the Closing to cancel or otherwise terminate the Certificate of Designations.
(Signatures are on the following pages.)

      IN WITNESS WHEREOF, this Agreement has been executed by the respective duly authorized officers of the parties hereto, all as of the date first above written.

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush

Title:	Vice President, General Counsel and Corporate Secretary

R.H. DONNELLEY INC.

By:	/s/ Robert J. Bush

Name: Robert J. Bush

Title:	Vice President, General Counsel and Corporate Secretary

GS CAPITAL PARTNERS 2000, L.P.

By:	GS Advisors 2000, L.L.C.

Its General Partner

By:	/s/ Stuart Katz

Name: Stuart Katz
Title: Vice President

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

By:	GS Advisors 2000, L.L.C.

Its General Partner

By:	/s/ Stuart Katz

Name: Stuart Katz
Title: Vice President

GS CAPITAL PARTNERS 2000 GmbH & CO.
BETEILIGUNGS KG

By:	Goldman Sachs Management GP GmbH

Its General Partner

By:	/s/ Stuart Katz

Name: Stuart Katz
Title: Vice President

GS CAPITAL PARTNERS 2000 EMPLOYEE
FUND, L.P.

By:	GS Employee Funds 2000 GP, L.L.C.

Its General Partner

By:	/s/ Stuart Katz

Name: Stuart Katz
Its: Vice President

GOLDMAN SACHS DIRECT INVESTMENT FUND
2000, L.P.

By:	GS Employee Funds 2000 GP, L.L.C.

Its General Partner

By:	/s/ Stuart Katz

Name: Stuart Katz
Title: Vice President

Schedule A
Stockholders

Shares of
Preferred Stock
Stockholder	Beneficially Owned

GS Capital Partners 2000, L.P.	55,313
GS Capital Partners 2000 Offshore, L.P.	20,098
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG	2,311
GS Capital Partners 2000 Employee Fund, L.P.	17,564
Goldman Sachs Direct Investment Fund 2000, L.P.	5,015

ANNEX M
J.P. MORGAN SECURITIES INC.
270 Park Avenue
New York, New York 10017
JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017
October 2, 2005
Commitment Letter
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Steven Blondy
Ladies and Gentlemen:
      R.H. Donnelley Corporation (“you” or the “Company”) has advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMCB” and, together with JPMorgan, the “Commitment Parties”) that it intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which it will acquire (the “Acquisition”) all of the outstanding capital stock of the company separately identified to us as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). We understand that the Acquisition will be effected by merging (the “Merger”) the Target with and into a newly formed subsidiary of the Company with such newly formed subsidiary being the survivor of the Merger. You have also advised us of the following in connection with the Acquisition: (a) you intend to redeem your outstanding 8% redeemable convertible cumulative preferred stock (the “Preferred Stock”); (b) the consummation of the Acquisition will trigger a requirement to offer (the “Change of Control Offers”) to repurchase the outstanding bonds of the Target and its subsidiaries described on Schedule I hereto (collectively, the “Delta Bonds”) at a purchase price equal to 101% of the outstanding principal amount thereof or, in the case of the Target’s 9% Senior Discount Notes due 2013, at 101% of the Accreted Value (as defined in the applicable indenture); (c) the consummation of the Acquisition and other transactions contemplated hereby will require consents and other amendments (the “Delta Credit Agreement Amendments”) under the Credit Agreement, dated as of November 8, 2002 (as amended, the “Delta East Credit Agreement”) and the Credit Agreement, dated as of September 9, 2003 (as amended, the “Delta West Credit Agreement” and, together with the Delta East Credit Agreement, the “Delta Credit Agreements”), in each case as described on Schedule II and other such amendments necessary or appropriate to consummate the Acquisition and the other transactions contemplated hereby as may be mutually agreed; and (d) you will seek approval of amendments (the “RHD Credit Agreement Amendments” and, together with the Delta Credit Agreement Amendments, the “Amendments”) to the existing Amended and Restated Credit Agreement, dated as of September 1, 2004 (as amended, the “RHD Credit Agreement”) with your subsidiary R.H. Donnelley Inc. (“RHD”) as described on Schedule III and other such amendments necessary or appropriate to consummate the Acquisition and the other transactions contemplated hereby as may be mutually agreed. References herein to the “Transaction” shall include the financings described herein, including, without limitation, the redemption of the Preferred Stock and the Change of Control Offers, and all other transactions related to the Transaction, including, without limitation, the Acquisition. The borrower under the Delta West

Credit Agreement is referred to herein as “Delta West”, and the borrower under the Delta East Credit Agreement is referred to herein as “Delta East”.
      You have further advised us that you propose to finance the Transaction and the related fees and expenses from the following sources: (a) the issuance of at least 36.3 million new shares of common stock of the Company valued at approximately $2,359,500,000, based on the September 20, 2005 closing price of $65 per share, to the Sellers (the “New Equity”); (b) $503,000,000 from incremental senior secured term loan facilities (the “Incremental Tranche B Delta West Facility”) to be made available under the Delta West Credit Agreement; (c) $1,842,000,000 (as such amount may be increased in connection with the Company Bond Backstop (as defined below)) in cash proceeds from either (i) the issuance by the Company of senior notes (the “Company Holdco Notes”) in a public offering or Rule 144A private placement or (ii) in the event the Company is unable to issue the full amount of the Company Holdco Notes at or prior to the time the Acquisition is consummated, borrowings under a senior bridge facility of the Company (the “Company Holdco Facility”); and (d) $250,000,000 in cash proceeds from either (i) the issuance by the Target of senior notes (the “Target Holdco Notes” and, together with the Company Holdco Notes, the “Holdco Notes”) in a public offering or Rule 144A private placement or (ii) in the event the Target is unable to issue the full amount of the Target Holdco Notes at or prior to the time the Acquisition is consummated, borrowings under a senior bridge facility of the Target (the “Target Holdco Facility”; together with the Company Holdco Facility, the “Holdco Facilities”; and the Holdco Facilities, together with the Incremental Tranche B Delta West Facility, the “Credit Facilities”). It is understood that the Change of Control Offers will be commenced prior to the Closing Date (as defined in the Term Sheets) and that any funding required in connection with the Change of Control Offers will occur on the Closing Date.
      We also understand that you are considering making an offer to repurchase the outstanding 8.875% Senior Notes of RHD (the “RHD Bond Repurchase”), which would be financed with an incremental term loan facility (the “Incremental RHD Facility”) in an aggregate amount equal to $325,000,000 (plus the amount of any premiums paid in connection with the RHD Bond Repurchase) and with substantially the same terms and conditions as those applicable to the Tranche A-2 Term Loans (as defined in the RHD Credit Agreement) outstanding thereunder.
      You have requested that (a) JPMorgan agree to act as the sole lead arranger and sole bookrunner for the Credit Facilities, (b) JPMCB commit to provide the Credit Facilities, (c) JPMorgan agree to assist in obtaining the consents required (the “Required Bank Consents”) in connection with the approval of the Amendments, (d) JPMCB agree to offer to acquire commitments and/or loans of Non-Consenting Lenders (as defined below) in connection with the solicitation of the Required Bank Consents as described below, (e) JPMCB commit to provide the financing required to fund any purchases required to be made pursuant to the Change of Control Offers (the “Put Financing”) and (f) JPMorgan agree to act as sole lead arranger and sole bookrunner for the Incremental RHD Facility. It is understood and agreed that any Put Financing shall, at JPMCB’s option, after consultation with the Company, be comprised of (a) an increase to the Delta Credit Agreements, (b) an increase to the Company Holdco Facility and/or the Target Holdco Facility, (c) an increase in the amount of Holdco Notes, (d) borrowings under bridge facilities (the “Delta Bridge Facilities” and, together with the Holdco Facilities, the “Bridge Facilities”) at Delta East and/or Delta West, as the case may be, and/or (e) the purchase or issuance of notes with the same terms and conditions as the notes tendered pursuant to the associated Change of Control Offer (any Put Financing described in clauses (a), (b) and (d) above is referred to herein as a “Bank Put Financing”), provided that any Put Financing and any other Facility (as defined below) shall be in compliance with all other debt instruments and credit agreements of the Company, the Target and their respective subsidiaries. In addition, to the extent the 6.875% Senior Notes due 2013 of the Company (the “Existing Company Bonds”) need to be refinanced in connection with the Transaction, it is understood and agreed that the Company Holdco Facility or the Company Holdco Notes shall be increased by an amount equal to $300,000,000 (the “Company Bond Backstop”) to finance the tender of the Existing Company Bonds.
      JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Credit Facilities and any Bank Put Financing, and JPMCB is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities and any Put Financing. This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A, B, C, D, E and F hereto (the “Term Sheets”) set forth the principal terms and conditions on and subject to which JPMCB is willing to make available the Credit

Facilities and any Put Financing. It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Credit Facilities and any Bank Put Financing, and that JPMCB will act as the sole administrative agent in respect of the Credit Facilities and any Bank Put Financing.
      JPMorgan is also pleased to advise you that it is willing to act as (a) the sole lead arranger and the sole bookrunner for the Amendments, any Acquired Facilities (as defined below) and any Refinanced Facilities (as defined below) and, as such, it will use its commercially reasonable efforts to solicit the Required Bank Consents and (b) the sole lead arranger and the sole bookrunner for the Incremental RHD Facility and, as such, to use its commercially reasonable efforts to arrange a syndicate of Lenders (as defined below) to provide the Incremental RHD Facility and to obtain any consents required under the RHD Credit Agreement in connection therewith. In the event that, notwithstanding JPMorgan’s efforts pursuant to clause (a) of the preceding sentence, one or more lenders which are parties to the Delta Credit Agreements or the RHD Credit Agreement, as applicable (the “Existing Lenders”), and whose consent is required for the Amendments to become effective, are not willing to approve the Amendments (each, a “Non-Consenting Lender”), JPMCB is pleased to advise you of its commitment (a) to offer to acquire (and, if such offer is accepted, to acquire) by assignment on the Closing Date (as defined in the Term Sheets) at par and pursuant to customary documentation sufficient commitments and/or loans of Non-Consenting Lenders necessary to cause the Amendments to become effective (any such commitments and/or loans so acquired by assignment, the “Acquired Facilities”) or (b) if one or more Non-Consenting Lenders whose consent is required for the Amendments to become effective are unwilling to assign their commitments and/or loans to JPMCB pursuant to the preceding clause (a), to refinance the Delta Credit Agreements and/or the RHD Credit Agreement, as applicable, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (the “Refinanced Facilities” and together with the Credit Facilities, the Acquired Facilities, the Incremental RHD Facility and any Bank Put Financing, the “Facilities”) (it being understood, in each case, that, concurrently with the consummation of the Acquisition, the terms of the Acquired Facilities or the Refinanced Facilities, as the case may be, will be amended in the manner contemplated by this Commitment Letter but will otherwise be on substantially the same terms as the Delta Credit Agreements or the RHD Credit Agreement, as applicable).
      You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities, the Amendments or any Bank Put Financing unless you and we shall so agree.
      JPMorgan intends to syndicate the Facilities to a group of financial institutions (together with JPMCB and the Existing Lenders (other than Non-Consenting Lenders), the “Lenders”) identified by us in consultation with you. JPMorgan intends to commence syndication efforts in respect of the Facilities and solicitation efforts in respect of the Amendments promptly following the execution of the Merger Agreement, and you agree actively to assist JPMorgan in completing a syndication and solicitation satisfactory it. Your assistance in respect of our syndication and solicitation efforts shall include (a) your using commercially reasonable efforts to ensure that the syndication and solicitation efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management and advisors and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and solicitation efforts and (d) the hosting, with JPMorgan, of one or more meetings of prospective Lenders. You also agree that, at your expense, you will work with JPMorgan to procure, on or prior to the commencement of general syndication of the Facilities, a rating for the Facilities (after giving effect to the Transaction) by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group.
      JPMorgan will manage, in consultation with you, all aspects of the syndication and solicitation efforts, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments or approvals will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist JPMorgan in its syndication and solicitation efforts, you agree promptly to prepare and provide to JPMorgan all information with respect to the Company and the Transaction, including all financial information and projections through 2011 (such projections, together with all other forward-looking information, collectively called the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the

Facilities and the approval of the Amendments. At our request, you also agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to you and your affiliates and any of your or their securities for purposes of United States federal and state securities laws. You hereby represent and covenant that (a) to the best of your knowledge, all written information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives, when taken as a whole, is or will be true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared (it being understood that Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance is given that such Projections will be realized). You agree to supplement the Information and Projections from time to time until the Closing Date so that the representations in the preceding sentence remain correct. You understand that in arranging and syndicating the Facilities and in soliciting the approval of the Amendments we may use and rely on the Information and the Projections without independent verification thereof.
      As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay, or to cause the applicable Borrower to pay, to the Commitment Parties the nonrefundable fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”), which fees and other expenses required to be paid on or before the Closing Date may be netted out of any initial funding under the Facilities.
      Each Commitment Party’s commitments and agreements hereunder are subject to (a) such Commitment Party’s satisfaction that since June 30, 2005, no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Target and its subsidiaries, taken as a whole (provided, however, that with respect to this clause (i), material adverse effect will be deemed not to include effects to the extent resulting from (A) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (B) changes in or relating to the industries in which the Target operates or the markets for any of the Target’s products or services in general, which changes in the case of clauses (A) and (B) do not affect the Target to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) the ability of the Target to consummate the transactions contemplated by the Merger Agreement in the manner contemplated thereby, (b) the negotiation, execution and delivery of definitive documentation with respect to the Facilities and the Amendments, the terms and conditions of which shall be consistent with the terms set forth in this Commitment Letter and the Term Sheets, including the funding conditions attached hereto as Exhibit F, and in a form reasonably satisfactory to the Administrative Agent and the Lenders (the “Credit Documentation”), it being understood that there shall be no conditions to closing or the initial funding other than conditions expressly set forth in this Commitment Letter and the Term Sheets, and the Commitment Parties agree to provide Credit Documentation, including financial covenants, in such form that the terms thereof do not impair availability of the Credit Facilities on the Closing Date or result in an immediate or likely default thereunder at or immediately after the Closing Date, and (c) the other conditions set forth in Exhibit F.
      You agree that during the syndication of the Facilities or the solicitation of approvals for the Amendments that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of you or your subsidiaries or the Target or any of its subsidiaries.
      You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and its and its affiliates’ officers, directors, employees, advisors and agents (each, an “Indemnified Person”) as set forth in Annex A hereto and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities or the Amendments and any related documentation (including this Commitment Letter, the Term Sheets, the Fee

Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable (i) for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or (ii) for any special, indirect, consequential or punitive damages in connection with the Facilities or the Amendments.
      You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transaction and otherwise. Such Commitment Party will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and such Commitment Party will not furnish any such information to other companies. You also acknowledge that such Commitment Party has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.
      This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and the Amendments and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.
      This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding (in which case you agree to inform us promptly thereof) or as otherwise required by law or (c) in the case of the Commitment Letter and Term Sheets only, on a confidential basis, to the Sellers and the advisors to the Board of Directors of the Target (it being understood that the Fee Letter may not be disclosed).
      The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the JPMCB’s commitment hereunder.
      You hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York located in the Borough of Manhattan in the City of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Commitment Letter, the Fee Letter, the Amendments or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agree not to commence any action, suit or proceeding relating to this Commitment Letter, the Fee Letter or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the other agreements and transactions contemplated hereby, that no Commitment Party has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Commitment Letter, the Fee Letter or any of the other agreements or transactions contemplated hereby and that no Commitment Party has been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Facilities. YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.
      Each of the Lenders hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and its subsidiaries (including Target and its subsidiaries), which information includes names and addresses and other information that will allow such Lender to identify the Company and its subsidiaries in accordance with the Patriot Act.
      If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 12:00 p.m., New York City time, on October 3, 2005. JPMCB’s commitment and the JPMorgan’s agreements herein will automatically expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, JPMCB agrees to hold its commitment available for you until the earliest of (i) the termination of the Merger Agreement, (ii) the consummation of the Acquisition without the funding of the Facilities or the Holdco Notes and (iii) 5:00 p.m., New York City time, on June 30, 2006.

      We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Richard P. Gabriel

Name: Richard P. Gabriel
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gary Spevack

Name: Gary Spevack
Title: Vice President
Accepted and agreed to
as of the date first
written above by:
R.H. DONNELLEY CORPORATION

By:	/s/ Jennifer Apker

Name: Jennifer Apker
Title: Vice President and Treasurer

Annex A
      Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated October 2, 2005 (the “Commitment Letter”) from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., to R.H. Donnelley Corporation (the “Indemnifying Party”) of which these Indemnification Provisions form an integral part.
      To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which such Indemnified Person is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of such Indemnified Person), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transaction, (ii) the Commitment Letter, the Fee Letter, the Facilities or the Amendments, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by the Indemnifying Party or any of its subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transaction or the Commitment Letter, provided, however, such indemnity agreement shall not apply with respect to an Indemnified Person to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person.
      These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.
      If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Each Commitment Party, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the fees, expenses and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the relevant Indemnified Person, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.
      In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter and the Fee Letter.
      Neither expiration or termination of the JPMCB’s commitment under the Commitment Letter or funding or repayment of the loans under the Facilities shall affect these Indemnification Provisions which shall remain operative and in full force and effect.

Schedule I
Outstanding Bonds of Delta and Its Subsidiaries
“Delta East Bonds”:
Delta Media East 9.875% Senior Notes due 2009 ($450,000,000)
Delta Media East 12.125% Senior Subordinated Notes due 2012 ($341,250,000)
“Delta West Bonds”:
Delta Media West 8.5% Senior Notes due 2010 ($385,000,000)
Delta Media West 9.875% Senior Subordinated Notes due 2013 ($761,800,000)
Delta Media West 5.875% Senior Notes due 2011($300,000,000)
“Delta Inc. Bonds”:
Delta Media Inc. 9.0% Senior Discount Notes due 2013 ($389,000,000 and $361,000,000)
Delta Media Inc. 8.0% Senior Notes due 2013 ($500,000,000)

Schedule II
      1. Amend change of control.
      2. Amend to permit repurchase of bonds tendered in Change of Control Offers and to permit backstop facilities (to the extent refinancing or basket provisions not available).
      3. Amend to include Incremental Tranche B Delta West Facility.
      4. Amend to permit new Target bonds (to the extent baskets not available).
      5. Amend Delta West Credit Agreement to permit upstreaming of proceeds of incremental debt (to the extent baskets not available). (Section 6.08).
      6. Waiver of cross-defaults resulting from Change of Control Offers will be required. (Section 9.02).
      7. Amend financial covenants to the extent necessary or appropriate to reflect the capital structure contemplated hereby.
      8. The amendments/waiver mentioned above require approval of Required Lenders (i.e., more than 50% approval).

Schedule III
      1. Amend passive holding company provisions to allow for acquisition of Target. (Sections 8.8, 8.16 and 9(l)).
      2. Amend to permit new Company bonds. (Sections 8.2 and 9(l)).
      3. Amend to permit negative pledge in new Company bonds. (Section 8.14).
      4. Amend financial covenants. (Section 8.1).
      5. The amendments mentioned above require approval of Required Lenders (i.e., more than 50% approval). (Section 11.1).

EXHIBIT A
DELTA WEST
INCREMENTAL TRANCHE B FACILITY
Summary of Principal Terms and Conditions

      R.H. Donnelley Corporation (the “Company”) has indicated that it intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which the Company will acquire (the “Transaction”) the outstanding capital stock of the company separately identified to us as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). Unless otherwise defined herein, terms which are defined in the Commitment Letter to which this Term Sheet is attached are used herein as so defined. Set forth below is a statement of the terms and conditions for the Incremental Tranche B Delta West Facility to be used to finance a portion of the Transaction:

Borrower:	Delta West.

Acquisition and Other Transactions:	R.H. Donnelly Corporation (the “Company”) intends to acquire (the “Acquisition”) all of the outstanding stock of the company separately identified as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). The Acquisition will be effected in accordance with a definitive merger agreement (the “Merger Agreement”) to be entered into by the Company, the Target and/or one or more of their respective affiliates. The Company intends to finance the Acquisition and related transactions from the following sources: (a) the issuance of new common stock of the Company to the Sellers with an agreed valuation of $2,359,500,000 (the “New Equity”); (b) $1,842,000,000 in cash proceeds (the “Company Holdco Financing”) from either (i) the issuance by the Company of senior notes (the “Company Holdco Notes”) in a public offering or Rule 144A private placement or (ii) in the event the Company is unable to issue the full amount of the Company Holdco Notes at or prior to the time the Acquisition is consummated, borrowings under a senior bridge facility of the Company (the “Company Holdco Facility”); (c) $250,000,000 in cash proceeds (the “Target Holdco Financing”) from either (i) the issuance by the Target of senior notes (the “Target Holdco Notes” and, together with the Company Holdco Notes, the “Holdco Notes”) in a public offering or Rule 144A private placement or (ii) in the event the Target is unable to issue the full amount of the Target Holdco Notes at or prior to the time the Acquisition is consummated, borrowings under a senior bridge facility of the Target (the “Target Holdco Facility”); and (d) the Target will obtain the Incremental Tranche B Delta West Facility (as defined below).

The proceeds of the Incremental Tranche B Delta West Facility (as defined below), together with the proceeds of the New Equity, the Company Holdco Financing and the Target Holdco Financing, with be used to finance the Transaction and to pay the related fees and expenses. References herein to the “Transaction” shall include the financings described herein and all other transactions related to the Transaction.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”, in such capacity, the “Administrative Agent”) will continue to act as sole Administrative Agent for the Lenders under the Delta West Credit Agreement.

Sole Arranger and Sole Bookrunner:	J.P. Morgan Securities, Inc. (“JPMorgan”, in such capacity, the “Arranger”)

Amendment and Restatement of Delta West Credit Agreement:	In connection with the Transactions, the Delta West Credit Agreement will be amended and restated (the “Delta West Amendments”) as described below in order to, among other things, permit the Acquisition and to provide the Incremental Tranche B Delta West Facility, subject to the terms and conditions contemplated hereby. The existing senior secured Tranche A term loan facility (the “Existing Senior Secured Tranche A Term Loan Facility”), the existing senior secured Tranche B term loan facility (the “Existing Senior Secured Tranche B Term Loan Facility” and, together with the Existing Senior Secured Tranche A Term Loan Facility, the “Existing Term Loan Facilities”) and the existing senior revolving credit facility (the “Existing Senior Revolving Credit Facility” and, together with the Existing Senior Secured Tranche A Term Loan Facility and the Existing Senior Secured Tranche B Term Loan Facility, the “Existing Facilities”) under the Delta West Credit Agreement will remain in place.

Amendments to Terms of Existing Facilities:	As described on Schedule II to the Commitment Letter.

Incremental Tranche B Delta West Facility:	In addition to the Existing Facilities, the Delta West Amendments will provide for an additional senior secured Tranche B term loan in an aggregate principal amount of up to $503,000,000 (the “Incremental Tranche B Delta West Facility”).

Purpose:	The proceeds of the loans made under the Incremental Tranche B Delta West Facility, together with the proceeds of the New Equity, the Company Holdco Financing and the Target Holdco Financing, will be used by the Company to finance the Transaction and to pay fees and expenses incurred in connection with the Transactions.

Availability:	The full amount of the Incremental Tranche B Delta West Facility must be drawn in a single drawing on the date (the “Delta West Amendments Closing Date”) on which the Delta West Amendments become effective and the Acquisition is consummated. Amounts borrowed under the Incremental Tranche B Delta West Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	(A) The commitment fees in respect of the Existing Senior Revolving Credit Facility and the interest rates in respect of the Existing Facilities will not be changed.

(B) Loans under the Incremental Tranche B Delta West Facility will bear interest at the same rates as the Existing Senior Secured Tranche B Term Loan Facility, which are (i) Adjusted LIBOR plus 1.75% per annum (determined according to a pricing grid by reference to the Leverage Ratio) or (ii) Alternate Base Rate plus 0.75% per annum (determined according to such pricing grid).

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on Page 3750 of the Telerate screen, provided that in the event that Adjusted LIBOR cannot be determined on the Closing Date, the Alternate Base Rate (as defined below) on the Closing Date shall be substituted in lieu thereof.

“Alternate Base Rate” means the greater of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.50%.

Final Maturity and Amortization:	(A) The maturity of the Existing Facilities and the amortization of the Existing Term Loan Facilities will not be changed.

(B) The Incremental Tranche B Delta West Facility will mature on the same date as the Existing Senior Secured Tranche B Term Loan Facility and will amortize in quarterly installments in amounts proportional to the amortization of the Existing Senior Secured Tranche B Term Loan Facility.

Guarantees and Security:	All obligations of Delta West in respect of the Incremental Tranche B Delta West Facility will be guaranteed and secured on the same basis as, and ratably with, the Existing Facilities.

Prepayments:	Loans under the Incremental Tranche B Delta West Facility will be subject to mandatory and optional prepayment on the same terms as are applicable to loans under the Existing Senior Secured Tranche B Term Loan Facility, as amended by the contemplated Delta Credit Agreement Amendments.

Documentation:	Substantially consistent with the Delta West Credit Agreement, as amended by the contemplated Delta Credit Agreement Amendments (such documentation, the “Incremental Tranche B Delta West Facility Documentation”).

Conditions Precedent to Delta West Amendments and Borrowing under the Incremental Tranche B Delta West Facility:	The availability of the Incremental Tranche B Delta West Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit F.

Representations, Covenants, Events of Default and Other Provisions:	Substantially the same as the representations, covenants, events of default and other provisions included in the Delta West Credit Agreement and related documentation, modified as appropriate to permit the Acquisition and the Incremental Tranche B Delta West Facility and as otherwise described herein.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

EXHIBIT B
R.H. DONNELLEY CORPORATION
SENIOR FACILITY
Summary of Terms and Conditions

      R.H. Donnelley Corporation (the “Company”) has indicated that it intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which the Company will acquire (the “Transaction”) the outstanding capital stock of the company separately identified to us as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). Unless otherwise defined herein, terms which are defined in the Commitment Letter to which this Term Sheet is attached are used herein as so defined. Set forth below is a statement of the terms and conditions for the Company Holdco Facility to be used to finance a portion of the Transaction, including without limitation to fund a tender for the Existing Company Bonds, in the event that the Company is unable to issue the full amount of Company Holdco Notes at or prior to the time that the Acquisition is consummated:

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the “Initial Loans”) to the Company on the Closing Date (as defined below) in an aggregate principal amount not to exceed $1,842,000,000 (the “Company Holdco Facility”).

Borrower:	The Company.

Guarantors:	None.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (“JPMorgan”; in such capacity, the “Arranger”).

Lenders:	JPMCB and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Lenders.”

Use of Proceeds:	The proceeds of the Initial Loans will be used to provide funds to finance the Transaction and the other transactions related thereto and contemplated thereby, and to pay related fees and expenses.

Funding:	The Lenders will make the Initial Loans simultaneously with the consummation of the Transaction. The date on which such Initial Loans are made and the Transaction is consummated is herein called the “Closing Date.”

Maturity/ Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity Date”). The maturity of the Initial Loans shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial

Loans promptly to sell the Exchange Notes received in such exchange. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the tenth anniversary of the Closing Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Loan Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to 7.875% (or, in the event the Company Holdco Facility is not rated at least Caa1 or better by Moody’s and at least B or better by S&P, in each case with a stable or better outlook, 8.375%).

Such interest rate will increase by an additional 100 basis points at the end of the first six months following the Closing Date and by 50 basis points at the end of each three-month period thereafter until the Initial Loan Maturity Date.

Notwithstanding the foregoing, the interest rate in effect at any time prior to the Initial Loan Maturity Date shall not exceed the greater of (i) 10.25% per annum and (ii) the J.P. Morgan Securities Inc. High Yield Index Rate on the Closing Date plus 2.50%, but in no event shall the interest rate in effect at any time prior to the Initial Loan Maturity Date exceed 11.0%. In the event the Company Holdco Facility is not rated at least Caa1 or better by Moody’s and at least B or better by S&P, in each case with a stable or better outlook, each of the foregoing percentages shall be increased by 0.50%. During the period an event of default occurs and is continuing, the interest rate will increase by 200 basis points with respect to any amounts overdue.

Following the Initial Loan Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto, subject to the absolute caps applicable to Exchange Notes.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in arrears (a) at the end of each fiscal quarter of the Company following the Closing Date and on the Initial Loan Maturity Date and (b) for Initial Loans outstanding after the Initial Loan Maturity Date, at the end of each fiscal quarter of the Company following the Initial Loan Maturity Date and on the final maturity date.

Mandatory Redemption:	On or prior to the Initial Loan Maturity Date, the Company will be required to prepay Initial Loans on a pro rata basis, at par plus accrued and unpaid interest from the net proceeds (after deduction of, among other things, amounts required, if any, to repay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, the incurrence of any debt (other than debt permitted under any senior secured credit facilities, with the exception of any outstanding senior bonds) and the issuance of any equity not applied to the payment of loans under any senior secured credit facility, in each case subject to exceptions and baskets to be agreed. In addition, the Company will be required to offer to redeem the Initial Loans upon the occurrence of a change of control (which offer shall be at par plus accrued and unpaid interest).

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Company, at any time upon three days’ prior notice, at par plus accrued and unpaid interest, if any, without premium or penalty. If the Company elects to optionally prepay all or any portion of the Initial Loans, then the Company shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject to certain circumstances, to the non-call provisions of any Exchange Notes, at par plus accrued and unpaid interest, if any.

Documentation:	Substantially consistent with the RHD Credit Agreement, with usual and customary changes for a bridge facility to be agreed (such documentation, the “Company Holdco Facility Documentation”).

Conditions Precedent:	The availability of the Company Holdco Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit F.

Representations and Warranties:	Substantially consistent with the RHD Credit Agreement, with usual and customary changes for a bridge facility to be agreed.

Covenants:	Restrictions on the incurrence of indebtedness, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of the Company and its subsidiaries and requirements as to future subsidiary guarantors that guaranty other indebtedness of the Company (other than the guaranty by the Company of the RHD Credit Agreement). Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Substantially consistent with the RHD Credit Agreement, with usual and customary changes for a bridge facility to be agreed. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignment and Participation:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of the Company. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation that will release the obligation of the assigning Lender.

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Company Holdco Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal or interest rates, (b) except as provided under “Maturity/ Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages and (b) modifications to the redemption provisions. A replacement of Lenders provision will apply in a manner to be agreed.

Expenses and Indemnification:	The Company Holdco Facility Documentation shall provide that the Company shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Company Holdco Facility (excluding fees paid to Lenders to participate in the Company Holdco Facility) and the preparation, execution, delivery and administration of the Company Holdco Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Company Holdco Facility Documentation.

The Administrative Agent, the Arranger and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B
Summary of Terms and Conditions
of Exchange Notes
      Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Company Holdco Facility to which this Annex I is attached.

Issuer:	The Company will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Company in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loan for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Initial Loans to be exchanged for Exchange Notes shall equal 10% of the outstanding principal amount of the Initial Loans on the date of such exchange.

Maturity:	The Exchange Notes will mature on the tenth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed the greater of (i) 10.25% per annum and (ii) the J.P. Morgan Securities Inc. High Yield Index Rate on the Closing Date plus 2.50%, but in no event shall the interest rate in effect at any time exceed 11.0%. In the event the Company Holdco Facility is not rated at least Caa1 or better by Moody’s and at least B or better by S&P, in each case with a stable or better outlook, each of the foregoing percentages shall be increased by 0.50%.

“Exchange Spread” shall equal zero basis points during the three month period commencing on the Initial Loan Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three month period.

“Initial Rate” shall be determined on the Initial Loan Maturity Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Initial Loan Maturity Date plus 50 basis points.

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Mandatory Redemption:	The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus any applicable premiums), from the net proceeds (after deduction of, among other things, amounts required to pay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, subject to exceptions and baskets to be agreed. In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest).

Optional Redemption:	Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to the greater of (a) the then applicable rate of interest or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the “Transfer Rate”) is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the absolute and cash maximum interest rates applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) non-callable for the first five years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Note to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes, provided that, such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, at par plus accrued and unpaid interest.

Registration Rights:	The Issuer will file within 120 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions including various blackout and suspension periods) until the applicable of Exchange Notes are resold thereunder but in no event longer than two years from the Closing Date. If within 180 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum (which rate shall increase by an additional 0.25% per annum at the end of each 90-day period, up to a maximum of 1.00% per annum) on the principal amount of Exchange Notes and Initial Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Company, in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Substantially consistent with the indentures governing the Company’s existing senior notes, except as otherwise agreed.

Events of Default:	Substantially consistent with the indentures governing the Company’s existing senior notes, except as otherwise agreed.

Governing Law and Forum:	New York.

EXHIBIT C
DELTA
SENIOR FACILITY
Summary of Terms and Conditions

      R.H. Donnelley Corporation (the “Company”) has indicated that it intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which the Company will acquire (the “Transaction”) the outstanding capital stock of the company separately identified to us as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). Unless otherwise defined herein, terms which are defined in the Commitment Letter to which this Term Sheet is attached are used herein as so defined. Set forth below is a statement of the terms and conditions for the Target Holdco Facility to be used to finance a portion of the Transaction in the event the Target is unable to issue the full amount of the Target Holdco Notes at or prior to the time the Acquisition is consummated:

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the “Initial Loans”) to the Target on the Closing Date (as defined below) in an aggregate principal amount not to exceed $250,000,000 (the “Target Holdco Facility”).

Borrower:	The Target.

Guarantors:	None.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (“JPMorgan”; in such capacity, the “Arranger”).

Lenders:	JPMCB and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Lenders.”

Use of Proceeds:	The proceeds of the Initial Loans will be used to provide funds to finance the Transaction and the other transactions related thereto and contemplated hereby, and to pay related fees and expenses.

Funding:	The Lenders will make the Initial Loans simultaneously with the consummation of the Transaction. The date on which such Initial Loans are made and the Transaction is consummated is herein called the “Closing Date.”

Maturity/ Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity Date”). The maturity of the Initial Loans shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial Loans promptly to sell the Exchange Notes received in such exchange. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the tenth anniversary of the Closing Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Loan Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to 7.125% (or, in the event the Target Holdco Facility is not rated at least B3 or better by Moody’s and at least B or better by S&P, in each case with a stable or better outlook, 7.625%).

Such interest rate will increase by an additional 100 basis points at the end of the first six months following the Closing Date and by 50 basis points at the end of each three-month period thereafter until the Initial Loan Maturity Date.

Notwithstanding the foregoing, the interest rate in effect at any time prior to the Initial Loan Maturity Date shall not exceed the greater of (i) 9.5% per annum and (ii) the J.P. Morgan Securities Inc. High Yield Index Rate on the Closing Date plus 1.75%, but in no event shall the interest rate in effect at any time prior to the Initial Loan Maturity Date exceed 10.25%. In the event the Target Holdco Facility is not rated at least B3 or better by Moody’s and at least B or better by S&P, in each case with a stable or better outlook, each of the foregoing percentages shall be increased by 0.50%. During the period an event of default occurs and is continuing, the interest rate will increase by 200 basis points with respect to any amounts overdue.

Following the Initial Loan Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto, subject to the absolute caps applicable to Exchange Notes.

To the extent the proceeds of any Initial Loan are used to fund purchases of the Target’s 9.0% Senior Discount Notes due 2013 required to be made pursuant to the Change of Control Offers, the interest rate for such Initial Loan shall equal 1.0% more than the rate otherwise applicable thereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in arrears (a) at the end of each fiscal quarter of the Target following the Closing Date and on the Initial Loan Maturity Date and (b) for Initial Loans outstanding after the Initial Loan Maturity Date, at the end of each fiscal quarter of the Target following the Initial Loan Maturity Date and on the final maturity date.

Mandatory Redemption:	On or prior to the Initial Loan Maturity Date, the Target will be required to prepay Initial Loans on a pro rata basis, at par plus accrued and unpaid interest from the net proceeds (after deduction of, among other things, amounts required, if any, to repay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, the incurrence of any debt (other than debt permitted under any senior secured credit facilities, with the exception of any outstanding senior bonds) and the issuance of any equity not applied to the payment of loans under any senior secured credit facility, in each case subject to exceptions and baskets to be agreed. In addition, the Target will be required to offer to redeem the Initial Loans upon the occurrence of a change of control (which offer shall be at par plus accrued and unpaid interest).

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Target, at any time upon three days’ prior notice, at par plus accrued and unpaid interest, if any, without premium or penalty. If the Target elects to optionally prepay all or any portion of the Initial Loans, then the Target shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject to certain circumstances, to the non-call provisions of any Exchange Notes, at par plus accrued and unpaid interest, if any.

Documentation:	Substantially consistent with the Delta Credit Agreements, with usual and customary changes for a bridge facility to be agreed (such documentation, the “Target Holdco Facility Documentation”).

Conditions Precedent:	The availability of the Target Holdco Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit F.

Representations and Warranties:	Substantially consistent with the Delta Credit Agreements, with usual and customary changes for a bridge facility to be agreed.

Covenants:	Restrictions on the incurrence of indebtedness, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of the Target and its subsidiaries and requirements as to future subsidiary guarantors that guaranty other indebtedness of the Target. Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Substantially consistent with the Delta Credit Agreements, with usual and customary changes for a bridge facility to be agreed. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignment and Participation:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of the Target. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation that will release the obligation of the assigning Lender.

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Target Holdco Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal or interest rates, (b) except as provided under “Maturity/ Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages and (b) modifications to the redemption provisions. A replacement of Lenders provision will apply in a manner to be agreed.

Expenses and Indemnification:	The Target Holdco Facility Documentation shall provide that the Target shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Target Holdco Facility (excluding fees paid to Lenders to participate in the Target Holdco Facility) and the preparation, execution, delivery and administration of the Target Holdco Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Target Holdco Facility Documentation.

The Administrative Agent, the Arranger and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit C
Summary of Terms and Conditions
of Exchange Notes
      Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Target Holdco Facility to which this Annex I is attached.

Issuer:	The Target will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Target in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loan for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Initial Loans to be exchanged for Exchange Notes shall equal 10% of the outstanding principal amount of the Initial Loans on the date of such exchange.

Maturity:	The Exchange Notes will mature on the tenth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed the greater of (i) 9.5% per annum and (ii) the J.P. Morgan Securities Inc. High Yield Index Rate on the Closing Date plus 1.75%, but in no event shall the interest rate in effect at any time exceed 10.25%. In the event the Target Holdco Facility is not rated at least B3 or better by Moody’s and at least B or better by S&P, in each case with a stable or better outlook, each of the foregoing percentages shall be increased by 0.50%.

“Exchange Spread” shall equal zero basis points during the three month period commencing on the Initial Loan Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three month period.

“Initial Rate” shall be determined on the Initial Loan Maturity Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Initial Loan Maturity Date plus 50 basis points.

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Mandatory Redemption:	The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus any applicable premiums), from the net proceeds (after deduction of, among other things, amounts required to pay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, subject to exceptions and baskets to be agreed. In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest).

Optional Redemption:	Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to the greater of (a) the then applicable rate of interest or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the “Transfer Rate”) is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the absolute and cash maximum interest rates applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) non-callable for the first five years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Note to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes, provided that, such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, at par plus accrued and unpaid interest.

Registration Rights:	The Issuer will file within 120 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions including various blackout and suspension periods) until the applicable of Exchange Notes are resold thereunder but in no event longer than two years from the Closing Date. If within 180 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum (which rate shall increase by an additional 0.25% per annum at the end of each 90-day period, up to a maximum of 1.00% per annum) on the principal amount of Exchange Notes and Initial Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Target, in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Substantially consistent with the indentures governing the Delta Inc. Bonds (as defined in Schedule I to the Commitment Letter), except as otherwise agreed.

Events of Default:	Substantially consistent with the indentures governing the Delta Inc. Bonds, except as otherwise agreed.

Governing Law and Forum:	New York.

EXHIBIT D
DELTA EAST
DELTA EAST BRIDGE FACILITY
Summary of Terms and Conditions

      R.H. Donnelley Corporation (the “Company”) has indicated that it intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which the Company will acquire (the “Transaction”) the outstanding capital stock of the company separately identified to us as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). Unless otherwise defined herein, terms which are defined in the Commitment Letter to which this Term Sheet is attached are used herein as so defined. Set forth below is a statement of the terms and conditions for the Delta East Bridge Facility to be used to finance a portion of the Transaction, including without limitation to fund Change of Control Offers for existing Delta East Bonds (as defined in Schedule I to the Commitment Letter):

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the “Initial Loans”) to Delta East on the Closing Date (as defined below) in an aggregate principal amount not to exceed the amount required to fund any purchases of Delta East Bonds required to be made pursuant to the Change of Control Offers (the “Delta East Bridge Facility”).

Borrower:	Delta East.

Guarantors:	Each of Delta East’s subsidiaries that are guarantors under the Delta East Credit Agreement.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (“JPMorgan”; in such capacity, the “Arranger”).

Lenders:	JPMCB and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Lenders.”

Use of Proceeds:	The proceeds of the Initial Loans will be used to fund any purchases of Delta East Bonds required to be made pursuant to the Change of Control Offers.

Funding:	The Lenders will make the Initial Loans simultaneously with the consummation of the Transaction. The date on which such Initial Loans are made and the Transaction is consummated is herein called the “Closing Date.”

Maturity/ Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity Date”). The maturity of the Initial Loans shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial Loans promptly to sell the Exchange Notes received in such exchange. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the tenth anniversary of the Closing Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Loan Maturity Date, each Initial Loan will accrue interest at a rate per annum equal to the coupon of the Delta East Bond being purchased with the proceeds of such Initial Loan.

Such interest rate will increase by an additional 100 basis points at the end of the first six months following the Closing Date and by 50 basis points at the end of the second three months following the Closing Date.

The interest rate in effect at any time prior to the Initial Loan Maturity Date for any Initial Loan shall not exceed a rate per annum equal to the coupon of the Delta East Bond being purchased with the proceeds of such Initial Loan plus 1.00%. During the period an event of default occurs and is continuing, the interest rate will increase by 200 basis points with respect to any amounts overdue.

Following the Initial Loan Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in arrears (a) at the end of each fiscal quarter of Delta East following the Closing Date and on the Initial Loan Maturity Date and (b) for Initial Loans outstanding after the Initial Loan Maturity Date, at the end of each fiscal quarter of Delta East following the Initial Loan Maturity Date and on the final maturity date.

Subordination:	If applicable, the Initial Loans will be subordinated to any senior indebtedness of Delta East on terms similar to those in an indenture governing a high-yield senior subordinated note issue. The subordination provisions will not restrict prepayments of the Initial Loans with proceeds of a permitted refinancing thereof. Delta East will not be permitted to incur any other indebtedness that is subordinated to any senior indebtedness and senior to any other indebtedness of Delta East.

Mandatory Redemption:	On or prior to the Initial Loan Maturity Date, Delta East will be required to prepay Initial Loans on a pro rata basis, at par plus accrued and unpaid interest from the net proceeds (after deduction of, among other things, amounts required, if any, to repay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, the incurrence of any debt (other than debt permitted under any senior secured credit facilities, with the exception of any outstanding senior bonds) and the issuance of any equity not applied to the payment of loans under any senior secured credit facility, in each case subject to exceptions and baskets to be agreed. In addition, Delta East will be required to offer to redeem the Initial Loans upon the occurrence of a change of control (which offer shall be at par plus accrued and unpaid interest).

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of Delta East, at any time upon three days’ prior notice, at par plus accrued and unpaid interest, if any, without premium or penalty. If Delta East elects to optionally prepay all or any portion of the Initial Loans, then Delta East shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject to certain circumstances, to the non-call provisions of any Exchange Notes, at par plus accrued and unpaid interest, if any.

Documentation:	Substantially consistent with the Delta East Credit Agreement, with usual and customary changes for a bridge facility to be agreed (such documentation, the “Delta East Bridge Facility Documentation”).

Conditions Precedent:	The availability of the Delta East Bridge Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit F.

Representations and Warranties:	Substantially consistent with the Delta East Credit Agreement, with usual and customary changes for a bridge facility to be agreed.

Covenants:	Restrictions on the incurrence of indebtedness, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of Delta East and its subsidiaries and requirements as to future subsidiary guarantors. Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Substantially consistent with the Delta East Credit Agreement, with usual and customary changes for a bridge facility to be agreed. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignment and Participation:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of Delta East. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation that will release the obligation of the assigning Lender.

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Delta East Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal or interest rates, (b) except as provided under “Maturity/ Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages, (b) modifications to the redemption provisions and (c) releases of any significant guarantor. A replacement of Lenders provision will apply in a manner to be agreed.

Expenses and Indemnification:	The Delta East Bridge Facility Documentation shall provide that Delta East shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Delta East Bridge Facility and the preparation, execution, delivery and administration of the Delta East Bridge Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Delta East Bridge Facility Documentation.

The Administrative Agent, the Arranger and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit D
Summary of Terms and Conditions
of Exchange Notes
      Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Delta East Bridge Facility to which this Annex I is attached.

Issuer:	Delta East will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). Delta East in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Each of Delta East’s subsidiaries that are guarantors under the Delta East Credit Agreement.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loan for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Initial Loans to be exchanged for Exchange Notes shall equal 10% of the outstanding principal amount of the Initial Loans on the date of such exchange.

Maturity:	The Exchange Notes will mature on the tenth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below).

“Initial Rate” shall be determined on the Initial Loan Maturity Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Initial Loan Maturity Date.

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Subordination:	If applicable, terms similar to those in an indenture governing a high-yield senior subordinated note issue.

Mandatory Redemption:	The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus any applicable premiums), from the net proceeds (after deduction of, among other things, amounts required to pay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, subject to exceptions and baskets to be agreed. In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest).

Optional Redemption:	Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to the greater of (a) the then applicable rate of interest or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the “Transfer Rate”) is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the absolute and cash maximum interest rates applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) non-callable for the first 5 years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Note to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes, provided that, such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, at par plus accrued and unpaid interest.

Registration Rights:	The Issuer will file within 120 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions including various blackout and suspension periods) until the applicable Exchange Notes are resold thereunder but in no event longer than two years from the Closing Date. If within 180 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum (which rate shall increase by an additional 0.25% per annum at the end of each 90-day period, up to a maximum of 1.00% per annum) on the principal amount of Exchange Notes and Initial Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Company, in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Substantially consistent with the indentures governing the Delta East Bonds, except as otherwise agreed.

Events of Default:	Substantially consistent with the indentures governing the Delta East Bonds, except as otherwise agreed.

Governing Law and Forum:	New York.

EXHIBIT E
DELTA WEST
DELTA WEST BRIDGE FACILITY
Summary of Terms and Conditions

      R.H. Donnelley Corporation (the “Company”) has indicated that it intends to enter into a merger agreement (the “Merger Agreement”) pursuant to which the Company will acquire (the “Transaction”) the outstanding capital stock of the company separately identified to us as “Delta” (the “Target”) from the existing holders of such capital stock (the “Sellers”). Unless otherwise defined herein, terms which are defined in the Commitment Letter to which this Term Sheet is attached are used herein as so defined. Set forth below is a statement of the terms and conditions for the Delta West Bridge Facility to be used to finance a portion of the Transaction, including without limitation to fund Change of Control Offers for existing Delta West Bonds (as defined in Schedule I to the Commitment Letter):

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the “Initial Loans”) to Delta West on the Closing Date (as defined below) in an aggregate principal amount not to exceed the amount required to fund any purchases of Delta West Bonds required to be made pursuant to the Change of Control Offers (the “Delta West Bridge Facility”).

Borrower:	Delta West.

Guarantors:	Each of Delta West’s subsidiaries that are guarantors under the Delta West Credit Agreement.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (“JPMorgan”; in such capacity, the “Arranger”).

Lenders:	JPMCB and any other holder of any portion of the Initial Loans or of any commitment to make the Initial Loans are collectively referred to as the “Lenders.”

Use of Proceeds:	The proceeds of the Initial Loans will be used to fund any purchases of Delta West Bonds required to be made pursuant to the Change of Control Offers.

Funding:	The Lenders will make the Initial Loans simultaneously with the consummation of the Transaction. The date on which such Initial Loans are made and the Transaction is consummated is herein called the “Closing Date.”

Maturity/ Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity Date”). The maturity of the Initial Loans shall be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I; provided, that a Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial Loans promptly to sell the Exchange Notes received in such exchange. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the tenth anniversary of the Closing Date.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Loan Maturity Date, each Initial Loan will accrue interest at a rate per annum equal to the coupon of the Delta West Bond being purchased with the proceeds of such Initial Loan.

Such interest rate will increase by an additional 100 basis points at the end of the first six months following the Closing Date and by 50 basis points at the end of the second three months following the Closing Date.

The interest rate in effect at any time prior to the Initial Loan Maturity Date for any Initial Loan shall not exceed a rate per annum equal to the coupon of the Delta West Bond being purchased with the proceeds of such Initial Loan plus 1.00%. During the period an event of default occurs and is continuing, the interest rate will increase by 200 basis points with respect to any amounts overdue.

Following the Initial Loan Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Interest will be payable in arrears (a) at the end of each fiscal quarter of Delta West following the Closing Date and on the Initial Loan Maturity Date and (b) for Initial Loans outstanding after the Initial Loan Maturity Date, at the end of each fiscal quarter of Delta West following the Initial Loan Maturity Date and on the final maturity date.

Subordination:	If applicable, the Initial Loans will be subordinated to any senior indebtedness of Delta West on terms similar to those in an indenture governing a high-yield senior subordinated note issue. The subordination provisions will not restrict prepayments of the Initial Loans with proceeds of a permitted refinancing thereof. Delta West will not be permitted to incur any other indebtedness that is subordinated to any senior indebtedness and senior to any other indebtedness of Delta West.

Mandatory Redemption:	On or prior to the Initial Loan Maturity Date, Delta West will be required to prepay Initial Loans on a pro rata basis, at par plus accrued and unpaid interest from the net proceeds (after deduction of, among other things, amounts required, if any, to repay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, the incurrence of any debt (other than debt permitted under any senior secured credit facilities, with the exception of any outstanding senior bonds) and the issuance of any equity not applied to the payment of loans under any senior secured credit facility, in each case subject to exceptions and baskets to be agreed. In addition, Delta West will be required to offer to redeem the Initial Loans upon the occurrence of a change of control (which offer shall be at par plus accrued and unpaid interest).

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of Delta West, at any time upon three days’ prior notice, at par plus accrued and unpaid interest, if any, without premium or penalty. If Delta West elects to optionally prepay all or any portion of the Initial Loans, then Delta West shall be required to optionally redeem on a pro rata basis outstanding Exchange Notes, if any, subject to certain circumstances, to the non-call provisions of any Exchange Notes, at par plus accrued and unpaid interest, if any.

Documentation:	Substantially consistent with the Delta West Credit Agreement, with usual and customary changes for a bridge facility to be agreed (such documentation, the “Delta West Bridge Facility Documentation”).

Conditions Precedent:	The availability of the Delta West Bridge Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit F.

Representations and Warranties:	Substantially consistent with the Delta West Credit Agreement, with usual and customary changes for a bridge facility to be agreed.

Covenants:	Restrictions on the incurrence of indebtedness, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of Delta West and its subsidiaries and requirements as to future subsidiary guarantors. Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Substantially consistent with the Delta West Credit Agreement, with usual and customary changes for a bridge facility to be agreed. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignment and Participation:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of Delta West. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation that will release the obligation of the assigning Lender.

Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Delta West Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal or interest rates, (b) except as provided under “Maturity/ Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages, (b) modifications to the redemption provisions and (c) releases of any significant guarantor. A replacement of Lenders provision will apply in a manner to be agreed.

Expenses and Indemnification:	The Delta West Bridge Facility Documentation shall provide that Delta West shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Delta West Bridge Facility and the preparation, execution, delivery and administration of the Delta West Bridge Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Delta West Bridge Facility Documentation.

The Administrative Agent, the Arranger and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit E
Summary of Terms and Conditions
of Exchange Notes
      Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Delta West Bridge Facility to which this Annex I is attached.

Issuer:	Delta West will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). Delta West in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Each of Delta West’s subsidiaries that are guarantors under the Delta West Credit Agreement.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Loan for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Initial Loans to be exchanged for Exchange Notes shall equal 10% of the outstanding principal amount of the Initial Loans on the date of such exchange.

Maturity:	The Exchange Notes will mature on the tenth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below).

“Initial Rate” shall be determined on the Initial Loan Maturity Date and shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Initial Loan Maturity Date.

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Subordination:	If applicable, terms similar to those in an indenture governing a high-yield senior subordinated note issue.

Mandatory Redemption:	The Issuer will be required to make an offer to redeem the Exchange Notes (and, if outstanding, prepay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes, at par plus accrued and unpaid interest plus any applicable premiums), from the net proceeds (after deduction of, among other things, amounts required to pay any senior secured credit facilities or outstanding senior bonds) of the sale of any assets outside the ordinary course of business, subject to exceptions and baskets to be agreed. In addition, the Issuer will be required to offer to redeem the Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest).

Optional Redemption:	Subject to the following sentence, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to the greater of (a) the then applicable rate of interest or (b) upon the representation of such transferring Lender that a higher rate (such higher rate, the “Transfer Rate”) is necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the absolute and cash maximum interest rates applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) non-callable for the first five years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Note to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes, provided that, such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, at par plus accrued and unpaid interest.

Registration Rights:	The Issuer will file within 120 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions including various blackout and suspension periods) until the applicable Exchange Notes are resold thereunder but in no event longer than two years from the Closing Date. If within 180 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum (which rate shall increase by an additional 0.25% per annum at the end of each 90-day period, up to a maximum of 1.00% per annum) on the principal amount of Exchange Notes and Initial Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Company, in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Substantially consistent with the indentures governing the Delta West Bonds, except as otherwise agreed.

Events of Default:	Substantially consistent with the indentures governing the Delta West Bonds, except as otherwise agreed.

Governing Law and Forum:	New York.

EXHIBIT F
      The availability of each of the Facilities shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in the Term Sheets.

(a) Each applicable party shall have executed and delivered the Credit Documentation.

(b) The Acquisition shall be or shall have been consummated in accordance with the Merger Agreement (which consummation shall occur substantially simultaneously with the Closing Date and the funding of the Incremental Tranche B Delta West Facility and, if applicable, the Holdco Facilities), and no material provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the Commitment Parties without the consent of the Administrative Agent, the terms of which consent shall not be unreasonably withheld or delayed.

(c) Representations and warranties in respect of due authorization, execution and delivery of the Credit Documentation; legality, validity, binding effect and enforceability of the Credit Documentation; execution and delivery of the Credit Documentation and consummation of the Transaction not violating material laws; and validity and perfection of the security interests in the collateral (subject to liens permitted by the Credit Documentation) shall be true and correct in all material respects, subject in each case to customary exceptions or qualifications.

(d) The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Company and its subsidiaries (including the Target and its subsidiaries), and such search shall reveal no liens on any of the assets of the Company and its subsidiaries (including the Target and its subsidiaries) except for liens permitted by the credit documentation and existing bonds or credit agreements or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e) All documents and instruments required to perfect or continue the Administrative Agent’s security interest in the collateral under the Facilities, to the extent applicable, (including delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing, subject only to exceptions satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Company and its subsidiaries and (ii) from such special and local counsel as may be reasonably required by the Administrative Agent), corporate delivery documents, certificates and instruments as are customary for transactions of this type.

(g) As a condition to the funding of the Holdco Facilities, each of the Company and the Target shall have delivered preliminary offering memoranda or preliminary prospectuses relating to the Holdco Notes usable in a customary high-yield road show and the investment bank engaged to place the Holdco Notes shall have been afforded an opportunity following the receipt of such documentation to attempt to place the Holdco Notes with qualified purchasers thereof.

FORM OF PROXY CARD FOR
DEX MEDIA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints George A. Burnett and Frank M. Eichler, or either of them, as proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Dex Media, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of Dex Media, Inc. to be held on January 25, 2006, starting at 12:00 p.m., local time, and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT — PLEASE COMPLETE THIS PROXY IMMEDIATELY
(Continued on the reverse side)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
PROPOSALS 1 AND 2.

Please mark your vote in blue or black ink as indicated in this example	☑

1.	☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal to adopt the Agreement and Plan of Merger dated as of October 3, 2005, by and among Dex Media, Inc., R.H. Donnelley Corporation and Forward Acquisition Corp., a wholly owned subsidiary of R.H. Donnelley Corporation, and approve the merger of Dex Media with and into Forward Acquisition Corp.
2.	☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal to approve adjournments or postponements of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger
      THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
      THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.
      Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided so that your shares may be represented at the Special Meeting. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Special Meeting, may withdraw it and vote in person.

Date: ---------------------------------------------

Signature

Signature (if held jointly)

(Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. If signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or other entity, the proxy should be signed by a duly authorized officer or other representative.)